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TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-110290 and
333-110290-01 through -03

PROSPECTUS

Rayovac Corporation

Offer to Exchange
$350,000,000 8 1/2% Senior Subordinated Notes due 2013
for $350,000,000 Senior Subordinated Notes due 2013
that have been registered under the Securities Act of 1933

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $350,000,000 of our new 8 1/2% Senior Subordinated Notes due 2013 (which we refer to as the "exchange notes"), for a like amount of our outstanding 8 1/2% Senior Subordinated Notes due 2013 (which we refer to as the "original notes"), in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"). The exchange offer will expire at 5:00 P.M., New York City time, on December 17, 2003, unless extended.

        Terms of the exchange offer:

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  We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

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  We believe that the exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except that (i) the exchange notes are registered under the Securities Act; (ii) the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes; and (iii) the exchange notes will not contain provisions relating to liquidated damages relating to our registration obligations.

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  There is no existing market for the exchange notes to be issued and we do not intend to apply for their listing on any national securities exchange or for quotation on the Nasdaq Stock Market.

        For a discussion of certain factors that should be considered by holders prior to tendering their original notes in the exchange offer, see "Risk Factors" beginning on page 23.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2003

        This prospectus incorporates by reference documents that contain important business and financial information about Rayovac that is not included in or delivered with this prospectus. These documents are available without charge to holders of the notes upon written or oral request to Rayovac Corporation, 601 Rayovac Drive, Madison, Wisconsin 53711, Attention: James T. Lucke, Vice President, General Counsel and Secretary, telephone number (608) 275-3340. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is December 17, 2003.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
The Transactions
Use of Proceeds
Capitalization
Unaudited Pro Forma Condensed Consolidated Financial Data
Selected Financial Data—Rayovac
Selected Financial Data—Remington
Management's Discussion and Analysis of Financial Condition and Results of Operations
Industry
Business
Management
Description of Certain Indebtedness
The Exchange Offer
Description of Exchange Notes
U.S. Federal Income Tax Considerations
Certain ERISA Considerations
Plan of Distribution
Legal Matters
Experts
Incorporation of Certain Information by Reference
Where You Can Find More Information
Index to Financial Statements

        You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the securities to any person or by anyone in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so or to any person who cannot legally be offered the securities. You should not assume that the information included in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus or the date of the document incorporated by reference.

i

MARKET, RANKING AND OTHER DATA

        The data included in or incorporated by reference into this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on a variety of sources, including company research, third-party studies and surveys, industry and general publications and estimates based on our management's knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus or the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data included in or incorporated by reference into this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers can guarantee the accuracy or completeness of such information contained in or incorporated by reference into this prospectus.

        Unless otherwise indicated, all our market share estimates are based on these sources of market data and reflect number of units sold.

INTELLECTUAL PROPERTY

        We own or have rights to various trademarks, copyrights and trade names used in our business, including the following: RAYOVAC®, VARTA®, REMINGTON®, MAXIMUM®, MAXIMUM PLUS™, I-C3™, RENEWAL®, LOUD ‘N CLEAR®, PRO LINE®, RAYOVAC ULTRA®, WORKHORSE®, ROUGHNECK®, SPORTSMAN®, AIR 4000®, XCELL®, EXTRA®, PRODIGY®, MICROSCREEN®, MICROFLEX®, PRECISION®, REMINGTON TITANIUM™ and SMOOTH & SILKY®. The Rayovac, Remington and VARTA trademarks are also registered in countries outside the U.S., including in Europe, Latin America and Asia. We do not have the right to the Rayovac trademark in Brazil. This prospectus and the documents incorporated by reference also include trademarks, service marks and trade names of other companies.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        We report our consolidated financial statements in U.S. dollars and prepare our consolidated financial statements in accordance with U.S. GAAP. The audited combined financial statements of the consumer battery operations of VARTA AG contained in this prospectus have been prepared in accordance with German GAAP.  For the principal differences between U.S. GAAP and German GAAP, see note 22 to VARTA's audited combined financial statements. Financial statements and financial and other information concerning Remington contained or incorporated by reference in this prospectus have been derived from publicly filed annual and interim reports prepared by Remington or otherwise provided by Remington in U.S. dollars in accordance with U.S. GAAP.

        In this prospectus and the documents incorporated by reference, except where otherwise indicated, all references to "$," "dollars" or "U.S. dollars" are to the lawful currency of the United States, and all references to "euro" or "€" are to the common currency of certain participating member countries of the European Union. The noon buying rate in The City of New York for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York on November 13, 2003 was $1.1647 to €1.00.

        Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated, may not be the arithmetic aggregation of the percentages that precede them.

FORWARD-LOOKING STATEMENTS

        We have made or implied certain forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding our business strategy, future operations, financial position, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. When used in this prospectus the words "anticipate," "intend," "plan," "estimate," "believe," "expect," "project," "could," "will," "should," "may" and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

        Since these forward-looking statements are based upon current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:

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  competitive promotional activity or spending by competitors or price reductions by competitors;

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  the loss of, or a significant reduction in, sales to a significant retail customer;

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  difficulties or delays in the integration of operations of acquired businesses;

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  the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

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  the effects of general economic conditions, including inflation, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business;

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  our ability to develop and successfully introduce new products and protect our intellectual property;

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  our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

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  the impact of unusual items resulting from the implementation of new business strategies, acquisitions and divestitures or current and proposed restructuring activities;

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  the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental regulations);

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  changes in accounting policies applicable to our business;

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  interest rate, exchange rate and raw materials price fluctuations; and

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  the effects of political or economic conditions or unrest in international markets.

        Some of the above-mentioned factors are described in further detail in "Risk Factors" beginning on page 23. You should assume the information appearing in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, or SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statement.

PROSPECTUS SUMMARY

        The following summary highlights selected information about our business and the exchange offer, but it does not include all the information you should consider before exchanging your original notes for the exchange notes. You should read this prospectus in its entirety, including the documents incorporated by reference, the information set forth under "Risk Factors" and the financial statements and related notes, before you decide to exchange the original notes for the exchange notes. Except as the context otherwise requires, information in this prospectus gives effect to our acquisition of all of the equity interests of Remington Products Company, L.L.C. on September 30, 2003. As used in this prospectus, except in the sections entitled "Description of Notes" and "Description of Certain Indebtedness" and where otherwise stated or the context otherwise requires, the terms (i) "acquisition" refers to our acquisition of all of the equity interests of Remington; (ii) "Rayovac Corporation" refers only to Rayovac Corporation and not to any of its subsidiaries; (iii) "Rayovac" refers to Rayovac Corporation, together with its subsidiaries, prior to the acquisition; (iv) "Remington" refers to Remington Products Company, L.L.C., together with its subsidiaries, prior to the acquisition; (v) "we," "us," "our" and other similar terms refer to Rayovac and its consolidated subsidiaries, giving effect to the acquisition and, therefore, include Remington and its subsidiaries (vi) "you" refers to prospective investors in the exchange notes; (vii) "original notes" refers to our existing 8 1/2% Senior Subordinated Notes due 2013; (viii) "exchange notes" refers to the 8 1/2% Senior Subordinated Notes due 2013 offered for exchange pursuant to this prospectus; and (ix) "notes" refers collectively to the exchange notes and the original notes. The acquisition of Remington, the private placement of the original notes (and the uses of proceeds thereof), the amendment to our senior credit facilities (as described herein), the retirement of Remington's 11% Series B Senior Subordinated Notes due 2006 and 11% Series D Senior Subordinated Notes due 2006 (collectively referred to as the "Remington Notes") (as described herein) and the exchange offer are collectively referred to in this prospectus as the "transactions."

        Additionally, the pro forma statement of operations and balance sheet data used herein give effect to the transactions on the basis set forth under "Unaudited Pro Forma Condensed Consolidated Financial Data" and are derived from Rayovac's audited and unaudited historical financial statements, the audited and unaudited financial statements of the consumer battery business of VARTA AG ("VARTA") and the audited and unaudited financial statements of Remington contained elsewhere in this prospectus. References to "fiscal" refer to the results of operations for the twelve months ended September 30 of the applicable year.

Company Overview

        We are a global branded consumer products company with leading market positions in our two major product categories: consumer batteries and electric personal care products. We are a leading worldwide manufacturer and marketer of alkaline and zinc carbon batteries. We are also the leading worldwide manufacturer and marketer of hearing aid batteries, a leading worldwide designer and marketer of rechargeable batteries and a leading marketer of battery-powered lighting products in the U.S. With the acquisition of Remington, we are also a leading designer and marketer of electric shavers and accessories, electric grooming products and hair care appliances. Our products are sold on a global basis in over 100 countries through a variety of channels, including mass merchandisers, home centers and hardware stores, consumer electronics stores, warehouse clubs, food, drug and convenience stores, department stores, hearing aid professionals, industrial distributors and original equipment manufacturers (OEMs). We enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years. We have 10 manufacturing and product development facilities located in the U.S., Europe and Latin America. We also purchase a significant portion of our products from third-party suppliers. With the acquisition of Remington, on a pro forma basis, we had revenues of $1.3 billion for the twelve months ended September 30, 2002.

        On September 30, 2003, we completed our acquisition of all of the outstanding equity interests of Remington. With the acquisition of VARTA in the fall of 2002, we became a truly global battery manufacturer and marketer and acquired additional low-cost manufacturing capacity and battery technology.

By expanding our product line with the acquisition of Remington, we have become a diversified consumer products company no longer solely focused on the battery and lighting product market. We viewed Remington as an attractive acquisition candidate due to its position as a strong branded company, its new product pipeline and its use of distribution channels similar to those employed by Rayovac in the U.S.

        Our business is organized according to three geographic regions: (i) North America, which includes the U.S. and Canada, (ii) Latin America, which includes Mexico, Central America and South America and (iii) Europe/Rest of World (which we refer to as Europe/ROW), which includes the United Kingdom, continental Europe and all other countries in which we do business.

        Rayovac Corporation is a Wisconsin corporation. Our principal executive offices are located at 601 Rayovac Drive, Madison, Wisconsin 53711 and our telephone number is (608) 275-3340. Our website address is www.rayovac.com. Information contained on our website, or on any website referred to therein, is not part of this prospectus and is not incorporated by reference into this prospectus.

Industry Overview

        With the acquisition of Remington, we primarily compete in two major product categories within the consumer products industry: consumer batteries and electric personal care products.

        The consumer battery industry has two major segments of batteries: general and specialty. General batteries usually consist of non-rechargeable alkaline or zinc carbon batteries in cell sizes of AA, AAA, C, D and 9-volt and specialty batteries include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. Most consumer batteries are marketed under one of the following brands: Rayovac, Duracell (a brand of Gillette), Energizer and Panasonic (a brand of Matsushita). In addition, batteries are marketed under private label brands for retailers, particularly in Europe.

        In 2002, the global consumer battery market was estimated at approximately $22.0 billion in retail sales. The majority of battery consumption comes from industrialized nations, with the U.S. accounting for roughly one-third of global consumption. In 2002, alkaline battery sales accounted for approximately $10.4 billion, zinc carbon battery sales accounted for approximately $7.4 billion and the remaining approximately $4.2 billion in global consumer battery sales consisted of specialty batteries, including rechargeable, hearing aid, photo and other specialty batteries. The global alkaline battery marketplace has seen changes in recent years related to product line segmentation, with attempts to segment the category into high-performance, regular and value positions, combined with the introduction of private label batteries at certain retailers. The rechargeable battery market has seen a conversion within the category over the last several years from Nickel Cadmium (NiCd) and rechargeable alkaline technology to Nickel Metal Hydride (NiMH). The NiMH rechargeable battery category grew approximately 27% in dollars in the U.S. over the last year, due primarily to the growth in the use of digital cameras.

        In the U.S. alkaline battery category, Rayovac is positioned as the value brand, while our primary competitors, Duracell and Energizer, are positioned as premium brands. In other markets, we target premium and value segments depending upon our particular marketing strategy for the individual market. In early 2003, Duracell announced that it would lower prices in the U.S. market on certain AA and AAA alkaline batteries. In response, we are currently introducing a comprehensive pricing strategy for our alkaline battery product portfolio in the U.S. by offering fifty percent more of our AA and AAA alkaline batteries for approximately the same price as our primary competitors. In Latin America and Europe, promotional pricing has not been a key factor influencing the battery marketplace.

        We also operate in the electric personal care industry, which consists of electric shavers and accessories, electric grooming products and hair care appliances. Electric shavers include men's and women's shavers (both rotary and foil design) and electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), preshave products and cleaning agents. Electric grooming products include beard and mustache trimmers, nose and ear trimmers and haircut kits and related accessories. Hair care appliances include hair dryers, hairsetters, curling irons, hair crimpers and straighteners, hot air brushes and lighted mirrors. Electric shavers are marketed primarily under one of the following brands: Remington, Braun (a brand of Gillette) and Philips/Norelco. The global electric personal care industry is estimated to be in excess of $5.0 billion. Europe and North America account for the majority of the industry sales, with other major markets including Japan and Asia/Pacific. Of the approximately $5.0 billion global electric personal care market in 2002, electric shaver and grooming product sales accounted for approximately $3.0 billion and hair care appliance sales accounted for approximately $2.0 billion.

Competitive Strengths

        The following strengths serve as a foundation for our business strategy:

        Strong Brand Portfolio.    We have an international portfolio of well-recognized consumer product brands. Our Rayovac and VARTA brand names have been used to market batteries for over 80 years. We use the Rayovac brand name primarily in North America, Latin America and the United Kingdom and we use the VARTA brand name primarily for our batteries sold in Europe and in selected countries in Latin America. The Remington brand name dates back to 1816, making it one of the oldest consumer brands, and is primarily used in North America, the United Kingdom, Australia and select European countries for our electric personal care products. Each of our major brands generate strong brand awareness. For example, in a 2003 third-party study commissioned by Rayovac, the Rayovac brand generated 91% aided brand awareness in U.S. markets in which our products are available. In a similar study, the VARTA brand generated more than 80% aided brand awareness among German consumers. In a 2001 study commissioned by Remington, the Remington brand generated 94% aided brand awareness among U.S. purchasers of men's electric shavers. We attribute the longevity and strong consumer awareness of our brand names to the high-quality and consistent value of our products and to the success of our marketing and merchandising initiatives. The strength of our brands enables us to extend our product lines and provides our retail customers with strong sell-through to consumers.

        Market Leading Positions.    We are the third largest global consumer battery manufacturer and marketer. We believe that our products are among the leaders in the markets in which they are sold:

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  #3 in combined alkaline and zinc carbon batteries in North America

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  #2 in combined alkaline and zinc carbon batteries in Europe

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  #1 in combined alkaline and zinc carbon batteries in Latin America (excluding Brazil)

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  #1 in rechargeable batteries in North America and Europe

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  #1 in hearing aid batteries worldwide

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  #1 in men's foil electric razors and dollar sales of women's electric razors in North America

        We believe that our leading market positions enable us to obtain favorable shelf space and additional product listings with major retailers, as well as maintain strong brand awareness and image among consumers. In addition, we believe our market positions facilitate acceptance of our new product introductions by both retailers and consumers.

        Strong Global Retail Relationships.    We have well-established business relationships with many of the top global retailers, distributors and wholesalers in over 100 countries, which has enabled us to expand our overall market penetration and promote sales. With the acquisition of Remington, we have further strengthened our existing relationships and diversified our product lines with important mass merchandisers and home centers, such as Wal-Mart, Target and Sears in North America and Carrefour and Ahold in Europe and Latin America. We have built and maintained these strong relationships by providing our customers with global sourcing, high quality, innovative products and attractive margins.

        Expansive Distribution Network.    We distribute our products globally through a variety of channels, including mass merchandisers, home centers and hardware stores, consumer electronics stores, warehouse clubs, food, drug and convenience stores, department stores, hearing aid professionals, industrial distributors and original equipment manufacturers. Our state-of-the-art packaging and distribution centers in North America and Europe provide package-to-order capability for our battery products as well as rapid and cost-effective service to retail customers. In Latin America, we have tailored distribution systems that provide unique and broad market coverage in both rural and urban areas; these distribution systems are specifically designed to expand sales of alkaline batteries while maintaining our leadership position in zinc-carbon batteries.

        Innovative New Products, Packaging and Technologies.    We have a long history of product and packaging innovations that have helped position us as an industry leader in each of our two product categories. We have leading battery technologies in zinc air, consumer rechargeable and lithium coin cells. We have continued to improve the performance of our alkaline batteries, which has enabled us to perform at levels comparable to our major competitors without increasing prices to the consumer. Our innovative packaging includes the first resealable alkaline battery multi-packs and the easy-open spin-and-lock dial hearing aid battery packaging. We continually seek to introduce new products both as extensions of existing product lines and as new product categories. For example, our most recent consumer battery product introduction is our In-Cell Charge Control (I-C3) rechargeable NiMH battery system, in which an I-C3 battery can be charged in as little as 15 minutes and up to 1,000 times. In addition, in 2003, Remington introduced the Remington Titanium line of men's MicroScreen and MicroFlex shavers, a line of personal grooming products that utilize titanium-coated blades and trimmers.

        Experienced Management Team.    Our management team has substantial consumer products experience and a proven track record of successfully integrating significant acquisitions. Senior management has an average of more than 20 years of experience at Rayovac, VARTA, Remington and other branded consumer product companies such as General Electric, Gillette, Braun, Kraft and Procter & Gamble. Our management team has grown our business by developing and introducing new products and expanding our distribution channels while improving our operational efficiencies. For example, under the direction of our management team, we have successfully integrated the Latin American operations of ROV Limited, acquired in 1999, where we reduced costs by closing three zinc carbon manufacturing facilities and implementing new raw materials purchasing programs. More recently, in conjunction with the acquisition of VARTA, we announced a series of initiatives designed to generate cost savings which we anticipate to be accretive in fiscal 2003, with annual savings projected to be in the range of $40-45 million when fully realized by the end of fiscal 2005.

Business Strategy

        Our long term strategic plan is to extend our position as a leading branded consumer products company by diversifying our geographic presence and expanding our product offering. Our acquisitions of ROV Limited in August 1999 and VARTA in October 2002 provided us with additional manufacturing capabilities in Latin America and Europe and the well-recognized VARTA consumer battery brand name. Our recent acquisition of Remington extends our presence into the electric personal care product category. To further enhance our position in the consumer products market, we plan to capitalize on our strengths by implementing the following key elements of our business strategy:

        Continue Product and Packaging Innovation.    We intend to continue to grow sales through the introduction of new products and packaging designs in each of our two product categories. We plan to continue to use our strong brand names, established customer relationships and significant research and development efforts to develop innovative products that offer enhanced value to consumers through new designs and improved functionality. For example, we have plans to introduce over 100 new or improved products in our two product categories over the next several years, as well as continually enhance the performance of our products and the design of our packaging. We will continue to focus on identifying new technologies necessary to meet consumer and retailer needs within the marketplace.

        Leverage Distribution Network.    We believe we can further penetrate our existing distribution channels as a result of our strong customer relationships. We will cross-sell our Remington-branded products and our Rayovac-branded products to our extensive combined customer base and expect Remington-branded products to benefit from the existing Rayovac-branded international distribution channels. In addition, we will market our Rayovac-branded products through Remington's more extensive drug and department store distribution channels in North America. We believe we will be able to strengthen existing relationships with overlapping customers, such as Wal-Mart, and serve these customers more efficiently. We also believe that we are well positioned to capitalize on the trend of global retail merchants who are continuing to consolidate their vendor base and focus on a reduced number of suppliers that can (1) provide value products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide comprehensive product support from design to point of sale and after-market service with the customer.

        Continue to Improve Operating Efficiencies.    We will continue to seek to improve our operational efficiencies and match our manufacturing capacity and product costs to market demand. Over the last few years, we have undertaken various initiatives to reduce manufacturing, operating and other costs, such as increasing manufacturing efficiency by reducing the number of facilities, outsourcing the production of certain of our products and updating and centralizing certain packaging and distribution facilities. We believe that we can continue to drive down our cost of goods manufactured with continued focus on cost reduction initiatives. These initiatives include cost reductions through global purchasing, finished good sourcing arrangements and improved productivity. We continue to lower operating costs as duplicative administrative support and sales and marketing functions are consolidated and overlapping functions are eliminated. We expect to realize such cost savings in connection with our acquisition of Remington.

        Pursue Strategic Acquisitions of Strong Brands.    Our acquisition strategy focuses on businesses or brands which will strengthen our current product offerings or enable us to expand into complimentary categories and geographic regions. In addition, we intend to pursue acquisitions of additional consumer product brands that can benefit from our extensive distribution network and long-term retailer relationships.

The Remington Acquisition

        On September 30, 2003, we acquired all of the outstanding equity interests of Remington for a purchase price, excluding fees and expenses, of $165.0 million in cash and the assumption of approximately $180.5 million in debt, including the Remington Notes.

        With the acquisition of Remington, our management has identified savings opportunities of approximately $23.5 million annually when fully realized, which we currently expect by 2006. These savings are primarily related to purchasing, supply chain management, manufacturing and back office functions. We estimate that we will incur total costs (cash and non-cash) of approximately $35.0 million over the next two years to achieve these savings.

        In connection with the acquisition, we also:

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  completed the private placement of the original notes on September 30, 2003. The proceeds from the offering of the original notes, together with proceeds from our senior credit facilities, have been used to finance the acquisition of Remington, to retire Remington's existing indebtedness, to pay related fees and expenses, to repay amounts outstanding under the revolving portion of our senior credit facilities and for general corporate purposes.;

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  amended our senior credit facilities on September 30, 2003, to, among other things, permit the acquisition of Remington and the issuance of the original notes and to increase the Term Loan B portion of our senior credit facilities by an additional $50.0 million and the revolving portion by an additional $10.0 million. See "Description of Certain Indebtedness" for a more detailed description of the amendment to our senior credit facilities; and

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  conducted tender offers to purchase for cash all outstanding Remington Notes and solicited consents to amend the indentures governing the Remington Notes to remove substantially all of the restrictive covenants thereunder. On September 24, 2003, we received the valid tenders and consents from holders representing a majority in aggregate principal amount of both the Series B and Series D Remington Notes, thereby permitting amendment of the indentures governing the Remington Notes. As of the expiration of the tender offers on October 9, 2003, we had accepted and paid for an aggregate principal amount of $125,314,000 of the Remington Notes. On October 29, 2003, we redeemed the remaining Remington Notes outstanding and not tendered pursuant to the tender offers in accordance with the terms and conditions of the amended indentures governing the Remington Notes.

The Exchange Offer

        On September 30, 2003, Rayovac Corporation issued $350,000,000 principal amount of 8 1/2% Senior Subordinated Notes due 2013, the original notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the original notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to complete the exchange offer within 180 days of the issuance of the original notes. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See "The Exchange Offer" for a more detailed description of the terms and conditions of the exchange offer and "Description of the Exchange Notes" for a more detailed description of the terms of the exchange notes.

The Exchange Offer	We are offering to exchange up to $350,000,000 aggregate principal amount of our new 8 1/2% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, in exchange for your original notes. The form and terms of these exchange notes are identical in all material respects to the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

To exchange your original notes, you must properly tender them, and we must accept them. We will accept and exchange all original notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.
Resale of Original Notes
Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a "distribution" of the exchange notes; and
• you are not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for original notes which it acquired through market-making activities or other trading activities.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 17, 2003, unless we extend the expiration date.
Accrued Interest on the Exchange Notes and the Original Notes
The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.
Conditions
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offers—Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Each holder of original notes that wishes to tender their original notes must either:

• complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the original notes), to the exchange agent; or

• if original notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with Depository Trust Company, or DTC, to cause an agent's message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or
• comply with the procedures set forth below under "—Guaranteed Delivery Procedures."
Holders of original notes that tender original notes in the exchange offer must represent that the following are true:
• the holder is acquiring the exchange notes in the ordinary course of its business;
• the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a "distribution" of the exchange notes; and
• the holder is not an "affiliate" of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing original notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of original notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See "Risk Factors—There are significant consequences if you fail to exchange your original notes" for further information.
Special Procedures for Tenders by Beneficial Owners of Original Notes	If
• you beneficially own original notes;
• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and
• you wish to tender your original notes in the exchange offer;

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
Guaranteed Delivery Procedures
If you hold original notes in certificated form or if you own original notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those original notes but
• your original notes are not immediately available;
• time will not permit you to deliver the required documents to the exchange agent by the expiration date; or
• you cannot complete the procedure for book-entry transfer on time;
you may tender your original notes pursuant to the procedures described in "The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery."
Withdrawal Rights
You may withdraw your tender of original notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in "The Exchange Offer—Withdrawal Rights."
Effect on Holders of Outstanding Original Notes
As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered original notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated damages payable under the registration rights agreement if original notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your original notes or we reject your tender, your original notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the original notes.
Any trading market for the original notes could be adversely affected if some but not all of the original notes are tendered and accepted in the exchange offer.
Material U.S. Federal Tax Consequences	Your exchange of original notes for exchange notes will not be treated as a taxable event for U.S. federal income tax purposes. See "Material U.S. Federal Tax Consequences."

Use of Proceeds
We will not receive any proceeds from the exchange offer or the issuance of the exchange notes. The net proceeds from the issuance of the original notes, together with proceeds from the amendment of our senior credit facilities, were used to finance the acquisition of Remington, to retire Remington's indebtedness, to pay related fees and expenses, to repay amounts outstanding under the revolving portion of our senior credit facilities and for general corporate purposes.
Acceptance of Original Notes and Delivery of Original Notes
We will accept for exchange any and all original notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration date.
Exchange Agent
U.S. Bank, National Association, is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this prospectus under "The Exchange Offer—Exchange Agent" and in the letter of transmittal.

Summary of Terms of the Exchange Notes

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the original notes, except that the exchange notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not be entitled to the registration rights that apply to the original notes; and

  •
  will not contain provisions relating to an increase in the interest rate borne by the original notes under circumstances related to the timing of the exchange offer.

        The exchange notes represent the same debt as the original notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Rayovac Corporation
Securities	$350.0 million in principal amount of 8 1/2% senior subordinated notes due 2013.
Maturity	October 1, 2013.
Interest	Annual rate: 8 1/2%.
Payment frequency: every six months on April 1 and October 1.
First payment: April 1, 2004.
Ranking	The exchange notes will be our unsecured senior subordinated obligations. Accordingly, they will rank:
• behind any of our existing and future senior indebtedness, including borrowings under our senior credit facilities;
• equally with any of our future senior subordinated indebtedness;
• ahead of any of our future debt that expressly provides that it is subordinated to the notes; and
• effectively behind any existing and future indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes.

Giving effect to the transactions as if they had been completed as of June 29, 2003, the exchange notes would have been subordinated to $509.7 million of senior debt, all of which consisted of borrowings under our senior credit facilities. Giving effect to the transactions as if they had been completed as of June 29, 2003, our non-guarantor subsidiaries would have had approximately $246.7 million of indebtedness and other liabilities (excluding intercompany liabilities) to which the exchange notes would have been effectively subordinated. In addition, we would have been permitted to borrow an additional $165.7 million of senior debt under our senior credit facilities, including €40.0 million by our non-guarantor subsidiaries.

Guarantees	Our existing and future domestic subsidiaries will be guarantors of the notes on a senior subordinated basis.

The guarantees of the exchange notes are unsecured senior subordinated obligations of the guarantors. Accordingly, they rank behind all existing and future senior debt of the guarantors, including the guarantors' guarantees of our senior credit facilities, equal to all future senior subordinated indebtedness of the guarantors and ahead of all future debt of the guarantors that expressly provides that it is subordinated to the guarantees.

Giving effect to the transactions as if they had been completed as of June 29, 2003, the guarantees would have been subordinated to approximately $510.4 million of senior debt of the guarantors, $509.7 million of which would have been guarantees of indebtedness under our senior credit facilities.
Optional Redemption
We may redeem the exchange notes, in whole or in part, at any time on or after October 1, 2008 at the redemption prices described in the "Description of Notes—Optional Redemption," plus accrued and unpaid interest.

In addition, on or before October 1, 2006, we may redeem up to 35% of the exchange notes with the net cash proceeds from certain equity offerings at the redemption price listed in "Description of Notes—Optional Redemption." However, we may only make such redemptions if at least 65% of the aggregate principal amount of exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption.
Change of Control	If we experience specific kinds of changes in control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest.
Certain Covenants	We issued the original notes, and will issue the exchange notes, under an indenture which, among other things, limits our ability and the ability of our restricted subsidiaries to:
• borrow money or sell preferred stock;
• create liens;
• pay dividends on or redeem or repurchase stock;
• make certain types of investments;
• sell stock in our restricted subsidiaries;
• restrict dividends or other payments from restricted subsidiaries;
• enter into transactions with affiliates;
• issue guarantees of debt; and
• sell assets or merge with other companies.

These covenants contain important exceptions, limitations and qualifications. For more details, see "Description of Notes."
Absence of an Established Public Market for the Exchange Notes
The original notes are presently eligible for trading through the PORTAL® Market of the Nasdaq Stock Market, Inc., but the exchange notes will be new securities for which there is currently no market. We do not intend to apply for a listing of the exchange notes on any securities exchange or for quotation on the Nasdaq National Market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

        You should refer to "Risk Factors" beginning on page 23 for an explanation of certain risks before deciding to participate in the exchange offer.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

        The following table sets forth our summary unaudited pro forma condensed consolidated financial data, giving effect to the acquisitions of VARTA and Remington as if they had occurred on the dates indicated below and after giving effect to the pro forma adjustments. The unaudited pro forma condensed consolidated statement of operations data for the twelve months ended September 30, 2002 and the nine months ended June 29, 2003, gives effect to the acquisition of VARTA and consummation of the transactions, including the acquisition of Remington, as if they had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated balance sheet data as of June 29, 2003 has been derived from Rayovac's unaudited balance sheet as of June 29, 2003 and Remington's unaudited balance sheet as of June 30, 2003, adjusted to give effect to the transactions as if they had occurred on June 29, 2003. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated on the date indicated or that will be achieved in the future. The unaudited pro forma condensed consolidated financial data are only a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Financial Data—Rayovac," "Selected Financial Data—Remington," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rayovac's, VARTA's and Remington's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended September 30, 2002(1)	Nine Months Ended June 29, 2003(1)
	(in millions)
Statement of Operations Data:
Net sales(2)	$1,308.3	$951.3
Cost of sales	771.9	552.4
Special charges-cost of sales(3)	1.2	21.7
Gross profit	535.2	377.2
Operating expenses	406.1	304.1
Special charges-operating expenses(3)	—	9.9
Income from operations	129.1	63.2
Income before income taxes	53.0	13.1
Net income	31.0	8.4
Balance Sheet Data (at period end):
Cash and cash equivalents		$49.6
Working capital(4)		261.3
Total assets		1,474.3
Total debt		891.2
Total shareholders' equity		187.9

(1)
A final determination of the fair values and useful lives of assets and liabilities acquired as part of the Remington acquisition may differ materially from preliminary estimates made by management. Any final adjustments may change the allocation of purchase price, which could affect the fair values assigned to the assets and liabilities, and could result in a change to the unaudited pro forma condensed consolidated financial data.

(2)
Includes net sales reduction of $2.3 million related to North American retailer inventory markdown programs associated with the launch of our comprehensive new alkaline pricing program announced in fiscal 2003. These programs were launched in response to Duracell's reduction of prices in the U.S. market on certain AA and AAA batteries.

(3)
See footnotes (3) and (5) under the caption "Summary Financial Data—Rayovac" for a description of the special charges included in cost of sales and operating expenses.

(4)
Working capital is defined as current assets less current liabilities.

Summary Financial Data—Rayovac

        The following table sets forth summary financial data of Rayovac. The condensed consolidated financial data as of and for each of the fiscal years ended September 30, 2000, 2001 and 2002 have been derived from Rayovac's audited consolidated financial statements. The unaudited condensed consolidated financial data as of and for the nine months ended June 30, 2002 and June 29, 2003 have been derived from Rayovac's unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements as of and for the nine months ended June 30, 2002 and June 29, 2003, reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of Rayovac's management, necessary for a fair presentation of Rayovac's financial position, results of operations and cash flows as of and for the periods presented. The historical results included below and elsewhere in this document are not necessarily indicative of Rayovac's future performance and results for the nine months ended June 29, 2003 are not necessarily indicative of the results of Rayovac's operations for the full year. This information is only a summary and should be read in conjunction with "Selected Financial Data—Rayovac," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rayovac's historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary financial data for the nine months ended June 29, 2003 includes the results of VARTA, which we acquired on October 1, 2002.

	Fiscal Year Ended September 30,			Nine Months Ended
				June 30, 2002	June 29, 2003
	2000	2001	2002
				(unaudited)
	(in millions)
Statement of Operations Data:
Net sales(1)(2)	$630.9	$616.2	$572.7	$418.4	$670.2
Cost of sales(1)	371.5	361.2	334.1	248.7	395.6
Special charges-cost of sales(3)	—	22.1	1.2	2.6	21.7
Gross profit(1)	259.4	232.9	237.4	167.1	252.9
Operating expenses(1)(4)	170.1	178.3	174.4	129.6	211.7
Special charges-operating expenses(5)	—	0.2	—	—	9.9
Income from operations	89.3	54.4	63.0	37.5	31.3
Income before income taxes(6)	58.0	17.5	45.7	25.2	3.8
Net income	38.4	11.5	29.2	16.1	2.6
Other Financial Data:
Net cash provided by operating activities	$32.8	$18.0	$66.8	$53.5	$33.4
Capital expenditures	19.0	19.7	15.6	11.9	17.4
Depreciation and amortization (excluding amortization of debt issuance costs)(4)	20.0	21.2	19.1	14.5	24.0
Balance Sheet Data (at period end):
Cash and cash equivalents	$9.8	$11.4	$9.9	$9.1	$10.2
Working capital(7)	104.7	158.5	140.5	130.5	173.7
Total assets(1)	549.6	566.5	533.2	502.5	1,004.5
Total debt	317.6	258.0	201.9	213.5	492.9
Total shareholders' equity	80.7	157.6	174.8	167.5	187.9

(1)
Certain reclassifications have been made to reflect the adoption of Emerging Issues Task Force ("EITF") 01-09 (which codified certain provisions of EITF 00-14, 00-22 and 00-25) in all periods presented. EITF 01-09 addresses the recognition, measurement and income statement classification of various types of sales incentives, either as a reduction to revenue or as an expense. Concurrent with the adoption of EITF 00-25, Rayovac reclassified certain accrued trade incentives as a contra receivable versus Rayovac's previous presentation as a component of accounts payable. See also note 2(v) to Rayovac's audited consolidated financial statements.

(2)
Nine months ended June 29, 2003 includes net sales reduction of $2.3 million related to North American retailer inventory markdown programs associated with the launch of Rayovac's comprehensive new alkaline pricing program announced in 2003. These programs were launched in response to Duracell's reduction of prices in the U.S. market on certain AA and AAA batteries.

(3)
Rayovac recorded special charges-cost of sales as follows during the fiscal years ended September 30, 2001 and 2002 and during the nine months ended June 30, 2002 and June 29, 2003:

    In fiscal 2001, a $22.1 million charge ($9.9 million of which was non-cash) was recognized related to (i) an organizational restructuring in the U.S., (ii) manufacturing and distribution cost rationalization initiatives in Rayovac's Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in its European operations, (iii) the closure of Rayovac's Wonewoc, Wisconsin manufacturing facility, (iv) the rationalization of uneconomic manufacturing processes at Rayovac's Fennimore, Wisconsin manufacturing facility and (v) the rationalization of packaging operations and product lines. The amount recorded includes $10.1 million of employee termination benefits for approximately 570 notified employees, $10.2 million of equipment, inventory and other asset write-offs and $1.8 million of other expenses.

    In fiscal 2002, a $1.2 million charge ($0.9 million of which was non-cash) was recognized related to a restructuring initiative in Latin America and reversal of previously accrued amounts. A $2.5 million charge ($0.9 million of which was non-cash) was recorded for Latin American initiatives which included: (i) the closure of Rayovac's Santo Domingo, Dominican Republic manufacturing operations and (ii) outsourcing a portion of Rayovac's zinc carbon battery production, previously manufactured at its Mexico City, Mexico location. The amount recorded includes approximately $1.2 million of employee termination benefits for approximately 115 manufacturing employees, $0.9 million of charges from the abandonment of equipment and inventory associated with the closing of the manufacturing facility and other expenses. The net charge during the year also includes the reversal of expenses previously accrued in fiscal 2001 of $1.3 million which were ultimately not realized, primarily relating to termination costs.

    In the nine months ended June 30, 2002, a $2.6 million charge ($1.3 million of which was non-cash) was recognized related to a restructuring initiative in Latin America which included: (i) the closure of Rayovac's Santo Domingo, Dominican Republic manufacturing operations and (ii) outsourcing a portion of Rayovac's zinc carbon battery production, previously manufactured at its Mexico City, Mexico location. The amount recorded includes approximately $1.2 million of employee termination benefits for approximately 115 manufacturing employees, $1.3 million of charges from the abandonment of equipment and inventory associated with the closing of the manufacturing facility and other expenses.

    In the nine months ended June 29, 2003, a $21.7 million charge ($14.1 million of which was non-cash) was recognized, which includes amounts related to: (i) the closure in October 2002 of Rayovac's Mexico City, Mexico plant and integration of production into its Guatemala City, Guatemala manufacturing location, resulting in charges of approximately $6.2 million, including termination payments of approximately $1.4 million, fixed asset and inventory impairments of approximately $4.3 million and other shutdown related expenses, (ii) the closure of operations at Rayovac's Madison, Wisconsin packaging facility and combination with its Middleton, Wisconsin distribution center into a new leased complex in Dixon, Illinois resulting in charges of approximately $13.2 million, including pension and termination costs of approximately $2.9 million, fixed asset and inventory impairments of approximately $8.8 million and relocation expenses and other shutdown related expenses and (iii) a series of restructuring initiatives impacting Rayovac's manufacturing functions in Europe, North America, and Latin America resulting in charges of approximately $2.3 million, including termination benefits of approximately $1.3 million and inventory and asset impairments of approximately $1.0 million.

(4)
Pursuant to Financial Accounting Standards Board ("FASB") Statement No. 142, Goodwill and Other Intangible Assets, Rayovac ceased amortizing goodwill on October 1, 2001. Upon initial application of Statement No. 142, Rayovac reassessed the useful lives of our intangible assets and deemed only the trade name to have an indefinite useful life because it is expected to generate cash flows indefinitely. Based on this, Rayovac ceased amortizing the trade name on October 1, 2001. Goodwill and tradename amortization expense for fiscal 2000 and fiscal 2001 included in depreciation and amortization in income from operations are as follows:

	2000	2001
	(in millions)
Goodwill amortization	$1.2	$1.1
Trade name amortization	2.3	2.3

	$3.5	$3.4

(5)
Rayovac recorded special charges-operating expenses as follows during the fiscal year ended September 30, 2001 and during the nine months ended June 29, 2003:

    In fiscal 2001, $0.2 million of cash charges were recognized attributable to Rayovac's secondary offering of our common stock in June 2001.

    In the nine months ended June 29, 2003, a $9.9 million charge ($0.5 million of which was non-cash) was recognized, which includes amounts related to: (i) the closure of operations at Rayovac's Middleton, Wisconsin distribution center and combination with its Madison, Wisconsin packaging facility into a new leased complex in Dixon, Illinois resulting in charges of approximately $0.8 million, including termination costs of approximately $0.4 million, fixed asset impairments of approximately $0.3 million and relocation expenses and other shutdown related expenses and (ii) a series of restructuring initiatives impacting Rayovac's sales, marketing and administrative functions in Europe, North America and Latin America resulting in charges of approximately $9.1 million, including termination costs of approximately $7.3 million, research and development contract termination costs of approximately $0.5 million, fixed asset impairments of $0.2 million and integration, legal and other expenses of approximately $1.1 million.

(6)
Rayovac recorded non-operating expenses within income before income taxes as follows during the fiscal year ended September 30, 2001 and during the nine month period ended June 29, 2003:

    In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, and Amendment of FASB Statement No. 13, and Technical Corrections, which addresses, among other things, the income statement presentation of gains and losses related to debt extinguishments, requiring such expenses to no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per Accounting Principles Board ("APB") Opinion No. 30. Rayovac adopted this statement on October 1, 2002. As a result:

      In fiscal 2001, a non-operating expense of $8.6 million was recorded for the premium on the repurchase of $65.0 million of Rayovac's senior subordinated notes and related write-off of unamortized debt issuance costs in connection with a primary offering of Rayovac's common stock in June 2001.

      During the nine months ended June 29, 2003, a non-operating expense of $3.1 million was recorded for the write-off of unamortized debt issuance costs associated with the replacement of Rayovac's previous credit facility in October 2002.

(7)
Working capital is defined as current assets less current liabilities.

Summary Financial Data—Remington

        The following table sets forth Remington's summary financial data. The consolidated financial data of Remington as of and for each of the years ended December 31, 2000, 2001 and 2002 have been derived from Remington's audited consolidated financial statements. The consolidated financial data as of and for the six months ended June 30, 2002 and June 30, 2003 have been derived from Remington's unaudited consolidated financial statements. The unaudited consolidated financial data as of and for the six months ended June 30, 2002 and June 30, 2003 reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of Remington's management, necessary for a fair presentation of Remington's financial position, results of operations and cash flows as of and for the periods presented. The historical results indicated below and elsewhere in this document are not necessarily indicative of Remington's future performance and results for the six months ended June 30, 2003 are not necessarily indicative of the results of Remington's operations for the full year. This information is only a summary and should be read in conjunction with "Selected Financial Data—Remington," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Remington's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(in millions)
				(unaudited)
Statement of Operations Data:
Net sales(1)	$342.2	$356.0	$365.1	$123.8	$119.0
Cost of sales	196.5	230.5	210.0	74.1	66.2
Gross profit	145.7	125.5	155.1	49.7	52.8
Operating expenses(1)(2)	107.4	123.6	114.9	43.1	42.8
Income from operations	38.3	1.9	40.2	6.6	10.0
Income (loss) before income taxes	13.1	(26.5)	17.0	(4.6)	(0.2)
Net income (loss)	12.7	(23.4)	16.8	(4.3)	(0.9)
Other Financial Data:
Cash provided by (used in) operating activities	$(3.9)	$(4.3)	$58.5	$11.8	$(0.7)
Capital expenditures	4.4	4.3	2.1	1.1	1.1
Depreciation and amortization (excluding amortization of debt issuance costs)	5.8	5.8	3.4	1.6	1.7
Balance Sheet Data (at period end):
Cash and cash equivalents	$10.3	$4.1	$32.8	$3.7	$24.7
Working capital(3)	106.0	87.4	82.6	75.2	80.6
Total assets(4)	242.5	241.7	235.0	200.9	198.4
Total debt	203.3	213.0	187.1	203.1	180.5
Total members' deficit(4)	(17.5)	(42.4)	(29.8)	(46.9)	(28.7)

(1)
Net sales for all periods reflect reductions for certain costs, primarily the cost of cooperative advertising with trade customers which have been reclassified from operating expenses.

(2)
Remington adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with Statement No. 142, beginning January 1, 2002, Remington's goodwill and its tradenames, which have been deemed to have indefinite lives, are no longer being amortized and are subject to annual impairment tests. Remington recognized goodwill and tradename amortization expense of $1.5 million annually in 2000 and 2001 included in income from operations.

(3)
Working capital is defined as current assets less current liabilities.

(4)
Restated as of December 31, 2002 and June 30, 2003. See Note 15 to Remington's consolidated financial statements for the year ended December 31, 2002 and Note 9 to Remington's consolidated financial statements for the period ended June 30, 2003.

Recent Results

        On November 13, 2003, we issued a press release announcing operating results for the three months ended September 30, 2003 and the fiscal year ended September 30, 2003. The following table sets forth unaudited condensed consolidated statements of operations for the fiscal year ended September 30, 2003. The financial information below does not include footnotes and other disclosures normally included in financial statements prepared in accordance with GAAP. Complete audited financial statements for the twelve months ended September 30, 2003 may be found in our Annual Report on Form 10-K when it is filed with the SEC. This report may be obtained in the manner described in "Where You Can Find More Information".

Fiscal Year Ended September 30, 2003
(Unaudited) (In millions)
Net sales(1)	$922.1
Cost of sales	549.5
Special charges—cost of sales(2)	21.1
Gross profit	351.5
Operating expenses	280.4
Special charges—operating expenses(3)	11.5
Income from operations	59.6
Income before income taxes(4)	23.0
Net income	15.5

(1)
Reflects the impact of our North American retailer inventory markdown programs of approximately $6.2 million associated with our new alkaline pricing program announced in the second quarter of fiscal 2003.

(2)
Reflects the impact of (i) European integration initiatives of approximately $2.3 million primarily reflecting termination benefits of approximately $1.2 million and inventory and asset impairments of approximately $1.1 million, (ii) North American restructuring initiatives of approximately $12.5 million, including fixed asset and inventory impairments of approximately $6.7 million, pension and termination costs of approximately $3.4 million, and relocation expenses and shutdown related other expenses of approximately $2.4 million associated with the relocation of our Madison, Wisconsin packaging facility to our new leased distribution and packaging facility in Dixon, Illinois, and (iii) Latin American restructuring initiatives of approximately $6.3 million reflecting the closure of our Mexico City, Mexico plant and integration of production into Guatemala City, Guatemala manufacturing location, including termination payments of approximately $1.4 million, fixed asset and inventory impairments of approximately $4.1 million, and other shutdown related expenses of approximately $0.8 million.

(3)
Reflects (i) North American and corporate restructuring initiatives of approximately $7.7 million, including approximately $5.5 million of termination costs, research and development contract termination costs of approximately $0.5 million, fixed asset impairments of approximately $0.3 million associated with the relocation to our new leased distribution and packaging facility in Dixon, Illinois, and other expenses of approximately $1.4 million, (ii) European integration initiatives of approximately $2.3 million, including approximately $0.9 million of distributor termination costs, approximately $0.6 million of termination costs, fixed asset impairments of approximately $0.2 million, and other expenses of approximately $0.6 million, and (iii) Latin American integration initiatives of approximately $1.5 million, primarily reflecting termination benefits associated with the integration of our Mexico and Colombia businesses.

(4)
Includes a non-recurring expense of $3.1 million recorded for the write-off of unamortized debt issuance costs for the replacement of our previous credit facility in October 2002.

RISK FACTORS

        Investing in the notes involves a number of risks. You should carefully consider the following risk factors in addition to the other information contained in and incorporated by reference into this prospectus and in any other documents to which we refer you before deciding whether to exchange your original notes for exchange notes in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the risks described below are not the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

Risks Associated with the Exchange Offer

There are significant consequences if you fail to exchange your original notes.

        We did not register the original notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. As a result, the original notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your original notes in the exchange offer, you will lose your right to have the original notes registered under the Securities Act, subject to certain limitations. If you continue to hold original notes after the exchange offer, you may be unable to sell the original notes. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.

You cannot be sure that an active trading market for the exchange notes will develop.

        While the original notes are presently eligible for trading in the PORTALSM Market, there is no existing market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

You must follow the appropriate procedures to tender your original notes or they will not be exchanged.

        The exchange notes will be issued in exchange for the original notes only after timely receipt by the exchange agent of the original notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent's message and all other required documentation. If you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of original notes for exchange. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the original notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this prospectus.

Risks Relating to Our Business

We participate in very competitive markets and we may not be able to compete successfully.

        The consumer battery and electric personal care product markets in which we participate are very competitive. In the consumer battery market, our primary competitors are Duracell (a brand of Gillette), Energizer and Panasonic (a brand of Matsushita). In the electric personal care products market, our primary competitors are Braun (a brand of Gillette) and Philips/Norelco. We and our competitors compete for consumer acceptance and limited shelf space based upon brand name recognition, perceived quality, price, performance, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies. For example, in response to Duracell lowering its prices, we are currently introducing a comprehensive pricing strategy for our alkaline product portfolio in the U.S. There can be no assurance that such program will achieve our objectives. Our ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

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  Our primary competitors in both the battery markets and electric personal care product markets are well established companies that have substantially greater financial and other resources and greater overall market share than we do.

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  In some key product lines, our competitors may have lower production costs and higher profit margins than we do, which may enable them to compete more aggressively in offering retail discounts and other promotional incentives.

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  Product improvements or effective advertising campaigns by competitors may weaken consumer demand for our products.

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  Consumer preferences may change to products other than those we market.

Consolidation of retailers and our dependence on a small number of key customers for a significant percentage of our sales may negatively affect our profits.

        During the past decade, retail sales of consumer products, including battery, electric shaver and lighting products, have been increasingly consolidated into a small number of regional and national mass merchandisers and warehouse clubs. This trend towards consolidation is occurring on a worldwide basis. As a result of this consolidation, a significant percentage of our sales are attributable to a very limited group of retailer customers. Our three largest retailer customers combined accounted for approximately 29% of our pro forma net sales in fiscal 2002. Wal-Mart, our largest retailer customer, alone accounted for approximately 21% of our pro forma net sales in fiscal 2002. Our sales generally are made through the use of individual purchase orders, consistent with industry practice. Because of the importance of these key customers, price or promotional demands by such customers, reductions in their purchases, change in their financial condition or loss of their accounts could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that Remington will be successfully integrated.

        If we cannot successfully integrate Remington's operations, we may experience material adverse consequences to our business, financial condition and results of operations. The integration of companies operating in two distinctly different markets that have previously been operated separately involves a number of risks, including, but not limited to, the following:

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  the risks of entering markets in which we have no prior experience;

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  the diversion of management's attention from the management of daily operations to the integration of operations;

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  demands on management related to the significant increase in our size after the acquisition;

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  difficulties in the assimilation and retention of employees;

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  difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations;

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  difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards and controls, including internal accounting controls, procedures and policies; and

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  expenses of any undisclosed or potential legal liabilities.

        Prior to the acquisition, Rayovac and Remington operated as separate entities. We may not be able to maintain the levels of revenue, earnings or operating efficiency that Rayovac or Remington had achieved or might achieve separately. The unaudited pro forma condensed consolidated financial results of operations of Rayovac and Remington presented in this prospectus cover periods during which they were not under the same management and, therefore, may not be indicative of our future financial condition or operating results. Successful integration of Remington's operations will depend on our ability to manage those operations, realize opportunities for revenue growth presented by strengthened product offerings and expanded geographic market coverage and, to some degree, eliminate redundant and excess costs.

If we are unable to improve existing products and develop new, innovative products, our sales and market share may suffer.

        We believe that our future success in both our battery and electric personal care product markets will depend, in part, upon our ability to continue making innovations in our existing products and to develop, manufacture and market new products. If we fail to successfully introduce, market and manufacture new products or product innovations, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition or results of operations.

        We have made and continue to make significant investments in research and development, as have our competitors. If our competitors successfully introduce new or enhanced products that eliminate technological advantages our products may have in a certain market segment or otherwise outperform our products, or are perceived by consumers as doing so, we may be unable to compete successfully in market segments affected by these changes. In the battery market, we may be unable to compete if our competitors develop or apply technology which permits them to manufacture batteries at a lower relative cost. The fact that our principal competitors have substantially greater resources than us increases this risk. Pre-emptive patent rights, restrictions on our ability to expand or modify manufacturing capacity or constraints on our research and development activity may also limit our ability to introduce products that are competitive on a performance basis.

We may make other strategic acquisitions which may divert the attention of management and which may not be successfully integrated into our existing business.

        We intend to pursue increased market penetration through additional strategic acquisitions. We cannot assure you that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to successfully integrate the operations of any acquired business into our existing business. Such acquisitions could be of significant size and involve either domestic or international parties. To acquire and integrate a separate organization would divert management attention from other business activities. This diversion, together with other difficulties we may encounter in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money to finance acquisitions. Such funds might not be available on terms as favorable to us as our current borrowing terms and will increase our leveraged position.

Our foreign operations may expose us to a number of risks related to conducting business in foreign countries.

        Our international operations and exports and imports to and from foreign markets are subject to a number of special risks. These risks include, but are not limited to:

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  economic and political destabilization, governmental corruption and civil unrest;

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  restrictive actions by foreign governments (e.g., duties, quotas and restrictions on transfer of funds);

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  changes in foreign labor laws and regulations affecting our ability to hire and retain employees;

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  changes in U.S. and foreign laws regarding trade and investment;

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  changes in the economic conditions in these markets; and

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  difficulty in obtaining distribution and support.

        In many of the developing countries in which we operate, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the U.S. As such economies develop, it is possible that new regulations may increase the expense and risk of doing business in such countries. In addition, social legislation in many countries in which our business operates may result in significantly higher expenses associated with labor costs, terminating employees or distributors and with closing manufacturing facilities.

We may face a number of risks related to foreign currencies.

        Our foreign sales and certain of our expenses are transacted in foreign currencies. In fiscal 2002, on a pro forma basis after giving effect to the acquisition of Remington, approximately 44% of our revenues and 48% of our expenses were denominated in currencies other than U.S. dollars. Significant increases in the value of the U.S. dollar in relation to foreign currencies could have a material adverse effect on our business, financial condition and results of operations. While we generally hedge a portion of our foreign currency exposure, we are still vulnerable to the effects of currency exchange rate fluctuations. Changes in currency exchange rates may also affect our sales to, purchases from and loans to our subsidiaries as well as sales to, purchases from and bank lines of credit with our customers, suppliers and creditors that are denominated in foreign currencies. We expect that the amount of our revenues and expenses transacted in foreign currencies will increase as our Latin American and European operations grow and our exposure to risks associated with foreign currencies could increase accordingly.

Sales of our products are seasonal and may cause our quarterly operating results and working capital requirements to fluctuate.

        Sales of our products are highly seasonal, with a large percentage of net sales occurring during the fiscal quarters ending on or about September 30 and December 31 due to the impact of the December holiday season. During the past three fiscal years, these quarters have represented an average of 28% and 27%, respectively, of Rayovac's annual net sales. In addition, Remington typically derives, on average, approximately 45% of its annual net sales in the quarter ending on or about December 31. As a result of this seasonality, our inventory and working capital needs fluctuate significantly during the year. In addition, orders from retailers are often made late in the year, making forecasting of production schedules and inventory purchases difficult. Furthermore, adverse business or economic conditions during these quarters could materially adversely affect results of operations for the full year.

We may not be able to adequately protect our intellectual property.

        To establish and protect our technology and other intellectual property rights, we rely upon a combination of patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual covenants. The measures we take to protect our technology and other intellectual property rights may prove inadequate to prevent misappropriation of our technology or other intellectual property. In addition, our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Moreover, the laws of certain foreign countries in which we operate or may operate in the future do not protect intellectual property rights to the same extent as do the laws of the U.S. which may negate our competitive or technological advantages in such markets. Also, some of the technology underlying our products, including our primary lines of alkaline batteries, are the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to our competitors at any time. If this technology were licensed to a competitor, it could have a material adverse effect on our business, financial condition and results of operations.

        We do not have any right to the Rayovac trademark in Brazil, where the mark is owned by another battery manufacturer; this may negatively affect our ability to pursue growth opportunities in Brazil.

Third-party infringement claims against us could adversely affect our business.

        From time to time we have been subject to claims that we are infringing upon the intellectual property of others and it is possible that third parties will assert infringement claims against us in the future. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into licensing or other agreements in order to secure continued access to required technology. Licensing or other agreements, if required, may not be available on terms acceptable to us or at all. If claims of infringement against us are successful, they may also require us to pay significant damages or subject us to an injunction against the sale or use of our products. In the event of a ruling against us on any such claim, a license or similar agreement may not be available to us on reasonable terms.

        Remington is involved in a number of legal proceedings with Philips with respect to trademarks owned by Philips relating to the shape of the head portion of Philips' three-head rotary shaver. An adverse finding against us in these or similar litigations may have a material adverse effect on our business, financial condition and results of operations. For more information, see "Business—Legal Proceedings."

We are dependent on a few suppliers located in Asia for many of our electric personal care products; certain of our razor products are manufactured at one U.S. facility.

        The vast majority of our electric personal care products are manufactured by suppliers located in China and Japan. With respect to our electric personal care products, our three most significant suppliers accounted for approximately 45% of Remington's overall cost of sales in the year ended December 31, 2002, with the largest supplier accounting for approximately 21% of overall cost of sales. Although we have long-established relationships with many of these suppliers, we do not have long-term contracts with them. Any adverse change in any of the following could have a material adverse effect on our business, financial condition and results of operations:

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  relationships with our suppliers;

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  the financial condition of our suppliers;

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  the ability to import outsourced products; or

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  our suppliers' ability to manufacture and deliver outsourced products on a timely basis.

        If our relationship with one of our key suppliers is adversely affected, we may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling and molds possessed by such supplier.

        In addition, we manufacture the majority of our foil cutting systems for our razor product lines, using specially designed machines and proprietary cutting technology, at our manufacturing facility in Bridgeport, Connecticut. This manufacturing facility is subject to the normal hazards that could result in any material damage to any such facility. Damage to this facility, or prolonged interruption in the operations of this facility for repairs or other reasons, would have a material adverse effect on our ability to manufacture and sell our razor products.

Our dependence on, and the price of, raw materials may adversely affect our profits.

        The principal raw materials used to produce our products — including zinc powder, electrolytic manganese dioxide powder and steel — are sourced on a global or regional basis, and the prices of those raw materials are susceptible to price fluctuations due to supply/demand trends, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, the economic climate and other unforeseen circumstances. We regularly engage in forward purchase and hedging transactions to effectively manage our raw materials costs for the next six to twelve months. These efforts may not be effective and, if we are unable to pass on raw materials price increases to our customers, our future profitability may be materially adversely affected.

We depend on key personnel and may not be able to retain those employees or recruit additional qualified personnel.

        We are highly dependent on the continuing efforts of our current executive officers and we likely will depend on the senior management of any business we acquire in the future, including Remington. Our business, financial condition or results of operations could be materially adversely affected by the loss of any of these persons and the inability to attract and retain qualified replacements.

Class action lawsuits, regardless of their merits, could have an adverse effect on our business, financial condition and results of operations.

        Rayovac and certain of its officers and directors have been named, and we may be named in the future, as defendants of class action lawsuits. For more information, see "Business—Legal Proceedings." Regardless of their subject matter or the merits, class action lawsuits may result in significant cost to us, divert the attention of management or otherwise have an adverse effect on our business, financial condition and results of operations.

We may incur material capital and other costs due to environmental liabilities.

        Because of the nature of our operations, our facilities are subject to a broad range of federal, state, local and foreign laws and regulations relating to the environment. These include laws and regulations that govern:

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  discharges to the air, water and land;

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  the handling and disposal of solid and hazardous substances and wastes; and

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  remediation of contamination associated with release of hazardous substances at our facilities and at off-site disposal locations.

        Risk of environmental liability is inherent in our business. As a result, material environmental costs may arise in the future. In particular, we may incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies. Although we believe that we are substantially in compliance with applicable environmental regulations at our facilities, we may not be in compliance with such regulations in the future, which could have a material adverse effect upon our business, financial condition and results of operations.

        We have facilities that have been in operation by us or prior operators for decades and are constructed on fill that includes, among other things, battery materials containing various heavy metals. From time to time, we have been required to address the effect of historic activities on the environmental condition of our properties, including without limitation, the effect of the generation and disposal of wastes such as manganese, cadmium and mercury, which are or may be considered hazardous, and releases from underground storage tanks. We have not conducted invasive testing to identify all potential environmental liability risks. Given the age of our facilities and the nature of our operations, we cannot assure you that material liabilities will not arise in the future in connection with our current or former facilities. If previously unknown contamination of property underlying or in the vicinity of our manufacturing facilities is discovered, we could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on our business, financial condition and results of operations. We have accepted a deed restriction on one such property in lieu of conducting remedial activities, and may consider similar actions at other properties if appropriate. Although we are currently engaged in investigative or remedial projects at a few of our facilities, we do not expect that such projects will cause us to incur material expenditures, however, we cannot assure you that our liability will not be material.

        We have been, and in the future may be, subject to proceedings related to our disposal of industrial and hazardous material at off-site disposal locations. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or similar state laws that hold persons who "arranged for" the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. While we currently have no pending CERCLA or similar state matters, we may be named as a potentially responsible party at sites in the future and the costs and liabilities associated with these sites may be material.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and prevent us from fulfilling our obligations under the notes.

        We have, and we will continue to have, a significant amount of indebtedness. As of June 29, 2003, after giving pro forma effect to the transactions, we would have had total indebtedness of $891.2 million (of which $350.0 million would have consisted of the notes, $509.7 million would have consisted of borrowings under our senior credit facilities and $31.5 million would have consisted of other debt).

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

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  require us to dedicate a large portion of our cash flow to pay principal and interest on the notes, our senior credit facilities and our other debt, which will reduce the availability of our cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

        In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which would adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facilities or otherwise in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our senior credit facilities or the notes, on commercially reasonable terms or at all.

Your right to receive payments on the notes will be junior to our existing and future senior indebtedness and the guarantees of the notes will be junior to all of the guarantors' existing and future senior indebtedness.

        The notes and the guarantees rank behind all of our and the guarantors' existing and future senior indebtedness. Giving effect to the transactions as if they had been completed as of June 29, 2003, the notes and the guarantees would have been subordinated to approximately $510.4 million of senior debt, $509.7 million of which would have represented borrowings and guarantees under our senior credit facilities. In addition, our senior credit facilities would have permitted up to approximately $165.7 million of additional borrowings, subject to compliance with the covenants and conditions to borrowing under the senior credit facilities, which borrowings would be senior to the notes and the guarantees. We will be permitted to borrow substantial other indebtedness, including senior debt, in the future.

        As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceedings relating to us or the guarantors of our or the guarantors' property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, the indenture relating to the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead until the holders of senior debt are paid in full. As a result, holders of the notes may not receive all amounts owed to them and may receive less, ratably, than holders of trade payables and other unsubordinated indebtedness in any such proceeding.

Despite our current significant level of indebtedness, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

        We may be able to incur substantial additional indebtedness in the future. Although the terms governing our senior credit facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, debt incurred in compliance with these restrictions could be substantial. As of June 29, 2003, on a pro forma basis after giving effect to the transactions, our senior credit facilities would have permitted additional borrowing of up to $165.7 million. If new indebtedness is added to our and our subsidiaries' current indebtedness levels, the related risks that we face would be magnified. In addition, the indenture does not prevent us from incurring obligations that do not constitute indebtedness.

The notes and the guarantees will be unsecured and effectively subordinated to our existing and future secured debt.

        In addition to being contractually subordinated to all existing and future senior debt, holders of our secured debt will have claims that are prior to your claims as holders of the notes up to the value of the assets securing the secured debt. Notably, we and the guarantors will be parties to the senior credit facilities, which are secured by substantially all of our assets. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.

We depend in part on the cash flow from our non-guarantor subsidiaries to meet our obligations, and your right to receive payment on the notes will be structurally subordinate to the obligations of these non-guarantor subsidiaries.

        Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the subsidiary guarantees or to provide us or the guarantors with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, depends in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. The non-guarantor subsidiaries (which includes all of our foreign subsidiaries) represented approximately 49% and 47% of our pro forma total net sales and assets, respectively, in fiscal 2002, and represented approximately 56% and 47% of our pro forma total net sales and assets, respectively, as of and for the nine months ended June 29, 2003. In addition, the ability of these non-guarantor subsidiaries to make any dividend, distribution, loan or other payment to us or a guarantor subsidiary could be subject to statutory or contractual restrictions. Payments to us or a guarantor subsidiary by these non-guarantor subsidiaries will also be contingent upon their earnings and their business considerations. Because we depend in part on the cash flow of these non-guarantor subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes.

        Each of our wholly-owned domestic subsidiaries is a guarantor of our obligations under the notes. However, our foreign subsidiaries are not required by the indenture to guarantee the notes. The notes are structurally subordinated to all future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Giving effect to the transactions as if they had been completed as of June 29, 2003, the non-guarantor subsidiaries would have had approximately $246.7 million of total indebtedness and other liabilities, including trade payables but excluding intercompany liabilities, and would be permitted to borrow up to €40.0 million under the senior credit facilities.

The terms of our indebtedness impose, or will impose, restrictions on us that may affect our ability to successfully operate our business and our ability to make payments on the notes.

        The agreement governing our senior credit facilities and the indenture governing the notes each contain covenants that, among other things, limit our ability to:

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  borrow money or sell preferred stock;

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  create liens;

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  pay dividends on or redeem or repurchase stock;

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  make certain types of investments;

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  sell stock in our restricted subsidiaries;

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  restrict dividends or other payments from restricted subsidiaries;

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  enter into transactions with affiliates;

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  issue guarantees of debt; and

  •
  sell assets or merge with other companies.

        Our senior credit facilities also require us to comply with specified financial ratios and tests, including, but not limited to, minimum interest coverage ratio, maximum leverage ratio and minimum fixed charge coverage ratio.

        These covenants could materially and adversely affect our ability to finance our future operations or capital needs and to engage in other business activities that may be in our best interest. These covenants may also restrict our ability to expand or pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur, we cannot be sure that we will be able to comply. A breach of these covenants could result in a default under the indenture governing the notes and/or the agreement governing our senior credit facilities. If there were an event of default under the indenture for the notes and/or the agreement governing our senior credit facilities, holders of such defaulted debt could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay the debt under the senior credit facilities when it becomes due, the lenders under the senior credit facilities could proceed against certain of our assets and capital stock which we have pledged to them as security. We cannot assure you that our assets or cash flow will be sufficient to repay borrowings under the outstanding debt instruments, including the notes, in the event of a default thereunder.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the notes.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of Notes—Repurchase at the Option of Holders—Change of Control."

Federal and state laws permit a court to void the guarantees under certain circumstances.

        Our payment of consideration to finance a portion of the transactions (including the issuance of a guarantee of the notes by our subsidiary guarantors) may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws the issuance of a guarantee will be a fraudulent conveyance if (i) any of our subsidiaries issued guarantees, with the intent of hindering, delaying or defrauding creditors or (ii) any of the guarantors received less than reasonably equivalent value or fair consideration in return for issuing their respective guarantees, and, in the case of (iii) only, one of the following is also true:

  •
  any of the guarantors was insolvent, or became insolvent, when it paid the consideration;

  •
  issuing the guarantees left the applicable guarantor with an unreasonably small amount of capital; or

  •
  the applicable guarantor intended to, or believed that it would, be unable to pay debts as they matured.

        Generally, an entity will be considered insolvent if:

  •
  the sum of its debts is greater than the fair value of its property;

  •
  the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

  •
  it cannot pay its debts as they become due.

        If the payment of the consideration or the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void any of the guarantors' obligations under their respective guarantees and require the repayment of any amounts paid thereunder.

        We believe, however, that immediately after issuance of the notes and the guarantees, each of the guarantors will be solvent, will have sufficient capital to carry on its respective business and will be able to pay its respective debts as they mature. We cannot be sure, however, as to what standard a court would apply in making such determinations or that a court would reach the same conclusions with regard to these issues.

The market price for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

THE TRANSACTIONS

The Exchange Offer

        On September 30, 2003, we privately placed $350,000,000 of our 8 1/2% Senior Subordinated Notes due 2013. The original notes are, and the exchange notes we are offering in the exchange offer will be, guaranteed by our domestic subsidiaries. Simultaneously with the private placement of the original notes, the subsidiary guarantors and Rayovac Corporation entered into a registration rights agreement with the initial purchasers of the original notes. Under the registration rights agreement, we must file the registration statement on or before December 29, 2003, use our commercially reasonable efforts to cause such registration statement to become effective no later than March 19, 2004, and, when such registration statement is effective, deliver this prospectus to the holders of the original notes. We must use our commercially reasonable efforts to complete the exchange offer on or before the date that is 30 business days after the effective date of such registration statement. If we do not meet our obligations under the registration statement, we must pay liquidated damages to the holders of the original notes until we have cured our default. Pursuant to the exchange offer, you may exchange your original notes for exchange notes, which have substantially the same terms as the original notes. You should read the discussion under the heading "Summary—The Original Notes" and "Description of the Original Notes" for further information regarding the exchange notes.

The Acquisition

        On September 30, 2003, we acquired all of the equity interests of Remington for a purchase price, excluding fees and expenses, of $165.0 million in cash and the assumption of approximately $180.5 million in debt, including the Remington Notes. The consummation of the acquisition is a condition to the closing of the transactions described in this offering memorandum. The acquisition of Remington follows our long-term strategic plan to extend our position as a leading branded consumer products company by diversifying our geographic presence and expanding our product offering.

        With the acquisition of Remington, our management has identified savings opportunities of approximately $23.5 million annually when fully realized, which we currently expect by 2006. These savings are primarily related to purchasing, supply chain management, manufacturing and back office functions. We estimate that we will incur total costs (cash and non-cash) of approximately $35.0 million over the next two years to achieve these savings.

The Financing

        The Offering of the Original Notes.    In connection with the acquisition, we completed the private placement of $350,000,000 of our 8 1/2% Senior Subordinated Notes due 2013 on September 30, 2003, which are guaranteed by our domestic subsidiaries. The proceeds from the offering of the original notes, together with proceeds from our senior credit facilities, were used to finance the acquisition of Remington, to retire Remington's existing indebtedness, to pay related fees and expenses, to repay amounts outstanding under the revolving portion of our senior credit facilities and for general corporate purposes.

        Amended Senior Credit Facilities.    In connection with the acquisition, we also entered into an amendment to our senior credit facilities to, among other things, permit the acquisition and the issuance of the notes and to increase the Term Loan B portion of our senior credit facilities by an additional $50.0 million and the revolving portion by an additional $10.0 million. See "Description of Certain Indebtedness" for a more detailed description of the amendment to our senior credit facilities.

Retirement of Remington Notes

        In connection with the acquisition of Remington, we commenced tender offers to purchase for cash all outstanding Remington Notes. After the expiration of the tender offers on October 9, 2003, we have accepted for payment $125,314,000 aggregate principal amount of Remington Notes and, on October 29, 2003, redeemed all remaining Remington Notes in accordance with the terms and conditions of the amended indentures governing the Remington Notes.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the original notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. Gross proceeds from the offering of the original notes were $350 million. The net proceeds from the offering of the original notes were approximately $323 million, after deducting the initial purchasers' discount and certain offering expenses, and, together with the proceeds from our senior credit facilities, were used to finance the acquisition of Remington, to retire Remington's existing indebtedness, to repay amounts outstanding under the revolving portion of our senior credit facilities and for general corporate purposes.

CAPITALIZATION

        The following table sets forth (i) Rayovac's cash and cash equivalents and capitalization as of June 29, 2003 and (ii) our pro forma cash and cash equivalents and capitalization after giving effect to the transactions as if they had occurred on June 29, 2003. The information in this table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rayovac's and Remington's consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of June 29, 2003
	Rayovac	Pro Forma
	(in millions)
Cash and cash equivalents	$10.3	$49.6

Senior secured credit facilities:
Revolving credit facilities(1)	$2.2	$—
Euro term loan A(2)	51.4	51.4
Euro term loan B(2)	141.3	141.3
U.S. term loan B	267.0	317.0
Capital leases and other debt(3)	31.0	31.5
Senior subordinated notes offered hereby	—	350.0

Total debt	492.9	891.2
Total shareholders' equity	187.9	187.9

Total capitalization	$680.8	$1,079.1

(1)
Giving effect to the transactions as if they had been completed as of June 29, 2003, an additional $158.2 million would have been available under our revolving credit facilities, net of outstanding letters of credit of $7.5 million.

(2)
The June 29, 2003 translation of euros to dollars has been made at a rate of $1.1421 to €1.00. The noon buying rate on November 13, 2003 was a rate of $1.1647 to €1.00.

(3)
Principally consist of capital leases, including the assumption of $0.5 million of Remington capital leases.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated balance sheet as of June 29, 2003 and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 2002 and the nine months ended June 29, 2003 are based on the consolidated financial statements of Rayovac and Remington after giving effect to the acquisition of VARTA and consummation of the transactions, including the acquisition of Remington, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

        The unaudited pro forma condensed consolidated balance sheet as of June 29, 2003 has been derived from Rayovac's unaudited condensed consolidated balance sheet as of June 29, 2003 and Remington's unaudited consolidated balance sheet as of June 30, 2003, adjusted to give effect to the transactions as if they occurred on June 29, 2003. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 2002 and the nine months ended June 29, 2003 give effect to the transactions as if they occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2002 gives effect to the acquisition of VARTA, which occurred on October 1, 2002, as if it occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statements of operations exclude non-recurring items directly attributable to the transactions.

        The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the estimated purchase price, the new debt and equity structure and to adjust amounts related to Remington's assets and liabilities to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to assets, interest expense and the income tax effect related to the pro forma adjustments.

        The pro forma adjustments and allocation of purchase price are preliminary and are based on management's estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of Remington that existed as of the date of the completion of the transactions. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data. In addition, the impact of integration activities, the timing of the completion of the transactions and other changes in Remington's assets and liabilities prior to completion of the transactions could cause material differences in the information presented.

        The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and have been derived from, and should be read in conjunction with, the consolidated financial statements of Rayovac, Remington and combined financial statements for VARTA, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 29, 2003
(in millions)

	Rayovac	Remington*	Pro Forma Adjustments		Pro Forma Condensed Consolidated
Assets
Current assets:
Cash and cash equivalents	$10.3	$24.7	$14.6	(B)	$49.6
Accounts receivable, net	189.7	41.2	—		230.9
Inventories	155.9	52.2	(5.0	)(A)(ii)	203.1
Other current assets	55.9	6.0	14.4	(A)(iii)	76.3

Total current assets	411.8	124.1	24.0		559.9
Property plant and equipment, net	150.8	12.1	(5.0	)(A)(iv)	157.9
Intangible assets, net	360.2	51.9	239.0	(A)(v)	651.1
Other assets	81.7	10.3	13.4	(A)(vi)	105.4

Total assets	$1,004.5	$198.4	$271.4		$1,474.3

Liabilities, members' deficit and stockholders' equity
Current liabilities:
Current portion of long-term debt	$18.3	$0.2	$—		$18.5
Accounts payable	109.7	19.4	—		129.1
Accrued liabilities	110.0	23.9	17.1	(A)(vii)	151.0

Total current liabilities	238.0	43.5	17.1		298.6
Long term debt, net of current maturity	474.6	180.2	217.9	(B)	872.7
Other non-current liabilities	104.0	3.4	7.7	(A)(ix)	115.1

Total liabilities	816.6	227.1	242.7		1,286.4

Total shareholders' equity and members' deficit	187.9	(28.7)	28.7	(A)(x)	187.9

Total liabilities, shareholders' equity and members' deficit	$1,004.5	$198.4	$271.4		$1,474.3

*
The Remington balance sheet is as of June 30, 2003 as restated. See Note 9 to Remington's consolidated financial statements for the period ended June 30, 2003.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)
The total estimated consideration as shown in the table below is allocated to the tangible and intangible assets and liabilities of Remington based on their estimated fair values as if the transactions had occurred on June 29, 2003. The preliminary estimated purchase price and allocation thereof is as follows (in millions):

Total purchase price:
Cash purchase price paid	$165.0
Assumption of Remington debt	180.5
Acquisition related costs	30.3

Total purchase price paid, including acquisition related expenditures	$375.8

Preliminary allocation of purchase price, reflecting the transactions:
Estimated adjustments to reflect assets and liabilities at fair value(i):
Inventory valuation(ii)	$(5.0)
Other current assets consisting of net current deferred tax asset on purchase accounting items(iii)	14.4
Property, plant and equipment valuation(iv)	(5.0)
Intangible assets including goodwill, tradename and amortizable intangibles(v)	239.0
Other assets, including debt issuance costs and long-term deferred tax assets(vi)	13.4
Accrued liabilities(vii)	(17.1)
Retirement of Remington Notes(viii)	172.0
Assumption of Remington capital leases	0.5
Long-term deferred tax related to amortizable intangible asset(ix)	(7.7)
Book value of acquired assets and liabilities, as of June 30, 2003(x)	(28.7)

$375.8

  (i)
  A final determination of the fair values and useful lives of such assets may differ materially from the preliminary estimates made by management. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed financial data.

  (ii)
  Adjustment to the estimated purchase accounting valuation related to inventory.

  (iii)
  Tax benefits associated with the write-off of Remington unamortized debt issuance costs, which is expected to occur at the time of the transactions, and purchase accounting adjustments to current assets and current liabilities.

  (iv)
  Adjustment to the estimated purchase accounting valuation related to property, plant and equipment.

  (v)
  Estimated fair market value of the Remington tradename, other intangible assets and goodwill. Pursuant to the provision of FASB Statement No. 142, Goodwill and Other Intangible Assets, we believe the Remington tradename to have an indefinite useful life and, as such, will not be amortized. The tradename and goodwill will be tested annually for impairment. We preliminarily estimate that the remaining intangible assets will have a useful life of 10 years.

  (vi)
  Acquisition financing costs of $17.7 million and tax benefits of $3.3 million related to non-current assets and liabilities, less the write-off of Remington unamortized debt issuance costs of $7.6 million.

  (vii)
  Estimated purchase accounting accrued liabilities established, offset by a reduction of accrued interest on the Remington Notes.

  (viii)
  Net retirement of the Remington Notes of $180.0 million, offset by incremental borrowings required to pay accrued interest on the Remington Notes.

  (ix)
  Long-term deferred tax liability related to an estimated $20.0 million amortizable intangible asset established.

  (x)
  Represents the acquired net assets of Remington, as restated.

(B)
Net incremental cash on hand to fund general corporate purposes and net incremental borrowings.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended June 29, 2003
(in millions)

	Rayovac	Remington*	Pro Forma Adjustments		Pro Forma Condensed Consolidated
Net sales	$670.2	$281.1	$—		$951.3
Cost of goods sold	395.6	156.8	—		552.4
Special charges	21.7	—	—		21.7

Gross profit	252.9	124.3	—		377.2
Operating expenses:
Operating expenses	211.7	92.0	0.4	(A)	304.1
Special charges	9.9	—	—		9.9

	221.6	92.0	0.4		314.0
Income (loss) from operations	31.3	32.3	(0.4)		63.2
Interest expense	28.1	17.4	7.0	(B)(C)	52.5
Non-operating expense	3.1	—	—		3.1
Other (income) expense, net	(3.7)	(1.5)	(0.3)	(C)	(5.5)

Income (loss) before income taxes	3.8	16.4	(7.1)		13.1
Income tax expense	1.2	1.8	1.7	(D)	4.7

Net income	$2.6	$14.6	$(8.8)		$8.4

*
The Remington statement of operations is for the nine months ended June 30, 2003.

Notes begin on page 43.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended September 30, 2002
(in millions)

	Rayovac	Remington*	VARTA**	Pro Forma Adjustments		Pro Forma Condensed Consolidated
Net sales	$572.7	$365.1	$370.5	$—		$1,308.3
Cost of goods sold	334.1	210.0	227.8	—		771.9
Special charges	1.2	—	—	—		1.2

Gross profit	237.4	155.1	142.7	—		535.2
Operating expenses:
Operating expenses	174.4	114.9	116.3	0.5	(A)	406.1
Special charges	—	—	—	—		—

	174.4	114.9	116.3	0.5		406.1
Income (loss) from operations	63.0	40.2	26.4	(0.5)		129.1
Interest expense	16.0	24.2	24.7	9.5		74.4
Non-operating expense	—	—	—	—		—
Other (income) expense, net	1.3	(1.0)	1.6	(0.2)	(C)	1.7

Income (loss) before income taxes	45.7	17.0	0.1	(9.8)		53.0
Income tax expense	16.5	0.2	2.8	2.5	(D)	22.0

Net income (loss)	$29.2	$16.8	$(2.7)	$(12.3)		$31.0

*
The Remington statement of operations is for the year ended December 31, 2002.

**
The VARTA results presented above represent the effect of the VARTA acquisition as if it had taken place on October 1, 2001. The principal pro forma adjustments reflect incremental interest expense of $22.4 million on indebtedness incurred to finance the acquisition of VARTA and income tax benefit of $9.0 million. Pro forma adjustments have been updated to reflect current knowledge of purchase price allocation.

Notes begin on page 43.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(A)
Represents adjustments for increased intangible asset amortization associated with acquired intangible assets deemed to have determinable useful lives. Assumes amortization on a straight-line basis over an estimated useful life of 10 years. Also includes the elimination of approximately $1.5 million of management fees paid annually to Vestar Equity Partners, L.P. and RPI Corp. by Remington for which Remington received no services.

(B)
To reflect the increase in interest expense, including amortization of note and debt issuance costs totaling approximately $1.9 million annually. These costs are associated with the issuance of the notes and amendments required for existing credit facilities, both used to finance the purchase price of the acquisition, to refinance the existing Remington debt, to pay related fees and expenses, to repay amounts outstanding under the revolving portion of our senior credit facilities and for general corporate purposes.

(C)
Other (income) expense, net reflects a reclassification of Remington's interest income of $0.2 million, $0.4 million and $0.3 million for the fiscal year ended September 30, 2002 and the nine months ended June 29, 2003. Interest expense has been increased by the amounts indicated above, as Remington's statements of operations present interest expense as net of interest income.

(D)
To reflect the (1) income tax effect of incremental interest expense, amortization of amortizable intangible assets and elimination of management fees and (2) effects of eliminating the Remington partnership tax structure, by adjusting the tax rate for Remington to 38%.

SELECTED FINANCIAL DATA—RAYOVAC

        The following table sets forth selected historical consolidated financial data of Rayovac. The selected unaudited condensed consolidated financial data as of and for each of the five fiscal years ended September 30 have been derived from Rayovac's audited consolidated financial statements. The selected unaudited condensed consolidated financial data as of and for the nine months ended June 30, 2002 and June 29, 2003 have been derived from Rayovac's unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements as of and for the nine months ended June 30, 2002 and June 29, 2003 reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of Rayovac's management, necessary for a fair presentation of Rayovac's financial position, results of operations and cash flows as of and for the periods presented. The historical results included below are not necessarily indicative of Rayovac's future performance and results for the nine months ended June 29, 2003 are not necessarily indicative of the results of Rayovac's operations for the full years. The following selected financial data should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rayovac's consolidated financial statements and the notes thereto included elsewhere in this prospectus. The selected financial data for the nine months ended June 29, 2003 includes the financial results of VARTA, which we acquired on October 1, 2002.

											Nine Months Ended
	Fiscal Year Ended September 30,
											June 30, 2002		June 29, 2003
	1998		1999		2000		2001		2002
											(unaudited)
	(dollars in millions)
Statement of Operations Data:
Net sales(1)(2)	$441.8		$504.2		$630.9		$616.2		$572.7		$418.4		$670.2
Cost of sales(1)	268.9		304.7		371.5		361.2		334.1		248.7		395.6
Special charges - cost of sales(3)	—		1.3		—		22.1		1.2		2.6		21.7
Gross profit(1)	172.9		198.2		259.4		232.9		237.4		167.1		252.9
Operating expenses(1)(4)	126.2		136.5		170.1		178.3		174.4		129.6		211.7
Special charges - operating expenses(5)	6.2		8.1		—		0.2		—		—		9.9
Income from operations	40.5		53.6		89.3		54.4		63.0		37.5		31.3
Income before income taxes(6)	21.8		37.6		58.0		17.5		45.7		25.2		3.8
Net income	14.4		24.1		38.4		11.5		29.2		16.1		2.6
Other Financial Data:
Net cash provided by (used in) operating activities	$(1.9)		$13.3		$32.8		$18.0		$66.8		$53.5		$33.4
Capital expenditures	15.9		24.1		19.0		19.7		15.6		11.9		17.4
Depreciation and amortization (excluding amortization of debt issuance costs)(4)	12.3		13.5		20.0		21.2		19.1		14.5		24.0
Ratio of earnings to fixed charges(7)	2.1	x	2.7	x	2.7	x	1.6	x	3.3	x	2.7	x	1.1	x
Pro forma ratio of earnings to fixed charges(8)									1.6	x			1.2	x
Balance Sheet Data (at period end):
Cash and cash equivalents	$1.6		$11.1		$9.8		$11.4		$9.9		$9.1		$10.2
Working capital(9)	81.6		104.4		104.7		158.5		140.5		130.5		173.7
Total assets(1)	267.9		513.1		549.6		566.5		533.2		502.5		1,004.5
Total debt	152.3		330.3		317.6		258.0		201.9		213.5		492.9
Total shareholders' equity	21.9		46.5		80.7		157.6		174.8		167.5		187.9

(1)
Certain reclassifications have been made to reflect the adoption of EITF 01-09 (which codified certain provisions of EITF 00-14, 00-22 and 00-25) in all periods presented. EITF 01-09 addresses the recognition, measurement and income statement classification of various types of sales incentives, either as a reduction to revenue or as an expense. Concurrent with the adoption of EITF 00-25, Rayovac reclassified certain accrued trade incentives as a contra receivable versus Rayovac's previous presentation as a component of accounts payable. See also note 2(v) in the notes to Rayovac's audited consolidated financial statements.

(2)
Nine months ended June 29, 2003 includes net sales reduction of $2.3 million related to North American retailer inventory markdown programs associated with the launch of Rayovac's comprehensive new alkaline pricing program announced in 2003. These programs were launched in response to Duracell's reduction of prices in the U.S. market on certain AA and AAA batteries.

(3)
Rayovac recorded special charges-cost of sales as follows during the fiscal years ended September 30, 1999, 2001 and 2002 and during the nine months ended June 30, 2002 and June 29, 2003:

    In fiscal 1999, a $1.3 million charge was recognized related to the discontinuation of silver cell manufacturing at Rayovac's Portage, Wisconsin facility.

    In fiscal 2001, a $22.1 million charge ($9.9 million of which was non-cash) was recognized related to (i) an organizational restructuring in the U.S., (ii) manufacturing and distribution cost rationalization initiatives in Rayovac's Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in its European operations, (iii) the closure of Rayovac's Wonewoc, Wisconsin manufacturing facility, (iv) the rationalization of uneconomic manufacturing processes at Rayovac's Fennimore, Wisconsin manufacturing facility and (v) the rationalization of packaging operations and product lines. The amount recorded includes $10.1 million of employee termination benefits for approximately 570 notified employees, $10.2 million of equipment, inventory and other asset write-offs and $1.8 million of other expenses.

    In fiscal 2002, a $1.2 million charge ($0.9 million of which was non-cash) was recognized related to a restructuring initiative in Latin America and reversal of previously accrued amounts. A $2.5 million charge ($0.9 million of which was non-cash) was recorded for Latin American initiatives which included: (i) the closure of Rayovac's Santo Domingo, Dominican Republic manufacturing operations and (ii) outsourcing a portion of Rayovac's zinc carbon battery production, previously manufactured at its Mexico City, Mexico location. The amount includes approximately $1.2 million of employee termination benefits for approximately 115 manufacturing employees, $0.9 million of charges from the abandonment of equipment and inventory associated with the closing of the manufacturing facility and other expenses. The net charge during the year also includes the reversal of expenses previously accrued in fiscal 2001 of $1.3 million which were ultimately not realized, primarily relating to termination costs.

    In the nine months ended June 30, 2002, a $2.6 million charge ($1.3 million of which was non-cash) was recognized related to a restructuring initiative in Latin America which included: (i) the closure of Rayovac's Santo Domingo, Dominican Republic manufacturing operations and (ii) outsourcing a portion of Rayovac's zinc carbon battery production, previously manufactured at its Mexico City, Mexico location. The amount recorded includes approximately $1.2 million of employee termination benefits for approximately 115 manufacturing employees, $1.3 million of charges from the abandonment of equipment and inventory associated with the closing of the manufacturing facility and other expenses.

    In the nine months ended June 29, 2003, a $21.7 million charge ($14.1 million of which was non-cash) was recognized, which includes amounts related to: (i) the closure in October 2002 of Rayovac's Mexico City, Mexico plant and integration of production into its Guatemala City, Guatemala manufacturing location, resulting in charges of approximately $6.2 million, including termination payments of approximately $1.4 million, fixed asset and inventory impairments of approximately $4.3 million and other shutdown related expenses, (ii) the closure of operations at Rayovac's Madison, Wisconsin packaging facility and combination with Rayovac's Middleton, Wisconsin distribution center into a new leased complex in Dixon, Illinois resulting in charges of approximately $13.2 million, including pension and termination costs of approximately $2.9 million, fixed asset and inventory impairments of approximately $8.8 million and relocation expenses and other shutdown related expenses and (iii) a series of restructuring initiatives impacting Rayovac's manufacturing functions in Europe, North America and Latin America resulting in charges of approximately $2.3 million, including termination benefits of approximately $1.3 million, and inventory and asset impairments of approximately $1.0 million.

(4)
Pursuant to FASB Statement No. 142, Goodwill and Other Intangible Assets, Rayovac ceased amortizing goodwill on October 1, 2001. Upon initial application of Statement No. 142, Rayovac reassessed the useful lives of its intangible assets and deemed only the trade name to have an indefinite useful life because it is expected to generate cash flows indefinitely. Based on this, Rayovac ceased amortizing the trade name on October 1, 2001. Goodwill and tradename amortization expense for 1998, 1999, 2000 and 2001 included in depreciation and amortization in income from operations are as follows:

	1998	1999	2000	2001
	(in millions)
Goodwill amortization	$0.5	$0.8	$1.2	$1.1
Trade name amortization	—	0.4	2.3	2.3

	$0.5	$1.2	$3.5	$3.4

(5)
Rayovac recorded special charges-operating expenses as follows during the fiscal years ended September 30, 1998, 1999, 2001 and during the nine months ended June 29, 2003:

    In fiscal 1998, a $6.2 million charge ($2.5 million of which was non-cash) was recognized, consisting of the following: (i) $2.0 million associated with consolidating domestic battery packaging operations and outsourcing the manufacture of zinc carbon batteries, (ii) $2.2 million associated with closing Rayovac's Appleton, Wisconsin manufacturing plant and consolidating it into its Portage, Wisconsin manufacturing plant, (iii) $5.3 million associated with closing Rayovac's Newton Aycliffe, United Kingdom facility, phasing out direct distribution in the United Kingdom and closing one of its German sales offices, (iv) a $2.4 million gain on the sale of Rayovac's previously closed Kinston, North Carolina facility, (v) income of $1.2 million in connection with the settlement of deferred compensation agreements with certain former employees, (vi) $0.8 million associated with Rayovac's secondary offering of common stock, which was completed in June 1998 and (vii) miscellaneous credits of $0.5 million.

    In fiscal 1999, an $8.1 million charge ($2.5 million of which was non-cash) was recognized related to: (i) $2.5 million of employee termination benefits related to organizational restructuring, (ii) $2.1 million of charges associated with the termination of non-performing foreign distributors and exiting the respective territory, (iii) $1.9 million of costs related to the previously announced closing of Rayovac's Appleton, Wisconsin facility, (iv) $0.8 million related to the closing of Rayovac's Newton Aycliffe, United Kingdom facility and (v) $0.8 million of one-time expenses associated with Rayovac's Latin American acquisition.

    In fiscal 2001, $0.2 million of cash charges were recognized attributable to Rayovac's secondary offering of its common stock in June 2001.

    In the nine months ended June 29, 2003, a $9.9 million charge ($0.5 million of which was non-cash) was recognized, which includes amounts related to: (i) the closure of operations at Rayovac's Middleton, Wisconsin distribution center and combination with its Madison, Wisconsin packaging facility into a new leased complex in Dixon, Illinois resulting in charges of approximately $0.8 million, including termination costs of approximately $0.4 million, fixed asset impairments of approximately $0.3 million and relocation expenses and other shutdown related expenses and (ii) a series of restructuring initiatives impacting Rayovac's sales, marketing and administrative functions in Europe, North America and Latin America resulting in charges of approximately $9.1 million, including termination costs of approximately $7.3 million, research and development contract termination costs of approximately $0.5 million, fixed asset impairments of $0.2 million and integration, legal and other expenses of approximately $1.1 million.

(6)
The FASB issued Statement No. 145, which addresses, among other things, the income statement presentation of gains and losses related to debt extinguishments, requiring such expenses to no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30. We adopted this statement on October 1, 2002. As a result, Rayovac recorded non-operating expenses within income before income taxes as follows during the fiscal years ended September 30, 1998 and 2001 and during the nine month period ended June 29, 2003:

    In fiscal 1998, non-operating expense of $3.2 million was recorded for the premium on the repurchase or redemption of the senior term notes in connection with Rayovac's initial public offering completed in November 1997.

    In fiscal 2001, a non-operating expense of $8.6 million was recorded for the premium on the repurchase of $65.0 million of Rayovac's senior subordinated notes and related write-off of unamortized debt issuance costs in connection with a primary offering of its common stock in June 2001.

    During the nine months ended June 29, 2003, a non-operating expense of $3.1 million was recorded for the write-off of unamortized debt issuance costs associated with the replacement of Rayovac's previous credit facility in October 2002.

(7)
For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before income taxes plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

(8)
Pro forma ratio of earnings to fixed charges gives effect to the acquisition of VARTA and consummation of the transactions, including the acquisition of Remington, as of October 1, 2001 for fiscal 2002, and gives effect to the transactions as of October 1, 2002 for the nine months ended June 29, 2003.

(9)
Working capital is defined as current assets less current liabilities.

SELECTED FINANCIAL DATA—REMINGTON

        The following table sets forth Remington's selected historical consolidated financial data. The selected financial data as of and for each of the five years ended December 31 have been derived from Remington's audited consolidated financial statements. The selected consolidated financial data as of and for the six months ended June 30, 2002 and June 30, 2003 have been derived from Remington's unaudited consolidated financial statements. The unaudited selected consolidated financial data as of and for the six months ended June 30, 2002 and June 30, 2003 reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of Remington's management, necessary for a fair presentation of Remington's financial position, results of operations and cash flows as of and for the end of the periods presented. The historical results indicated below are not necessarily indicative of Remington's future performance and results for the six months ended June 30, 2003 are not necessarily indicative of the results of Remington's operations for the full year. The following selected financial data should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Remington's consolidated financial statements, including the notes thereto included elsewhere in this prospectus.

	Fiscal Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
	(in millions)
Statement of Operations Data:
Net sales(1)	$252.3	$299.5	$342.2	$356.0	$365.1	$123.8	$119.0
Cost of sales	153.3	170.5	196.5	230.5	210.0	74.1	66.2
Gross profit	99.0	129.0	145.7	125.5	155.1	49.7	52.8
Operating expenses(1)(2)	93.0	99.9	107.4	123.6	114.9	43.1	42.8

Income from operations	6.0	29.1	38.3	1.9	40.2	6.6	10.0
Income (loss) before income taxes	(14.9)	7.2	13.1	(26.5)	17.0	(4.6)	(0.2)
Net income (loss)	(15.3)	6.0	12.7	(23.4)	16.8	(4.3)	(0.9)
Other Financial Data:
Cash provided by (used) in operating activities	$(3.1)	$2.0	$(3.9)	$(4.3)	$58.5	$11.8	$(0.7)
Capital expenditures	3.9	3.5	4.4	4.3	2.1	1.1	1.1
Depreciation and amortization (excluding amortization of debt issuance costs)	5.2	5.6	5.8	5.8	3.4	1.6	1.7
Balance Sheet Data (at period end):
Cash and cash equivalents	$4.2	$9.9	$10.3	$4.1	$32.8	$3.7	$24.7
Working capital(3)	68.3	85.1	106.0	87.4	82.6	75.2	80.6
Total assets(4)	195.7	224.0	242.5	241.7	235.0	200.9	198.4
Total debt	187.7	195.8	203.3	213.0	187.1	203.1	180.5
Total members' deficit(4)	(34.7)	(27.8)	(17.5)	(42.4)	(29.8)	(46.9)	(28.7)

(1)
Net sales for all periods reflect reductions for certain costs, primarily the cost of cooperative advertising with trade customers which have been reclassified from operating expenses.

(2)
Remington adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with Statement No. 142, beginning January 1, 2002, Remington's goodwill and its tradenames, which have been deemed to have indefinite lives, are no longer being amortized and are subject to annual impairment tests. Remington recognized goodwill and tradename amortization expense of $1.5 million annually in 1998, 1999, 2000 and 2001, included in income from operations.

(3)
Working capital is defined as current assets less current liabilities.

(4)
Restated as of December 31, 2002 and June 30, 2003. See Note 15 to Remington's consolidated financial statements for the year ended December 31, 2002 and Note 9 to Remington's consolidated financial statements for the period ended June 30, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following is management's discussion of the financial results, liquidity, and other key items related to our and Remington's respective performance. For the purposes of this section, "Rayovac," "we," "our" and "us" refer to Rayovac Corporation and its subsidiaries, but does not include Remington or otherwise give effect to the acquisition of Remington. Management's discussion and analysis should be read in conjunction with the respective financial statements of Rayovac and Remington and the accompanying notes contained therein, each contained elsewhere in this prospectus.

Rayovac

Overview

        Rayovac Corporation is one of the oldest battery companies in the United States, founded in 1906 as the French Battery Company. Our product portfolio includes alkaline, rechargeable and zinc carbon batteries, hearing aid batteries, lighting products, and other specialty batteries.

        Our financial performance is influenced by a number of factors including: general economic conditions and trends in consumer markets; our overall product line mix, including sales prices and gross margins which vary by product line; and our general competitive position, especially as impacted by our competitors' promotional activities and pricing strategies. These influencing factors played significant roles in our financial results during fiscal 2000, 2001 and 2002.

        We manage our business based upon three geographic regions. The regions are as follows: North America, which includes the United States and Canada; Latin America, which includes Mexico, Central America, South America and the Caribbean; and Europe/Rest of World ("Europe/ROW"), which includes the United Kingdom, continental Europe and all other countries in which we do business.

        On October 1, 2002, we acquired the consumer battery business of VARTA. Our acquisition consisted of the purchase of all of VARTA's consumer battery subsidiaries and business outside of Germany, excluding Brazil, and a controlling ownership and management interest in a new joint venture entity that will operate the VARTA consumer battery business in Germany. The residual interest in the joint venture is held by VARTA.

        As a result of the acquisition of the VARTA consumer battery business, we are now selling in more than 100 countries worldwide and are one of the largest consumer battery companies in the world. We hold the number one market position in Germany, the largest European battery market, and we believe we now hold the number two overall market position in Europe. We have built a stronger number one market position in Latin America, (excluding Brazil) and are the leading value brand in North America (all market shares based on management estimates on a unit basis). Additional discussion of the acquisition of the VARTA consumer battery business, as well as other significant developments that have impacted our results and may continue to affect our performance, is provided below.

Cost Reduction Initiatives

        We continually seek to improve our operational efficiencies, match our manufacturing capacity and product costs to market demand and better utilize our manufacturing resources. Since the beginning of fiscal 2001, we have undertaken various initiatives to reduce manufacturing, operating and other costs. We believe that we can continue to drive down our cost of goods manufactured with continued focus on cost reduction initiatives.

        Fiscal 2001.    In fiscal 2001, we closed our Wonewoc, Wisconsin plant and now source lighting products previously made at this plant from third party suppliers. With this closure, we now outsource all of our lighting products. In addition, we outsourced certain manufacturing operations at our Fennimore,

Wisconsin plant to accommodate the installation of a new high speed AA-size alkaline battery line and discontinued inefficient packaging operations.

        Also in fiscal 2001, we closed our zinc carbon battery plants in Tegucigalpa, Honduras and rationalized our manufacturing and distribution processes in our Mexico City, Mexico manufacturing facilities and in our European operations by discontinuing or outsourcing uneconomic product lines or production processes, including the outsourcing of zinc carbon rod manufacturing, and by changing uneconomical modes of distribution.

        Finally, in fiscal 2001, we engaged in an organizational restructuring in North America and Latin America. As part of this initiative, sales and marketing functions were eliminated and/or consolidated. These cost reduction initiatives reduced our global workforce by approximately 570 employees.

        Fiscal 2002.    In fiscal 2002, we closed our Santo Domingo, Dominican Republic manufacturing facility and transferred production of zinc carbon batteries to our Guatemala City, Guatemala manufacturing facility. We also outsourced a portion of our zinc carbon battery production previously manufactured at the Mexico City, Mexico facility.

        The impact of the fiscal 2001 and fiscal 2002 cost reduction initiatives on our operations are described below under the heading "Fiscal Year Ended September 30, 2002 Compared to Fiscal Year Ended September 30, 2001 - Special Charges."

        Fiscal 2003.    In October 2002, in conjunction with the acquisition of the VARTA consumer battery business described above, we announced a series of initiatives designed to position our consumer battery business for future growth opportunities and to optimize the combined global resources of Rayovac and VARTA. These initiatives, which are expected to provide significant benefits to the combined organization, include the renegotiation of certain sourcing arrangements, the elimination of duplicate costs in our consumer battery business and the consolidation of sales and marketing functions.

        In October 2002, we closed our Mexico City, Mexico manufacturing facility. With the closure of the Mexico City, Mexico plant, the plants in Guatemala City, Guatemala, Breitenbach, France, and Manizales, Colombia plant became our remaining zinc carbon manufacturing plants. The consolidation of our zinc carbon capacity within Latin America is consistent with the global market trend away from zinc carbon toward alkaline batteries, and is intended to allow us to more closely match our manufacturing capacity to anticipated market demands.

        We also announced the closure of operations at our Madison, Wisconsin packaging center and Middleton, Wisconsin distribution center in October 2002. These facilities were closed during fiscal 2003 and their operations were combined into a new leased complex in Dixon, Illinois. Transition to the new facility occurred in June 2003. We anticipate that the relocation to the new leased packaging and distribution center will result in operational changes that are intended to reduce freight and inventory handling costs.

        We expect that all geographies will benefit from decreased costs and expenses resulting from the VARTA initiatives. These initiatives are anticipated to create long-term opportunities for procurement savings resulting from renegotiated raw material and finished good sourcing arrangements and lower operating costs as duplicative administrative support and sales and marketing functions are consolidated and overlapping functions are eliminated.

        The benefits of the VARTA initiatives are expected to positively impact future gross profit and operating margins, but will be partially offset in the near-term by exit and integration costs, including employee termination benefits and asset impairments associated with the elimination of duplicative functions, an increase in interest expense associated with the acquisition, and increased exposure to foreign currency movements reflecting our expanded global presence. In addition, the acquisition of the VARTA consumer battery business is expected to negatively impact our effective tax rate, as we estimate a larger percentage of our income will be generated in higher tax jurisdictions.

        As of May 2, 2003, we estimated that pre-tax restructuring charges in fiscal 2003 to reflect the exit and integration costs of the VARTA initiatives would be approximately $43.0 million and that the total cash cost in fiscal 2003 of the exit and integration costs would be approximately $25.0 million.

        Cost savings related to the VARTA initiatives are anticipated to be accretive in fiscal 2003 and annual savings are projected to be in the range of $40-45 million when fully realized by the end of fiscal 2005.

Meeting Consumer Needs through Technology and Development

        We continue to focus our efforts on meeting consumer needs for portable power and lighting products through new product development and technology innovations. We have announced improvements and new developments in our rechargeable, alkaline, hearing aid, and lighting products product lines.

        During fiscal 2001, we introduced a one-hour charger for nickel metal hydride (NiMH) batteries, and began selling higher performing NiMH batteries. In fiscal 2002, we announced the development of a revolutionary rechargeable NiMH battery system capable of recharging batteries in as little as 15 minutes which will be available in the retail market during fiscal 2003. These technological advancements are expected to provide consumers with portable, rechargeable power as the use of digital cameras and other high drain devices continues to grow.

        In Europe during fiscal 2003, we launched our High Energy™ alkaline batteries and upgraded our graphic designs for our MaxiTech™ and LongLife™ batteries.

        In fiscal 2002, we launched our new, more powerful Maximum Plus alkaline batteries, with bold new graphics. Also during fiscal 2001 and fiscal 2002, we increased the performance of our hearing aid batteries, and launched innovative packaging allowing consumers to more easily dispense the hearing aid batteries. Finally, we rejuvenated our lighting products product line through a series of new product launches designed to reach unique markets within the mass and retail channels.

        Currently, we are introducing to the United States marketplace a comprehensive pricing strategy for our alkaline battery product portfolio. We are simplifying the battery buying decision process for consumers by offering fifty percent more of our AA and AAA batteries for the same price as the competition. We believe this "fifty percent more" strategy will help redefine the value position of our Maximum Plus alkaline products. This strategy will also match up with the consumer trend of buying larger pack size of batteries.

        We believe that our products are well poised to meet the portable power and lighting needs for consumers. We will continue to focus on identifying new technologies necessary to meet consumer and retailer needs within the marketplace.

Competitive Landscape

        The alkaline battery business is highly competitive on a global scale. Within North America, Europe and Latin America, there are three primary branded providers of alkaline batteries and a few local manufacturers within each geographic region. The alkaline marketplace has seen changes in recent years related to product line segmentation, with attempts to segment the category into high-performance, regular and value positions, combined with the introduction of private label batteries at certain retailers. In addition, market participants continue to engage in high levels of promotional and pricing activities to gain market share. In the U.S. in 2003, Duracell, one of our competitors, announced they were lowering the prices of their alkaline batteries. This action is expected to have a short-term impact on the overall U.S. battery category growth.

        Within Latin America, poor economic conditions have dramatically impacted battery sales especially within the zinc carbon product line. Zinc carbon batteries continue to be the largest share of the battery market in Latin America in unit terms. In North America and Europe, the majority of consumers purchase alkaline batteries.

        Within North America and Europe, the rechargeable battery business has experienced dramatic changes over the past three years. Primary rechargeable alkaline sales have declined over this period with a shift towards rechargeable batteries, such as NiMH, which are higher performing in high drain devices. Our development of a one-hour charger and an innovative 15-minute rechargeable battery technology help us maintain the number one market position within the rechargeable category in the United States with an approximate 60% market share, as estimated by management.

        Within the hearing aid battery category, we continue to hold the number one global market position based on management estimates. We believe that our close relationship with hearing aid manufacturers and other customers, as well as our product performance improvements and packaging innovations position us for continued success in this category.

Seasonal Product Sales

        Our quarterly results are impacted by our seasonal sales. Sales during the first and fourth fiscal quarters of the year are generally higher than other quarters due to the impact of the December holiday season. The seasonality of our sales during the last three fiscal years is as follows:

Percentage of Annual Sales

	Fiscal Year Ended September 30,
Fiscal Quarter Ended
	2000	2001	2002
December	30%	27%	28%
March	20%	22%	21%
June	22%	24%	24%
September	28%	27%	27%

Nine Months Ended June 29, 2003 Compared to Nine Months Ended June 30, 2002

        Year over year historical comparisons are influenced by our October 1, 2002 acquisition of the consumer battery business of VARTA, which is included in our current year but not prior year results. See Note 9, Acquisitions, to our condensed consolidated financial statements for supplemental pro forma information providing additional year over year comparisons of the impacts of the VARTA acquisition.

Net Sales

        Net sales for the nine months ended June 29, 2003 (the "Fiscal 2003 Nine Months") increased $251.8 million, or 60.2%, to $670.2 million from $418.4 million in the nine months ended June 30, 2002 (the "Fiscal 2002 Nine Months"). The sales increase is attributable to the VARTA acquisition. Sales decreases in the North America segment partially offset the impact of the VARTA acquisition during the Fiscal 2003 Nine Months.

Income from Operations

        Our income from operations decreased $6.2 million to $31.3 million in the Fiscal 2003 Nine Months from $37.5 million in the Fiscal 2002 Nine Months. The Fiscal 2003 Nine Months includes $31.6 million in special charges; the Fiscal 2002 Nine Months includes a $12.0 million net bad debt expense related to the bankruptcy filing of a North America segment customer, and $2.6 million in special charges. Excluding these significant items, the increase in operating income is due to the profitability associated with the VARTA acquisition partially offset by the decline in profitability within the North America segment.

Net Income

        Net income for the Fiscal 2003 Nine Months decreased $13.5 million to $2.6 million from $16.1 million in the Fiscal 2002 Nine Months. The Fiscal 2003 Nine Months includes special charges of $19.6 million, after tax, non-operating expense of $1.9 million, after tax, reflecting the write-off of unamortized debt issuance costs associated with the replacement of our previous credit facility, and North America retailer markdown programs of $1.4 million, after tax. The Fiscal 2002 Nine Months includes a $7.5 million, after tax, net bad debt expense related to the bankruptcy filing of a North America segment customer, and special charges of $1.9 million, after tax. Excluding these significant items, the remaining decrease in net income is due to the decrease in profitability within the North America segment, partially offset by profitability associated with the VARTA acquisition, net of related incremental interest expense.

Segment Results

        We manage our operations in three reportable segments based upon geographic area. North America includes the United States and Canada; Latin America includes Mexico, Central America, South America, and the Caribbean; Europe/ROW includes continental Europe, the United Kingdom, and all other countries in which we do business. We evaluate segment profitability based on income from operations before corporate expense. Corporate expense includes corporate purchasing expense, general and administrative expense, and research and development expense.

  North America

	Nine Months of
	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Revenue from external customers	$267.3	$313.0
Segment profit	45.0	52.5
Segment profit as a % of net sales	16.8%	16.8%
Assets	$232.0	$234.2

        In the Fiscal 2003 Nine Months, our sales to external consumers decreased $45.7 million, or 14.6%, to $267.3 million from $313.0 million in the previous year. The sales decrease was primarily attributable to alkaline sales, which decreased $35.5 million compared to last year caused by a $6.3 million decline in post-bankruptcy sales to a customer, our inability to anniversary $4.0 million in sales to a discontinued low-margin OEM customer in the prior year, approximately $2.3 million in retailer markdown programs, and intense competitive promotional pricing activities. Decreases in zinc carbon and rechargeable product line sales of $8.9 million and $4.1 million, respectively, were caused, in the case of zinc carbon sales, by reduced distribution and general marketplace trends away from the use of zinc carbon batteries and, in the case of, rechargeable battery sales, due to lower sales in advance of the I-C3 rechargeable battery system launch expected in the fourth quarter of Fiscal 2003.

        For the Fiscal 2003 Nine Months, our profitability decreased $7.5 million to $45.0 million. The decrease in profitability in the Fiscal 2003 Nine Months was primarily attributable to lower gross profit due to the current year sales decrease and increases in packaging and distribution, and marketing expenses partially offset by a $12.0 million net bad debt expense related to the bankruptcy filing of a key customer recorded in the Fiscal 2002 Nine Months. Excluding the impacts of the bad debt expense in the prior year and due to the other reasons mentioned above, our profitability margins decreased 380 basis points to 16.8% for the Fiscal 2003 Nine Months from 20.6% in the prior year period.

        Our assets decreased $2.2 million, or 0.9%, to $232.0 million in the Fiscal 2003 Nine Months from $234.2 million the previous year. The small change included lower receivables offset by higher inventories, both the result of lower segment sales volume.

  Latin America

	Nine Months of
	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Revenue from external customers	$90.5	$67.1
Segment profit	10.9	6.5
Segment profit as a % of net sales	12.0%	9.7%
Assets	$199.4	$194.6

        In the Fiscal 2003 Nine Months, our sales to external customers increased $23.4 million, or 34.9%, to $90.5 million from $67.1 million in the previous year. For the Fiscal 2003 Nine Months, the increase in sales was due to the impact of the VARTA acquisition within the region, partially offset by continued declines caused by unfavorable economic conditions, political uncertainties in Argentina and Venezuela, and the unfavorable impacts of foreign currency movements including devaluations in the Dominican Republic. Sales increases within Central America also favorably impacted the Fiscal 2003 Nine Months.

        Our profitability increased $4.4 million to $10.9 million for the Fiscal 2003 Nine Months. For the Fiscal 2003 Nine Months, the favorable profit was mostly the result of the VARTA acquisition and was partially offset by declines in profit in the Andean and Caribbean regions.

        Our assets increased $4.8 million, or 2.5%, to $199.4 million in the Fiscal 2003 Nine Months from $194.6 million the previous year. The acquisition of the VARTA business in Latin America resulted in asset increases across all asset categories, which was offset by a reduction in accounts receivable reflecting improvements in collections, and a decrease in property, plant and equipment reflecting the closure of the Mexico manufacturing facility. The closure and subsequent write-off of the Mexico manufacturing-related assets is included in special charges in the Fiscal 2003 Nine Months (see Note 7 of our condensed consolidated financial statements as of June 29, 2003 included herein).

  Europe/ROW

	Nine Months of
	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Revenue from external customers	$312.4	$38.4
Segment profit	35.8	3.1
Segment profit as a % of net sales	11.5%	8.1%
Assets	$478.4	$30.9

        The Europe/ROW segment was the segment most dramatically impacted by the VARTA acquisition. Increases in sales, segment profitability and assets all reflect the significance of VARTA within the region and the impact of foreign currency movements. Significant sales, marketing, operational and administrative integration activities are substantially completed within the region making identification of year-over-year variation causal factors difficult.

        Profitability as a percent of net sales increased from 8.1% in the Fiscal 2002 Nine Months to 11.5% in the Fiscal 2003 Nine Months, primarily reflecting the impact of the VARTA acquisition and improved gross profit margins.

        Intangible assets of $235.8 million, primarily related to the VARTA acquisition, now make up a substantial portion of the asset base within the segment. The purchase price allocation for the VARTA acquisition is expected to be finalized during the fourth quarter of fiscal 2003.

Corporate Expense

        For the Fiscal 2003 Nine Months, corporate expenses increased $6.7 million, to $28.7 million from $22.0 million in the Fiscal 2002 Nine Months. As a percentage of sales, our corporate expense was 4.3% compared to 5.3% in the Fiscal 2002 Nine Months. The Fiscal 2003 Nine Months corporate expense includes higher legal expense associated with patent infringement litigation, a $1.5 million net charge associated with the settlement of such litigation, and generally higher costs associated with the integration of the VARTA businesses and other increases in compensation expense. The Fiscal 2002 Nine Months included a loss related to the bankruptcy filing of a freight payment service provider.

Special Charges

        The Fiscal 2003 Nine Months reflects $31.6 million of special charges related to: (i) European integration initiatives of approximately $3.1 million, primarily reflecting termination benefits of approximately $1.4 million, inventory and asset impairments of approximately $1.2 million and other integration costs, (ii) North America restructuring initiatives of approximately $14.0 million, including pension and termination costs of approximately $3.3 million, fixed asset and inventory impairments of approximately $9.1 million and relocation expenses and other shutdown expenses associated with the relocation of our Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution facility to our new leased distribution and packaging facility in Dixon, Illinois, (iii) North America and Corporate restructuring initiatives of approximately $6.0 million, including approximately $5.2 million of termination benefits, research and development contract termination costs of approximately $0.5 million and integration, legal and other expenses, (iv) Latin America restructuring initiatives of approximately $6.2 million reflecting the closure of our Mexico City, Mexico manufacturing location, including termination payments of approximately $1.4 million, fixed asset and inventory impairments of approximately $4.3 million and other shutdown related expenses and (v) other Latin America integration initiatives of $2.3 million, primarily reflecting termination benefits of approximately $2.0 million associated with the integration of our Mexico and Colombia businesses and other integration related expenses.

Interest Expense

        Interest expense increased $15.9 million to $28.1 million in the Fiscal 2003 Nine Months. The increase in interest expense is due to the increase in debt to finance the VARTA acquisition.

Non-Operating Expense

        Non-operating expense of $3.1 million in the Fiscal 2003 Nine Months relates to the write-off of unamortized debt fees associated with the previous credit facility, replaced in conjunction with the VARTA acquisition.

Other (Income) Expense

        Other (income) expense, net, improved $3.7 million to income of $3.6 million in the Fiscal 2003 Nine Months. The increase in the Fiscal 2003 Nine Months was attributable to foreign exchange gains reflecting the favorable impacts of currency valuations.

Income Tax Expense

        Our effective tax rate was 32.0% for the Fiscal 2003 Nine Months, a decrease from 36.0% during the Fiscal 2002 Twelve Months. The decrease in the effective tax rate from the prior year reflects the net impact of certain tax credits anticipated during Fiscal 2003, partially offset by a larger percentage of our income being derived from higher taxed foreign jurisdictions. As a result of the tax credits, we are estimating the Twelve Month Fiscal 2003 effective tax rate to be approximately 32.0%.

Fiscal Year Ended September 30, 2002 Compared to Fiscal Year Ended September 30, 2001

Net Sales

        Our net sales decreased $43.5 million, or 7.1%, to $572.7 million in fiscal 2002 from $616.2 million the previous year. Increases in hearing aid battery and lighting product sales were unable to offset declines in zinc carbon and alkaline sales.

Income from Operations

        Our income from operations increased $8.6 million, or 15.8%, to $63.0 million in fiscal 2002 from $54.4 million the previous year. This increase was primarily due to reduction in special charges of $21.1 million offset by a $12.0 million bad debt reserve, net of recoveries, resulting from the bankruptcy filing of a key customer.

Net Income

        Our net income for fiscal 2002 increased $17.7 million, or 153.9%, to $29.2 million from $11.5 million the previous year. The increase reflects a reduction in interest expense attributable to the retirement of $65.0 million in Senior Subordinated Notes following the June 2001 stock offering, plus a $56.1 million reduction in debt during fiscal 2002 due to strong cash flow from operations. In addition, fiscal 2001 results reflect a $22.3 million pretax restructuring charge and an $8.6 million pretax non-operating expense. These improvements were partially offset by a bad debt reserve of $7.5 million, net of tax, recognized in fiscal 2002 related to the bankruptcy filing of a key customer.

Segment Results

        We evaluate segment profitability based on income from operations before special charges and corporate expenses, which includes corporate purchasing expense, general and administrative expense and research and development expense. All depreciation and amortization included in income from operations is related to a segment. Total segment assets are set forth in Note 12 to our audited consolidated financial statements contained herein.

  North America

	2001	2002
	(dollars in millions)
Revenue from external customers	$448.8	$435.6
Segment profit	80.8	85.5
Segment profit as a % of net sales	18.0%	19.6%

        Our revenue from external customers decreased $13.2 million, or 2.9%, to $435.6 million in fiscal 2002 from $448.8 million the previous year. Zinc carbon sales decreases of $12.3 million, or 33.8%, reflect the trend in the industry toward alkaline and the discontinuation of certain products at selected stores of a major retailer. Alkaline sales decreases of $4.8 million, or 1.8%, were attributable to the decline in sales to a key customer in bankruptcy, a cautious retail inventory environment and continued promotional activity, and our inability to anniversary sales to an OEM customer in the previous year. Increases in lighting products of $4.3 million, or 7.6%, resulted from new product launches and distribution gains.

        Our profitability increased $4.7 million, or 5.8%, to $85.5 million in fiscal 2002 from $80.8 million the previous year. This increase was attributable to the benefits of the 2001 plant closures and organizational restructurings, as more fully described above under the heading "Cost Reduction Initiatives," that lowered operating expenses, and improved gross profit margins. This was partially offset by a $12.0 million bad debt reserve, net of recoveries, resulting from the bankruptcy filing of a key customer.

  Latin America

	2001	2002
	(dollars in millions)
Revenue from external customers	$118.7	$84.7
Segment profit	16.9	5.3
Segment profit as a % of net sales	14.2%	6.3%

        Our revenue from external customers decreased $34.0 million, or 28.6%, to $84.7 million in fiscal 2002 from $118.7 million the previous year due primarily to decreased sales of zinc carbon batteries. Net sales were impacted by unfavorable economic conditions in Mexico, Argentina and Venezuela, primarily due to general weakened market conditions. Also impacting net sales were the curtailment of shipments to certain distributors and wholesalers who were delinquent on payments, general political uncertainties and instability in Argentina and Venezuela and the unfavorable impacts of currency devaluation which resulted in approximately $9.3 million of the sales decline from fiscal 2001.

        We have a business presence in approximately 100 countries throughout the world, all of which is subject to varying degrees of political and economic risk. In fiscal 2002, changes in the economic and political environments in Mexico, Argentina and Venezuela subjected us to varying degrees of political and economic risks. While these markets collectively represent approximately 40.0% and 23.3% of our Latin America segment revenue and total assets, respectively, they collectively represent approximately 6.0% and 8.4% of our consolidated revenue and total assets, respectively.

        In spite of the sales decline, the segment remained profitable, with profit of $5.3 million in fiscal 2002. However, this was a decrease of $11.6 million, or 68.6%, from the previous year. This decrease was primarily attributable to the impact of the sales decline, partially offset by lower advertising expenses and a reduction in other operating expenses in the region. As of October 1, 2001, we adopted FASB Statement No. 142, which resulted in a reduction of amortization expense of $3.0 million for the year. Segment profit margins decreased primarily due to an unfavorable customer mix compounded by relatively fixed operating expenses spread over lower sales.

  Europe/ROW

	2001	2002
	(dollars in millions)
Revenue from external customers	$48.7	$52.5
Segment profit	4.1	5.1
Segment profit as a % of net sales	8.4%	9.7%

        Our revenue from external customers increased $3.8 million, or 7.8%, to $52.5 million in fiscal 2002 from $48.7 million the previous year, primarily reflecting increased sales of alkaline and hearing aid batteries and favorable impacts of foreign currency movements.

        Our profitability increased $1.0 million, or 24.4%, due primarily to sales growth and a reduction in operating expenses due to the cost reduction initiatives described above under the heading "Cost Reduction Initiatives — Fiscal 2001" and the adoption of Statement No. 142, which resulted in lower amortization expense.

Corporate Expense

        Our corporate expenses increased $6.6 million, or 26.3%, to $31.7 million in fiscal 2002 from $25.1 million the previous year. The increase was primarily due to higher legal expenses, technology spending and management incentives.

Special Charges

        In fiscal 2002, we recorded net special charges of $1.2 million related to: (i) the closure of our manufacturing facility in Santo Domingo, Dominican Republic and transfer of production to our Guatemala City, Guatemala manufacturing facility and the outsourcing of a portion of our zinc carbon battery production previously manufactured at our Mexico City, Mexico manufacturing facility, as more fully described above under the heading "Cost Reduction Initiatives — Fiscal 2002" and (ii) the reversal of $1.3 million of expenses related to the December 2000 restructuring announcement which were not realized, primarily reflecting a change in estimated termination benefits of $1.0 million, due to lower estimates of outplacement costs and costs attributable to fringe benefits, and the retention of selected employees.

        The closure of the Dominican Republic manufacturing facility and outsourcing of Mexico zinc carbon production resulted in $1.2 million of employee termination benefits for approximately 115 manufacturing employees, $0.9 million of charges from the abandonment of equipment and inventory, net of a change in estimate of $0.4 million, associated with the closing of the manufacturing facility and $0.3 million of other expenses. The change in estimate reflected our ability to utilize more inventory and manufacturing equipment at our Guatemala City, Guatemala manufacturing location than originally anticipated.

        We consider the cost reduction initiatives undertaken in fiscal 2002 and described above to be complete as of September 30, 2002. The remaining accrued termination benefits were paid before December 2002. We anticipate that, beginning in 2003, such cost reduction initiatives will generate annual savings which will approximate the cash costs of the restructuring initiatives.

        We recorded special charges of $22.3 million in fiscal 2001, reflecting $10.1 million of employee termination benefits for approximately 570 employees, $10.2 million of equipment, inventory, and other asset write-offs and $2.0 million of other expenses associated with the cost reduction initiatives described above under the heading "Cost Reduction Initiatives — Fiscal 2001," including: (i) an organizational restructuring in the U.S., (ii) the closure of the Tegucigalpa, Honduras facility and the rationalization of our manufacturing and distribution processes in our Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in our European operations, (iii) the closure of our Wonewoc, Wisconsin manufacturing facility and (iv) the rationalization of inefficient manufacturing processes, packaging operations and product lines at our Fennimore, Wisconsin manufacturing facility and Madison, Wisconsin packaging location. In addition, "Special Charges" also reflected costs associated with our secondary offering in June 2001.

        We consider the cost reduction initiatives undertaken in fiscal 2001 to be complete and we do not anticipate any further material charges to result from such initiatives.

Interest Expense

        Interest expense decreased $11.2 million, or 41.2%, to $16.0 million in fiscal 2002 from $27.2 million in the previous year primarily due to the retirement of $65.0 million in senior subordinated notes in June 2001 using proceeds from our primary offering and the repayment of $56.1 million in debt from our strong cash flow from operations.

Non-Operating Expense

        In fiscal 2001, we recorded non-operating expense of $8.6 million resulting from the premium on the repurchase of $65.0 million of Senior Subordinated Notes and the related write-off of unamortized debt issuance costs.

Income Tax Expense

        Our effective tax rate for fiscal 2002 was 36.0% compared to 34.1% for fiscal 2001. The higher rate for fiscal 2002 primarily reflects a change in geographic profitability away from lower tax jurisdictions, primarily within Latin America, and proportionately higher income in the United States.

Fiscal Year Ended September 30, 2001 Compared to Fiscal Year Ended September 30, 2000

Net Sales

        Our net sales decreased $14.7 million, or 2.3%, to $616.2 million in fiscal 2001 from $630.9 million the previous year. Increases in alkaline and hearing aid battery sales were offset by decreased specialty battery sales and lighting products sales.

Income from Operations

        Our income from operations decreased $34.9 million, or 39.1%, to $54.4 million in fiscal 2001 from $89.3 million the previous year. This decrease was primarily due to special charges of $22.3 million and decreased profitability attributable to sales volume decreases.

Net Income

        Our net income for fiscal 2001 decreased $26.9 million, or 70.0%, to $11.5 million from $38.4 million the previous year. The decrease reflects the impact of a $22.3 million pretax restructuring charge, an $8.6 million pretax non-operating expense and sales softness in North America and Europe/ROW.

Segment Results

        We evaluate segment profitability based on income from operations before special charges and corporate expenses, which includes corporate purchasing expense, general and administrative expense and research and development expense. All depreciation and amortization included in income from operations is related to a segment. Total segment assets are set forth in Note 12 to our audited consolidated financial statements contained herein.

  North America

	2000	2001
	(dollars in millions)
Revenue from external customers	$468.2	$448.8
Segment profit	95.3	80.8
Segment profit as a % of net sales	20.4%	18.0%

        Our revenue from external customers decreased $19.4 million, or 4.1%, to $448.8 million in fiscal 2001 from $468.2 million the previous year due primarily to increased sales of alkaline batteries and hearing aid batteries offset by decreased sales of lighting products and specialty batteries.

        Alkaline sales increases of $15.1 million, or 5.9%, were driven by distribution gains, product line expansion, and strong sales in the mass merchandiser and OEM trade channels partially offset by the impacts of Y2K on sales volumes and lower promotional activity at certain food retailers this year. Hearing aid battery sales increases of $4.7 million, or 13.0%, were driven by strength in the professional channel and expanded retail distribution in fiscal 2001. Lighting product sales decreases of $14.9 million, or 20.9%, were driven by weakness in the lights and lantern battery category reflecting the lingering impact of the Y2K phenomenon and our inability to anniversary a strong hurricane season in the previous year. Specialty battery sales decreases versus last year primarily reflect softness in camcorder and lithium battery sales reflecting general softness in lithium battery demand from OEM customers in the PC, telecommunications and electronics industries and the transition to a camcorder battery licensing agreement.

        Our profitability decreased $14.5 million, or 15.2%, to $80.8 million in fiscal 2001 from $95.3 million the previous year. This decrease was primarily attributable to sales volume decreases and operating expense increases partially offset by improved gross profit margins. The operating expense increases were primarily driven by increased distribution costs reflecting fuel surcharges, higher shipping and handling costs and bad debt write-offs due to customer bankruptcies. The improvement in gross profit margins was partially the result of previously announced cost reduction initiatives described under the heading "Cost Reduction Initiatives — Fiscal 2001" and a favorable shift in product mix away from lower margin lithium, camcorder and lighting products to more profitable alkaline and hearing aid batteries.

  Latin America

	2000	2001
	(dollars in millions)
Revenue from external customers	$112.2	$118.7
Segment profit	20.3	16.9
Segment profit as a % of net sales	18.1%	14.2%

        Our revenue from external customers increased $6.5 million, or 5.8%, to $118.7 million in fiscal 2001 from $112.2 million the previous year due primarily to increased sales of alkaline batteries partially offset by lower sales of zinc carbon batteries and unfavorable impacts of currency devaluation of $1.7 million.

        The alkaline sales growth in Latin America primarily reflects new distribution in mass merchandiser chains compounded by the expansion into the southern region of South America. Zinc carbon sales were affected by a slowing economic environment and the impact of currency devaluation.

        Our profitability decreased $3.4 million, or 16.8%, to $16.9 million in fiscal 2001 from $20.3 million the previous year. This decrease was primarily attributable to operating expense increases partially offset by improved gross profit margins. The operating expense increases were primarily driven by increased promotional and marketing support associated with new distribution initiatives in the Southern region and higher operating expenses associated with our expansion at larger mass merchandiser chains in Mexico.

  Europe/ROW

	2000	2001
	(dollars in millions)
Revenue from external customers	$50.6	$48.7
Segment profit	6.1	4.1
Segment profit as a % of net sales	12.1%	8.4%

        Our revenue from external customers decreased $1.9 million, or 3.8%, to $48.7 million in fiscal 2001 from $50.6 million the previous year, due primarily to the unfavorable impacts of currency devaluation of $3.4 million. Excluding the negative impact of currency devaluation net sales increased 3.0% reflecting sales increases in hearing aid and alkaline batteries. Alkaline battery sales increases were driven primarily by new distribution.

        Our profitability decreased $2.0 million, or 32.8%, due primarily to lower gross profit margins attributable to an unfavorable product mix and increased operating expenses attributable to our new distribution.

Corporate Expenses

        Our corporate expenses decreased $7.3 million, or 22.5%, to $25.1 million in fiscal 2001 from $32.4 million the previous year. As a percentage of total sales, our corporate expense was 4.1% compared to 5.1% in the previous year. These decreases were primarily due to lower management incentives and legal expenses partially offset by higher research and development expenses reflecting an increase in technology spending.

Special Charges

        We recorded special charges of $22.3 million, reflecting $10.1 million of employee termination benefits for approximately 570 employees, $10.2 million of equipment, inventory, and other asset write-offs, and $2.0 million of other expenses associated with certain of the cost reduction initiatives described above under the heading "Cost Reduction Initiatives — Fiscal 2001" including: (i) an organizational restructuring in the U.S., (ii) the rationalization of our manufacturing and distribution processes in our Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in our European operations, (iii) the closure of our Wonewoc, Wisconsin manufacturing facility and (iv) the rationalization of inefficient manufacturing processes, packaging operations and product lines at our Fennimore, Wisconsin, manufacturing facility and Madison, Wisconsin packaging location. In addition, "Special Charges" also reflected costs associated with our secondary offering of our common stock in June 2001.

Interest Expense

        Interest expense decreased $3.4 million, or 11.1%, to $27.2 million in fiscal 2001 from $30.6 million in the previous year primarily due to lower effective interest rates and the redemption of the majority of our subordinated debt in June 2001.

Non-Operating Expense

        We recorded non-operating expense of $8.6 million resulting from the premium on the repurchase of $65.0 million of senior subordinated notes and the related write-off of unamortized debt issuance costs.

Income Tax Expense

        Our effective tax rate for fiscal 2001 was 34.1% compared to 33.8% for fiscal 2000. The higher rate for fiscal 2001 primarily reflects a higher foreign tax rate attributable to increased tax rates in certain Latin America countries and startup losses in the southern region of South America not fully benefited.

Liquidity and Capital Resources

        For the Fiscal 2003 Nine Months, operating activities provided $33.3 million in net cash, a decrease of $20.2 million from last year. Within operating cash flow, we recognized lower net income offset by significantly higher depreciation expense, reflecting the impacts of the Fiscal 2003 restructuring activities and the VARTA acquisition, respectively. We also experienced an increase in other non-cash adjustments primarily reflecting the non-cash restructuring charges and the write-off of the unamortized debt issuance costs in the Fiscal 2003 Nine Months. Operating cash flow from changes in working capital decreased $23.3 million from the previous year primarily reflecting the impact of the VARTA acquisition and sales softness in North America.

        During fiscal 2002, our operating activities generated $66.8 million of cash, compared to $18.0 million in fiscal 2001, an increase of $48.8 million. Operating cash flows from changes in working capital accounted for $48.1 million of the increase which were primarily driven by lower investments in receivables and inventory, slightly offset by higher prepaid and other assets and lower accrued special charges reflecting the completion of the December 2000 restructuring initiatives.

        Net cash used by investing activities increased to $262.4 million for the Fiscal 2003 Nine Months, primarily reflecting the VARTA acquisition. Capital expenditures in the Fiscal 2003 Nine Months were primarily for improvements to alkaline battery manufacturing and leasehold improvements on the Dixon, Illinois leased packaging and distribution center. Capital expenditures for Fiscal 2003 are expected to be approximately $28.0 million which will include continued performance upgrades to our alkaline and zinc air manufacturing and packaging operations, leasehold improvements for the leased Dixon, Illinois facility and continued investment in technology.

        Capital expenditures for fiscal 2002 were $15.6 million, a decrease of $4.1 million from fiscal 2001. Capital expenditures in 2002 were funded by cash flow from operations.

        During the Fiscal 2003 Nine Months we granted approximately 1.2 million options to purchase shares of common stock to various of our employees. All grants have been at an exercise price equal to the market price of the common stock on the date of the grant. We also granted approximately 0.4 million shares of restricted stock on October 1, 2002 from the 1997 incentive plan to certain members of management. These shares will vest on September 30, 2005 provided the recipient is still employed by us. The total market value of the restricted shares on date of grant totaled approximately $4.8 million and has been recorded as unearned restricted stock compensation, a separate component of shareholders' equity. Unearned compensation is being amortized to expense over the three-year vesting period. During the Fiscal 2003 Nine Months, shares with a value of approximately $0.3 million on the grant date were forfeited.

        We believe our cash flow from operating activities and periodic borrowings under our senior credit facilities will be adequate to meet the short-term and long-term liquidity requirements of our business following the acquisition of Remington prior to the expiration of those senior credit facilities, although no assurance can be given in this regard. Our current senior credit facilities include a revolving credit facility of $100 million, a revolving credit facility of €50.0 million, a term loan of $300.0 million, a term loan of €125.0 million and a term loan of €50.0 million. As of June 29, 2003, the following amounts were outstanding under these facilities: $2.2 million and $267.0 million, respectively, of the U.S. dollar revolver and term loan and, €123.8 million and €45.0 million, respectively, of the euro term loans. In addition, approximately $6.2 million of the remaining availability under the U.S. dollar revolver was utilized for outstanding letters of credit.

        The Third Amended and Restated Credit Agreement ("Third Restated Agreement"), undertaken to acquire the consumer battery business of VARTA, and subsequently amended ("First Amendment"), required, among other provisions, that the recording and incurrence of restructuring charges meet certain definitions and time constraints to qualify as additions in calculating Adjusted EBITDA, that we were to have transformed the German subsidiary acquired from VARTA AG from a GmbH legal structure to a KGaA legal structure ("Transformation") on or before June 30, 2003, and that we obtain consent of the Required Lenders to effect releases or substitutions of collateral pledges. Effective June 27, 2003, the Third Restated Agreement was amended ("Second Amendment") to (i) redefine and permit acceleration, recording, and incurrence of certain Restructuring Charges, as defined in the Third Restated Agreement, (ii) extend the deadline for Transformation to on or before March 31, 2004 and (iii) consent to certain organizational restructurings ("Restructurings"), including releases and substitutions of collateral pledges, and disregarding application of certain basket amounts as necessary to effect the Restructurings.

        In connection with the acquisition of Remington, we will enter into an amendment to the Third Restated Agreement to, among other things, permit the acquisition and the issuance of the notes, increase the Term Loan B portion, increase availability under our U.S. dollar revolver and decrease availability under the euro revolver. See "Description of Certain Indebtedness."

Adoption of New Accounting Pronouncements and Impacts of Recently Issued Accounting Standards

        In August 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We adopted the Statement on October 1, 2002. Adoption did not have a material effect on our financial statements.

        In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for

the disposal of a segment of a business. We adopted the Statement on October 1, 2002. Adoption did not have a material effect on our financial statements.

        In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring that such expenses no longer be treated as extraordinary items unless the items meet the definition of extraordinary per APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. We adopted this Statement on October 1, 2002. As a result, the write-off of unamortized debt issuance costs of $3.1 million associated with the replacement of our previous credit facility in October 2002 is classified as non-operating expense in the nine month period ending June 29, 2003.

        In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 nullifies EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). According to the Statement, commitments to a plan to exit an activity or dispose of long-lived assets will no longer be enough to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are "incurred" and can be measured at fair value. Such companies will subsequently adjust the recorded liability for changes in estimated fair value. Statement No. 146 also revises accounting for specified employee and contract terminations that are part of restructuring activities. Statement No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. We applied the provisions of EITF 94-3 to the restructuring initiatives announced and committed to during the first fiscal quarter of 2003 (See 2003 Restructuring summary within note 7 to our unaudited condensed consolidated financial statements as of June 29, 2003 included herein). Other than potentially impacting the timing of recognition of future exit or disposal activities, we believe that the adoption of Statement No. 146 will not have a significant impact on our consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This Interpretation addresses, among other things, the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees. We have adopted the disclosure requirements of the Interpretation, and are applying the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. Adoption did not have a material effect on our consolidated financial statements.

        In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. The Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have adopted the disclosure provisions of Statement No. 148.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities. The Interpretation applies immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For existing variable interest entities or investments in such, the Interpretation applies in the first fiscal year or interim period beginning after January 1, 2004. We believe that the adoption of Interpretation No. 46 will not have a significant impact on our consolidated financial statements.

        In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, establish accounting and reporting standards for derivative instruments including derivatives embedded in other contracts used for hedging activities. Statement No. 149 amends Statement No. 133 for certain decisions by the FASB board as part of the Derivatives Implementation Group ("DIG") process. Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, and is effective for hedging relationships designated after June 30, 2003, except for certain transition and effective dates relating to other amendments that principally resulted from the DIG process. We are currently evaluating the impact of Statement No. 149 on our consolidated financial statements.

        In May 2003, EITF issued Consensus No. 01-8, Determining Whether an Arrangement Contains a Lease. EITF No. 01-8 requires lease treatment for arrangements containing an embedded lease, thereby conveying the right to control the use of property, plant or equipment (collectively, the "property") whether the property is explicitly or implicitly specified. The right is conveyed if the purchaser obtains physical or operational control of the property or takes substantially all of its output. EITF No. 01-8 applies prospectively to new or modified arrangements beginning after May 28, 2003. Adoption of EITF No. 01-8 did not have a significant impact on our consolidated financial statements.

        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that certain types of freestanding financial instruments be treated as liabilities and measured at fair value. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We believe that adoption of Statement No. 150 will not have a significant impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk Factors

        We have market risk exposure from changes in interest rates, foreign currency exchange rates and commodity prices. We use derivative financial instruments for purposes other than trading to mitigate the risk from such exposures.

        A discussion of our accounting policies for derivative financial instruments is included in Note 1, "Significant Accounting Policies" in Notes to our audited consolidated financial statements.

Interest Rate Risk

        We have bank lines of credit at variable interest rates. The general level of U.S. interest rates, LIBOR, and Euro LIBOR primarily affects interest expense. We use interest rate swaps to manage such risk. The net amounts to be paid or received under interest rate swap agreements are accrued as interest rates change, and are recognized over the life of the swap agreements, as an adjustment to interest expense from the underlying debt to which the swap is designated. The related amounts payable to, or receivable from, the contract counterparties are included in accrued liabilities or accounts receivable.

Foreign Exchange Risk

        We are subject to risk from sales and loans to and from our subsidiaries as well as sales to, purchases from and bank lines of credit with, third-party customers, suppliers and creditors, respectively, denominated in foreign currencies. Foreign currency sales are made primarily in euros, pounds sterling, Colombian pesos, and Mexican pesos. Foreign currency purchases are made primarily in euros, pounds sterling, Colombian pesos, and Mexican pesos. We also have foreign currency sales and purchases in other currencies throughout the world. We manage our foreign exchange exposure from anticipated sales, accounts receivable, intercompany loans, firm purchase commitments and credit obligations through the use of naturally occurring offsetting positions (borrowing in local currency), forward foreign exchange contracts, foreign exchange rate swaps and foreign exchange options. The related amounts payable to, or receivable from, the contract counter parties are included in accounts payable or accounts receivable.

Commodity Price Risk

        We are exposed to fluctuation in market prices for purchases of zinc used in the manufacturing process. We use commodity swaps, calls and puts to manage such risk. The maturity of, and the quantities covered by, the contracts are closely correlated to our anticipated purchases of the commodities. The cost of calls, and the premiums received from the puts, are amortized over the life of the contracts and are recorded in cost of goods sold, along with the effects of the swap, put and call contracts. The related amounts payable to, or receivable from, the counterparties are included in accounts payable or accounts receivable.

Sensitivity Analysis

        The analysis below is hypothetical and should not be considered a projection of future risks. Earnings projections are before tax.

        As of June 29, 2003, the potential change in fair value of outstanding interest rate derivative instruments, assuming a 1% unfavorable shift in the underlying interest rates would be a loss of $4.4 million. The net impact on reported earnings, after also including the reduction in one year's interest expense on the related debt due to the same shift in interest rates, would be a net loss of $1.7 million.

        As of June 29, 2003, the potential change in fair value of outstanding foreign exchange derivative instruments, assuming a 10% unfavorable shift in the underlying foreign exchange rates would be a loss of $0.9 million. The net impact on future cash flows, after also including the gain in value on the related accounts receivable and accounts payable outstanding at June 29, 2003 due to the same change in exchange rates, would be zero.

        As of June 29, 2003, the potential change in fair value of outstanding commodity price derivative instruments, assuming a 10% unfavorable change in the underlying commodity prices would be a loss of $1.2 million. The net impact on reported earnings, after also including the reduction in cost of one year's purchases of the related commodities due to the same change in commodity prices, would be a net gain of $0.3 million.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and fairly present our financial position and results of operations. We believe the following accounting policies are critical to an understanding of our financial statements. The application of these policies requires management judgment and estimates in areas that are inherently uncertain.

Valuation of Assets and Asset Impairment

        We evaluate certain long-lived assets, such as property, plant and equipment, and certain intangibles for impairment based on the expected future cash flows or earnings projections. An asset's value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires significant management judgment with respect to revenue and expense growth rates, changes in working capital, and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determination.

        We adopted FASB Statement No. 142, Goodwill and Other Intangible Assets, effective October 1, 2001. Statement No. 142 requires goodwill and other intangible assets with indefinite useful lives not be amortized, and that impairment of such assets be evaluated as discussed above at least annually.

        We evaluate deferred tax assets based on future earnings projections. An asset's value is deemed impaired if the earnings projections do not substantiate the carrying value of the asset. The estimation of such amounts requires significant management judgment with respect to revenue and expense growth rates, changes in working capital, and other assumptions, as applicable. The use of different assumptions would increase or decrease future earnings projections and could, therefore, change the determination of whether the asset is realizable.

        See Notes 2(c), 2(h), 2(i), 2(v), 4, 5, and 9 to our audited consolidated financial statements for more information about these assets.

Revenue Recognition and Concentration of Credit Risk

        We recognize revenue from product sales upon shipment to the customer, which is the point at which all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. We are not obligated to allow for, and our general policy is not to accept, product returns.

        We enter into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from us based on the level of their purchases, which require us to estimate and accrue the estimated costs of the promotional programs. These costs are generally treated as a reduction of net sales.

        We also enter into promotional arrangements targeted to the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase of cost of sales, based on the type of promotional program. The income statement characterization of our promotional arrangements complies with EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including A Reseller of the Vendor's Products).

        Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If we provide a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.

        For all types of promotional arrangements and programs, we monitor our commitments and use statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of our customer-related promotional arrangements and programs are individualized to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.

        We also enter into various contractual arrangements, primarily with retail customers, which require us to make an upfront cash, or "slotting" payment, to secure the right to distribute through such customer. We capitalize slotting payments, provided the payments are supported by a time or volume based contractual arrangement with the retailer, and will amortize the associated payment over the appropriate time or volume based term of the contractual arrangement. The amortization of the slotting payment is treated as a reduction in net sales and the corresponding asset is included in "Deferred Charges and Other" in our Consolidated Balance Sheet.

        Our trade receivables subject us to credit risk which is evaluated based on changing economic, political, and specific customer conditions. We assess these risks and make provisions for collectibility based on our best estimate of the risks presented and information available at the date of the financial statements. The use of different assumptions may change the estimate of collectibility. We extend credit to our customers based upon an evaluation of the customer's financial condition and credit history and generally do not require collateral. Our credit terms generally range between 30 and 90 days from invoice date, depending upon our evaluation of the customer's financial condition and history. We monitor our customers' credit and financial conditions based on changing economic conditions and adjust our credit policies with respect to any individual customer as we determine appropriate. These adjustments may include, but are not limited to, restricting shipments to customers, reducing credit limits, shortening credit terms, requiring cash payments in advance of shipment, or securing credit insurance. Our adjustments to our credit policies may not be effective in reducing our credit risk associated with any particular customer. In 2002, we experienced a significant loss resulting from the bankruptcy filing of a large retailer in the United States to which we had extended credit in accordance with our credit policy. In the future, we may experience additional losses due to changing economic, political and specific customer conditions that may adversely affect collectibility of trade receivables.

        See Notes 2(b), 2(c), and 2(e) to our consolidated financial statements for more information about our revenue recognition and credit policies.

Pensions

        Our accounting for pension benefits is primarily based on discount rate, expected and actual return on plan assets, and other assumptions made by management, and is impacted by outside factors such as equity and fixed income market performance. Pension liability is principally the estimated present value of future benefits, net of plan assets. In calculating the estimated present value of future benefits, net of plan assets, for fiscal 2001 and fiscal 2002, we used discount rates of 7.5% and 7.0%, respectively. In lowering the discount rate from fiscal 2001 to fiscal 2002, we considered the change in the general market interest rates of debt rated Aaa or Aa by Moody's Investors Service from June 2001 to June 2002 and solicited the advice of its independent actuary. We believe the discount rate used is reflective of the rate at which the pension benefits could be effectively settled. The decrease in our discount rate in fiscal 2002 contributed to, but was not entirely responsible for, an increase of approximately $3.1 million in our projected benefit obligation from the end of fiscal 2001 to the end of fiscal 2002.

        Pension expense is principally the sum of interest and service cost of the plan, less the expected return on plan assets and the amortization of the difference between our assumptions and actual experience. The expected return on plan assets is calculated by applying an assumed rate of return to the fair value of plan assets. In fiscal 2001 and fiscal 2002, we used an expected return on plan assets of 8.5%. Based on the advice of its independent actuary, we believe the expected rate of return is reflective of the long-term average rate of earnings expected on the funds invested. An increase in the expected return on plan assets used by us would have the effect of decreasing future pension expense. If such expected return were overstated, it would ultimately increase future pension expense. Similarly, an understatement of the expected return would ultimately decrease future pension expense. If plan assets decline due to poor performance by the markets and/or interest rate declines, as was experienced in fiscal 2002, our pension liability would increase, ultimately increasing future pension expense.

        See Notes 2(c) and 11 to our audited consolidated financial statements for a more complete discussion of our employee benefit plans.

Restructuring

        Restructuring liabilities are recorded for estimated cost of facility closures, significant organizational adjustments, and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the costs incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), impairment of property and equipment and other current or long-term assets, lease termination payments, plus any other items directly related to the exit costs. While the actions are carried out as expeditiously as possible, changes in estimates, resulting in an increase to or a reversal of a previously recorded liability, may be required as management executes the restructuring plan. See Notes 15 and 18 to our audited consolidated financial statements and Note 7 to our unaudited condensed consolidated financial statements for discussion of recent restructuring initiatives and related costs.

Loss Contingencies

        Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation and the impact of environmental matters are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management judgments of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect future results of operations. See further discussion in "Business — Legal Proceedings", and Notes 2(c), 2(t) and 13 to our audited consolidated financial statements.

Other Significant Accounting Policies

        Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed above, are also critical to understanding our audited consolidated financial statements. Our notes to our audited consolidated financial statements contain additional information related to our accounting policies and should be read in conjunction with this discussion.

Remington

Overview

        Remington is a leading consumer products company focusing on the development and marketing of personal care products. Remington designs and distributes electric shavers and accessories, grooming products, hair care appliances and other small electrical consumer products. Remington distributes its products through three operating segments which are comprised of (i) the North America segment, which sells products through mass-merchant retailers, department stores and drugstore chains throughout the United States and Canada, (ii) the International segment, which sells products to similar customers through an international network of subsidiaries and distributors and (iii) the U.S. Service Stores segment consisting of Remington-owned and operated service stores located throughout the U.S. Following the acquisition of Remington, Rayovac plans to continue to support the strategy of de-emphasizing wellness products and service stores.

        Sales of Remington's products are highly seasonal, with a large percentage of net sales occurring during the Christmas selling season. Remington typically derives approximately 45% of its annual net sales in the fourth quarter of each year while the first quarter of each year is generally Remington's weakest quarter. As a result of this seasonality, Remington's inventory and working capital needs fluctuate substantially during the year.

Six Months Ended June 30, 2003 Versus Six Months Ended June 30, 2002

Net Sales

        Net sales for the six months ended June 30, 2003 were $119.0 million, a decrease of 4% compared to $123.8 million for the six months ended June 30, 2002. The decrease in net sales was the result of lower sales in the North America and U.S. Service Stores segments. These declines were partially offset by an increase in the International segment resulting from the positive impact of foreign currency exchange rates.

        Net sales in North America were $69.3 million for the first six months of 2003, a decrease of 10% compared to $76.6 million for the first six months of 2002. The decline was the result of lower wellness sales resulting from Remington's decision to de-emphasize this product line, coupled with lower haircare sales which benefited in the prior year from new product introductions. Also impacting the decline were lower shaver and grooming sales in the first quarter which resulted from higher year-end shaver inventories at certain retail accounts due to a slow Christmas retail environment and lower returns.

        International net sales were $38.8 million for the first six months of 2003, an increase of $5.3 million or 16% compared to $33.5 million for the first six months of 2002. The increase in net sales was due to the $5.5 million positive impact of foreign currency exchange rates and an increase in sales of shaver, grooming and haircare products. These increases were partially offset by lower sales of wellness and other non-core products.

        Net sales in the U.S. Service Stores were $10.9 million for the first six months of 2003, a 20% decrease compared to $13.7 million for the first six months of 2002. The decrease was in part the result of 10 fewer stores on average operating during the first six months of 2003 compared to the first six months of 2002. Also contributing to the decline was a 13% decrease in same store sales versus the same period a year ago.

Gross Profit

        Gross profit was $52.8 million, or 44.4% of net sales for the first six months of 2003 compared to $49.7 million, or 40.1% of net sales for the first six months of 2002. The increase in percentage over the prior year was primarily the result of a better sales mix toward shaver and grooming products. Also impacting the improved margin were product cost savings, which included the positive impact of foreign currency on U.S. dollar denominated inventory purchases in the International segment.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $42.6 million, or 35.8% of net sales, for the first six months of 2003, compared to $42.9 million, or 34.7% of net sales, in 2002. An increase in expenses of $2.1 million resulting from the effect of the weaker dollar on the translation of International expenses was offset by lower distribution costs and lower expenses within the U.S. Service Stores segment resulting from fewer stores in operation during the comparable periods.

Operating Income

        Operating income for the first six months of 2003 was $10.0 million compared to $6.6 million for the first six months of 2002. The increase from period to period was the result of the improved gross margin and lower operating expenses partially offset by the lower net sales.

Net Interest Expense

        Net interest expense decreased to $11.2 million for the first six months of 2003 compared to $11.9 million for the first six months of 2002. The decline was the result of lower average borrowings during the first six month of 2003 compared to the same period in 2002.

Other Income

        Other income increased to $1.0 million in the first six months of 2003 compared to $0.7 million in the same period of the prior year. This increase was primarily the result of higher currency gains on U.S. dollar denominated obligations in Remington's International segment.

Provision (Benefit) for Income Taxes

        The net provision for income taxes was $0.7 million for the first six months of 2003 compared to a benefit of $0.3 million in the same period of 2002. The current period's provision was the result of pretax earnings generated within Remington's International segment while the prior year's benefit was the result of pretax losses generated within Remington's International segment.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Net Sales

        Net sales for the year ended December 31, 2002 were $365.1 million, an increase of 3% compared to $356.0 million for the year ended December 31, 2001. This increase is attributable primarily to the North

American segment which experienced continued strong growth. Net sales in the International segment increased over the prior year as a result of the positive impact of foreign currency fluctuations while sales in the U.S. Service Stores segment decreased. Excluding the positive impact of foreign currency consolidated net sales increased 1% over the prior year.

        Despite a weak retail environment in 2002, net sales in North America for the year ended December 31, 2002 increased 6% to $232.7 million compared to $220.5 million for the year ended December 31, 2001. Shaver and grooming sales continued to drive the growth while sales of haircare products also experienced moderate growth. Both of these increases were primarily the result of new product introductions occurring over the last two years and increased distribution, primarily at existing customers. Sales of wellness products decreased significantly as a result of Remington's decision to de-emphasize this product line by eliminating fad products and continuing to offer only certain more established products.

        International net sales were $99.0 million for the year ended December 31, 2002, an increase of 2% compared to $96.8 million for the year ended December 31, 2001. Excluding the $6.2 million positive impact of foreign currency, sales in the International segment actually decreased 4% from the prior year. Higher sales of shaver, grooming and haircare products were offset by lower sales of wellness products.

        Net sales through Remington's U.S. Service Stores decreased 14% to $33.4 million for the year ended December 31, 2002 compared to $38.7 million for the year ended December 31, 2001. The decrease was due to an average of eleven fewer stores open during the year ended December 31, 2002 as well as a 6% decrease in same store sales, defined as all stores operating for twelve months in 2002 and in 2001. The number of stores has declined over the last several years as Remington de-emphasizes this segment in favor of investing in its other businesses.

Gross Profit

        Gross profit was $155.1 million, or 42.5% of net sales, for the year ended December 31, 2002 compared to $125.5 million, or 35.3% of net sales, for the year ended December 31, 2001. The increase in gross profit was due primarily to $19.4 million in charges incurred in the second and fourth quarters of 2001, as referred to below. Also contributing to the improved gross profit in 2002 was the increase in sales and margin percentage of shaver, grooming and haircare products.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased to $114.4 million, or 31.4% of net sales, for the year ended December 31, 2002 compared with $121.7 million, or 34.3% of net sales, for the year ended December 31, 2001. The decrease was due primarily to $7.0 million in charges incurred in the second and fourth quarters of the prior year, as referred to below. Also impacting selling general and administrative expenses in 2002 were lower distribution expenses resulting from process improvements in the area of logistics and a shift in product mix away from heavier and bulkier wellness products. This decrease in distribution expense was mostly offset by an increase in other administrative expenses, relating principally to an increase in incentive bonus expense.

Operating Income

        Operating income for the year 2002 increased to $40.2 million compared to $1.9 million in 2001. The increase in operating income is attributable to the higher sales and margins and lower selling, general and administrative expenses. Also impacting operating income was a decrease of $1.4 million in intangible amortization as a result of the discontinuance of goodwill and tradename amortization in accordance with new accounting rules under SFAS No. 142, Goodwill and Other Intangible Assets.

Net Interest Expense

        Net interest expense decreased to $24.2 million for the year ended December 31, 2002 compared to $26.3 million for the year ended December 31, 2001. The decline was the result of lower average borrowings during 2002. Partially offsetting this decline were slightly higher average interest rates during 2002 resulting from the sale of $50.0 million of additional senior subordinated notes in April 2001.

Other Expense (Income)

        Other income was $1.0 million for the year ended December 31, 2002 compared to other expense of $2.1 million for the year ended December 31, 2001. The change from year to year is due principally to the impact of fluctuations in foreign currency rates on U.S. dollar denominated obligations of Remington's International segment and the resulting recognition of unrealized currency gains and losses in 2002 and 2001, respectively.

Provision (Benefit) for Income Taxes

        The net provision for income taxes was $0.2 million for the year 2002 compared to a net benefit in 2001 of $3.1 million. The current year provision was the result of pretax earnings generated within Remington's International segment, while the prior year's provision was the result of pretax losses generated within Remington's International segment.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

Overview

        For the year ended December 31, 2001, Remington reported net sales and operating income of $356.0 million and $1.9 million, respectively, compared to $342.2 million and $38.3 million, respectively, in the prior year. Higher sales versus a year ago were attributable to the strength of Remington's North American business, particularly its shaver and grooming line. Offsetting higher operating income from the higher sales were the following factors: (1) Fourth quarter charges of $9.9 million related primarily to obsolete products; (2) $13.0 million in unexpected costs recognized in the second quarter of 2001 primarily related to Remington's U.K. subsidiary; (3) Higher customer returns provisions, and higher distribution and other costs and (4) Other one-time fourth quarter charges of $3.5 million for customer credit and other costs.

        Of the $9.9 million of costs recognized in the fourth quarter of 2001, inventory charges and other related costs amounted to $7.7 million to recognize the estimated market value of certain products primarily within the haircare and wellness line that have become obsolete. Tooling and component write-offs for discontinued products amounted to $1.1 million. Further, Remington incurred $0.6 million of severance costs and $0.5 million of costs associated with consolidating two adjacent office buildings in the U.K. into one.

        Of the $13.0 million of unexpected second quarter costs, $11.0 million related to Remington's business in the U.K. This $11.0 million was comprised of $5.9 million associated with logistics operations, $2.7 million of inventory write-downs, $1.5 million of higher trade promotion costs and $0.9 million of other costs. Logistics costs in the U.K. business were impacted by unnecessary complexities in that business, including the proliferation of stock keeping units, or sku's, and the support required of the U.K. distribution facility for Remington's operations in Continental Europe. In order to address this situation, Remington in the third quarter of 2001 completed its transition to new third party distribution centers in the U.K. and, to support Remington's business in Continental Europe, Germany. The second quarter of 2001 was impacted further by a $1.0 million charge to inventory to reflect product discontinuations in North America. An additional $1.0 million of severance costs was recognized by Remington in the second quarter in connection with the initiative undertaken by it in the second quarter to simplify product offerings. Of the $13.0 million of unexpected costs recorded in the second quarter, $10.6 million negatively impacted gross profit and the balance of $2.4 million impacted selling, general and administrative costs.

        Provisions for sales returns were higher, due primarily to disappointing results from certain of Remington's promotional programs occasioned by the impact of a general economic and retail slowdown during the critical holiday period. Higher distribution costs were incurred primarily because of a shift in product mix to heavier and bulkier haircare and wellness items and to continuing transition costs of moving to new distribution centers in the U.S. the U.K. and Germany. Other factors impacting gross margin were lower pricing with respect to haircare and wellness products in order to meet competitive activity and the weak holiday retail environment, and the impact on cost of sales of a stronger dollar.

Net Sales

        Net sales for the year ended December 31, 2001 increased 4% to $356.0 million compared to $342.2 million for the year ended December 31, 2000. The sales increase was driven by stronger sales in Remington's North American segment predominately in its shaver and grooming category. This increase was partially offset by decreased sales in the International and U.S. Service Stores segments.

        Net sales in North America increased 15% to $220.5 million for the year ended December 31, 2001, compared to net sales in the prior year of $192.1 million. Shaver and grooming sales continued their strong growth as a result of increased distribution at new and existing customers and new product introductions during the last two years. The haircare and wellness category also experienced sales growth in 2001 primarily as a result of the introduction of new products. The sales increase in each of these product lines was in part offset by higher provisions for sales returns and, in the case of haircare and wellness products, by lower pricing, all of which resulted from a weaker than expected holiday retail environment and competitive issues.

        Net sales for the International business decreased 10% to $96.8 million in 2001 compared to $107.4 million in 2000. Most of this decline was due to the negative impact of foreign currency. The balance of the decline was due primarily to the combination of weaker sales in the U.K., due in part to logistics difficulties and lower sales in Australia resulting from a weaker economic environment and the sale of the Australian Service Stores in the third quarter of 2000, partially offset by sales increases in continental Europe.

        Net sales in Remington's U.S. Service Stores segment decreased 9% to $38.7 million for the year ended December 31, 2001 compared to $42.7 million in 2000. A weaker retail environment, together with an average of five fewer stores during 2001, were the primary factors for the decrease. As a result of this weaker environment, same store sales, defined as all stores operating for twelve months in 2001 and in 2000, decreased 5% from 2000 to 2001. The number of stores has declined over the last couple of years as the leases on under performing stores have not been renewed and as Remington pursues a strategy of limiting the opening of new stores in favor of investing in its other businesses.

Gross Profit

        Gross profit was $125.5 million, or 35.3% of net sales, for the year ended December 31, 2001 compared to $145.7 million, or 42.6% of net sales, for the year ended December 31, 2000. The positive margin impact of increased shaver and grooming sales in North America was more than offset by fourth quarter charges of $8.8 million primarily associated with obsolete haircare and wellness products and $10.6 million of the second quarter unexpected costs referred to above. The gross margin was further impacted by higher provisions for sales returns, as well as the lower pricing in the haircare and wellness category resulting from a weaker holiday retail environment and competitive issues. Also impacting gross profit was the negative impact of foreign currency on product costs in the International segment.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased to $121.7 million, or 34.3% of net sales, for the year ended December 31, 2001, compared to $105.4 million, or 30.8% of net sales, for the year ended December 31, 2000. Included in selling, general and administrative expenses in 2001 are $4.6 million of fourth quarter charges primarily associated with customer credit, office consolidation and other charges, and $2.4 million of the unexpected costs recorded in the second quarter. In addition, higher distribution costs related to heavier and bulkier wellness products and the moving and consolidation of distribution centers in the U.S. and Europe also impacted the increase over the prior year.

Operating Income

        Operating income for the year ended December 31, 2001 was $1.9 million, or 0.5% of net sales, compared to $38.3 million, or 11.2% of net sales, in 2000. Despite an increase in net sales, the lower gross profit and higher selling, general and administrative expenses, as discussed above, resulted in the significant decline in operating income.

Net Interest Expense

        Net interest expense increased to $26.3 million in 2001 compared to $24.4 million in 2000. The increase was the result of higher average borrowings in 2001 versus 2000 and was partially offset by lower interest rates and lower amortization of deferred financing costs.

Other Expense (Income)

        Other expense was $2.1 million in 2001 compared to $0.8 million in 2000. The higher expense is due primarily to unrealized currency losses incurred by the International segment.

Provision (Benefit) for Income Taxes

        The net benefit for income taxes was $3.1 million in 2001 compared to a net provision of $0.4 million in 2000. The net benefit in 2001 relates primarily to pretax losses generated by Remington's U.K. operations.

Liquidity and Capital Resources

        Net cash used in operating activities for the first six months of 2003 was $0.7 million compared to $11.8 million in cash provided by operating activities in the same period of 2002. The variance from 2002 to 2003 was due primarily to the reduction of excess working capital during the first six months of 2002.

        For the year ended December 31, 2002, Remington generated $58.5 million in cash from operating activities, compared to a usage in the prior year of $4.3 million. As a result of process improvements in the area of logistics and the simplification of product offerings, inventory levels at the end of 2002 were $26.1 million lower than at the end of 2001. This reduction, along with a significant improvement in earnings and reduction in accounts receivable, were the primary reasons for the improvement in cash flows from operations.

        Remington's operations are not capital intensive. Remington's capital expenditures totaled $1.1 million during the first six months of 2003 and 2002. As a result of an increase in tooling and machinery for new products, total capital expenditures for 2003 are expected to increase to approximately $4.0 million, up from $2.1 million in 2002.

        During 2002 and 2001, Remington's capital expenditures, including tooling for new products, amounted to $2.1 million and $4.3 million, respectively. The decline in 2002 was primarily the result of a lower investment in tooling stemming from a reduction in new product introductions and the de-emphasis of the wellness product line.

        During 2002, Remington's total borrowings, excluding currency impacts, decreased by $27.8 million. Cash increased by $28.3 million excluding currency impacts, thereby reducing net borrowings by $56.1 million. This reduction in net borrowings was the result of the significant improvement in cash flows from operations.

        Remington's primary sources of liquidity are cash and cash equivalents, funds generated from operations and available borrowings under its $110.0 million asset based revolving credit facility (the "Facility"). Borrowings under the Facility are subject to a borrowing base of 85% of eligible receivables and 60% of eligible inventories. The Facility matures on March 31, 2006. Remington, its principal members or their affiliates, may, from time to time, enter the market to purchase or sell the Remington Notes, in compliance with any applicable securities laws.

        As of June 30, 2003, Remington was in compliance with all covenants under the Facility and availability under the Facility was approximately $50.0 million in addition to Remington's cash and cash equivalents of $24.8 million. Remington believes that its cash and cash equivalents, together with cash generated from operations and borrowing resources, will be adequate to permit Remington to meet both its debt service requirements and capital requirements for the next twelve months, although no assurance can be given in this regard.

        The following table summarizes Remington's contractual obligations as of December 31, 2002:

Payments due by period
(in millions)

	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years	Total
Short term Borrowings	$1.6	$—	$—	$—	$1.6
Senior Subordinated Notes	—	—	180.0	—	180.0
Revolving Credit Facility	—	—	5.0	—	5.0
Capital Leases	0.4	0.2	—	—	0.6
Operating Leases	4.0	4.5	2.1	3.8	14.4
Purchase Obligations	37.9	2.0	0.4	—	40.3
Other Long-Term Obligations	—	—	—	0.7	0.7

Total Contractual Obligations	$43.9	$6.7	$187.5	$4.5	$242.6

        In addition to the items listed in the table above, Remington had outstanding letters of credit of $1.3 million as of December 31, 2002. Remington does not engage in any activities involving special purpose entities or off-balance sheet financing.

Critical Accounting Policies

        As disclosed in Note 1 to Remington's unaudited consolidated financial statements, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the consolidated financial statements. The following accounting policies, which were disclosed in Remington's report on Form 10-K for the year ended December 31, 2002 and for which there has been no change in their application as of June 30, 2003, affect Remington's more significant estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

        Revenue from product sales is recognized, net of estimated sales returns, and other allowances when goods are shipped and title passes to the customer.

        Remington recognizes an estimated allowance for sales returns when the sale is recorded. Remington continuously monitors historical return rates from customers. Using this information, Remington estimates the allowance for sales returns and adjusts this estimate for any specific knowledge that would not be reflected in the historical return rates.

        Remington recognizes allowances for certain promotional incentives to customers, primarily cooperative advertising, when the sale is recorded. The majority of these promotional incentives are covered by contract with the customer. Upon recognition of a sale, Remington estimates and records an allowance for promotional incentives based upon the terms of the contract and any other specific incentives offered to customers.

Allowance for Doubtful Accounts

        Remington maintains an allowance for doubtful accounts receivable for estimated losses resulting from the inability of customers to make required payments. The allowance is based upon specific knowledge of customers from whom collection is determined to be doubtful and Remington's historical collection experience with such customers.

Warranty Reserves

        Remington maintains a reserve for its liability under the warranty provided on its products. The reserve is estimated based upon current sales volumes and past experience of warranty claims by the end consumer. In addition Remington considers other known factors including the current level of product quality in relation to historical levels.

Inventory Reserves

        Remington's inventory is valued at the lower of cost or estimated net realizable value. Remington regularly reviews inventory quantities on hand for slow moving or obsolete items based upon expected future demand. For such items, if it is estimated that the market value is below the original cost, Remington reduces the book value to the net amount expected to be realized upon sale. This reduction in value is charged to cost of sales. If demand does not meet management's expectations, additional inventory write-downs may be required.

Recent Accounting Pronouncements

        In August 2001, SFAS No. 143, Accounting for Asset Retirement Obligations, was issued. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. SFAS No. 143 was adopted by Remington on January 1, 2003.

        In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

        In November 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN No. 45") was issued. FIN No. 45 elaborates on required disclosures by a guarantor in its financial statements about obligations under certain guarantees that it has issued and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure provisions of FIN No. 45 were effective for Remington at December 31, 2002, and its initial measurement and recognition provisions effective for guarantees entered into or modified after that date.

        In January 2003, FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN No. 46") was issued. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date, and to all other interests in variable interest entities effective January 1, 2004.

        In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities was issued. SFAS No. 149 clarifies the definition of derivatives, expands the nature of exemptions from Statement 133, clarifies the application of hedge accounting when using certain instruments and modifies the cash flow presentation of derivative instruments that contain financing elements. This Statement is effective for all derivative transactions and hedging relationships entered into or modified after June 30, 2003.

        In May 2003, SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity was issued. This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that issuers classify as liabilities a financial instrument that is within its scope as a liability because that financial instrument embodies an obligation of the issuer. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003.

        The adoption of the statements and interpretations listed above has not had, individually or collectively, a material impact on Remington's consolidated financial position, results of operations or cash flows.

Seasonality

        Sales of Remington's products are highly seasonal, with a large percentage of net sales occurring during the Christmas selling season. Remington typically derives on average approximately 45% of its annual net sales in the fourth quarter of each year. As a result of this seasonality, Remington's inventory and working capital needs fluctuate substantially during the year. In addition, Christmas orders from retailers are often made late in the year, making forecasting of production schedules and inventory purchases difficult. Any adverse change in Remington's results of operations in the fourth quarter would have a material adverse effect on Remington's financial condition or results of operations for the year.

Quantitative and Qualitative Disclosures About Market Risk

        There were no material changes during the six months ending June 30, 2003 with respect to the market risks faced by Remington.

        Remington is exposed to market risks, which include changes in interest rates as well as changes in foreign currency exchange rates as measured against the U.S. dollar. Remington has an established foreign exchange risk management policy and, in the normal course of business, uses derivative financial instruments, primarily foreign currency forward contracts and options, to manage its foreign currency risk. Remington uses these instruments only for risk management purposes and does not use them for speculation or for trading.

        Remington measures its interest rate risk and foreign currency risk, as outlined below, utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows, and earnings based on a hypothetical 10% adverse change in interest rates and currency exchange rates. Remington uses year-end market rates on its financial instruments to perform the sensitivity analysis. Certain items such as lease contracts, insurance contracts, and obligations for pension were not included in the analysis.

Interest Rate Risk

        As of December 31, 2002 Remington's debt portfolio was comprised of fixed rate debt consisting of $180.0 million of Senior Subordinated Notes and $6.6 million of variable rate debt, primarily borrowings under the Facility. For further details, refer to Note 6, of the "Notes to the Consolidated Financial Statements" of Remington appearing elsewhere herein. Remington's primary interest rate exposures relate to its fixed and variable rate debt, and any cash holdings. For the purposes of the sensitivity analysis, the potential loss in fair values is based on an immediate change in the net present values of Remington's interest rate sensitive exposures resulting from an immediate 10% adverse change in interest rates. The potential loss in cash flows and earnings is based on the change in the net interest expense over a one year period due to an immediate 10% adverse change in rates. A hypothetical 10% adverse change in interest rates does not have a material impact on the fair values, cash flows or earnings of Remington for either 2002 or 2001.

Foreign Currency Risk

        Foreign currency risk is managed by the use of foreign currency forward contracts and options. Remington's principal currency exposures are in British pounds, euros and Australian and Canadian dollars. Remington's primary currency rate exposures relate to its intercompany debt, cash and foreign currency forward contracts and options. For the purposes of this sensitivity analysis, the potential loss in fair values is based on an immediate change in the U.S. dollar equivalent balances of Remington's currency exposures due to a 10% adverse shift in currency exchange rates. The potential loss in cash flows and earnings is based on the change in cash flow and earnings over a one-year period resulting from an immediate 10% adverse change in currency exchange rates. A hypothetical 10% adverse change in the currency exchange rates does not have a material impact on the fair values, cash flows or earnings of Remington for either 2002 or 2001.

INDUSTRY

        With the acquisition of Remington, we primarily compete in two major product categories within the consumer products industry: consumer batteries and electric personal care products.

Consumer Batteries

        The consumer battery industry consists of portable power sources with a basic construction of an anode, cathode and electrolyte. There are generally considered two major segments of batteries: general and specialty. General batteries usually consist of non-rechargeable alkaline or zinc carbon batteries in cell sizes of AA, AAA, C, D and 9-volt and specialty batteries include rechargeable batteries, hearing aid batteries, photo batteries and watch/calculator batteries. Most consumer batteries are marketed under one of the following brands: Rayovac, Duracell, Energizer and Panasonic. In addition, batteries are marketed under private label brands for retailers, particularly in Europe.

        In 2002, the global consumer battery market was estimated at approximately $22.0 billion in retail sales. The majority of consumer battery consumption comes from industrialized nations, with the U.S. accounting for roughly one-third of global consumption. In 2002, alkaline battery sales accounted for approximately $10.4 billion, zinc carbon battery sales accounted for approximately $7.4 billion and the remaining approximately $4.2 billion in global consumer battery retail sales consisted of specialty batteries, including rechargeable, hearing aid, photo and other specialty batteries. The global alkaline battery marketplace has seen changes in recent years related to product line segmentation, with attempts to segment the category into high-performance, regular and value positions, combined with the introduction of private label batteries at certain retailers. The rechargeable battery market has seen a conversion within the category over the last several years from NiCd and rechargeable alkaline technology to NiMH. The NiMH rechargeable battery category grew approximately 27% in dollars in the U.S. over the last year, due primarily to the growth in the use of digital cameras.

        In the U.S. alkaline battery category, Rayovac is positioned as the value brand, while our primary competitors Duracell and Energizer are positioned as premium brands. In other markets, we target premium and value segments depending upon our particular marketing strategy for the individual market. In early 2003, Duracell announced that it would lower prices in the U.S. market on certain AA and AAA alkaline batteries. In response, we are currently introducing a comprehensive pricing strategy for our alkaline battery product portfolio in the U.S. by offering fifty percent more of our AA and AAA alkaline batteries for approximately the same price as our primary competitors. In Latin America and Europe, promotional pricing has not been a key factor influencing the battery marketplace.

        The U.S. battery market has experienced compounded annual unit sales growth in the mid-single digits since 1990. Alkaline products make up the largest portion of the U.S. battery market, representing approximately 75% of retail sales in dollars. Unit consumption of batteries has been driven by the proliferation and miniaturization of battery-operated electric devices such as portable audio equipment (CD and MP3 players), personal digital assistants, cellular phones, digital cameras and video games and other toys.

Sales of consumer electronic devices in the U.S. have grown approximately 11% since 1999. Over the last couple of years, the U.S. market has seen increased promotional activity and lower retail prices, which have led to reduced dollar sales. Although dollar sales have decreased, we anticipate continued strong demand for batteries, based on the increasing requirements of consumer electronic devices. Ongoing industry innovation in battery design and performance technology is also expected to help expand the size of the market.

        Within the Western European market over the last year, we estimate that the consumer battery category has shown no unit growth and 3% to 4% dollar growth. This growth has largely been driven by the alkaline segment of the general battery category and is estimated to represent approximately 71% of retail sales with zinc carbon and rechargeables comprising approximately 27% and 2% of the remaining market, respectively. Based on A.C. Nielsen information within Western Europe, the alkaline market has grown 6% in dollars over the last year. The zinc carbon business continues to decline as a percent of the total category. The conversion to alkaline is continuing as disposable income levels increase in Eastern European countries.

        The Latin American market consists primarily of zinc carbon batteries, but is slowly converting to higher-priced alkaline batteries as personal income grows. However, recent declining economic conditions in Latin America have resulted in a shift back to more growth in the zinc carbon segment of the battery category in the last year. Based on A.C. Nielsen information in selected countries (excluding Brazil), it is estimated that zinc carbon is approximately 74% of the battery market in units and approximately 51% in dollars.

Electric Personal Care Products

        We also operate in the electric personal care industry, which consists of electric shavers and accessories, electric grooming products and hair care appliances. Electric shavers include men's and women's shavers (both rotary and foil design) and electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), preshave products and cleaning agents. Electric grooming products include beard and mustache trimmers, nose and ear trimmers and haircut kits and related accessories. Hair care appliances include hair dryers, hairsetters, curling irons, hair crimpers and straighteners, hot air brushes and lighted mirrors. Electric shavers are marketed primarily under one of the following brands: Remington, Braun and Philips/Norelco. The global electric personal care industry is estimated to be in excess of $5.0 billion. Europe and North America account for the majority of the industry sales, with other major markets including Japan and Asia/Pacific. Of the approximately $5.0 billion global electric personal care market in 2002, electric shaving and grooming sales accounted for approximately $3.0 billion and hair care appliance sales accounted for approximately $2.0 billion.

        In North America, electric shaving and grooming comprises the majority of the industry with approximately 58% of the dollar sales. In 2002, the North American electric shaving and grooming market was estimated to have $900.0 million in retail sales and had experienced low single digit dollar growth and relatively stable unit growth for the preceding three years. Dollar growth has been flat to down in the hair care segments as average retail prices continue to trend down. The electric shaver market is seasonal, with most sales in the final calendar quarter of the year. The market is driven by the introduction of innovative new products and product features, which drive up dollar sales of product.

        In 2002, the European electric shaving and grooming market was estimated to have $1.0 billion in retail sales. The major markets in Europe are Germany, representing approximately 28% of dollar sales, the United Kingdom, representing approximately 18% of dollar sales, and France, representing approximately 13% of dollar sales.

BUSINESS

Overview

        We are a global branded consumer products company with leading market positions in our two major product categories: consumer batteries and electric personal care products. We are a leading worldwide manufacturer and marketer of alkaline and zinc carbon batteries. We are also the leading worldwide manufacturer and marketer of hearing aid batteries, a leading worldwide designer and marketer of rechargeable batteries and a leading marketer of battery-powered lighting products in the U.S. With the acquisition of Remington, we are also a leading designer and marketer of electric shavers and accessories, electric grooming products and hair care appliances. Our products are sold on a global basis in over 100 countries through a variety of channels, including mass merchandisers, home centers and hardware stores, consumer electronics stores, warehouse clubs, food, drug and convenience stores, department stores, hearing aid professionals, industrial distributors and original equipment manufacturers. We enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years. We have 10 manufacturing and product development facilities located in the U.S., Europe and Latin America. We also purchase a significant portion of our products from third-party suppliers.

        On September 30, 2003, we completed our acquisition of all of the outstanding equity interests of Remington. With the acquisition of VARTA in the fall of 2002, we became a truly global battery manufacturer and marketer and acquired additional low-cost manufacturing capacity and battery technology. By expanding our product line with the acquisition of Remington, we have become a diversified consumer products company no longer solely focused on the battery and lighting product market. We viewed Remington as an attractive acquisition candidate due to its position as a strong branded company, its new product pipeline and its use of distribution channels similar to those employed by Rayovac in the U.S.

        Our business is organized according to three geographic regions: (i) North America, which includes the U.S. and Canada, (ii) Latin America, which includes Mexico, Central America and South America and (iii) Europe/Rest of World (which we refer to as Europe/ROW), which includes the United Kingdom, continental Europe and all other countries in which we do business. Global and geographic strategic initiatives and financial objectives are determined at the corporate level. Each operating segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives. Each geographic region has a general manager responsible for all the sales and marketing initiatives for all product lines within that region.

Competitive Strengths

        The following strengths serve as a foundation for our business strategy:

        Strong Brand Portfolio.    We have an international portfolio of well-recognized consumer product brands. Our Rayovac and VARTA brand names have been used to market batteries for over 80 years. We use the Rayovac brand name primarily in North America, Latin America and the United Kingdom and we use the VARTA brand name primarily for our batteries sold in Europe and in selected countries in Latin America. The Remington brand name dates back to 1816, making it one of the oldest consumer brands, and is primarily used in North America, the United Kingdom, Australia and select European countries for our electric personal care products. Each of our major brands generate strong brand awareness. For example, in a 2003 third-party study commissioned by us, the Rayovac brand generated 91% aided brand awareness in U.S. markets in which our products are available. In a similar study, the VARTA brand generated more than 80% aided brand awareness among German consumers. In a 2001 study commissioned by Remington, the Remington brand generated 94% aided brand awareness among U.S. purchasers of men's electric shavers. We attribute the longevity and strong consumer awareness of our brand names to the high-quality and consistent value of our products and to the success of our marketing and merchandising initiatives. The strength of our brands enables us to extend our product lines and provides our retail customers with strong sell-through to consumers.

        Market Leading Positions.    We are the third largest global consumer battery manufacturer and marketer. We believe that our products are among the leaders in the markets in which they are sold:

  •
  #3 in combined alkaline and zinc carbon batteries in North America

  •
  #2 in combined alkaline and zinc carbon batteries in Europe

  •
  #1 in combined alkaline and zinc carbon batteries in Latin America (excluding Brazil)

  •
  #1 in rechargeable batteries in North America and Europe

  •
  #1 in hearing aid batteries worldwide

  •
  #1 in men's foil electric razors and dollar sales of women's electric razors in North America

        We believe that our leading market positions enable us to obtain favorable shelf space and additional product listings with major retailers, as well as maintain strong brand awareness and image among consumers. In addition, we believe our market positions facilitate acceptance of our new product introductions by both retailers and consumers.

        Strong Global Retail Relationships.    We have well-established business relationships with many of the top global retailers, distributors and wholesalers in over 100 countries, which has enabled us to expand our overall market penetration and promote sales. With the acquisition of Remington, we have further strengthened our existing relationships and diversified our product lines with important mass merchandisers and home centers, such as Wal-Mart, Target and Sears in North America and Carrefour and Ahold in Europe and Latin America. We have built and maintained these strong relationships by providing our customers with global sourcing, high quality, innovative products and attractive margins.

        Expansive Distribution Network.    We distribute our products globally through a variety of channels, including mass merchandisers, home centers and hardware stores, consumer electronics stores, warehouse clubs, food, drug and convenience stores, department stores, hearing aid professionals, industrial distributors and original equipment manufacturers. Our state-of-the-art packaging and distribution centers in North America and Europe provide package-to-order capability for our battery products as well as rapid and cost-effective service to retail customers. In Latin America, we have tailored distribution systems that provide unique and broad market coverage in both rural and urban areas; these distribution systems are specifically designed to expand sales of alkaline batteries while maintaining our leadership position in zinc-carbon batteries.

        Innovative New Products, Packaging and Technologies.    We have a long history of product and packaging innovations that have helped position us as an industry leader in each of our two product categories. We have leading battery technologies in zinc air, consumer rechargeable and lithium coin cells. We have continued to improve the performance of our alkaline batteries, which has enabled us to perform at levels comparable to our major competitors without increasing prices to the consumer. Our innovative packaging includes the first resealable alkaline battery multi-packs and the easy-open spin-and-lock dial hearing aid battery packaging. We continually seek to introduce new products both as extensions of existing product lines and as new product categories. For example, our most recent consumer battery product introduction is our I-C3 rechargeable NiMH battery system, in which an I-C3 battery can be charged in as little as 15 minutes and up to 1,000 times. In addition, in 2003, Remington introduced the Remington Titanium line of men's MicroScreen and MicroFlex shavers, a line of personal grooming products that utilize titanium-coated blades and trimmers.

        Experienced Management Team.    Our management team has substantial consumer products experience and a proven track record of successfully integrating significant acquisitions. Senior management has an average of more than 20 years of experience at Rayovac, VARTA, Remington and other branded consumer product companies such as General Electric, Gillette, Braun, Kraft and Procter & Gamble. Our management team has grown our business by developing and introducing new products and expanding our distribution channels while improving our operational efficiencies. For example, under the direction of our management team, we have successfully integrated the Latin American operations of ROV Limited, acquired in 1999, where we reduced costs by closing three zinc carbon manufacturing facilities and implementing new raw material purchasing programs. More recently, in conjunction with the acquisition of VARTA, we announced a series of initiatives designed to generate cost savings which we anticipate to be accretive in fiscal 2003, with annual savings projected to be in the range of $40-45 million when fully realized by the end of fiscal 2005.

Business Strategy

        Our long term strategic plan is to extend our position as a leading branded consumer products company by diversifying our geographic presence and expanding our product offering. Our acquisitions of ROV Limited in August 1999 and VARTA in October 2002 provided us with additional manufacturing capabilities in Latin America and Europe and the well-recognized VARTA consumer battery brand name. Our recent acquisition of Remington extends our presence into the electric personal care product category. To further enhance our position in the consumer products market, we plan to capitalize on our strengths by implementing the following key elements of our business strategy:

        Continue Product and Packaging Innovation.    We intend to continue to grow sales through the introduction of new products and packaging designs in each of our two product categories. We plan to continue to use our strong brand names, established customer relationships and significant research and development efforts to develop innovative products that offer enhanced value to consumers through new designs and improved functionality. For example, we have plans to introduce over 100 new or improved products in our two product categories over the next several years, as well as continually enhance the performance of our products and the design of our packaging. We will continue to focus on identifying new technologies necessary to meet consumer and retailer needs within the marketplace.

        Leverage Distribution Network.    We believe we can further penetrate our existing distribution channels as a result of our strong customer relationships. We will cross-sell our Remington-branded products and our Rayovac-branded products to our extensive combined customer base and expect Remington-branded products to benefit from the existing Rayovac-branded international distribution channels. In addition, we will market our Rayovac-branded products through Remington's more extensive drug and department store distribution channels in North America. We believe we will be able to strengthen existing relationships with overlapping customers, such as Wal-Mart, and serve these customers more efficiently. We also believe that we are well positioned to capitalize on the trend of global retail merchants who are continuing to consolidate their vendor base and focus on a reduced number of suppliers that can (1) provide value products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide comprehensive product support from design to point of sale and after-market service with the customer.

        Continue to Improve Operating Efficiencies.    We will continue to seek to improve our operational efficiencies and match our manufacturing capacity and product costs to market demand. Over the last few years, we have undertaken various initiatives to reduce manufacturing, operating and other costs, such as increasing manufacturing efficiency by reducing the number of facilities, outsourcing the production of certain of our products and updating and centralizing certain packaging and distribution facilities. We believe that we can continue to drive down our cost of goods manufactured with continued focus on cost reduction initiatives. These initiatives include cost reductions through global purchasing, finished good sourcing arrangements and improved productivity. We continue to lower operating costs as duplicative administrative support and sales and marketing functions are consolidated and overlapping functions are eliminated. We expect to realize such cost savings in connection with our acquisition of Remington.

        Pursue Strategic Acquisitions of Strong Brands.    Our acquisition strategy focuses on businesses or brands which will strengthen our current product offerings or enable us to expand into complementary categories and geographic regions. In addition, we intend to pursue acquisitions of additional consumer product brands that can benefit from our extensive distribution network and long-term retailer relationships.

Our Products

        With the acquisition of Remington, we compete in two major product categories within the consumer products industry: consumer batteries and electric personal care products. Our broad line of products includes:

  •
  general batteries, including alkaline and zinc carbon;

  •
  rechargeable batteries and chargers;

  •
  hearing aid batteries;

  •
  other specialty batteries;

  •
  lighting products;

  •
  electric shaver and grooming products; and

  •
  other personal care products.

        Pro forma net sales data for our products as a percentage of pro forma consolidated net sales for fiscal 2002 is set forth below.

General batteries	50.0%
Rechargeable batteries and chargers	4.0
Hearing aid batteries	5.3
Other specialty batteries	6.2
Lighting products	6.6
Electric shaver and grooming products	17.9
Other electric personal care products	7.0
All other	3.0

100.0%

General Batteries

        Our general batteries category includes alkaline and zinc carbon. We sell a full line of alkaline batteries (AA, AAA, C, D and 9-volt sizes) for both consumers and industrial customers. Our alkaline batteries are marketed and sold under the Rayovac Maximum Plus brand and the VARTA Universal, High Energy and MaxiTech brands. We also engage in limited private label manufacturing of alkaline batteries. Our zinc carbon batteries are designed for low- and medium-drain battery-powered devices such as flashlights.

        In North America, we hold the leading value position in the alkaline battery market. In response to an announcement by Duracell, we are currently introducing a comprehensive pricing strategy for our alkaline battery product portfolio in the U.S. We have simplified the battery buying decision process for consumers by offering fifty percent more of our AA and AAA alkaline batteries for approximately the same price as our primary competitors. We believe this "fifty percent more" strategy will help redefine the value position of our Maximum Plus™ alkaline products and capitalize on the consumer trend of buying larger pack sizes of batteries.

        In Europe, we estimate we have the number two market share position with our Rayovac/VARTA product line. During the last year in Europe, we repositioned our product in the market with new packaging and, in some markets, introduced a premium product selling at a higher price. In Latin America (excluding Brazil), we estimate that the Rayovac/VARTA brand is the number one selling battery in combined alkaline and zinc carbon batteries. Our zinc carbon product is the most popular zinc carbon product in the market and, over the last several years, management estimates that our alkaline product has grown from negligible market share to an approximate 15% market share.

Rechargeable Batteries and Chargers

        We are the number one selling rechargeable brand in the U.S. and Europe, with over 50% market share of rechargeable batteries and chargers in the U.S. We sell our rechargeable batteries and chargers under the Rayovac and VARTA brands. We sell NiMH and rechargeable alkaline batteries and a variety of chargers. In August 2003, we started shipping our new 15-Minute I-C3 NiMH rechargeable system.

Hearing Aid Batteries

        We are currently the largest worldwide seller of hearing aid batteries with an approximate 65% global market share. Our Rayovac zinc air hearing aid battery is the world's longest-lasting. We sell our hearing aid batteries through retail trade channels and directly to professional audiologists under several brand names and under several private labels, including Beltone, Miracle Ear, Siemens and Starkey.

Other Specialty Batteries

        Our specialty battery products include photo batteries, lithium batteries, silver oxide batteries and keyless entry batteries. We are the sales leader in Europe for photo batteries. We sell coin cells for use in watches, cameras, calculators, communications equipment and medical instrumentation. Our lithium coin cells are high-quality lithium batteries marketed for use in instrumentation, calculators and personal computer clocks and memory back-up systems.

Lighting Products

        We are the number one selling flashlight brand in the U.S. We sell our products under the Rayovac and VARTA brand names, under other brand names and under licensing arrangements with third parties. We offer a broad line of battery-powered lighting products, including flashlights, lanterns and similar portable devices, for the retail and industrial markets. We continue to launch new, innovative products, the latest being a series of flashlights with the Barbie trademark, under license from Mattel, Inc.

Electric Shaver and Grooming Products

        We are the number one selling men's foil electric shaver in the U.S. with an approximate 50% unit market share and the number one selling women's electric shaver in the U.S. with over 60% dollar market share. We market a broad line of shaver and grooming products, including men's rotary and foil shavers and women's shavers, beard and mustache trimmers, nose and ear trimmers, haircut kits and related accessories. We market electric shaver accessories consisting of shaver replacement parts (primarily foils and cutters), preshave products and cleaning agents. Remington is also the only brand of men's electric shavers to offer both a foil-design product line and a rotary-design product line.

Other Personal Care Products

        Our hair care products consist of hair dryers, hairsetters, curling irons, hair crimpers and straighteners, hot air brushes and lighted mirrors. Our wellness products consist primarily of paraffin wax hand spas and foot spas. Following the Remington acquisition, we plan to continue to support the strategy of de-emphasizing wellness products.

Sales and Distribution

        We sell our products to mass merchandisers, home centers and hardware stores, consumer electronics stores, warehouse clubs, food, drug and convenience stores, department stores, hearing aid professionals, industrial distributors and original equipment manufacturers. Our sales to Wal-Mart represented approximately 21% of pro forma net sales for fiscal 2002 and no other customer accounted for more than 10% of our consolidated net sales in fiscal 2002. Other major customers include Target, Sears, Carrefour, Ahold and Kmart. We sell Remington-branded products and accessories, and provide related product service, at approximately 80 service stores located in the U.S. and in the U.K. Following the Remington acquisition, we plan to continue to support the strategy of de-emphasizing service stores.

North America

        We align our internal sales force by distribution channel. We maintain separate sales forces primarily to service (i) our retail sales and distribution channels, (ii) our hearing aid professionals and (iii) our industrial distributors and original equipment manufacturer sales and distribution channels. In addition, we use a network of independent brokers to service participants in selected distribution channels.

Latin America

        We align our internal sales force by distribution channel. We maintain two separate sales groups primarily to service (i) large retailers and food and drug chains located mainly in urban areas and (ii) other retailers located in both urban and rural areas through distributors and wholesalers.

Europe/ROW

        We maintain a separate sales force in Europe and utilize an international network of distributors to promote the sale of all of our products. We have sales operations throughout Europe organized by three sales channels: (i) food/retail, which includes mass merchandisers, discounters, drug and food stores and non-food stores; (ii) special trade, which includes clubs (cash/carry), consumer electronics stores, department stores, photography stores, hearing aid professionals and wholesalers/distributors and (iii) industrial, government and original equipment manufacturers.

Manufacturing, Raw Materials and Suppliers

        We manufacture alkaline batteries, zinc air hearing aid batteries and zinc carbon batteries. Raw materials comprise a significant portion of our cost of goods sold. Zinc powder, electrolytic manganese dioxide powder and steel are the most significant raw materials we use to manufacture batteries and a number of worldwide sources of such materials exist. We believe we will continue to have access to adequate quantities of these materials at competitive prices. We use commodity swaps, calls and puts in an attempt to manage risks associated with fluctuation in market prices for purchases of zinc used in the manufacturing process.

        We continually evaluate our facilities' capacity and related utilization. As a result of such analyses, we have closed a number of manufacturing facilities during the past five years. In general, we believe our existing facilities are adequate for our present and currently foreseeable needs.

        All of our rechargeable batteries and chargers, lighting products and hair care, wellness and other personal care products, and a majority of our shaving and grooming products, are manufactured by third party suppliers, primarily located in China and Japan. We maintain ownership of tooling and molds used by many of our suppliers.

Research and Development

        Our research and development strategy is to direct resources toward performance improvements of our existing products, cost reduction and new product development. Our battery research and development strategy is focused on alkaline, zinc air and NiMH rechargeable battery systems. Our alkaline product development group in Madison, Wisconsin works closely with both the alkaline manufacturing plant in Dischingen, Germany as well as the plant in Fennimore, Wisconsin. Our zinc air product development group is also located in Madison, Wisconsin. Our rechargeable NiMH program has been enhanced by a strong technical working relationship with Yuasa-Delta, based in China. Both our Hong Kong and Bridgeport foil and rotary cutting system development groups work closely with our Asian suppliers to develop new features and innovative electric shaving products.

        Our battery research and development group includes approximately 115 employees, the majority of which are based in Madison, Wisconsin. There are 11 research and development employees based in Ellwangen, Germany. Our cutting systems research and development group includes approximately 42 employees, 30 of which are based in Bridgeport, Connecticut and 12 of which are based in Hong Kong.

        In fiscal years 2001 and 2002 and in the nine months ended June 29, 2003, Rayovac invested $12.2 million, $13.1 million and $11.5 million, respectively, in battery and lighting product research and development. These investments were supplemented by funds received from U.S. government contracts. These contracts enable us to investigate additional development opportunities (e.g., lithium rechargeable, AA-size zinc air and high energy density primary batteries). Fuel cells are also being investigated. During calendar years 2001 and 2002 and the six months ended June 30, 2003, Remington invested approximately $4.3 million, $3.4 million and $2.2 million, respectively, in research and development activities.

Patents and Trademarks

        We own or license from third parties a considerable number of patents and patent applications throughout the world for battery product improvements, additional features and manufacturing equipment. We have a license through March 2022 to certain alkaline battery designs, technology and manufacturing equipment from Matsushita to whom we pay a royalty. With the acquisition of Remington, we will own an additional approximate 400 patents and patent applications in various countries for both design and utility primarily relating to electric shavers, cutting and trimming mechanisms and hair care and wellness products.

        We also use and maintain a number of trademarks in our business, including Rayovac, VARTA, Remington, Maximum, Maximum Plus, I-C3, Renewal, Loud ‘n Clear, Pro Line, Prodigy, Microscreen, Microflex, Precision, Remington Titanium and Smooth & Silky. We rely on both registered and common law trademarks worldwide to protect our trademark rights. The Rayovac, Remington and VARTA marks are also registered in countries outside of the U.S., including Europe, Latin America and Asia. We do not have any right to the Rayovac trademark in Brazil, where an independent third-party battery manufacturer owns the mark.

        As a result of the October 2002 sale by VARTA AG of its consumer battery business to Rayovac and VARTA AG's subsequent sale of its automotive battery business to Johnson Controls, Inc., we became the owner of the VARTA mark in the consumer battery category and Johnson Controls acquired ownership rights to the mark in the automotive battery category. VARTA AG and its VARTA Microbatterie subsidiary continue to have ownership rights to use the mark with travel guides, industrial batteries and micro batteries. The four owners of the VARTA mark are parties to a Trademark and Domain Names Protection and Delimitation Agreement that governs ownership and usage rights and obligations of the parties relative to the mark.

        As a result of the common origins of Remington and Remington Arms Company, Inc., the Remington mark is owned by us and by Remington Arms with respect to its principal products as well as associated products. As a result of the acquisition of Remington, we own the Remington mark for shavers, shaver accessories, grooming products and personal care products, while Remington Arms owns the mark for firearms, sporting goods and products for industrial use, including industrial hand tools. The terms of a 1986 agreement between Remington and Remington Arms provides for the shared rights to use the Remington trademark on products which are not considered "principal products of interest" for either company. A separate company, Remington Licensing Corporation, owns the Remington trademark in the U.S. with respect to any overlapping uses and we and Remington Arms are each licensed to use the trademarks owned by Remington Licensing Corporation in the respective areas of interest. We retain the Remington trademark for nearly all products which we believe can benefit from the use of the brand name in our distribution channels.

Competition

        In our retail markets, companies compete for limited shelf space and consumer acceptance. Factors influencing product sales are brand name recognition, perceived quality, price, performance, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies. Most consumer batteries manufactured throughout the world are sold by one of four global companies: Rayovac, Energizer, Duracell and Panasonic. We also face competition from the private label brands of major retailers, particularly in Europe. The offering of private-label batteries by retailers may create pricing pressure and may also increase consumer perceptions that batteries are a commodity product. Typically, private-label brands are not supported by advertising or promotion, and retailers sell these private label offerings at retail prices below competing brands. Significant new competitors are not anticipated due to significant costs to enter the marketplace. The main barriers to entry are investment in technology research, cost of building manufacturing capacity and the expense of building retail distribution channels.

        In the U.S. alkaline battery category, Rayovac is positioned as the value brand while Duracell and Energizer are positioned as premium brands. In Europe, the VARTA brand has premium positioning in Germany and the Scandinavian countries, while it is positioned more as a value brand in Italy, France and Spain. In Latin America where lower disposable incomes prevail, Rayovac is positioned as a value brand and, the market is still dominated by the sale of zinc carbon batteries (74% of sales) versus alkaline.

        The battery marketplace is highly competitive and has recently been affected by pricing promotions. In the U.S., Duracell announced in early 2003 that it would lower prices on its AA and AAA alkaline batteries. Energizer reduced its prices with respect to certain retailers in response to Duracell's announcement. These plans will affect the short term dollar growth of the overall U.S. battery category. In Latin America and in Europe, promotional pricing has not been a key factor influencing the battery marketplace.

        Our primary competitors in the foil and rotary shavers market are Philips/Norelco (which only sells and markets rotary shavers) and Braun (which only sells and markets foil shavers). Only Remington competes in both the foil and rotary segments. Major producers in the hair care market are Remington, Conair and Helen of Troy. Competition for retail sales is based on several factors, including brand name recognition, value, quality, price and availability. Companies that are able to maintain or increase the amount of retail shelf space allocated to their respective products can gain competitive advantage.

        Our major competitors in the consumer battery and electric shaver market have greater financial and other resources and greater overall market share than we do. They have committed significant resources to protect their own market shares or to capture market share from us in the past and may continue to do so in the future. In some key product lines, our competitors may have lower production costs and higher profit margins than we do, which may enable them to compete more aggressively in offering retail discounts and other promotional incentives to retailers, distributors, wholesalers, and ultimately, consumers.

Properties

        The following table lists our primary owned or leased manufacturing, packaging, and distribution facilities:

Facility	Function	Square Footage
North America
Fennimore, Wisconsin(1)	Alkaline Battery Manufacturing	176,000
Portage, Wisconsin(1)	Zinc Air Button Cell & Lithium Coin Cell Battery Manufacturing	101,000
Bridgeport, Connecticut(1)	Foil Cutting Systems and Accessories Manufacturing	167,000
Dixon, Illinois(2)	Packaging & Distribution of Batteries and Lighting Devices	576,000
McDonough, Georgia(3)	Distribution of Electric Personal Care Products	315,000

Europe/ROW
Dischingen, Germany(2)	Alkaline Battery Manufacturing	186,000
Breitenbach, France(1)	Zinc Carbon Battery Manufacturing	165,000
Washington, UK(2)	Zinc Air Button Cell Battery Manufacturing	63,000
Ellwangen, Germany(2)	Battery Packaging	187,000
Ellwangen, Germany(2)	Battery Distribution	125,000
Latin America
Guatemala City, Guatemala(1)	Zinc Carbon Battery Manufacturing	105,000
Manizales, Colombia(1)	Zinc Carbon Battery Manufacturing	91,000

(1)
Facility is owned.

(2)
Facility is leased.

(3)
Facility is leased and staffed by a third-party logistics company.

        We also own, operate or contract with third parties to operate distribution centers, sales offices and administrative offices throughout the world in support of our business. We lease our administrative headquarters and our primary battery research and development facility, which are both located in Madison, Wisconsin. We own our primary foil and rotary cutter research and development facility, which is located in Bridgeport, Connecticut. We also lease retail space for approximately 80 Remington service stores, most of which are located in the U.S. Following the acquisition of Remington, we plan to continue to support the strategy of de-emphasizing service stores.

Employees

        Giving effect to the acquisition of Remington as if it occurred on June 30, 2003, we had approximately 5,000 full-time employees worldwide on a combined basis as of June 30, 2003, of which approximately 800 were subject to collective bargaining agreements. The collective bargaining agreements expire at various times from December 2003 to June 2006. Collective bargaining agreements that expire by the end of fiscal 2004 represent approximately 5% of our total combined labor force. We believe our relationship with our employees is good and none of our facilities has experienced a work stoppage in the last ten years.

Legal Proceedings

        We are subject to litigation from time to time in the ordinary course of business. The amount of any liability with respect to any litigation to which we are now subject cannot currently be determined. Other than the matters set forth below, we are not party to any pending legal proceedings which, in the opinion of management, are material to our business or financial condition.

        Three class action lawsuits brought against Rayovac Corporation and several of its current and former officers and directors have been consolidated into one suit, Eli Friedman v. Rayovac Corporation, Thomas H. Lee Partners, LP, Kenneth V. Biller, Kent J. Hussey, David A. Jones, Scott A. Schoen, Stephen P. Shanesy, Thomas R. Shepherd, Randall J. Steward, Warren C. Smith, Jr., and Merrell Tomlin (Case No. 02 C 0308 C, United States District Court, Western District of Wisconsin), which generally alleges that the defendants made various false and misleading statements, which had the alleged effect of artificially inflating the price of Rayovac stock during the period from April 26, 2001 until September 19, 2001. Plaintiffs allege that statements by Rayovac during this period were false and misleading due to alleged failures to disclose, among other things: (a) alleged improper sales practices in purported violation of generally accepted accounting principles; (b) failure to establish sufficient reserves for doubtful receivables; (c) declining demand; and (d) risks of doing business in Latin America.

        Rayovac and the individual defendants filed a motion to dismiss the consolidated amended class action complaint in its entirety on February 10, 2003, and in May 2003, the Court issued an order denying our motion to dismiss as to claims made under the Securities Act and granting the motion to dismiss as to claims made under the Exchange Act, with leave to amend the Complaint to attempt to state a claim upon which relief could be granted under the Exchange Act. On June 19, 2003, plaintiffs filed the second consolidated amended class action complaint and on July 9, 2003, Rayovac and the individual defendants filed a motion to dismiss the complaint. On October 20, 2003, the Court granted defendants' motion and dismissed plaintiffs' claims under the Exchange Act with prejudice. Rayovac and the individual defendants believe the remaining claims under the Securities Act to be wholly without merit and intend to vigorously defend themselves in this litigation.

        Remington is involved in a number of legal proceedings with Philips with respect to intellectual property rights, including trademarks owned by Philips, relating to the shape of the head portion of Philips' three-headed rotary shaver.

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  In Koninklijke Philips Electrics N.V. v. Remington Consumer Products Limited (U.K.), the High Court of Justice of the United Kingdom rejected Philips' claim that Remington's sale of rotary shavers in the United Kingdom infringed Philips' design patent and trademark and held that Philips' trademark was invalid. On appeal, the Court of Appeal, in a "provisional view," upheld the decision of the High Court but found that the issues between the parties raised difficult questions of construction of the Trademark Directive of the European Community and referred questions relating to the construction of this Directive to the European Court of Justice (the "ECJ") for its opinion which will govern the trademark laws of each of the fifteen member countries of the European Union. On June 18, 2002, the ECJ rendered its decision that a shape consisting exclusively of the shape of a product is unregistrable as a trademark (or is subject to being declared invalid if it had been registered as a trademark) if it is established that the essential functional features of that shape are attributable only to the technical result. The ECJ further ruled that the inability to register such a shape as a trademark (or the trademark being subject to being declared invalid) cannot be overcome by establishing that there are other shapes which allow the same result to be obtained. On April 9, 2003, the Court of Appeal determined to cancel the Philips trademark at issue in this litigation.

    On February 15, 2000, Philips commenced a second action against Remington in the High Court of Justice of the United Kingdom. This second case differs from the first action described above only in that it involves a registered trademark which differs in minor respects from the registered trademark at issue in the first action. The second suit had been stayed by agreement of the parties pending the determination of the ECJ in the first action. It is currently expected that this second action will proceed to trial in the High Court in 2004. There is also pending a proceeding before the Trademarks Office of the United Kingdom relative to Philips' efforts to register a trademark similar to those at issue in the above-mentioned litigation. This matter has been stayed pending a hearing before the Court of Appeal currently scheduled for Fall 2003.

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  In Remington Consumer Products Limited v. Koninklijke Philips Electrics N.V. (France), Remington filed a preemptive claim against Philips in the Paris First Instance Court on May 17, 2000, seeking the nullification of Philips' rotary shaver head trademarks in France. Following a hearing on the merits in April 2003, the Court found in favor of Remington and cancelled Philips rotary shaver head trademarks at issue. Philips has filed a notice of appeal in this action.

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  In Remington Consumer Products Limited v. Koninklijke Philips Electrics NV (Italy), Remington filed a preemptive claim against Philips in the Tribunal of the City of Milan on May 15, 2000 seeking the nullification of Philips' rotary shaver head trademarks in Italy and a declaration that the sale of Remington's rotary shavers does not constitute trademark infringement or unfair competition on the part of Remington. On or about November 15, 2000, Philips filed a Writ of Summons with the court asserting trademark infringement against Remington and seeking damages with respect to all rotary shavers sold by Remington. A hearing on the merits in the principal action is currently expected to occur later in 2003.

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  In Koninklijke Philips Electrics N.V. v Remington Products GmbH (Germany), on August 20, 2002, the District Court of Cologne granted an injunction to Philips under the German Unfair Competition Act against Remington Products, GmbH, a subsidiary of Remington, prohibiting the sale of Remington's rotary shavers in Germany. Remington has appealed this decision and on May 9, 2003, the Cologne Second Instance Court rejected Remington's appeal, indicating that the court was not competent to determine matters of trademark validity which lie within the exclusive jurisdiction of other administrative and judicial bodies. On September 5, 2002, Philips commenced a main action against Remington Products, GmbH in the District Court of Cologne to accompany the suit for an injunction described above. This action seeks to enjoin the sale of Remington rotary shavers, money damages and other relief. A hearing on the merits of the principal action has not yet been scheduled.

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  In Koninklijke Philips Electrics N.V. v River International, S.A. (Spain), on December 5, 2002, Philips commenced an action against River International, S.A. ("River"), the distributor of Remington's rotary shavers in Spain in the Court of First Instance of Barcelona to enjoin the sale of Remington rotary shavers in Spain and other relief. Pursuant to an indemnity agreement, Remington has undertaken to indemnify River for all of River's costs and expenses associated with this litigation. On January 27, 2003, the court granted an injunction to Philips. River appealed this decision and on July 31, 2003, the appellate court reversed the decision of the lower court and ordered the lifting of the injunction. A hearing on the merits in the principal action was held on May 20, 2003. On March 12, 2003, Remington commenced an action against Philips in the Court of First Instance of Barcelona seeking to cancel Philips' registered trademark in Spain. No hearings have been scheduled as yet in this litigation. The first action has been stayed pending the outcome of the second action.

        We are also subject to various federal, state and local environmental laws and regulations. We believe we are in substantial compliance with all such environmental laws which are applicable to our operations. We are also involved in the environmental remediation activities as described below.

        Rayovac's former manganese processing facility in Covington, Tennessee was accepted into the Voluntary Cleanup, Oversight and Assistance Program of the Tennessee Department of Environment and Conservation (TDEC) in February 1999. Under Tennessee's voluntary cleanup program, we negotiated a Consent Order and Agreement with the TDEC, dated February 12, 1999, covering investigation, and if necessary, remediation of the facility. Groundwater monitoring conducted with respect to a capped non-hazardous landfill at the facility, and groundwater testing beneath former process areas of the facility, indicated elevated levels of certain inorganic contaminants, particularly (but not exclusively) manganese, in the groundwater underneath the facility. We have completed closure of lagoons on the property and have completed the remediation of a stream that borders the facility. Upon successful completion of the requirements of the Consent Order and Agreement, we expect that no further action will be required at the facility. While remediation costs are uncertain at this time, we do not expect the matter to have a material adverse financial impact on us.

        In addition, as part of routine reporting requirements in connection with past property transfers, Remington has reported to the Connecticut Department of Environmental Protection (the "CTDEP") that it has detected petroleum, metals and solvent compounds in soil and ground water samples taken from its Bridgeport, Connecticut facility. The general remedial strategies have been selected by Remington and those strategies which require CTDEP approvals have been submitted for approval. All other strategies do not require approval for implementation. In addition to its ongoing program of environmental compliance, Remington has accruals of approximately $0.7 million to cover the anticipated costs of the remediation. While costs for the remediation activities which are eventually undertaken are uncertain at this time, we do not expect that these activities would have material adverse financial impact on us.

MANAGEMENT

        The following table sets forth the name, age and position of management (including all executive officers) and directors of Rayovac as of September 1, 2003:

Name	Age	Position
David A. Jones	53	Chairman of the Board and Chief Executive Officer
Kent J. Hussey	57	President and Chief Operating Officer and Director
Randall J. Steward	49	Executive Vice President and Chief Financial Officer
Kenneth V. Biller	55	Executive Vice President of Operations
Remy E. Burel	52	Executive Vice President-Europe
Luis A. Cancio	63	Executive Vice President-Latin America
Stephen P. Shanesy	47	Executive Vice President-North America
Paul G. Cheeseman	45	Senior Vice President-Technology
William P. Carmichael	59	Director
Neil P. DeFeo	57	Director
John S. Lupo	56	Director
Philip F. Pellegrino	63	Director
Thomas R. Shepherd	73	Director
Barbara S. Thomas	53	Director

        Mr. Jones has served as Chairman of our Board of Directors and our Chief Executive Officer since September 1996. From September 1996 to April 1998, Mr. Jones also served as our President. Between February 1995 and March 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc., a manufacturer and marketer of infrared ear thermometers for consumer and professional use. From 1989 to September 1994, Mr. Jones served as President and Chief Executive Officer of The Regina Company, a manufacturer of vacuum cleaners and other floor care equipment. In addition, Mr. Jones currently serves as a director of United Industries Corp., Tyson Foods, Inc. and Pentair, Inc. Mr. Jones has over 30 years of experience working in the consumer products industry.

        Mr. Hussey has served as a director of Rayovac since October 1996 and has served as our President and Chief Operating Officer since August 2002 and from April 1998 until November 30, 2001. From December 1, 2001 through July 2002, Mr. Hussey served as President and Chief Financial Officer. From October 1996 to April 1998, Mr. Hussey served as our Executive Vice President of Finance and Administration and our Chief Financial Officer. From 1994 to 1996, Mr. Hussey was Vice President and Chief Financial Officer of ECC International, a producer of industrial minerals and specialty chemicals, and from 1991 to July 1994 Mr. Hussey served as Vice President and Chief Financial Officer of The Regina Company. Mr. Hussey also serves as a director of American Woodmark Corporation.

        Mr. Steward rejoined us as our Executive Vice President and Chief Financial Officer in August 2002, after leaving for personal family reasons in December 2001. He served as our Executive Vice President of Administration and Chief Financial Officer from October 1999 to December 2001. Mr. Steward initially joined us in March of 1998 as our Senior Vice President of Corporate Development and was named Senior Vice President of Finance and Chief Financial Officer in April 1998, a position Mr. Steward held until October 1999. From October 1997 to March 1998, Mr. Steward worked as an independent consultant, primarily with Thermoscan, Inc. and Braun AG, assisting with financial and operational issues. From March 1996 to September 1997, Mr. Steward served as President and General Manager of Thermoscan, Inc. From January 1992 to March 1996, Mr. Steward served as Executive Vice President of Finance and Administration and Chief Financial Officer of Thermoscan, Inc.

        Mr. Biller has served as our Executive Vice President of Operations since October 1999, as our Senior Vice President of Operations from August 1998 to October 1999, as our Senior Vice President of

Manufacturing/Supply Chain from January 1998 to August 1998, as our Senior Vice President and General Manager of Lighting Products & Industrial from 1996 to January 1998 and as our Vice President and General Manager of Lighting Products & Industrial from 1995 to 1996. Mr. Biller joined us in 1972 and has held numerous positions with us, including Director of Technology/Battery Products and Vice President of Manufacturing.

        Mr. Burel joined us as our Executive Vice President-Europe in October 2002 upon our acquisition of substantially all of the consumer battery division of VARTA AG. Before the acquisition, Mr. Burel had been Chief Executive Officer of VARTA Geratebatterie GmbH since January 2, 2000. From May 1990 to December 1999, Mr. Burel held positions of increasing responsibility at VARTA as International Marketing Manager, Geographical Area Manager (France, Spain and Portugal), Profit Center Manager (general purpose batteries) and Divisional Board Member. Mr. Burel started his career at Gillette/Braun and held six different positions in controlling and marketing in the U.S., France and Germany from 1975 to 1988.

        Mr. Cancio has served as our Executive Vice President-Latin America since October 2000 and as our Senior Vice President and General Manager of Latin America from August 1999 to October 2000. From 1980 to 1996, Mr. Cancio held positions of increasing responsibility at Duracell International Inc., beginning as Vice President in Latin America and ending his tenure as Senior Vice President in other international markets.

        Mr. Shanesy has served as our Executive Vice President-North America since October 2002 and previously served as Executive Vice President of Global Brand Management since April 1998. Prior to that time and from December 1997, Mr. Shanesy served as our Senior Vice President of Marketing and the General Manager of General Batteries and Lights. From December 1996 to December 1997, Mr. Shanesy was our Senior Vice President of Marketing and General Manager of General Batteries. Prior to joining us, from 1993 to 1996, Mr. Shanesy was Vice President of Marketing of Oscar Mayer.

        Dr. Cheeseman has served as our Senior Vice President-Technology since November 2001 and as our Vice President-Technology from June 1998 to November 2001 and has led all of our major technology initiatives since that time. From 1992 to 1998, Dr. Cheeseman held various positions of increasing responsibility at Duracell, Inc., a division of Gillette, including Director of Operations from 1992 to 1995 and Director of Technology from 1995 to June 1998.

        Mr. Carmichael has served as a director of Rayovac since August 2002. From 1999 to 2001, Mr. Carmichael served as Senior Managing Director of the Succession Fund, a company that provides strategic financial and tax consulting to closely held private companies. Mr. Carmichael also served as Senior Vice President of Sara Lee Corporation from 1991 to 1993, Vice President from 1985 to 1990 and Chief Financial Officer from 1987 to 1990 of Beatrice Foods Company, Vice President of E-II Holdings from 1987 to 1988 and Vice President of Esmark, Inc. from 1976 to 1984. Mr. Carmichael is a director of Cobra Electrics Corporation and Nations Funds.

        Mr. DeFeo has served as a director of Rayovac since September 30, 2003. Mr. DeFeo most recently served as President and Chief Executive Officer of Remington from 1997 to September 30, 2003 and as Chairman of the Board of Remington from 2001 to September 30, 2003. From 1993 to 1996, Mr. DeFeo served as Group Vice President of U.S. Operations of the Clorox Company, and from 1968 to 1993 he held positions of increasing responsibility at Procter & Gamble. Mr. DeFeo also serves as a director of Cluett America, Inc., Driscoll Strawberry Association, Inc. and American Woodmark Corporation.

        Mr. Lupo has served as a director of Rayovac since July 1998 and is a principal in the consulting firm Renaissance Partners, LLC, which Mr. Lupo joined in February 2000. From October 1998 until November 1999, Mr. Lupo served as Executive Vice President for Sales and Marketing for Bassett Furniture Industries, Inc. From April 1998 to October 1998, Mr. Lupo served as a consultant in the consumer products industry. Prior to that time and since August 1996, Mr. Lupo served as Senior Vice President and Chief

Operating Officer for the international division of Wal-Mart Stores, Inc. From October 1990 to August 1996, Mr. Lupo served as Senior Vice President — General Merchandise Manager of Wal-Mart Stores, Inc.

        Mr. Pellegrino has served as a director of Rayovac since November 2000. Mr. Pellegrino currently serves as President of Sales for Kraft Foods, Inc., and has held that position since April 1, 2003. From September 2000 to April 2003, he served as Senior Vice President and President of Sales for Kraft Foods, Inc. From 1995 to September 2000, Mr. Pellegrino served as Senior Vice President of Sales and Customer Service for Kraft Foods. Mr. Pellegrino has been employed by Kraft Foods or its subsidiary, Oscar Mayer, since 1964 in various management and executive positions.

        Mr. Shepherd has served as a director of Rayovac since our September 1996 recapitalization. Mr. Shepherd is Chairman of TSG Equity Partners, LLC, a private equity investment firm, and is also a director of The Vermont Teddy Bear Company Inc. and various private corporations. Mr. Shepard currently serves as a Special Partner of Thomas H. Lee Partners, L.P. From 1986 through 1998, Mr. Shepherd served as a Managing Director of Thomas H. Lee Company.

        Ms. Thomas has served as a director of Rayovac since May 2002. Ms. Thomas most recently served as Interim Chief Executive Officer of The Ocean Spray Company from November 2002 to April 2003. Previously, Ms. Thomas was President of Warner-Lambert Consumer Healthcare, the over-the-counter pharmaceuticals business of the Warner-Lambert Company, until its purchase by Pfizer Inc. in July 2000. From 1993 to 1997, Ms. Thomas was employed by the Pillsbury Company, serving last as President of Pillsbury Canada Ltd. Prior to joining Pillsbury, Ms. Thomas served as Senior Vice President of Marketing for Nabisco Brands, Inc. Ms. Thomas also serves as a director of Dial Corporation.

DESCRIPTION OF CERTAIN INDEBTEDNESS

General

        On September 30, 2003, we entered into the third amendment to the Third Restated Agreement, which provides for senior credit facilities, including term and revolving credit facilities in an initial aggregate amount (assuming an exchange rate of the euro to the dollar of 1 to 1) of approximately $625.0 million. The Third Restated Agreement includes a $100.0 million six-year revolving credit facility, a €50.0 million six-year revolving facility, a €50.0 million six-year amortizing term loan ("Euro Term Loan A"), a €125.0 million seven-year amortizing term loan ("Euro Term Loan B") and a $300.0 million seven-year amortizing term loan ("U.S. Term Loan B"). The U.S. dollar revolving credit facility may be increased, at our option, by up to $50.0 million. Rayovac Corporation is the borrower under all of the facilities, except the Euro revolving facility which can be utilized by VARTA. The third amendment to the Third Restated Agreement, among other things, provided for a $50.0 million add-on to our $300.0 million U.S. Term Loan B, increased availability under our $100.0 million revolving credit facility to $120.0 million and reduced availability under the Euro revolving credit facility from €50.0 million to €40.0 million. As of June 29, 2003 after giving effect to the transactions described in this prospectus, we would have had $509.7 million outstanding under our senior credit facilities, including €45.0 million outstanding on the Euro Term Loan A, €123.8 million on the Euro Term Loan B and $317.0 million on U.S. Term Loan B.

Interest

        The interest on dollar-denominated borrowings is computed, at our option, according to the base rate, as defined ("Base Rate"), or the London Interbank Offered Rate ("LIBOR") for dollar-denominated deposits. The interest on euro-denominated borrowings is computed on LIBOR for euro-denominated deposits. The fees associated with these facilities were capitalized and are being amortized over the term of the facilities as additional interest expense.

        Interest on dollar-denominated revolving borrowings is, at our option, at the Base Rate plus a margin (1.25% to 2.50%) per annum or dollar-denominated LIBOR plus a margin (2.25% to 3.50%) per annum. Interest on euro-denominated revolving borrowings and the euro-denominated six-year term loan is euro-denominated LIBOR plus a margin (2.25% to 3.50%) per annum. Interest on the dollar-denominated seven-year term loan is, at our option, at the Base Rate plus a fixed 2.75% margin per annum or dollar-denominated LIBOR plus a fixed 3.75% margin per annum. Interest on the euro-denominated seven-year term loan is euro-denominated LIBOR plus a fixed 3.75% margin per annum.

        We are required to pay a commitment fee of 0.50% per annum on the average daily-unused portion of the revolving facilities. A fee (2.25% to 3.50%) per annum is payable on the outstanding letters of credit. We also incur a fee of 0.25% per annum of the average daily maximum amount available to be drawn on each letter of credit issued. The margin on the revolving facilities, six-year amortizing term loan and fees on outstanding letters of credit may be adjusted if our leverage ratio, as defined, increases or decreases.

Maturity

        After giving effect to the amendment, the term facilities will provide for quarterly amortization totaling (assuming an exchange rate of the euro to the dollar of 1 to 1) approximately $6.3 million in 2004, $14.4 million in 2005, 2006 and 2007, $64.6 million in 2008 and $364.7 million in 2009. The U.S. dollar revolving credit facility and the euro-denominated revolving credit facility are available until September 30, 2008.

Prepayments

        The term facility provides for annual mandatory prepayments, over and above the normal amortization as a result of "Excess Cash Flow" (EBITDA, as defined, less certain operating expenditures including scheduled principal payments of long-term debt). The term facility also provides for other mandatory prepayments as a result of issuance of equity securities, issuance of debt (excluding certain permitted indebtedness) and sales of certain assets in excess of an annual basket. The scheduled amortizations are revised as a result of prepayments.

Security and Guarantees

        The Third Restated Agreement is secured substantially by all of our assets. Rayovac's obligations under the senior credit facilities are guaranteed by certain of our subsidiaries, including all domestic subsidiaries. VARTA's obligations under the euro revolving facility are guaranteed by Rayovac Corporation and certain foreign subsidiaries of Rayovac. The euro revolving facility is subject to a borrowing base ("Borrowing Base") of certain European assets.

Covenants

        The Third Restated Agreement contains financial covenants with respect to debt which include maintaining minimum interest and fixed charge and maximum leverage ratios. In accordance with the agreement, the limits imposed by such ratios become more restrictive over time. In addition, the agreement restricts our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets.

Events of Default

        The Third Restated Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the agreement to be in full force and effect and a change of control or failure to maintain a controlling interest in our VARTA German subsidiary.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        Simultaneously with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes—Banc of America Securities LLC, Citigroup Global Markets, Inc., and ABN AMRO Incorporated. Under the registration rights agreement, we agreed, among other things, to:

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  file a registration statement relating to a registered exchange offer for the original notes with the SEC no later than 90 days after the date of the issuance of the original notes;

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  use our commercially reasonable efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than 180 days after the date of the issuance of the original notes; and

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  commence and use our commercially reasonable efforts to consummate the exchange offer no later than the 30th business day after the registration statement was declared effective by the SEC.

        We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If we fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay liquidated damages to the holders of the original notes. A copy of the registration rights agreement has been filed with the SEC as Exhibit 4.1 to Rayovac Corporation's Current Report on Form 8-K dated September 30, 2003, and filed on October 15, 2003, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes:

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  will be registered under the Securities Act;

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  will not bear restrictive legends restricting their transfer under the Securities Act;

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  will not be entitled to the registration rights that apply to the original notes; and

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  will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

        The exchange offer is not extended to old note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

        We are offering to exchange up to $350,000,000 aggregate principal amount of exchange notes for a like aggregate principal amount of original notes. The original notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for original notes properly tendered and accepted, we will issue a like total principal amount of up to $350,000,000 in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about November 18, 2003, to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading "—Conditions to the Exchange Offer." The exchange offer is not conditioned upon holders tendering a minimum principal amount of original notes. As of the date of this prospectus, $350,000,000 aggregate principal amount of original notes are outstanding.

        Original Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

        Holders of the original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. If you do not tender your original notes or if you tender original notes that we do not accept, your original notes will remain outstanding. Any original notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such original notes. See "Risk Factors—There are significant consequences if you fail to exchange your original notes" for more information regarding original notes outstanding after the exchange offer.

        After the expiration date, we will return to the holder any tendered original notes that we did not accept for exchange.

        None of us, our board of directors or our management recommends that you tender or not tender original notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of original notes to tender.

        The expiration date is 5:00 p.m., New York City time, on December 17, 2003, or such later date and time to which we extend the exchange offer.

        We have the right, in accordance with applicable law, at any time:

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  to delay the acceptance of the original notes;

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  to terminate the exchange offer and not accept any original notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

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  to extend the expiration date of the exchange offer and retain all original notes tendered in the exchange offer other than those notes properly withdrawn; and

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  to waive any condition or amend the terms of the exchange offer in any manner.

        If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the original notes disclosing the change and extend the exchange offer

        If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

Acceptance of Original Notes for Exchange and Issuance of Original Notes

        As promptly as practicable after the expiration date, we will accept all original notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

        We will be deemed to have exchanged original notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered original notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of original notes, letters of transmittal and related documents.

        In tendering original notes, you must warrant in the letter of transmittal or in an agent's message (described below) that (i) you have full power and authority to tender, exchange, sell, assign and transfer original notes, (ii) we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and other encumbrances and (iii) the original notes tendered for exchange are not subject to any adverse claims or proxies. You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the original notes.

Procedures for Tendering Original Notes

Valid Tender

        When the holder of original notes tenders, and we accept, original notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender original notes for exchange must, on or prior to the expiration date:

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  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including original notes), to the exchange agent, U.S. Bank National Association, at the address set forth below under the heading "—Exchange Agent";

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  if original notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with DTC to cause an agent's message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading "—Exchange Agent"; or

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  comply with the provisions set forth below under "—Guaranteed Delivery."

        In addition, on or prior to the expiration date:

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  the exchange agent must receive the certificates for the original notes and the letter of transmittal;

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  the exchange agent must receive a timely confirmation of the book-entry transfer of the original notes being tendered into the exchange agent's account at DTC, along with the letter of transmittal or an agent's message; or

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  the holder must comply with the guaranteed delivery procedures described below.

        The letter of transmittal or agent's message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

        The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        If you beneficially own original notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your original notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the original notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        If you tender fewer than all of your original notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all original notes that you hold.

        The method of delivery of the certificates for the original notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

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  by a registered holder of original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

        An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

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  a bank;

  •
  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

        If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

Book-Entry Transfers

        For tenders by book-entry transfer of original notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender original notes. Accordingly, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account in accordance with its ATOP procedures for transfer.

        Notwithstanding the ability of holders of original notes to effect delivery of original notes through book-entry transfer at DTC, either:

  •
  the letter of transmittal or a facsimile thereof, or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange Agent"; or

  •
  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

        If a holder wants to tender original notes in the exchange offer and (1) the certificates for the original notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the original notes may be tendered if the holder complies with the following guaranteed delivery procedures:

  •
  the tender is made by or through an eligible institution;

  •
  the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:

  •
  setting forth the name and address of the holder of the original notes being tendered and the amount of the original notes being tendered;

  •
  stating that the tender is being made; and

  •
  guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent's message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for the original notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered original notes.

        You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

        Our acceptance of properly tendered original notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

        We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of original notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

        We reserve the absolute right, in our sole and absolute discretion:

  •
  to reject any tenders determined to be in improper form or unlawful;

  •
  to waive any of the conditions of the exchange offer; and

  •
  to waive any condition or irregularity in the tender of original notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

        If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Resales of Original Notes

        Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a "distribution" (as defined under the Securities Act) of the exchange notes and is not an "affiliate" (as defined under the Securities Act) of Rayovac. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

        By tendering original notes, the holder, other than participating broker-dealers, as defined below, of those original notes will represent to us that, among other things:

  •
  the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

  •
  neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" (as defined under the Securities Act) of the exchange notes; and

  •
  neither the holder nor any other person receiving the exchange notes is an "affiliate" (as defined under the Securities Act) of Rayovac.

        If any holder or any such other person is an "affiliate" of Rayovac or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a "distribution" of the exchange notes, such holder or other person:

  •
  may not rely on the applicable interpretations of the staff of the SEC referred to above; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" (as defined under the Securities Act). If a broker-dealer acquired original notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the original notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

        You can withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

  •
  specify the name of the person tendering the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the total principal amount of original notes to be withdrawn;

  •
  where certificates for original notes are transmitted, list the name of the registered holder of the original notes if different from the person withdrawing the original notes;

  •
  contain a statement that the holder is withdrawing his election to have the original notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender.

        If you delivered or otherwise identified original notes to the exchange agent, you must submit the serial numbers of the original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of original notes tendered for the account of an eligible institution. If you tendered original notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, original notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

        We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

        In the case of original notes tendered by book-entry transfer through DTC, the original notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn original notes will be returned to the holder after withdrawal. The original notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

        Properly withdrawn original notes may again be tendered by following one of the procedures described under "—Procedures for Tendering Original Notes" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the Exchange Offer."

        In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes.

        If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreement requires that we, as soon as practicable after such determination, use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the original notes to be filed and declared effective by the SEC. See "—Registration Rights and Additional Interest on the Original Notes."

Exchange Agent

        We appointed U.S. Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and phone number as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Delivery: U.S. Bank National Association EP-MN-WS2N 60 Livingston Avenue St. Paul, MN 55107 Telephone: (800) 934-6802	Facsimile Transmissions (651) 495-8158 or (651) 495-8159 (Eligible Institutions Only) Confirmation by Telephone: (800) 934-6802

        If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of original notes and for handling or tendering for such clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of original notes pursuant to the exchange offer.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Original Notes

        Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Rayovac is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

        Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated September 26, 2003, relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Original Notes

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our "affiliates" (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  a.
  such exchange notes are acquired in the ordinary course of such holder's business; and

  b.
  such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

        However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  a.
  it is not an affiliate of Rayovac;

  b.
  it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

  c.
  it is acquiring the exchange notes in the ordinary course of its business.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution "for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." Other defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the word "Company" refers only to Rayovac Corporation and not to any of its subsidiaries and "the Notes" refers to the Exchange Notes.

        Rayovac issued the original notes, and will issue the exchange notes, under an indenture dated September 30, 2003, among itself, the Guarantors and U.S. Bank National Association, as trustee. A copy of the indenture has been filed with the SEC as Exhibit 4.2 to Rayovac's Current Report on Form 8-K dated September 30, 2003, and filed on October 15, 2003, and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The terms of the notes include those stated in the indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The terms of the exchange notes are the same as the terms of the original notes, except that (i) we registered the exchange notes under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the registration rights agreement and (iv) the exchange notes will not contain provisions relating to liquidated damages in connection with the original notes under circumstances related to the timing of the exchange offer.

        The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as holders of the notes. Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Rayovac Corporation, 601 Rayovac Drive, Madison, Wisconsin 53711, Attention: Chief Financial Officer.

Brief Description of the Notes

        The Notes:

  •
  are general unsecured obligations of Rayovac;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the Company, including the Indebtedness of Rayovac under the Credit Agreement;

  •
  are pari passu in right of payment with any future senior subordinated Indebtedness of Rayovac;

  •
  are senior in right of payment to any future subordinated Indebtedness of Rayovac;

  •
  are guaranteed by the Guarantors as described under "—Note Guarantees;" and

  •
  are effectively subordinated to any existing and future Indebtedness and other liabilities of the Company's Subsidiaries that are not guaranteeing the Notes.

        Assuming the transactions had been completed as of June 29, 2003, Rayovac would have had $509.7 million of Senior Debt and Rayovac's Subsidiaries that are not guaranteeing the Notes would have had approximately $246.7 million of indebtedness and other liabilities, excluding intercompany liabilities.

        As of the date of the Indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

        The Indenture provides for the issuance by Rayovac of Notes with an unlimited principal amount, of which $350.0 million will be issued in this offering. Rayovac may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Rayovac will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on October 1, 2013.

        Interest on the Notes will accrue at the rate of 8 1/2% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2004. Rayovac will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to Rayovac, Rayovac will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Rayovac elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. Rayovac may change the Paying Agent or Registrar without prior notice to the Holders, and Rayovac or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in "Notice to Investors." The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Rayovac may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Rayovac is not required to transfer or exchange any Note selected for redemption. Also, Rayovac is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

        The Notes are guaranteed, jointly and severally, by all of the Domestic Subsidiaries of the Company. Each Note Guarantee:

  •
  is a general unsecured obligation of the Guarantor;

  •
  is subordinated in right of payment to all existing and future Senior Debt of the Guarantor, including the Guarantee by the Guarantor of Indebtedness under the Credit Agreement;

  •
  is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor; and

  •
  is senior in right of payment to any future subordinated Indebtedness of the Guarantor.

        Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state laws permit a court to void the guarantees under certain circumstances." Assuming the transactions had been completed as of June 29, 2003, the Guarantors would have had $510.4 million of Senior Debt, of which $509.7 million would have been guarantees of Indebtedness under the Credit Agreement.

        If Rayovac or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

Subordination

        The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of Rayovac, including Senior Debt of Rayovac, incurred after the date of the Indenture.

        The holders of Senior Debt of Rayovac will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of Rayovac (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of Rayovac) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Rayovac in connection with:

  (1)
  any liquidation or dissolution of Rayovac;

  (2)
  any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Rayovac or its property;

  (3)
  any assignment for the benefit of creditors; or

  (4)
  any marshaling of Rayovac's assets and liabilities.

        The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  (1)
  a payment default on Designated Senior Debt of Rayovac occurs and is continuing; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt of Rayovac that permits holders of that series of Designated Senior Debt of Rayovac to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Rayovac or the holders of such Designated Senior Debt (a "nonpayment default").

        Payments on the Notes may and shall be resumed:

  (1)
  in the case of a payment default on Designated Senior Debt of Rayovac, upon the date on which such default is cured or waived; and

  (2)
  in case of a nonpayment default, the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of Rayovac has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

        If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of Rayovac. Upon the proper written request of the holders of Senior Debt of Rayovac, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of Rayovac or their proper representative.

        Rayovac must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Rayovac, Holders of Notes may recover less ratably than creditors of Rayovac who are holders of Senior Debt of Rayovac.

        Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by Rayovac to the prior payment in full of Senior Debt of Rayovac. See "Risk Factors—Your right to receive payments on the notes will be junior to our existing and future senior indebtedness and the guarantees of the notes will be junior to all of the guarantors' existing and future senior indebtedness."

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Agreement; and

  (2)
  after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by Rayovac as "Designated Senior Debt."

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in Rayovac or any Guarantor or any other business entity provided for by a plan of reorganization; and

  (2)
  debt securities of Rayovac or any Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

        "Senior Debt" means:

  (1)
  all Indebtedness of Rayovac or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

  (2)
  any other Indebtedness of Rayovac or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by Rayovac or any Guarantor;

  (2)
  any Indebtedness of Rayovac or any Guarantor to any of their Subsidiaries or other Affiliates;

  (3)
  any trade payables;

  (4)
  the portion of any Indebtedness that is incurred in violation of the Indenture;

  (5)
  any Indebtedness of Rayovac or any Guarantor that, when incurred, was without recourse to Rayovac or such Guarantor; or

  (6)
  any repurchase, redemption or other obligation in respect of Disqualified Stock.

Optional Redemption

        At any time prior to October 1, 2006, Rayovac may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 108.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Rayovac and its Subsidiaries); and

  (2)
  the redemption occurs within 45 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company's option prior to October 1, 2008.

        On or after October 1, 2008, Rayovac may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2008	104.250%
2009	102.833%
2010	101.417%
2011 and thereafter	100.000%

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  (1)
  if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

  (2)
  if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

        Rayovac is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of Notes will have the right to require Rayovac to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Rayovac will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, Rayovac will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Rayovac will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Rayovac will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, Rayovac will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Rayovac.

        The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Rayovac will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. Rayovac will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Credit Agreement currently prohibits Rayovac from purchasing any Notes, and also provides that certain change of control events with respect to Rayovac would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Rayovac becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Rayovac is prohibited from purchasing Notes, Rayovac could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Rayovac does not obtain such a consent or repay such borrowings, Rayovac will remain prohibited from purchasing Notes. In such case, Rayovac's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

        The provisions described above that require Rayovac to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Rayovac repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        Rayovac will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Rayovac and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Rayovac and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Rayovac to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Rayovac and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        Rayovac will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  Rayovac (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by Rayovac's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

  (3)
  at least 75% of the consideration therefor received by Rayovac or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on Rayovac's or such Restricted Subsidiary's most recent balance sheet), of Rayovac or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to Rayovac or any Affiliate of Rayovac) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases Rayovac or such Restricted Subsidiary from further liability; and

  (b)
  any securities, notes or other obligations received by Rayovac or any such Restricted Subsidiary from such transferee that are converted by Rayovac or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days of the applicable Asset Sale.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Rayovac may apply such Net Proceeds at its option:

  (1)
  to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

  (2)
  to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, Rayovac may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." Within 10 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, Rayovac will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Rayovac may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Rayovac will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Rayovac will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        The Credit Agreement currently prohibits Rayovac from purchasing any Notes, and also provides that certain asset sale events with respect to Rayovac would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Rayovac becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when Rayovac is prohibited from purchasing Notes, Rayovac could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Rayovac does not obtain such a consent or repay such borrowings, Rayovac will remain prohibited from purchasing Notes. In such case, Rayovac's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

Restricted Payments

        (A)  Rayovac will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of Rayovac's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Rayovac or any of its Restricted Subsidiaries)

    or to the direct or indirect holders of Rayovac's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of Rayovac or to Rayovac or a Restricted Subsidiary of Rayovac);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Rayovac) any Equity Interests of Rayovac or any Restricted Subsidiary of Rayovac held by Persons other than Rayovac or any of its Restricted Subsidiaries, other than the purchase, redemption or acquisition or retirement for value of all of the Equity Interests in VARTA not held by Rayovac or any of its Restricted Subsidiaries pursuant to, and in accordance with the terms of, the VARTA Joint Venture Agreement as in effect on the date of the Indenture to the extent the cash purchase price does not exceed €1.0 million;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal on or after the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  Rayovac would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Rayovac and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) (4) (to the extent such dividends are paid to Rayovac or any of its Restricted Subsidiaries) and (5) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Rayovac for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Rayovac's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by Rayovac since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Rayovac (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Rayovac that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Rayovac); plus

  (c)
  with respect to Restricted Investments made by Rayovac and its Restricted Subsidiaries after the date of the Indenture, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to Rayovac or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net

      Income, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by Rayovac or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

    (d)
    $20.0 million.

        (B)   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Rayovac or any Guarantor or of any Equity Interests of Rayovac or any Guarantor in exchange for, or out of the net cash proceeds of a contribution to the common equity of Rayovac or a substantially concurrent sale (other than to a Subsidiary of Rayovac) of, Equity Interests of Rayovac (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph (A);

  (3)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Rayovac or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of Rayovac to the holders of its common Equity Interests on a pro rata basis;

  (5)
  Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of Rayovac; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3) (b) of the preceding paragraph (A);

  (6)
  the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

  (7)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Rayovac held by any employee, former employee, director or former director of Rayovac (or any of its Restricted Subsidiaries) upon the death, disability or termination of employment of any of the foregoing pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year shall not exceed the sum of (x) $3.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (7) in the immediately preceding fiscal year; or

  (8)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of Rayovac from the minority stockholders (or other holders of minority interest, however designated) of such Restricted Subsidiary for fair market value; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $15.0 million.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Rayovac or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any

Restricted Payment, Rayovac shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

        Rayovac will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and Rayovac will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that Rayovac or any Guarantor may incur Indebtedness, if the Fixed Charge Coverage Ratio for Rayovac's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

        So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by (a) Rayovac or any Foreign Subsidiary of Rayovac of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Rayovac and its Restricted Subsidiaries thereunder) not to exceed $700.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Rayovac or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant "—Repurchase at the Option of Holders—Asset Sales;" provided that the aggregate principal amount of Indebtedness of all Foreign Subsidiaries of Rayovac incurred pursuant to this clause (1) shall not exceed €60.0 million; and (b) Foreign Subsidiaries of Guarantees of other Foreign Subsidiaries' Indebtedness under Credit Facilities;

  (2)
  the incurrence of Existing Indebtedness;

  (3)
  the incurrence by Rayovac and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

  (4)
  the incurrence by Rayovac or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Rayovac or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million at any time outstanding;

  (5)
  the incurrence by Rayovac or any Restricted Subsidiary of Rayovac of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) (other than Indebtedness incurred in connection with the acquisition of Remington), (3), (4), (5), or (8) of this paragraph;

  (6)
  the incurrence by Rayovac or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by Rayovac or any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if Rayovac or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of Rayovac, or the Note Guarantee, in the case of a Guarantor;

  (b)
  Indebtedness owed to Rayovac or any Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is Rayovac or a Guarantor; and

  (c)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Rayovac or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Rayovac or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Rayovac or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the Guarantee by Rayovac or any of the Guarantors of Indebtedness of Rayovac or a Restricted Subsidiary of Rayovac that was permitted to be incurred by another provision of this covenant;

  (8)
  the incurrence by Rayovac or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $30.0 million;

  (9)
  the incurrence of Indebtedness by Rayovac or any Restricted Subsidiary of Rayovac arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence; and

  (10)
  the incurrence of Indebtedness by a Foreign Subsidiary in an aggregate principal amount for all Foreign Subsidiaries at any one time outstanding pursuant to this clause (10) not to exceed 10% of Consolidated Net Tangible Assets of Rayovac; provided that after giving effect to the incurrence of any such Indebtedness, Rayovac would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Rayovac will be permitted to classify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, any Indebtedness originally classified as incurred pursuant to clauses (1) through (10) above may later be reclassified by Rayovac such that it will be deemed as having been incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification.

        Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Senior Subordinated Debt

        Rayovac will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes to the same extent. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor's Note Guarantee to the same extent.

Liens

        Rayovac will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Rayovac will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Rayovac or any of its Restricted Subsidiaries or pay any liabilities owed to Rayovac or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to Rayovac or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to Rayovac or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of or with respect to:

  (1)
  the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the Indenture;

  (2)
  applicable law, rule, regulation or order;

  (3)
  any Person or the property or assets of a Person acquired by Rayovac or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the date of the acquisition;

  (4)
  in the case of clause (3) of the first paragraph of this covenant:

  (a)
  provisions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

    (b)
    restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Rayovac or any Restricted Subsidiary not otherwise prohibited by the Indenture; or

    (c)
    restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Rayovac or any Restricted Subsidiary in any manner material to Rayovac or any Restricted Subsidiary;

  (5)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (6)
  any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricted distributions by that Restricted Subsidiary pending such sale or other disposition; and

  (7)
  Indebtedness of a Foreign Subsidiary permitted to be incurred under the Indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not affect Rayovac's ability to make principal and interest payments on the Notes, as determined in good faith by the Board of Directors of Rayovac.

Merger, Consolidation or Sale of Assets

        Rayovac will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Rayovac is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Rayovac and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

  (1)
  either: (a) Rayovac is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Rayovac) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

  (2)
  immediately after giving effect to such transaction no Default or Event of Default exists;

  (3)
  immediately after giving effect to such transaction on a pro forma basis, Rayovac or the Person formed by or surviving any such consolidation or merger (if other than Rayovac), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (4)
  each Guarantor, unless such Guarantor is the Person with which Rayovac has entered into a transaction under this "Consolidation, Merger or Sale of Assets" covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of Rayovac or the surviving Person in accordance with the Notes and the Indenture.

        In addition, neither Rayovac nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) above of this "Merger, Consolidation or Sale of Assets" covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

        Rayovac will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to Rayovac or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by Rayovac or such Restricted Subsidiary with a Person that is not an Affiliate of Rayovac; and

  (2)
  Rayovac delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Rayovac or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  transactions between or among Rayovac and/or its Restricted Subsidiaries;

  (2)
  payment of reasonable and customary fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of Rayovac;

  (3)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments;"

  (4)
  any sale of Capital Stock (other than Disqualified Stock) of Rayovac;

  (5)
  loans and advances to officers and employees of Rayovac or any of its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business consistent with past practice;

  (6)
  any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by Rayovac or any of its Restricted Subsidiaries with officers and employees of Rayovac or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of Rayovac or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business and consistent with past practice; and

  (7)
  any agreements or arrangements in effect on the date of the Indenture, or any amendment, modification, or supplement thereto or any replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to Rayovac and its Restricted Subsidiaries than the original agreement as in effect on the date of the Indenture, as determined in good faith by Rayovac's Board of Directors, and any transactions contemplated by any of the foregoing agreements or arrangements.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

  (1)
  any Guarantee by Rayovac or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by Rayovac or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (2)
  the aggregate fair market value of all outstanding Investments owned by Rayovac and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by Rayovac or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

  (3)
  such Subsidiary does not own any Equity Interests of, or hold any Liens on any Property of, Rayovac or any Restricted Subsidiary;

  (4)
  the Subsidiary being so designated:

  (a)
  is not party to any agreement, contract, arrangement or understanding with Rayovac or any Restricted Subsidiary of Rayovac unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Rayovac;

  (b)
  is a Person with respect to which neither Rayovac nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (c)
  has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Rayovac or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

  (d)
  has at least one director on its Board of Directors that is not a director or officer of Rayovac or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of Rayovac or any of its Restricted Subsidiaries; and

  (5)
  no Default or Event of Default would be in existence following such designation.

        Any designation of a Restricted Subsidiary of Rayovac as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Rayovac as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the Indenture, Rayovac shall be in default under the Indenture.

        The Board of Directors of Rayovac may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

  (1)
  such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Rayovac of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

  (2)
  all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

  (3)
  all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption "—Certain Covenants—Liens;" and

  (4)
  no Default or Event of Default would be in existence following such designation.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

        Rayovac will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of Rayovac to any Person (other than Rayovac or a Restricted Subsidiary of Rayovac or, if necessary, shares of its Capital Stock constituting directors' qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

  (1)
  if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Restricted Payments" covenant if made on the date of such issuance or sale and the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;" or

  (2)
  other sales of Capital Stock of a Restricted Subsidiary by Rayovac or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Guarantees

        If Rayovac or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

        Rayovac will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Rayovac or any Restricted Subsidiary thereof, other than Foreign Subsidiaries, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Rayovac or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

  (b)
  such sale or other disposition or consolidation or merger complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (2)
  if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture; or

  (3)
  solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant "—Certain Covenants—Guarantees," except a discharge or release by or as a result of payment under such Guarantee.

Payments for Consent

        Rayovac will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission, so long as any Notes are outstanding, Rayovac will prepare and furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Rayovac were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Rayovac's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Rayovac were required to file such reports.

        In addition, whether or not required by the SEC, Rayovac will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Rayovac and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If Rayovac has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of Rayovac and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Rayovac.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

  (2)
  default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

  (3)
  failure by Rayovac or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets" or the provisions described in the third paragraph under the caption "—Certain Covenants—Guarantees;"

  (4)
  failure by Rayovac or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Rayovac or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Rayovac or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

  (a)
  is caused by a failure to make any payment of principal at the final maturity of such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (6)
  failure by Rayovac or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

  (8)
  certain events of bankruptcy or insolvency with respect to Rayovac, any Guarantor or any Significant Subsidiary of Rayovac (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Rayovac, any Guarantor or any Significant Subsidiary of Rayovac (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  the Holder gives the Trustee written notice of a continuing Event of Default;

  (2)
  the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

  (3)
  such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

  (4)
  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5)
  during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Rayovac with the intention of avoiding payment of the premium that Rayovac would have had to pay if Rayovac then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 1, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Rayovac with the intention of avoiding the prohibition on redemption of the Notes, prior to October 1, 2008, then the premium specified in the first paragraph of "—Optional Redemption" shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

        Rayovac is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Rayovac is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Rayovac or any Guarantor, as such, shall have any liability for any obligations of Rayovac or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Rayovac may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

  (2)
  Rayovac's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and Rayovac's and the Guarantor's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, Rayovac may, at its option and at any time, elect to have the obligations of Rayovac and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Rayovac must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Rayovac must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Rayovac shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Rayovac shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Rayovac or any of its Subsidiaries is a party or by which Rayovac or any of its Subsidiaries is bound;

  (6)
  Rayovac must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of Rayovac or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an "insider" of Rayovac under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, including Section 547 of the United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

  (7)
  Rayovac must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Rayovac with the intent of preferring the Holders of Notes over the other creditors of Rayovac with the intent of defeating, hindering, delaying or defrauding creditors of Rayovac or others;

  (8)
  if the Notes are to be redeemed prior to their stated maturity, Rayovac must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

  (9)
  Rayovac must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of the Holders of at least 75% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an amendment or waiver may not amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee.

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

  (3)
  reduce the rate of or change the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than U.S. dollars;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

  (7)
  release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

  (8)
  impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

  (9)
  amend, change or modify the obligation of Rayovac to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "Repurchase at the Option of Holders—Asset Sales" covenant after the obligation to make such Asset Sale Offer has arisen, or the obligation of Rayovac to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Repurchase at the Option of Holders—Change of Control" covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

  (10)
  except as otherwise permitted under the "Merger, Consolidation and Sale of Assets" covenant, consent to the assignment or transfer by Rayovac of any of its rights or obligations under the Indenture; or

  (11)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of Notes, Rayovac, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of Rayovac's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Rayovac's or such Guarantor's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (6)
  to comply with the provision described under "Certain Covenants—Guarantees;"

  (7)
  to evidence and provide for the acceptance of appointment by a successor Trustee; or

  (8)
  to provide for the issuance of Additional Notes in accordance with the Indenture.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Rayovac) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Rayovac or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Rayovac or any Guarantor is a party or by which Rayovac or any Guarantor is bound;

  (3)
  Rayovac or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  Rayovac has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, Rayovac must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of Rayovac or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Original Notes will be issued at the closing of the exchange offer only against surrender of original notes.

        The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons attached (the "Global Note"). On the date of the closing of the exchange offer, the Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Unless definitive exchange notes are issued, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Book-Entry Notes for Certificated Notes."

        Ownership of interests in the Global Note ("Book-Entry Interests") will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of exchange notes in definitive form.

        Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC's nominees and Participants. In addition while the exchange notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of exchange notes for any purpose. So long as the exchange notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither we nor the trustee take any responsibility for or are liable for these operations and procedures, including the records relating to Book-Entry Interests, and we urge investors to contact DTC or its participants directly to discuss these matters.

        DTC has advised Rayovac that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Rayovac that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder of the Global Note under the Indenture. Under the terms of the Indenture, Rayovac and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Rayovac, the Trustee nor any agent of Rayovac or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Rayovac that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Rayovac. Neither Rayovac nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Rayovac and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Rayovac that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Rayovac nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies Rayovac that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case Rayovac fails to appoint a successor depositary;

  (2)
  Rayovac, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Redemption of the Global Note

        In the event the Global Note, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global

Note or any portion thereof. We understand that, under existing practices of DTC, if fewer than all of the exchange notes are to be redeemed at any time, DTC will credit its Participants' accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Same Day Settlement and Payment

        Rayovac will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Rayovac will make all payments of principal, interest and premium, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        The amount of the Liquidated Damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum.

        All accrued Liquidated Damages will be paid by the Company and the Guarantors on each interest payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

        Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings; provided further that each of Paula Grundstücksverwaltungsgesellschaft mbH & Co. Vermietungs-KG, Mannheim and ROSATA Grundstücksvermietungsgesellschaft mbH & Co. Object Dischingen KG, Düsseldorf, shall not be deemed Affiliates of Rayovac or any of its Restricted Subsidiaries solely by virtue of the beneficial ownership by Rayovac or its Restricted Subsidiaries of up to 20% of the Voting Stock of each entity.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Rayovac and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of Rayovac's Restricted Subsidiaries or the sale by Rayovac or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

  (2)
  a transfer of assets between or among Rayovac and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary to Rayovac or to another Restricted Subsidiary;

  (4)
  the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale or other disposition of Cash Equivalents;

  (6)
  a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

  (7)
  any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or no longer required for use in the ordinary course of the business of the Company or its Restricted Subsidiaries;

  (8)
  the licensing of intellectual property in the ordinary course of business;

  (9)
  any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the Indenture; and

  (10)
  upon the termination of the VARTA joint venture with VARTA AG, the sale, transfer or other disposition of the Equity Interests in FinanceCo (as defined in the VARTA Joint Venture Agreement) and the forgiveness of any loans owed by VARTA AG, in each case pursuant to, and in accordance with the terms of, the VARTA Joint Venture Agreement as in effect on the date of the Indenture.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within nine months after the date of acquisition;

  (6)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest ratings obtainable from Moody's or S&P and maturing within six months from the date of acquisition thereof; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Rayovac and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Rayovac;

  (3)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

  (4)
  the first day on which a majority of the members of the Board of Directors of Rayovac are not Continuing Directors; or

  (5)
  Rayovac consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Rayovac, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Rayovac or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Rayovac outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any special charges and additional restructuring charges referred to in clauses (4) and (5), without giving effect to the provisos, and any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (4)
  special charges included on the face of Rayovac's consolidated statement of operations for its fiscal years ended September 30, 2002 and 2003 furnished to Holders as provided under the caption "Reports" and, in the case of fiscal 2003, additional restructuring charges related to markdown monies included as a reduction of net sales, to the extent such special charges and additional restructuring charges were deducted in computing Consolidated Net Income for such period;

    provided that the maximum aggregate amount of such special charges and additional restructuring charges for the fiscal year ended September 30, 2003 shall not exceed $42.0 million; plus

  (5)
  special charges related to the acquisition of Remington incurred during any period after June 30, 2003, and prior to September 30, 2005, and included on the face of Rayovac's consolidated statement of operations furnished to Holders as provided under the caption "Reports," to the extent such special charges were deducted in computing Consolidated Net Income for such period; provided that the maximum aggregate amount of such special charges shall not exceed $35.0 million; minus

  (6)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Rayovac shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Rayovac (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to Rayovac by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

  (3)
  the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

  (4)
  the cumulative effect of a change in accounting principles shall be excluded; and

  (5)
  notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

        "Consolidated Net Tangible Assets" of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Rayovac who:

  (1)
  was a member of such Board of Directors on the date of the Indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Third Amended and Restated Credit Agreement, dated as of October 1, 2002, by and among Rayovac, VARTA, LaSalle Bank National Association, as Documentation Agent, Citicorp North America, Inc., as Syndication Agent, and Bank of America, N.A., as Administrative Agent and the other Lenders named therein providing for, as of the date of the Indenture, up to $350.0 million and €175.0 million in term loan borrowings and $120.0 million and €40.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature, except to the extent such Capital Stock is solely redeemable with, or solely exchangeable for, any Equity Interests of Rayovac that are not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Rayovac to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Rayovac may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The term "Disqualified Stock" shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

        "Domestic Subsidiary" means any Restricted Subsidiary of Rayovac other than a Restricted Subsidiary that is (1) a "controlled foreign corporation" under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private offer and sale of common stock (other than Disqualified Stock) of Rayovac (other than common stock sold to a Subsidiary of Rayovac).

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of Rayovac and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture after giving effect to the acquisition of Remington, the application of the proceeds of the Notes and any Indebtedness under the Credit Agreement borrowed on the date of the Indenture, until such amounts are repaid.

        "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

  (4)
  consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of Rayovac (other than Disqualified Stock) or (ii) dividends to Rayovac or a Restricted Subsidiary of Rayovac, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

provided that Fixed Charges shall not include any interest expense of, or dividends paid by, VARTA to VARTA AG to the extent that Rayovac or a Restricted Subsidiary of Rayovac receives interest or dividends in cash from VARTA AG in connection with the VARTA Joint Venture Agreement as in effect on the date of the Indenture.

        "Foreign Subsidiary" means any Restricted Subsidiary of Rayovac other than a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

        "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

        "Guarantors" means:

  (1)
  each direct or indirect Domestic Subsidiary of Rayovac on the date of the Indenture; and

  (2)
  any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

  (2)
  commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

  (3)
  foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

        "incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Rayovac will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Rayovac and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of Rayovac or its Restricted Subsidiary as accrued.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

  (3)
  in respect of banker's acceptances;

  (4)
  in respect of Capital Lease Obligations and Attributable Debt;

  (5)
  in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

  (6)
  representing Hedging Obligations, other than Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

  (7)
  representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the

"maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

  (i)
  any liability for federal, state, local or other taxes;

  (ii)
  performance, surety or appeal bonds provided in the ordinary course of business; or

  (iii)
  agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Rayovac or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Rayovac or any Restricted Subsidiary in connection with such disposition.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Rayovac or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel, payroll and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        If Rayovac or any Restricted Subsidiary of Rayovac sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Rayovac such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Rayovac, Rayovac shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by Rayovac or any Restricted Subsidiary of Rayovac of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Rayovac or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by Rayovac or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Rayovac or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions arising therefrom and any tax sharing arrangements in connection therewith, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the prospectus) by Rayovac and its Restricted Subsidiaries on the date of the Indenture and other businesses similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in Rayovac or in a Restricted Subsidiary of Rayovac;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by Rayovac or any Restricted Subsidiary of Rayovac in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of Rayovac; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Rayovac or a Restricted Subsidiary of Rayovac;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (5)
  Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Rayovac;

  (6)
  Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (7)
  stock, obligations or securities received in satisfaction of judgments;

  (8)
  Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; and

  (9)
  other Investments in any Person that is not an Affiliate of Rayovac (other than a Restricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $15.0 million.

        "Permitted Liens" means:

  (1)
  Liens on the assets of Rayovac and any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

  (2)
  Liens in favor of Rayovac or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Rayovac or any Restricted Subsidiary of Rayovac; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Rayovac or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by Rayovac or any Restricted Subsidiary of Rayovac, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Rayovac or the Restricted Subsidiary;

  (5)
  Liens existing on the date of the Indenture; and

  (6)
  Liens incurred in the ordinary course of business of Rayovac or any Restricted Subsidiary of Rayovac with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Rayovac or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Rayovac or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (4)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

  (5)
  such Indebtedness is incurred either by Rayovac or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Replacement Assets" means (1) non-current assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "sale and leaseback transaction" means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Unrestricted Subsidiary" means any Subsidiary of Rayovac that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," and any Subsidiary of such Subsidiary.

        "VARTA" means Varta Geratebatterie GmbH and its successors or assignees.

        "VARTA Joint Venture Agreement" means the agreement among VARTA AG, Rayovac and ROV German Limited GmbH dated July 28, 2002, as amended.

        Rayovac conducts its German operations through VARTA, a 51% owned joint venture, which is a Restricted Subsidiary of Rayovac. The remaining interest is held by VARTA AG. VARTA and another Restricted Subsidiary of Rayovac, FinanceCo (as defined in the VARTA Joint Venture Agreement) receive interest payments from VARTA AG in connection with loans owed by VARTA AG to such entities. VARTA pays dividends and interest to VARTA AG in amounts that substantially offset the monies received by VARTA AG on an after-tax basis. Pursuant to the VARTA Joint Venture Agreement, Rayovac can terminate the joint venture from August 1, 2005 to October 31, 2005 and VARTA AG can terminate at any time on or after January 1, 2006 or under certain other circumstances. Upon termination of the joint venture, the Equity Interests of VARTA owned by VARTA AG will be redeemed or exchanged for the shares of FinanceCo and a €1.0 million cash payment. In addition, upon termination all loans between the parties will be forgiven.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the U.S. federal income tax consequences to a holder of original notes who exchanges original notes for exchange notes pursuant to the exchange offer. This summary is based on existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss any state, local or non-U.S. tax considerations. Each holder of original notes is urged to consult its tax advisor regarding the U.S. federal, state, local and Non-U.S. income and other tax consequences of the exchange offer.

Exchange of Original Notes for Exchange Notes

        An exchange of original notes for exchange notes pursuant to the exchange offer will be ignored for U.S. federal income tax purposes. Consequently, a holder of original notes will not recognize gain or loss upon the exchange of original notes for exchange notes pursuant to the exchange offer. In addition, (i) the holding period of the exchange notes will be the same as the holding period of the original notes, (ii) the tax basis in the exchange notes will be the same as the adjusted basis in the original notes, in each case as determined at the time of the exchange and (iii) a holder will recognize interest income in respect of the exchange notes in the same amounts and at the same times as such holder would have recognized in respect of the original notes.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition and holding of the notes by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) plans, including individual retirement accounts, Keogh plans and other arrangements, that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws") and (c) entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each of (a), (b) and (c), a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of such Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice to such a Plan for a fee or other compensation, is generally considered to be a fiduciary of the Plan.

        In considering an investment in the notes, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code or any other applicable Similar Laws.

        Any insurance company proposing to invest assets of its general account in the notes should consider the extent that each investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Plan with respect to which the issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

        Accordingly, by acquiring a note, each acquiring person and each subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquiring person or transferee to acquire the notes constitutes assets of any Plan, including without limitation, as applicable, an insurance company general account, or (ii) one or more statutory or administrative exemptions apply, such that the acquisition and holding of the notes by such acquiror or transferee does not and will not constitute or otherwise result in a non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

General Investment Considerations

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons acquiring notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to the acquisition or holding of the notes and whether an exemption would be applicable to such acquisition or holding. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment, whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person, the composition of the Plan's portfolio with respect to diversification by type of asset, the Plan's funding objectives, the tax effects of the investment, and whether under the general fiduciary standards of investment prudence and diversification an investment in the notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

        Governmental plans and certain church plans are generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code. However, such plans may be subject to substantially similar rules under state or other federal law, and may also be subject to the prohibited transaction rules of Section 503 of the Code.

        The sale of notes to a Plan shall not be deemed a representation by us or the initial purchasers that such an investment meets all relevant legal requirements with respect to Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

        The exchange offer is not being made to, nor will we accept surrenders of original notes for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

        In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders' business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is

  •
  an "affiliate" of Rayovac within the meaning of Rule 405 under the Securities Act; or

  •
  a broker-dealer.

        All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the consummation of the exchange offer, subject to extension under limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the original notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

        We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

        Any broker-dealer that held original notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the

Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of original notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the original notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        The validity of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by James T. Lucke, General Counsel of Rayovac. Certain other legal matters in connection with this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The consolidated balance sheets of Rayovac as of September 30, 2001 and 2002 and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in auditing and accounting. The audit report refers to a revision to the consolidated statement of operations for the year ended September 30, 2001 to change the presentation of loss on early extinguishment of debt as required by Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

        The consolidated balance sheets of Remington as of December 31, 2002 and 2001, and the related consolidated statements of operations, members' deficit, and cash flows for each of the years in the three-year period ended December 31, 2002 and related financial statement schedule have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the change in the method of accounting for goodwill and intangible assets as discussed in Note 4 and to the restatement of Remington's 2002 financial statements as discussed in Note 15) and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents which Rayovac has filed with the SEC under the Exchange Act are incorporated by reference in this prospectus to the extent they have been filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended (except that the financial statements and Independent Auditors' report thereon are superceded by the financial statements and Independent Auditors' report thereon included herein as a result of the application of Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections).

  •
  Quarterly Reports on Form 10-Q for the quarters ended December 29, 2002, as amended, March 30, 2003 and June 29, 2003;

  •
  Proxy Statement on Schedule 14A filed with the SEC on June 17, 2003; and

  •
  Current Reports on Form 8-K filed with the SEC on October 1, 2002, September 3, 2003, September 16, 2003, September 19, 2003, September 26, 2003, September 30, 2003, October 15, 2003 and November 13, 2003.

        The following documents which Remington has filed with the SEC under the Exchange Act are incorporated by reference in this prospectus:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended; and

  •
  Current Reports on Form 8-K filed with the SEC on August 26, 2003 and September 22, 2003.

        All documents filed by us or by Remington with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon request of such person, a copy of any documents incorporated into this prospectus by reference other than exhibits thereto unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. Requests for such copies should be directed to us at 601 Rayovac Drive, Madison, Wisconsin 53711, telephone number: (608) 275-3340.

WHERE YOU CAN FIND MORE INFORMATION

        Rayovac and Remington are subject to the reporting and other information requirements of the Exchange Act and file reports and other information with the SEC. Such reports and other information filed by us pursuant to the Exchange Act may be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items that we electronically file with the SEC at www.sec.gov. Our reports, proxy statements and other information can also be inspected and copied at the offices of the New York Stock Exchange, on which our common stock is listed (symbol: ROV).

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULE

RAYOVAC CORPORATION

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Rayovac Corporation:

        We have audited the accompanying consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 2001 and 2002, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rayovac Corporation and subsidiaries as of September 30, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 2(v) of the consolidated financial statements, the accompanying consolidated statement of operations for the year ended September 30, 2001 has been revised to change the presentation of loss on early extinguishment of debt as required by Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

                      /s/ KPMG LLP
                      KPMG LLP

Milwaukee, Wisconsin
November 1, 2002, except as to the last
    paragraph of note 2(v) and note 18(b) which are
    as of September 9, 2003

RAYOVAC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2001 and 2002

(In thousands, except per share amounts)

	2001	2002
ASSETS
Current assets:
Cash and cash equivalents	$11,358	$9,881
Receivables:
Trade accounts receivable, net of allowance for doubtful receivables of $2,139 and $3,293, respectively	160,943	128,927
Other	7,802	7,683
Inventories	91,311	84,275
Deferred income taxes	9,831	8,586
Prepaid expenses and other	21,843	19,970

Total current assets	303,088	259,322

Property, plant and equipment, net	107,257	102,586
Deferred charges and other	32,617	48,693
Intangible assets, net	119,074	119,425
Debt issuance costs	4,463	3,207

Total assets	$566,499	$533,233

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$24,436	$13,400
Accounts payable	81,990	76,155
Accrued liabilities:
Wages and benefits	7,178	8,910
Accrued interest	1,930	1,664
Other special charges	5,883	1,701
Other	23,124	16,954

Total current liabilities	144,541	118,784

Long-term debt, net of current maturities	233,541	188,471
Employee benefit obligations, net of current portion	19,648	24,009
Deferred income taxes	7,428	20,957
Other	3,756	6,219

Total liabilities	408,914	358,440

Shareholders' equity:
Common stock, $.01 par value, authorized 150,000 shares; issued 61,579 and 61,594 shares, respectively; outstanding 32,043 and 32,058 shares, respectively	616	616
Additional paid-in capital	180,752	180,823
Retained earnings	119,984	149,221
Accumulated other comprehensive loss	(6,868)	(19,859)
Notes receivable from officers/shareholders	(3,665)	(4,205)

	290,819	306,596
Less treasury stock, at cost, 29,536 shares	(130,070)	(130,070)
Less unearned restricted stock compensation	(3,164)	(1,733)

Total shareholders' equity	157,585	174,793

Total liabilities and shareholders' equity	$566,499	$533,233

See accompanying notes to consolidated financial statements.

RAYOVAC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended September 30, 2000, 2001 and 2002

(In thousands, except per share amounts)

	2000	2001	2002
		(revised, see note 2(v))
Net sales	$630,914	$616,172	$572,736
Cost of goods sold	371,470	361,173	334,147
Special charges	—	22,103	1,210

Gross profit	259,444	232,896	237,379
Operating expenses:
Selling	110,559	119,606	104,374
General and administrative	48,791	46,526	56,900
Research and development	10,763	12,191	13,084
Special charges	—	204	—

	170,113	178,527	174,358

Income from operations	89,331	54,369	63,021
Interest expense	30,626	27,189	16,048
Non-operating expense	—	8,587	—
Other expense, net	753	1,094	1,290

Income before income taxes	57,952	17,499	45,683
Income tax expense	19,602	5,965	16,446

Net income	$38,350	$11,534	$29,237

Basic net income per common share:
Weighted average shares of common stock outstanding	27,504	28,746	31,775

Net income	$1.39	$0.40	$0.92

Diluted net income per common share:
Weighted average shares of common stock and equivalents outstanding	29,069	29,702	32,414

Net income	$1.32	$0.39	$0.90

See accompanying notes to consolidated financial statements.

RAYOVAC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended September 30, 2000, 2001 and 2002

(In thousands)

	2000	2001	2002
Net income	$38,350	$11,534	$29,237
Other comprehensive income:
Foreign currency translation adjustment	(1,964)	(1,141)	(7,875)
Cumulative effect of accounting change, net of tax effect of ($167)	—	(150)	—
Loss on derivative instruments and available for sale securities, net of tax effect of ($1,973) and ($689), respectively	—	(2,929)	(1,477)
Minimum pension liability adjustment, net of tax effect of $223, ($1,776), and ($1,959), respectively	415	(3,298)	(3,639)

Comprehensive income, net of tax	$36,801	$4,016	$16,246

See accompanying notes to consolidated financial statements.

RAYOVAC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended September 30, 2000, 2001 and 2002
(In thousands)

					Accumulated Other Comprehensive Income (Loss)
						Unrecognized Loss on Derivative Instruments and Available for Sale Securities
	Common Stock				Foreign Currency Translation Adjustment		Minimum Pension Liability Adjustment		Notes Receivable from Officers/ Shareholders
			Additional Paid-In Capital	Retained Earnings						Treasury Stock	Unearned Compensation	Total Shareholders' Equity
	Shares	Amount						Total
Balances at September 30, 1999	27,490	$570	$103,577	$70,100	$2,666	$—	$(467)	$2,199	$(890)	$(129,096)	$—	$46,460
Net income	—	—	—	38,350	—	—	—	—	—	—	—	38,350
Treasury stock acquired	(51)	—	—	—	—	—	—	—	—	(886)	—	(886)
Exercise of stock options	131	1	620	—	—	—	—	—	—	—	—	621
Notes receivable from officers/shareholders	—	—	—	—	—	—	—	—	(2,300)	—	—	(2,300)
Adjustment of additional minimum pension liability	—	—	—	—	—	—	415	415	—	—	—	415
Translation adjustment	—	—	—	—	(1,964)	—	—	(1,964)	—	—	—	(1,964)

Balances at September 30, 2000	27,570	571	104,197	108,450	702	—	(52)	650	(3,190)	(129,982)	—	80,696
Net income	—	—	—	11,534	—	—	—	—	—	—	—	11,534
Sale of common stock	3,500	35	64,144	—	—	—	—	—	—	—	—	64,179
Issuance of restricted stock	277	3	4,743	—	—	—	—	—	—	—	(4,746)	—
Treasury stock acquired	(5)	—	—	—	—	—	—	—	—	(88)	—	(88)
Exercise of stock options	701	7	7,668	—	—	—	—	—	—	—	—	7,675
Notes receivable from officers/shareholders	—	—	—	—	—	—	—	—	(475)	—	—	(475)
Amortization of unearned compensation	—	—	—	—	—	—	—	—	—	—	1,582	1,582
Adjustment of additional minimum pension liability	—	—	—	—	—	—	(3,298)	(3,298)	—	—	—	(3,298)
Translation adjustment	—	—	—	—	(1,141)	—	—	(1,141)	—	—	—	(1,141)
Cumulative effect of accounting change	—	—	—	—	—	(150)	—	(150)	—	—	—	(150)
Net loss on derivative instruments and available for sale securities	—	—	—	—	—	(2,929)	—	(2,929)	—	—	—	(2,929)

Balances at September 30, 2001	32,043	616	180,752	119,984	(439)	(3,079)	(3,350)	(6,868)	(3,665)	(130,070)	(3,164)	157,585
Net income	—	—	—	29,237	—	—	—	—	—	—	—	29,237
Forfeiture of restricted stock	(24)	—	(413)	—	—	—	—	—	—	—	413	—
Issuance of restricted stock	24	—	313	—	—	—	—	—	—	—	(313)	—
Exercise of stock options	15	—	171	—	—	—	—	—	—	—	—	171
Notes receivable from officers/shareholders	—	—	—	—	—	—	—	—	(540)	—	—	(540)
Amortization of unearned compensation	—	—	—	—	—	—	—	—	—	—	1,331	1,331
Adjustment of additional minimum pension liability	—	—	—	—	—	—	(3,639)	(3,639)	—	—	—	(3,639)
Translation adjustment	—	—	—	—	(7,875)	—	—	(7,875)	—	—	—	(7,875)
Net loss on derivative instruments and available for sale securities	—	—	—	—	—	(1,477)	—	(1,477)	—	—	—	(1,477)

Balances at September 30, 2002	32,058	$616	$180,823	$149,221	$(8,314)	$(4,556)	$(6,989)	$(19,859)	$(4,205)	$(130,070)	$(1,733)	$174,793

See accompanying notes to consolidated financial statements.

RAYOVAC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended September 30, 2000, 2001 and 2002

(In thousands)

	2000	2001	2002
		(revised, see note 2(v))
Cash flows from operating activities:
Net income	$38,350	$11,534	$29,237
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early retirement of debt	—	8,587	—
Amortization	6,309	5,608	1,894
Depreciation	16,024	17,667	18,828
Deferred income taxes	2,905	(3,751)	4,257
Non-cash restructuring charges	—	9,958	542
Stock option income tax benefit	625	4,348	37
Amortization of unearned restricted stock compensation	—	1,582	1,331
(Gain) loss on disposal of fixed assets	(1,297)	187	224
Changes in assets and liabilities:
Accounts receivable	(16,140)	(35,844)	26,272
Inventories	(20,344)	5,168	3,579
Prepaid expenses and other assets	(5,416)	(1,657)	(4,221)
Accounts payable and accrued liabilities	16,973	(10,223)	(11,310)
Accrued special charges	(5,147)	4,883	(3,844)

Net cash provided by operating activities	32,842	18,047	66,826

Cash flows from investing activities:
Purchases of property, plant and equipment	(18,996)	(19,693)	(15,641)
Investments in available for sale securities	—	(797)	—
Proceeds from sale of property, plant and equipment	1,051	863	168
Proceeds from sale of investments	—	1,354	—

Net cash used by investing activities	(17,945)	(18,273)	(15,473)

Cash flows from financing activities:
Reduction of debt	(215,394)	(416,699)	(224,192)
Proceeds from debt financing	203,189	421,914	169,100
Debt issuance costs	—	—	(387)
Loans to officers/shareholders	(2,300)	(475)	(540)
Issuance of stock	—	64,179	—
Acquisition of treasury stock	(886)	(88)	—
Exercise of stock options	621	3,327	134
Extinguishment of debt	—	(69,652)	(239)
Payments on capital lease obligation	(1,233)	(837)	(590)

Net cash (used) provided by financing activities	(16,003)	1,669	(56,714)

Effect of exchange rate changes on cash and cash equivalents	(202)	158	3,884

Net (decrease) increase in cash and cash equivalents	(1,308)	1,601	(1,477)
Cash and cash equivalents, beginning of period	11,065	9,757	11,358

Cash and cash equivalents, end of period	$9,757	$11,358	$9,881

Supplemental disclosure of cash flow information:
Cash paid for interest	$27,691	$28,938	$14,671
Cash paid for income taxes	14,318	8,166	11,373

See accompanying notes to consolidated financial statements.

RAYOVAC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

(1) Description of Business

        Rayovac Corporation and its wholly owned subsidiaries (Company) manufacture and market batteries. Products include general (alkaline, rechargeables, heavy duty, lantern and general purpose), button cell and lithium batteries. The Company also produces a variety of battery powered lighting devices such as flashlights and lanterns. The Company's products are sold primarily to retailers in the United States, Canada, Latin America, Europe, and the Far East.

(2) Significant Accounting Policies and Practices

(a) Principles of Consolidation and Fiscal Year End

        The consolidated financial statements include the financial statements of Rayovac Corporation and its wholly owned subsidiaries and are prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated. The Company's fiscal year ends September 30. References herein to 2000, 2001 and 2002 refer to the fiscal years ended September 30, 2000, 2001 and 2002.

(b) Revenue Recognition

        The Company recognizes revenue from product sales upon shipment to the customer, which is the point at which all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. The Company is not obligated to allow for, and the Company's general policy is not to accept, product returns.

        The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are generally treated as a reduction of net sales.

        The Company also enters into promotional arrangements targeted to the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase of cost of sales, based on the type of promotional program. The income statement characterization of the Company's promotional arrangements complies with EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including A Reseller of the Vendor's Products).

        Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If the Company provides a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.

        For all types of promotional arrangements and programs, the Company monitors its commitments and uses statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company's customer-related promotional arrangements and programs are individualized to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.

        The Company also enters into various contractual arrangements, primarily with retail customers, which require the Company to make an upfront cash, or "slotting" payment, to secure the right to distribute through such customer. The Company capitalizes slotting payments, provided the payments are supported by a time or volume based contractual arrangement with the retailer, and will amortize the associated payment over the appropriate time or volume based term of the contractual arrangement. The amortization of the slotting payment is treated as a reduction in net sales and the corresponding asset is included in "Deferred Charges and Other" in our Consolidated Balance Sheet.

(c) Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

(e) Concentrations of Credit Risk, Major Customers and Employees

        Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company monitors its customer's credit and financial conditions based on changing economic conditions and will make adjustments to credit policies as required. The Company has historically incurred minimal credit losses, but in 2002 experienced a significant loss resulting from the bankruptcy filing of a large retailer in the United States.

        The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 20% and 23%, respectively, of receivables as of September 30, 2001 and September 30, 2002.

        Approximately 25% of the Company's sales occur outside of North America, and these sales and related receivables are subject to varying degrees of credit, currency, political and economic risk. The Company monitors these risks and makes appropriate provisions for collectablilty based on an assessment of the risks present. The Argentine Peso and Venezuelan Bolivars devaluation did not have a significant impact on the Company's estimate of collectability.

        The Company has one customer that represented over 10% of its net sales. The Company derived 22%, 27% and 26% of its net sales from this customer during 2000, 2001 and 2002, respectively.

        Approximately 45% of the total labor force is covered by collective bargaining agreements. The Company believes its relationship with its employees is good and there have been no work stoppages involving Company employees since 1981 in North America and since 1991 in the United Kingdom.

        The Company has entered into collective bargaining agreements with expiration dates as follows:

Location	Expiration Date
Mexico City, Mexico	February 2003
Madison, WI	August 2003
Washington, UK Production	December 2003
Guatemala City, Guatemala	March 2004
Fennimore, WI	March 2005
Portage, WI	June 2006

        Bargaining agreements that expire in 2003 represent approximately 14% of the total labor force.

        The Mexico City, Mexico manufacturing facility was closed during the first quarter of fiscal 2003. Additionally, it was announced on October 10, 2002, that the Madison, Wisconsin facility would be closed during fiscal 2003, prior to its bargaining agreement's expiration. (see Subsequent Events footnote 18).

(f) Displays and Fixtures

        The costs of temporary displays are capitalized as a prepaid asset and charged to expense when shipped to a customer location. Permanent fixtures are capitalized as deferred charges and amortized over an estimated useful life of one to two years.

(g) Inventories

        Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for approximately 83% and 78% of the inventories at September 30, 2001 and 2002, respectively. Costs for other inventories have been determined primarily using the average cost method.

(h) Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives by major classification are as follows:

Building and improvements	20-30 years
Machinery, equipment and other	2-15 years

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(i) Intangible Assets

        Intangible assets are recorded at cost. Non-compete agreements and proprietary technology intangibles are amortized, using the straight-line method, over their estimated useful lives of 5 to 17 years. Excess cost over fair value of net assets acquired (goodwill) and trade name intangibles are not amortized. Goodwill is tested for impairment at least annually at the reporting unit level. If impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Trade name intangibles are tested for impairment at least annually by comparing the fair value with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations.

        The Company assesses the recoverability of its intangible assets with finite useful lives by determining whether the amortization of the remaining balance over its remaining life can be recovered through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized carrying value of intangible assets with finite useful lives will not be recovered, an adjustment would be made to reduce the carrying value to an amount equal to projected future cash flows discounted at the Company's incremental borrowing rate. Cash flow projections used by the Company are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. (See also Adoption of New Accounting Pronouncements footnote 2(v), and Intangible Assets footnote 5).

(j) Debt Issuance Costs

        Debt issuance costs are capitalized and amortized to interest expense over the lives of the related debt agreements.

(k) Accounts Payable

        Included in accounts payable at September 30, 2001 and 2002, is approximately $16,464 and $6,247, respectively, of book overdrafts on disbursement accounts which were replenished when checks were presented for payment.

(l) Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m) Foreign Currency Translation

        Assets and liabilities of the Company's foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of accumulated other comprehensive income. Also included are the effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as hedges of net foreign investments. Currency devaluations in Argentina and Venezuela, along with the weakening currency in Mexico, had significant impacts on these balances in 2002. The changes in accumulated foreign currency translation (gains) losses for 2001 and 2002, respectively, in these countries were: Argentina, ($1) and $2,616; Venezuela, ($32) and $3,411; and Mexico, $220 and $955.

        Exchange losses on foreign currency transactions aggregating $1,334, $2,091 and $2,412 for 2000, 2001 and 2002, respectively, are included in other expense, net, in the Consolidated Statements of Operations.

(n) Shipping and Handling Costs

        The Company incurred shipping and handling costs of $26,086, $28,710 and $24,081 in 2000, 2001 and 2002, respectively, which are included in selling expense.

(o) Advertising Costs

        The Company incurred expenses for advertising of $22,554, $19,367 and $10,317 in 2000, 2001 and 2002, respectively. The Company expenses advertising production costs the first time the advertising takes place.

(p) Research and Development Costs

        Research and development costs are charged to expense in the year they are incurred.

(q) Net Income Per Common Share

        Basic net income per common share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Basic net income per common share does not consider common stock equivalents. Diluted net income per common share reflects the dilution that would occur if convertible debt securities and employee stock options were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the net income of the entity. The computation of diluted net income per common share uses the "if converted" and "treasury stock" methods to reflect dilution. The difference between the basic and diluted number of shares is due to assumed conversion of employee stock options where the exercise price is less than the market price of the underlying stock.

        Net income per common share is calculated based upon the following shares:

	2000	2001	2002
Basic	27,504	28,746	31,775
Effect of restricted stock and assumed conversion of stock options	1,565	956	639

Diluted	29,069	29,702	32,414

        In 2000, 2001, and 2002, respectively, approximately 841, 1,031, and 2,998 stock options were excluded from the calculation of diluted earnings per share because their effect was antidilutive.

(r) Derivative Financial Instruments

        Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes.

        The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the fair value recorded as a hedge asset or liability, as applicable, with changes in fair value recorded in Other Comprehensive Income ("OCI"). The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or accounts receivable and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. During 2002, $5,133 of pretax derivative losses from such hedges were recorded as an adjustment to interest expense. At September 30, 2002, the Company had a portfolio of interest rate swaps outstanding which effectively fixes the interest rates on floating rate debt at rates as follows: 6.403% for a notional principal amount of $70,000 through October 2002, 4.458% for a notional principal amount of $70,000 from October 2002 through July 2004 and 3.769% for a notional principal amount of $100,000 through August 2004. The derivative net losses on these contracts recorded in OCI at September 30, 2002 was an after-tax loss of $3,998.

        The Company enters into forward and swap foreign exchange contracts to hedge the risk from forecasted settlement in local currencies of inter-company purchases and sales, trade sales, and trade purchases. These contracts generally require the Company to exchange foreign currencies for U.S. dollars or Pounds Sterling. These contracts are designated as cash flow hedges with the fair value recorded as a hedge asset or liability, as applicable, with changes in fair value recorded in OCI. Once the forecasted transaction has been recognized as a purchase or sale and a related liability or asset recorded in the balance sheet, the gain or loss on the related derivative hedge contract is reclassified from OCI into earnings as an offset to the change in value of the liability or asset. During 2002, $17 of pretax derivative losses were recorded as an adjustment to earnings for cash flow hedges related to an asset or liability. During 2002, $61 of pretax derivative gains were recorded as an adjustment to earnings for forward and swap contracts settled at maturity. At September 30, 2002, the Company had a series of swap contracts outstanding with a contract value of $247. The derivative net loss on these contracts at September 30, 2002 was immaterial.

        The Company periodically enters into forward foreign exchange contracts to hedge the risk from changes in fair value from unrecognized firm purchase commitments. These firm purchase commitments generally require the Company to exchange U.S. dollars for foreign currencies. These hedge contracts are designated as fair value hedges with the fair value recorded as a hedge asset or liability, as applicable, with changes in fair value recorded in earnings on a pretax basis. To the extent effective, changes in the value of the forward contracts recorded in earnings will be offset by changes in the value of the hedged item, also recorded in earnings on a pretax basis and as an asset or liability, as applicable. Once the firm purchase commitment has been consummated, the firm commitment asset or liability balance will be reclassified as an addition to or subtraction from the carrying value of the purchased asset. The Company previously entered into a series of forward contracts through October 2001 to hedge the exposure from a firm commitment to purchase certain battery manufacturing equipment denominated in Japanese Yen. During 2002, $63 of pretax derivative gains were recorded as an adjustment to earnings for fair value hedges of this firm purchase commitment and $63 of pretax losses were recorded as an adjustment to earnings for changes in fair value of this firm purchase commitment. During 2002, $78 of pretax derivative losses were recorded as an adjustment to earnings for fair value hedges of this firm purchase commitment that were settled at maturity and $78 of pretax gains were recorded as an adjustment to earnings for payments made against this firm purchase commitment. No forward exchange contracts were held by the Company at September 30, 2002.

        The Company is exposed to risk from fluctuating prices for zinc used in the manufacturing process. The Company hedges a portion of this risk through the use of commodity swaps. The swaps are designated as cash flow hedges with the fair value recorded in OCI and as a hedge asset or liability, as applicable. The fair value of the swaps is reclassified from OCI into earnings when the hedged purchase of zinc metal-based items also affects earnings. The swaps effectively fix the floating price on a specified quantity of zinc through a specified date. During 2002, $2,645 of pretax derivative losses were recorded as an adjustment to cost of sales for swap contracts settled at maturity. At September 30, 2002, the Company had a series of swap contracts outstanding through August 2003 with a contract value of $6,350. The derivative net losses on these contracts recorded in OCI at September 30, 2002 was an after-tax loss of $328.

(s) Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted market prices.

(t) Environmental Expenditures

        Environmental expenditures which relate to current ongoing operations or to conditions caused by past operations are expensed. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable and can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers.

(u) Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year presentation.

(v) Adoption of New Accounting Pronouncements

        Effective October 1, 2000, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the change in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in Other Comprehensive Income (OCI) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

        The adoption of Statement No. 133 resulted in a pretax reduction to OCI of $317 ($150 after tax) in 2001. The reduction of OCI was primarily attributable to losses of approximately $500 for foreign exchange forward cash flow hedges partially offset by gains of approximately $200 on interest rate swap cash flow hedges. (See also footnote 2(r)).

        In May 2000, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives". This Issue addresses the recognition, measurement, and income statement classification for various types of sales incentives including discounts, coupons, rebates and free products. In April 2001, the EITF reached a consensus on Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products or Services". This Issue addresses when consideration from a vendor to a retailer or distributor in connection with the purchase of the vendor's products to promote sales of the vendor's products should be classified in the vendor's income statement as a reduction of revenue or expense. The Company adopted EITF 00-14 and EITF 00-25 in the second fiscal quarter of 2002.

        The adoption resulted in the following reclassifications in the Company's results of operations in 2000, 2001 and 2002. Net sales were reduced by $62,452, $59,319 and $52,577, respectively; cost of sales were increased by $11,200, $12,880 and $15,480, respectively; and selling expenses were reduced by $73,652, $72,199 and $68,057, respectively.

        Concurrent with the adoption of EITF 00-25, the Company reclassified certain accrued trade incentives as a contra receivable versus the Company's previous presentation as a component of accounts payable. Historically, customers offset earned trade incentives when making payments on account. Therefore, the Company believes the reclassification of these accrued trade incentives as a contra receivable better reflects the underlying economics of the Company's net receivable due from trade customers. The reclassification resulted in a reduction in accounts receivable and accounts payable in our Consolidated Balance Sheets of $21,383 and $21,277 at September 30, 2001 and September 30, 2002, respectively.

        Effective July 1, 2001, the Company adopted Statement No. 141, Business Combinations, and effective October 1, 2001, Statement No. 142, Goodwill and Other Intangible Assets.

        Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed on or after July 1, 2001. Statement No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. Upon the transition to Statement No. 142, no goodwill was deemed to be impaired. (See also footnote 2(i)).

        The table below presents net income and earnings per share information as if Statement No. 142 had been adopted at the beginning of periods presented:

	2000	2001	2002
Reported net income	$38,350	$11,534	$29,237
Add back: Goodwill amortization, net of tax of $0	1,241	1,050	—
Add back: Trade name amortization, net of tax of $855	1,395	1,395	—

Adjusted net income	$40,986	$13,979	$29,237

Basic Earnings Per Share:
Reported net income	$1.39	$0.40	$0.92
Goodwill amortization	0.05	0.04	—
Trade name amortization	0.05	0.05	—

Adjusted net income	$1.49	$0.49	$0.92

Diluted Earnings Per Share:
Reported net income	$1.32	$0.39	$0.90
Goodwill amortization	0.04	0.03	—
Trade name amortization	0.05	0.05	—

Adjusted net income	$1.41	$0.47	$0.90

        During 2003, the Company adopted Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring such expenses to no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Company was required to adopt this statement no later than its fiscal year beginning October 1, 2002. Upon adoption, the 2001 loss on early extinguishment of debt of $8,587 pretax, which was previously presented as an extraordinary item, was reclassified to non-operating expense and income tax expense was reduced by $3,260.

(w) Impact of Recently Issued Accounting Standards

        In August 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is required to adopt this statement no later than its fiscal year beginning October 1, 2002. Management believes that the impact of adoption on the consolidated financial statements will be immaterial.

        In October 2001, the FASB Issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a

business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. The Company is required to adopt this statement no later than its fiscal year beginning October 1, 2002. Management believes that the impact of adoption on the consolidated financial statements will be immaterial.

        In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Statement replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The Company is required to apply this Statement prospectively to exit or disposal activities initiated after December 31, 2002.

(3) Inventories

        Inventories consist of the following:

	September 30,
	2001	2002
Raw materials	$24,271	$19,893
Work-in-process	14,015	19,004
Finished goods	53,025	45,378

	$91,311	$84,275

(4) Property, Plant and Equipment

        Property, plant and equipment consist of the following:

	September 30,
	2001	2002
Land, buildings and improvements	$34,350	$34,559
Machinery, equipment and other	175,724	184,087
Construction in process	11,271	10,303

	221,345	228,949
Less accumulated depreciation	114,088	126,363

	$107,257	$102,586

        Machinery, equipment and other includes capitalized leases, net of amortization, totaling $1,242 and $615 at September 30, 2001 and 2002, respectively.

(5) Intangible Assets

        Intangible assets consist of the following:

	2001			2002
	Gross Carrying Amount	Accumulated Amortization	Net Intangible	Gross Carrying Amount	Accumulated Amortization	Net Intangible
Amortized Intangible Assets
Non-compete agreement	$700	$490	$210	$700	$630	$70
Proprietary technology	525	275	250	525	308	217

	$1,225	$765	$460	$1,225	$938	$287

Pension Intangibles
Under-funded pension	$3,081	$—	$3,081	$3,446	$—	$3,446

Unamortized Intangible Assets
Trade name	$90,000	$4,875	$85,125	$90,000	$4,875	$85,125

	North America	Latin America	Europe/ROW	Total
Goodwill
Balance as of September 30, 2001, net	$1,035	$26,884	$2,489	$30,408
Effect of translation	—	—	159	159

Balance as of September 30, 2002, net	$1,035	$26,884	$2,648	$30,567

        The non-compete agreement is being amortized on a straight-line basis over 5 years. The proprietary technology assets are being amortized on a straight-line basis over 15 to 17 years.

        The trade name and Latin America segment goodwill are associated with the 1999 acquisition of ROV Limited and were being amortized on a straight-line basis over 40 years. The North America segment goodwill is associated with the 1998 acquisition of Best Labs and was being amortized on a straight-line basis over 15 years. The Europe/ROW segment goodwill is associated with the 1998 acquisition of Brisco GmbH in Germany and was being amortized on a straight-line basis over 15 years.

        Pursuant to Statement No. 142, the Company ceased amortizing goodwill on October 1, 2001. Upon initial application of Statement No. 142, the Company reassessed the useful lives of its intangible assets and deemed only the trade name asset to have an indefinite useful life because it is expected to generate cash flows indefinitely. Based on this, the Company ceased amortizing the trade name on October 1, 2001.

        The amortization expense for 2000, 2001, and 2002 are as follows:

	2000	2001	2002
Amortization Expense
Goodwill amortization	$1,241	$1,050	$—
Trade name amortization	2,250	2,250	—
Non-compete and proprietary technology	429	173	173

	$3,920	$3,473	$173

(6) Debt

        Debt consists of the following:

	September 30,
	2001	2002
Revolving credit facility	$213,200	$174,500
Term loan facility	34,365	23,061
Series B Senior Subordinated Notes, due November 1, 2006, with interest at 10 1/4% payable semi-annually	239	—
Capitalized lease obligations	1,098	500
Notes and obligations, weighted-average interest rate of 3.77% at September 30, 2002	9,075	3,810

	257,977	201,871
Less current maturities	24,436	13,400

Long-term debt	$233,541	$188,471

        In 1999, the Company entered into an Amended and Restated Credit Agreement ("Second Restated Agreement"). The Second Restated Agreement provided for senior credit facilities, including term and revolving credit facilities in an aggregate amount of $325,000. Interest on borrowings was computed, at the Company's option, based on the base rate, as defined ("Base Rate"), or the Interbank Offering Rate ("IBOR"). Indebtedness under these amended facilities was secured by substantially all of the assets of the Company and was guaranteed by certain of our subsidiaries. The Company recorded fees paid as a result of the amendments as a debt issuance cost which was being amortized over the remaining life of the Second Restated Agreement.

        The term facility included in the Second Restated Agreement initially totaled $75,000. The facility provided for quarterly amortization totaling $10,000 in 2000, $15,000 in 2001, 2002 and 2003, and $20,000 in 2004. The term facility also provided for annual prepayments, over and above the normal amortization. Such payments would be a portion of "Excess Cash Flow" (EBITDA less certain operating expenditures including scheduled principal payments of long-term debt). The quarterly amortization is reduced prorata for the effect of prepayments made as a result of Excess Cash Flow.

        The Second Restated Agreement was subsequently amended over time primarily to permit increased levels of: letters of credit, capital spending, loans to employees and investments by a domestic subsidiary in a foreign subsidiary; and amend the definition of EBITDA to exclude certain non-recurring charges including a bad debt reserve for the Kmart bankruptcy.

        Interest on these borrowings was at the Base Rate plus a margin (0.00% to 0.75%) per annum (5.00% at September 30, 2002) or IBOR plus a margin (0.75% to 1.75%) per annum. The Company was required to pay a commitment fee (0.25% to 0.50%) per annum (0.375% at September 30, 2002) on the average daily-unused portion of the revolving facility. The Company had outstanding letters of credit of approximately $5,750 at September 30, 2002. A fee (0.75% to 1.75%) per annum (1.25% at September 30, 2002) was payable on the outstanding letters of credit. The Company also incured a fixed fee of 0.25% per annum of the average daily maximum amount available to be drawn on each letter of credit issued. The facilities' margin, revolving commitment fee and fees on outstanding letters of credit could be adjusted if the Company's leverage ratio, as defined, increased or decreased.

        The Second Restated Agreement contained financial covenants with respect to borrowings which included maintaining minimum interest coverage and maximum leverage ratios. In accordance with the Agreement, the limits imposed by such ratios became more restrictive over time. In addition, the Second Restated Agreement restricted the Company's ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures, and merge or acquire or sell assets.

        The Series B Senior Subordinated Notes ("Notes"), initially scheduled to mature on November 1, 2006, were redeemed in connection with the Company's initial public offering of common stock, and a subsequent primary offering, with the final residual amount redeemed in November 2001.

        The Company entered into no new capital leases in 2002. Aggregate capitalized lease obligations are payable in installments of $340 in 2003 and $160 in 2004.

        In connection with the acquisition of the consumer battery business of VARTA AG on October 1, 2002, the Company entered into an Amended and Restated Credit Agreement ("Third Restated Agreement") which replaced the Second Restated Agreement discussed above. The Third Restated Agreement provides for senior credit facilities, including term and revolving credit facilities in an initial aggregate amount (assuming an exchange rate of the Euro to the Dollar of 1 to 1) of approximately $625,000. The Third Restated Agreement includes a $100,000 seven-year revolving credit facility, a EUR 50,000 seven-year revolving facility, a $300,000 seven-year amortizing term loan, a EUR 125,000 seven-year amortizing term loan and a EUR 50,000 six-year amortizing term loan. The U.S. Dollar revolving credit facility may be increased, at the Company's option, by up to $50,000.

        The interest on Dollar-denominated borrowings is computed, at the Company's option, based on the base rate, as defined ("Base Rate"), or the London Interbank Offered Rate ("LIBOR") for Dollar-denominated deposits. The interest on Euro-denominated borrowings is computed on LIBOR for Euro-denominated deposits. The fees associated with these facilities will be capitalized and amortized over the term of the facilities. Unamortized fees associated with the replaced facilities above will be written off as a charge to earnings in the quarter ending December 29, 2002. Indebtedness under these amended facilities is secured by substantially all of the assets of the Company, is guaranteed by certain of our subsidiaries and the

Euro-denominated revolving facility is subject to a borrowing base ("Borrowing Base") of certain European assets.

        The term facilities provide for quarterly amortization totaling (assuming an exchange rate of the Euro to the Dollar of 1 to 1) of approximately $9,250 in 2003 and 2004, $14,250 in 2005, 2006, and 2007, $61,250 in 2008 and $352,500 in 2009. The term facility also provides for annual prepayments, over and above the normal amortization. Such payments would be a portion of "Excess Cash Flow" (EBITDA, as defined, less certain operating expenditures including scheduled principal payments of long-term debt). The quarterly amortization is reduced prorata for the effect of prepayments made as a result of Excess Cash Flow.

        Interest on Dollar-denominated revolving borrowings is, at the Company's option, at the Base Rate plus a margin (1.25% to 2.50%) per annum or Dollar-denominated LIBOR plus a margin (2.25% to 3.50%) per annum. Interest on Euro-denominated revolving borrowings and the Euro-denominated six-year term loan is Euro-denominated LIBOR plus a margin (2.25% to 3.50%) per annum (6.58% at October 1, 2002). Interest on the Dollar-denominated seven-year term loan is, at the Company's option, at the Base Rate plus a fixed 2.75% margin per annum or Dollar-denominated LIBOR plus a fixed 3.75% margin per annum (5.57% at October 1, 2002). Interest on the Euro-denominated seven-year term loan is Euro-denominated LIBOR plus a fixed 3.75% margin per annum (7.08% at October 1, 2002). The Company is required to pay a commitment fee of 0.50% per annum on the average daily-unused portion of the revolving facilities. A fee (2.25% to 3.50%) per annum (3.25% at October 1, 2002) is payable on the outstanding letters of credit. The Company also incurs a fee of 0.25% per annum of the average daily maximum amount available to be drawn on each letter of credit issued. The margin on the revolving facilities, six-year amortizing term loan and fees on outstanding letters of credit may be adjusted if the Company's leverage ratio, as defined, increases or decreases.

        The Third Restated Agreement contains financial covenants with respect to borrowings which include maintaining minimum interest and fixed charge and maximum leverage ratios. In accordance with the Agreement, the limits imposed by such ratios become more restrictive over time. In addition, the Third Restated Agreement restricts the Company's ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures, and merge or acquire or sell assets.

        The aggregate scheduled maturities of debt as of October 1, 2002 are as follows:(1)

2003	$13,400
2004	9,411
2005	14,250
2006	14,250
2007	14,250
Thereafter	413,750

$479,311

(1)
Reflects debt structure resulting from the acquisition of the consumer battery business of VARTA AG. Amounts do not include debt held by the purchased entities at October 1, 2002.

(7) Shareholders' Equity

      On October 1, 2000, the Company granted approximately 277 shares of restricted stock to certain members of management. The total market value of the restricted shares on date of grant was approximately $4,746 and has been recorded as unearned compensation as a separate component of shareholders' equity. During 2002, the Company recognized the forfeiture of approximately 24 restricted shares of stock. The total market value on the date of grant for the forfeited shares was approximately $413 and has been recorded as an adjustment to unearned compensation. Approximately 186 of these shares will vest on September 30, 2003 provided the recipient is still employed by the Company. The remainder vests one third each year from the date of grant. Unearned compensation is being amortized to expense over the three-year vesting period.

        On June 22, 2001, the Company completed a primary offering of 3,500 shares of Common stock. The net proceeds of approximately $64,200 after deducting the underwriting discounts and offering expenses, were used to repurchase approximately $64,800 principal amount of 10 1/4% Series B Senior Subordinated Notes.

        Concurrently, the Thomas H. Lee Group and its affiliates sold approximately 4,200 shares and certain Rayovac officers and employees sold approximately 900 shares in a secondary offering of Common stock. The Company did not receive any proceeds from the sales of the secondary offering shares but incurred expenses for the offering of approximately $200 which are included in Special Charges.

        On August 16, 2002, the Company granted approximately 24 shares of restricted stock to a certain member of management. These shares will vest on September 30, 2003 provided the recipient is still employed with the Company. The total market value of the restricted shares on the date of grant was approximately $313 and has been recorded as unearned compensation as a separate component of shareholders' equity. Unearned compensation is being amortized over a 13 month vesting period.

(8) Stock Option Plans

        In 1996, the Company's Board of Directors ("Board") approved the Rayovac Corporation 1996 Stock Option Plan ("1996 Plan"). Under the 1996 Plan, stock options to acquire up to 2,318 shares of Common stock, in the aggregate, may be granted to select employees and directors of the Company under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the Common stock on the date of grant. The time-vesting options become exercisable primarily in equal 20% increments over a five-year period. The performance-vesting options become exercisable at the end of ten years with accelerated vesting over each of the first five years if the Company achieves certain performance goals. Accelerated vesting may occur upon sale of the Company, as defined in the 1996 Plan. As of September 30, 2002, there were options with respect to 1,237 shares of Common stock outstanding under the 1996 Plan.

        In 1997, the Board adopted the 1997 Rayovac Incentive Plan ("Incentive Plan"). The Incentive Plan replaces the 1996 Plan and no further awards will be granted under the 1996 Plan other than awards of options for shares up to an amount equal to the number of shares covered by options that terminate or expire prior to being exercised. Under the Incentive Plan, the Company may grant to employees and non-employee directors stock options, stock appreciation rights ("SARs"), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the Incentive Plan. Up to 5,000 shares of Common stock may be issued under the Incentive Plan. The Incentive Plan expires in August 2007. As of September 30, 2002, there were options with respect to 2,868 shares of Common stock outstanding under the Incentive Plan.

        A summary of the status of the Company's plans is as follows:

	2000		2001		2002
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding, beginning of period	2,832	$9.14	3,276	$12.15	3,266	$14.12
Granted	729	21.62	857	14.83	1,057	14.37
Exercised	(132)	4.71	(701)	4.75	(15)	8.81
Forfeited	(153)	8.39	(166)	18.43	(203)	11.30

Outstanding, end of period	3,276	$12.15	3,266	$14.12	4,105	$14.01

Options exercisable, end of period	1,325	$7.67	1,304	$11.81	1,884	$11.39

        The Company also granted approximately 277 and 24 shares of restricted stock during 2001 and 2002, respectively, under the Incentive Plan. The restrictions lapse over the three-year period ending September 30, 2003. As of September 30, 2002, the restrictions had lapsed on 44 of these shares and the Company recognized the forfeiture of 24 of these shares.

        The following table summarizes information about options outstanding and outstanding and exercisable as of September 30, 2002:

	Options Outstanding			Options Outstanding and Exercisable
Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$4.39	1,009	4 years	$4.39	1,009	$4.39
$13.00 – $20.938	2,246	8.1	15.24	443	16.78
$21.25 – $29.50	850	6.7	22.19	432	22.22

        The Company has adopted the provisions of Statement No. 123, Accounting for Stock-Based Compensation, and continues to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock plans. Accordingly, the Company recognized $1,582 and $1,331, respectively, of compensation cost, before tax, related to restricted stock in 2001 and 2002, respectively, and no compensation cost, before tax, related to options for the stock plans. If the Company had elected to recognize compensation cost for all of the plans based upon the fair value at the grant dates for awards under those plans, consistent with an alternative method prescribed by Statement No. 123, net income per common share would have been reduced to the pro forma amounts indicated below:

	2000	2001	2002
Net income reported	$38,350	$11,534	$29,237
Pro forma net income	$35,887	$7,932	$25,271
Pro forma basic net income per common share	$1.30	$0.28	$0.80
Pro forma diluted net income per common share	$1.23	$0.27	$0.78

        The fair value of the Company's stock options used to compute pro forma net income and basic and diluted net income per common share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2000	2001	2002
Assumptions used:
Volatility	28.6%	34.7%	37.6%
Risk-free interest rate	6.17%	4.48%	3.40%
Expected life	8 years	8 years	8 years
Dividend yield	—	—	—
Weighted-average grant-date fair value of options granted during period	$10.49	$7.27	$6.89

        The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single value of its options and may not be representative of the future effects on reported net income or the future stock price of the Company. For purposes of proforma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period.

(9) Income Taxes

        Pretax income (income before income taxes and extraordinary item) and income tax expense consist of the following:

	2000	2001	2002
		(revised, see note 2(v))
Pretax income (loss):
United States	$30,383	$5,073	$47,288
Outside the United States	27,569	12,426	(1,605)

Total pretax income	$57,952	$17,499	$45,683

Income tax expense (benefit):
Current:
Federal	$7,850	$3,614	$10,484
Foreign	8,142	6,217	895
State	705	(115)	204

Total current	16,697	9,716	11,583

Deferred:
Federal	2,032	(1,977)	6,666
Foreign	731	(1,638)	(2,374)
State	142	(136)	571

Total deferred	2,905	(3,751)	4,863

	$19,602	$5,965	$16,446

        The following reconciles the Federal statutory income tax rate with the Company's effective tax rate:

	2000	2001	2002
		(revised, see note 2(v))
Statutory Federal income tax rate	35.0%	35.0%	35.0%
Foreign Sales Corporation/Extraterritorial Income Exclusion benefit	(0.6)	(2.1)	(0.6)
Effect of foreign items and rate differentials	(0.9)	1.2	(0.1)
State income taxes and other	1.0	0.5	1.5
Adjustment of prior year taxes	(1.3)	(2.1)	0.2
Other	0.6	1.6	0.0

	33.8%	34.1%	36.0%

        The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	September 30,
	2001	2002
Current deferred tax assets:
Employee benefits	$—	$970
Restructuring and asset impairments	3,151	212
Inventories and receivables	3,019	2,105
Marketing and promotional accruals	2,113	351
Tax loss carry forwards	2,348	1,861
Currency hedges	1,731	1,370
Other	1,856	1,717

Total current deferred tax assets	14,218	8,586

Current deferred tax liabilities:
Inventories	(2,494)	—
Other	(1,389)	—

Total current deferred tax liabilities	(3,883)	—

Net current deferred tax assets	$10,335	$8,586

Noncurrent deferred tax assets:
Employee benefits	$3,462	$5,103
Operating loss and credit carry forwards	1,328	4,163
Property, plant and equipment	477	147
Other	3,626	2,930

Total noncurrent deferred tax assets	8,893	12,343

Noncurrent deferred tax liabilities:
Property, plant, and equipment	(12,178)	(12,954)
Intangibles	(2,240)	(4,488)
Employee benefits	—	(2,200)
Other	(903)	(1,315)

Total noncurrent deferred tax liabilities	(15,321)	(20,957)

Net noncurrent deferred tax liabilities	$(6,428)	$(8,614)

        At September 30, 2002, net noncurrent deferred tax assets of $12,343 are included in Deferred charges and other in the Consolidated Balance Sheets. At September 30, 2001, net noncurrent deferred tax assets of $1,505 are included in Deferred charges and other and net current deferred tax liabilities of $1 are included in Other accrued liabilities in the Consolidated Balance Sheets.

        The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

        Provision has not been made for United States income taxes on a portion of the undistributed earnings of the Company's foreign subsidiaries (approximately $33,366 and $30,881 at September 30, 2001 and 2002, respectively), either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company intends to reinvest those earnings. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such earnings.

(10) Leases

        Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

2003	$6,271
2004	5,014
2005	4,794
2006	3,959
2007	3,633
Thereafter	14,248

$37,919

        The leases on the properties require annual lease payments of $2,788 subject to annual inflationary increases. All of the leases expire during the years 2003 through 2014.

        Total rental expenses were $6,924, $7,137 and $7,341 for 2000, 2001 and 2002, respectively.

        During 2002, the Company entered into a long-term lease for a facility being built in Dixon, Illinois (see Subsequent Events footnote 18). The Company anticipates that construction will be completed and the lease payments will be fixed for this facility during the second fiscal quarter of 2003. As amounts are not fixed, minimum rental commitments for this lease are not included above.

(11) Employee Benefit Plans

Pension Benefits

        The Company has various defined benefit pension plans covering substantially all of its domestic hourly employees and union members. Plans generally provide benefits of stated amounts for each year of service. The Company's practice is to fund pension costs at amounts within the acceptable ranges established by the Employee Retirement Income Security Act of 1974, as amended.

        The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management's intent that life insurance contracts owned by the Company will fund these agreements. Under the other agreements, the Company has agreed to pay such deferral amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death. The Company established a rabbi trust to fund these agreements.

Other Benefits

        The Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

	Pension Benefits		Other Benefits
	2001	2002	2001	2002
Change in benefit obligation
Benefit obligation at beginning of year	$17,731	$20,619	$2,925	$2,677
Service cost	616	693	343	299
Interest cost	1,415	1,512	213	188
Amendments	371	677	—	(20)
Actuarial loss (gain)	1,180	1,132	(701)	(41)
Benefits paid	(694)	(879)	(103)	(27)

Benefit obligation at end of year	$20,619	$23,754	$2,677	$3,076

Change in plan assets
Fair value of plan assets at beginning of year	$11,258	$12,316	$—	$—
Actual return on plan assets	(1,252)	(1,279)	—	—
Employer contribution	3,114	1,414	103	27
Benefits paid	(694)	(879)	(103)	(27)
Plan expenses paid	(110)	(78)	—	—

Fair value of plan assets at end of year	$12,316	$11,494	$—	$—

Funded status	$(8,303)	$(12,260)	$(2,677)	$(3,076)
Unrecognized net transition obligation	213	168	343	309
Unrecognized prior service cost	2,917	3,278	—	—
Unrecognized net actuarial loss (gain)	3,297	6,985	(121)	(161)
Adjustment for minimum liability	(6,431)	(10,435)	—	—

Accrued benefit cost	$(8,307)	$(12,264)	$(2,455)	$(2,928)

Weighted-average assumptions:
Discount rate	7.5%	7.0%	7.5%	7.25%
Expected return on plan assets	8.5%	8.5%	N.A.	N.A.

	Pension Benefits			Other Benefits
	2000	2001	2002	2000	2001	2002
Components of net periodic benefit cost
Service cost	$506	$616	$693	$335	$343	$299
Interest cost	1,239	1,415	1,512	209	213	188
Actual return on assets	(604)	1,252	1,279	—	—	—
Amortization of prior service cost	234	311	315	—	—	—
Recognized net actuarial (gain) loss	(272)	(2,368)	(2,433)	96	61	32

Net periodic benefit cost	$1,103	$1,226	$1,366	$640	$617	$519

        Pension plan assets and obligations are measured at June 30 each year. The contributions to the pension plans between July 1 and September 30 were $495 and $2,814 in 2001 and 2002, respectively.

        The Company has recorded an additional minimum pension liability of $6,431 and $10,435 at September 30, 2001 and 2002, respectively, to recognize the under funded position of its benefit plans. An intangible asset of $3,081 and $3,446 at September 30, 2001 and 2002, respectively, equal to the unrecognized prior service cost of these plans, has also been recorded. The excess of the additional minimum liability over the unrecognized prior service cost of $3,350 and $6,989 at September 30, 2001 and 2002, respectively, has been recorded as a component of accumulated other comprehensive income, net of tax.

        The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company contributes annually from 3% to 6% of participants' compensation based on age, and may make additional discretionary contributions. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Company contributions charged to operations, including discretionary amounts, for 2000, 2001 and 2002 were $2,171, $2,147, and $1,804, respectively.

        For measurement purposes, annual rates of increase of 8.0% in the per capita costs of covered health care benefits were assumed for 2000, 2001 and 2002, respectively, gradually decreasing to 5.5%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 2002 by $181 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended September 30, 2002 by $51. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of September 30, 2002 by $166 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended September 30, 2002 by $46.

(12) Segment Information

        The Company manages operations in three reportable segments based upon geographic area. North America includes the United States and Canada; Latin America includes Mexico, Central America, South America, and the Caribbean; Europe/Rest of World ("Europe/ROW") includes the United Kingdom, continental Europe and all other countries in which the Company does business.

        The Company manufactures and markets dry cell batteries including alkaline, zinc carbon, alkaline rechargeable, hearing aid, and other specialty batteries and lighting products throughout the world. These product lines are sold in all geographic areas. Latin America revenues have historically been derived primarily from zinc carbon and alkaline batteries.

        Net sales and cost of sales to other segments have been eliminated. The gross contribution of inter segment sales is included in the segment selling the product to the external customer. Segment revenues are based upon the geographic area in which the product is sold.

        The reportable segment profits do not include interest expense, interest income, and income tax expense. Also, not included in the reportable segments are corporate expenses including corporate purchasing expense, general and administrative expense and research and development expense. All depreciation and amortization included in income from operations is related to reportable segments. Costs are identified to reportable segments or corporate, according to the function of each cost center.

        The reportable segment assets do not include cash, deferred tax benefits, investments, long-term intercompany receivables, most deferred charges, and miscellaneous assets. All capital expenditures are related to reportable segments. Variable allocations of assets are not made for segment reporting.

        Wal-Mart Stores, Inc., the Company's largest mass merchandiser customer, represented 22%, 27% and 26% of its net sales during 2000, 2001 and 2002, respectively, primarily in North America.

Revenues from external customers

	2000	2001	2002
North America	$468,150	$448,788	$435,600
Latin America	112,150	118,665	84,677
Europe/ROW	50,614	48,719	52,459

Total segments	$630,914	$616,172	$572,736

Inter segment revenues

	2000	2001	2002
North America	$23,563	$30,634	$34,069
Latin America	1,293	9,518	5,556
Europe/ROW	1,058	2,593	2,504

Total segments	$25,914	$42,745	$42,129

Depreciation and amortization

	2000	2001	2002
North America	$13,266	$14,253	$15,401
Latin America	5,253	5,393	2,879
Europe/ROW	1,504	1,573	715

Total segments	$20,023	$21,219	$18,995

Segment profit

	2000	2001	2002
		(revised, see note 2(v))
North America	$95,351	$80,774	$85,490
Latin America	20,273	16,913	5,330
Europe/ROW	6,085	4,061	5,087

Total segments	121,709	101,748	95,907
Corporate expenses	32,378	25,072	31,676
Special charges	—	22,307	1,210
Interest expense	30,626	27,189	16,048
Non-operating expense	—	8,587	—
Other expense, net	753	1,094	1,290

Income before income taxes	$57,952	$17,499	$45,683

Segment assets

	September 30,
	2000	2001	2002
North America	$274,798	$289,215	$256,446
Latin America	199,865	205,918	191,002
Europe/ROW	31,233	30,010	31,356

Total segments	505,896	525,143	478,804
Corporate	43,708	41,356	54,429

Total assets at year end	$549,604	$566,499	$533,233

Expenditures for segment assets

	2000	2001	2002
North America	$14,668	$17,521	$13,158
Latin America	3,448	1,761	1,514
Europe/ROW	880	411	969

Total segments	$18,996	$19,693	$15,641

Product Line Revenues

	2000	2001	2002
Alkaline	$280,700	$302,900	$295,700
Heavy Duty	142,300	139,100	96,500
Rechargeables	29,700	29,800	31,800
Hearing Aid batteries	60,800	65,300	67,600
Specialty batteries	41,400	17,800	15,300
Lighting products and Lantern batteries	76,000	61,300	65,800

Total revenues from external customers	$630,900	$616,200	$572,700

(13) Commitments and Contingencies

        In March 1998, the Company entered into an agreement to purchase certain equipment and to pay annual royalties. In connection with this 1998 agreement, the Company committed to pay royalties of $2,000 in 1999, $3,000 in 2000 through 2002, and $500 in each year thereafter, as long as the related equipment patents are enforceable (until 2022). The Company incurred royalty expenses of $2,250 for 2000, $3,000 for 2001, and $3,000 for 2002.

        The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. In addition, the Company, together with other parties, has been designated a potentially responsible party of various third-party sites on the United States EPA National Priorities List (Superfund). The Company provides for the estimated costs of investigation and remediation of these sites when such losses are probable and the amounts can be reasonably estimated. The actual cost incurred may vary from these estimates due to the inherent uncertainties involved. The Company believes that any additional liability in excess of the amounts provided of $1,640, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, liquidity, or cash flow of the Company.

        The Company has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. Such litigation includes the suit filed against the Company by Eveready Battery Company and shareholder lawsuits. In the opinion of management, such contingent liabilities are not likely to have a material adverse effect on the financial condition, liquidity or cash flow of the Company.

(14) Related Party Transactions

        The Company and Thomas H. Lee Company (THL Co.) were parties to a Management Agreement pursuant to which the Company engaged THL Co. to provide consulting and management advisory services for an initial period of five years through September 2001. The agreement was renewed for another year through 2002. The agreement was not renewed upon expiration in September 2002. The Company paid THL Co. aggregate fees and expenses of $458, $473 and $364 for 2000, 2001 and 2002, respectively.

        The Company has notes receivable from officers/shareholders in the amount of $3,665 and $4,205 at September 30, 2001 and 2002, respectively, generally payable in fiscal 2003 through fiscal 2005, which bear interest at 4.6% to 8.0%. Since the officers utilized the proceeds of the notes to purchase common stock of the Company, directly or through the exercise of stock options, the notes have been recorded as a reduction of shareholders' equity.

(15) Special Charges

        During 1999, the Company recorded special charges as follows: (i) $2,528 of employee termination benefits for 43 employees related to organizational restructuring in the U.S. and Europe, (ii) $1,300 of charges related to the discontinuation of the manufacturing of silver-oxide cells at the Company's Portage, Wisconsin, facility, and (iii) $2,100 of charges related to the termination of non-performing foreign distributors. The Company also recognized special charges of $803 related to the investigation of financing options and developing organizational strategies for the Latin American acquisition. A summary of the 1999 restructuring activities follows:

1999 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$2,500	$3,400	$5,900
Cash expenditures	(200)	—	(200)

Balance September 30, 1999	$2,300	$3,400	$5,700
Change in estimate	—	100	100
Cash expenditures	(2,200)	—	(2,200)
Non cash charges	—	(3,300)	(3,300)

Balance September 30, 2000	$100	$200	$300
Cash expenditures	(100)	—	(100)
Non cash charges	—	(200)	(200)

Balance September 30, 2001	$—	$—	$—

        During 2001, the Company recorded special charges related to: (i) an organizational restructuring in the U.S., (ii) manufacturing and distribution cost rationalization initiatives in the Company's Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in our European operations, (iii) the closure of the Company's Wonewoc, Wisconsin, manufacturing facility, (iv) the rationalization of uneconomic manufacturing processes at the Company's Fennimore, Wisconsin, manufacturing facility, and rationalization of packaging operations and product lines, and (v) costs associated with our June 2001 secondary offering. The amount recorded includes $9,100 of employee termination benefits for approximately 570 employees,

$9,900 of equipment, inventory, and other asset write-offs, and $2,000 of other expenses. A summary of the 2001 restructuring activities follows:

2001 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$5,000	$11,000	$16,000
Change in estimate	4,400	100	4,500
Expense as incurred	700	1,100	1,800
Cash expenditures	(5,800)	(1,300)	(7,100)
Non cash charges	—	(9,300)	(9,300)

Balance September 30, 2001	$4,300	$1,600	$5,900
Change in estimate	(1,000)	(300)	(1,300)
Cash expenditures	(3,100)	—	(3,100)
Non cash charges	—	(700)	(700)

Balance September 30, 2002	$200	$600	$800

        During 2002, the Company announced a restructuring initiative in Latin America including: (i) the closure of the Company's Santo Domingo, Dominican Republic manufacturing operations, and (ii) outsourcing a portion of its heavy duty battery production, previously manufactured at its Mexico City, Mexico location. The amount recorded includes $1,200 of employee termination benefits for approximately 115 employees, $900 of equipment, inventory, and other asset write-offs, and $300 of other expenses. A summary of the 2002 restructuring activities follows:

2002 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$1,200	$1,400	$2,600
Change in estimate	—	(400)	(400)
Expense as incurred	—	200	200
Cash expenditures	(1,100)	(200)	(1,300)
Non cash charges	—	(1,000)	(1,000)

Balance September 30, 2002	$100	$—	$100

(16) Acquisitions and Divestitures

        In 2000, the Company entered into an asset purchase agreement and a license agreement with a Hong Kong company to sell certain inventory and for the exclusive right to use the Rayovac trade name for the manufacture, sale and distribution of the Company's camcorder battery product line. In exchange for the license, the Company received a $6,000 promissory note, payable over five years, and will receive a royalty on future sales of camcorder batteries. The Company will receive a minimum royalty of $100 over the balance of the license arrangement and will receive a variable royalty on sales of camcorder batteries. The Company has no substantive future obligation relative to this agreement. As a result of this transaction, the Company recognized a pretax gain on the sale of the trade name licensing rights of $1,997, net of write-off of related tangible and intangible assets.

        In 2002, the Company entered into similar agreements with the same Hong Kong company for the cordless product line and licensing agreements on other product lines not currently sold by the Company. The Company received promissory notes in the amount of $800 payable over terms of up to five years. The Company will receive variable royalties on sales of product lines licensed. As a result of these transactions, the Company recognized a pretax gain of $701.

(17) Quarterly Results (unaudited)

	Quarter Ended
	December 30, 2001	March 31, 2002	June 30, 2002	September 30, 2002
Net sales	$161,883	$121,153	$135,412	$154,288
Gross profit	62,732	49,934	54,401	70,312
Net income	402	5,380	10,314	13,141
Basic net income per common share	0.01	0.17	0.32	0.41
Diluted net income per common share	0.01	0.17	0.32	0.41
	Quarter Ended
	December 31, 2000	April 1, 2001	July 1, 2001	September 30, 2001
Net sales	$164,307	$134,679	$146,969	$170,217
Gross profit	51,991	55,942	59,104	65,859
Net (loss) income	(1,766)	4,125	2,722	6,453
Basic net (loss) income per common share	(0.06)	0.15	0.10	0.20
Diluted net (loss) income per common share	(0.06)	0.14	0.09	0.20

(18) Subsequent Events

        (a)  On October 1, 2002, the Company acquired the consumer battery business of VARTA AG (VARTA) for approximately 262 million Euros. The transaction did not include VARTA's Brazilian joint venture, its automotive or micro-power business. The Company acquired all of the VARTA consumer subsidiaries located outside of Germany and became the majority owner of a new joint venture entity that will conduct all consumer battery business within Germany. The Company has not yet finalized the purchase price allocation for the acquisition. (See also footnote 6.)

        On October 10, 2002, the Company committed to and announced a series of initiatives to position the Company for future growth opportunities and to optimize the global resources of the combined VARTA and Rayovac companies. The Company expects to take a restructuring charge of approximately $20 million pretax to be recorded in the first quarter of fiscal 2003 and an additional $10-$15 million to be recorded as incurred. Cash cost of the restructuring program is expected to total $15-$20 million. Cost savings related to these initiatives are projected to be in the range of $35-$40 million when fully realized in fiscal 2005. Initiatives include: closure of the Mexico City, Mexico zinc carbon manufacturing plant; closure of operations at its Middleton, Wisconsin distribution center and its Madison, Wisconsin packaging center and combination of the two operations into a new leased complex being built in Dixon, Illinois. Transition to the new facility is expected by June 2003. In addition to the manufacturing, packaging, and distribution changes, the Company anticipates a series of sales, marketing, operations and administrative restructuring initiatives on all three continents. These changes are the result of duplication synergies between the Rayovac and VARTA organizations and on-going cost containment initiatives. The combination of all these restructuring initiatives is expected to ultimately reduce the workforce by approximately 630 or 14 percent of the current worldwide workforce.

        (b) In August 2003, the Company entered into an agreement to purchase the Remington Products Company for approximately $322 million, consisting of a $165 million cash payment and the assumption of approximately $180.5 million in debt. The Company currently expects to finance this acquisition and the retirement of Remington's existing indebtedness through the issuance of subordinated debt and borrowings under the Company's credit facility. The all-cash transaction is expected to close no later than October 2003.

(19) Condensed Consolidating Financial Statements

        The following condensed consolidating financial data illustrates the composition of the consolidated financial statements. Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. Earnings of subsidiaries are therefore reflected in the Company's and Guarantor Subsidiaries' investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantor Subsidiaries are not presented because management has determined that such financial statements would not be material to investors.

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2002

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$3,518	$46	$6,317	$—	$9,881
Receivables:
Trade accounts receivables, net of allowance for doubtful accounts	27,246	51,117	50,564	—	128,927
Other	17,418	10,762	7,107	(27,604)	7,683
Inventories	58,619	—	28,142	(2,486)	84,275
Deferred income taxes	5,607	—	2,979	—	8,586
Prepaid expenses and other	14,452	—	5,518	—	19,970

Total current assets	126,860	61,925	100,627	(30,090)	259,322
Property, plant and equipment, net	75,838	—	26,748	—	102,586
Deferred charges and other	71,492	1,599	5,890	(30,288)	48,693
Intangible assets, net	90,081	—	29,532	(188)	119,425
Debt issuance costs	3,207	—	—	—	3,207
Investments in subsidiaries	149,329	86,673	—	(236,002)	—

Total assets	$516,807	$150,197	$162,797	$(296,568)	$533,233

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$16,985	$—	$3,854	$(7,439)	$13,400
Accounts payable	68,188	—	27,688	(19,721)	76,155
Accrued liabilities:
Wages and benefits	7,182	—	1,728	—	8,910
Accrued interest	1,657	—	7	—	1,664
Other special charges	1,639	—	62	—	1,701
Other	12,027	863	4,064	—	16,954

Total current liabilities	107,678	863	37,403	(27,160)	118,784
Long-term debt, net of current maturities	188,461	—	30,298	(30,288)	188,471
Employee benefit obligations, net of current portion	23,603	—	406	—	24,009
Deferred income taxes	13,549	5	7,403	—	20,957
Other	5,354	—	865	—	6,219

Total liabilities	338,645	868	76,375	(57,448)	358,440
Shareholders' equity:
Common stock	615	1	12,072	(12,072)	616
Additional paid-in capital	180,704	62,788	54,157	(116,826)	180,823
Retained earnings	152,745	95,099	28,449	(127,072)	149,221
Accumulated other comprehensive loss	(19,894)	(8,559)	(8,256)	16,850	(19,859)
Notes receivable from officers/shareholders	(4,205)	—	—	—	(4,205)

	309,965	149,329	86,422	(239,120)	306,596
Less treasury stock, at cost	(130,070)	—	—	—	(130,070)
Less unearned restricted stock compensation	(1,733)	—	—	—	(1,733)

Total shareholders' equity	178,162	149,329	86,422	(239,120)	174,793

Total liabilities and shareholders' equity	$516,807	$150,197	$162,797	$(296,568)	$533,233

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended September 30, 2002

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$424,199	$42,132	$160,926	$(54,521)	$572,736
Cost of goods sold	237,431	40,869	108,742	(52,895)	334,147
Special charges	(1,063)	—	2,273	—	1,210

Gross profit	187,831	1,263	49,911	(1,626)	237,379
Operating expenses:
Selling	71,389	818	32,557	(390)	104,374
General and administrative	53,543	(11,328)	14,685	—	56,900
Research and development	13,084	—	—	—	13,084

	138,016	(10,510)	47,242	(390)	174,358

Income from operations	49,815	11,773	2,669	(1,236)	63,021
Interest expense	15,390	—	2,216	(1,558)	16,048
Equity (income) loss	(10,697)	2,389	—	8,308	—
Other (income) expense, net	(2,180)	(469)	2,131	1,808	1,290

Income (loss) before income taxes	47,302	9,853	(1,678)	(9,794)	45,683
Income tax expense (benefit)	16,579	(844)	711	—	16,446

Net income (loss)	$30,723	$10,697	$(2,389)	$(9,794)	$29,237

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended September 30, 2002

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$65,250	$—	$6,615	$(5,039)	$66,826
Cash flows from investing activities:
Purchases of property, plant and equipment	(13,154)	—	(2,487)	—	(15,641)
Proceeds from sale of property, plant, and equipment	42	—	126	—	168

Net cash used by investing activities	(13,112)	—	(2,361)	—	(15,473)
Cash flows from financing activities:
Reduction of debt	(219,343)	—	(5,088)	—	(224,431)
Proceeds from debt financing	169,100	—	—	—	169,100
Issuance of stock and exercise of stock options	134	—	—	—	134
Other	(1,360)	—	(408)	251	(1,517)

Net cash used by financing activities	(51,469)	—	(5,496)	251	(56,714)
Effect of exchange rate changes on cash and cash equivalents	—	—	(904)	4,788	3,884

Net increase (decrease) in cash and cash equivalents	669	—	(2,146)	—	(1,477)
Cash and cash equivalents, beginning of period	2,849	46	8,463	—	11,358

Cash and cash equivalents, end of period	$3,518	$46	$6,317	$—	$9,881

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2001

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$2,849	$46	$8,463	$—	$11,358
Receivables:
Trade receivables, net of allowance for doubtful accounts	56,053	40,150	64,740	—	160,943
Other	17,965	7,637	2,579	(20,379)	7,802
Inventories	68,094	—	24,619	(1,402)	91,311
Deferred income taxes	7,748	342	1,741	—	9,831
Prepaid expenses and other	14,177	—	7,666	—	21,843

Total current assets	166,886	48,175	109,808	(21,781)	303,088
Property, plant and equipment, net	78,436	33	28,788	—	107,257
Deferred charges and other	49,575	631	2,717	(20,306)	32,617
Intangible assets, net	89,889	—	29,373	(188)	119,074
Debt issuance costs	4,463	—	—	—	4,463
Investments in subsidiaries	145,872	97,299	—	(243,171)	—

Total assets	$535,121	$146,138	$170,686	$(285,446)	$566,499

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$22,412	$—	$9,223	$(7,199)	$24,436
Accounts payable	71,397	26	25,130	(14,563)	81,990
Accrued liabilities:
Wages and benefits	4,812	—	2,366	—	7,178
Accrued interest	1,801	—	129	—	1,930
Other special charges	4,938	—	945	—	5,883
Other	13,413	—	9,711	—	23,124

Total current liabilities	118,773	26	47,504	(21,762)	144,541
Long-term debt, net of current maturities	234,271	—	17,900	(18,630)	233,541
Employee benefit obligations, net of current portion	19,086	—	562	—	19,648
Deferred income taxes	1,694	240	5,494	—	7,428
Other	1,829	—	1,927	—	3,756

Total liabilities	375,653	266	73,387	(40,392)	408,914
Shareholders' equity:
Common stock	615	1	12,072	(12,072)	616
Additional paid-in capital	180,634	62,788	54,904	(117,574)	180,752
Retained earnings	122,022	84,151	31,089	(117,278)	119,984
Accumulated other comprehensive loss	(6,904)	(1,068)	(766)	1,870	(6,868)
Notes receivable from officers/shareholders	(3,665)	—	—	—	(3,665)

	292,702	145,872	97,299	(245,054)	290,819
Less treasury stock, at cost	(130,070)	—	—	—	(130,070)
Less unearned restricted stock compensation	(3,164)	—	—	—	(3,164)

Total shareholders' equity	159,468	145,872	97,299	(245,054)	157,585

Total liabilities and shareholders' equity	$535,121	$146,138	$170,686	$(285,446)	$566,499

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended September 30, 2001

	Parent (revised, see note 2(v))	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$431,602	$45,223	$194,157	$(54,810)	$616,172
Cost of goods sold	249,496	43,866	121,902	(54,091)	361,173
Special charges	17,399	—	4,704	—	22,103

Gross profit	164,707	1,357	67,551	(719)	232,896
Operating expenses:
Selling	82,340	681	36,585	—	119,606
General and administrative	43,384	(11,640)	14,782	—	46,526
Research and development	12,191	—	—	—	12,191
Special charges	204	—	—	—	204

	138,119	(10,959)	51,367	—	178,527

Income from operations	26,588	12,316	16,184	(719)	54,369
Interest expense	25,860	—	3,033	(1,704)	27,189
Equity (income)	(20,008)	(6,640)	—	26,648	—
Non-operating expense	8,587	—	—	—	8,587
Other (income) expense, net	(1,491)	(584)	1,465	1,704	1,094

Income before income taxes	13,640	19,540	11,686	(27,367)	17,499
Income tax expense (benefit)	1,387	(468)	5,046	—	5,965

Net income	$12,253	$20,008	$6,640	$(27,367)	$11,534

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended September 30, 2001

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$12,293	$2	$5,752	$—	$18,047
Cash flows from investing activities:
Purchases of property, plant and equipment	(17,475)	—	(2,218)	—	(19,693)
Purchases of investments	(500)	—	(297)	—	(797)
Proceeds from sale of investments	—	—	1,354	—	1,354
Proceeds from sale of property, plant, and equipment	78	—	785	—	863

Net cash used by investing activities	(17,897)	—	(376)	—	(18,273)
Cash flows from financing activities:
Reduction of debt	(412,815)	—	(3,884)	—	(416,699)
Extinguishment of debt	(69,652)	—	—	—	(69,652)
Proceeds from debt financing	421,914	—	—	—	421,914
Issuance of stock and exercise of stock options	67,506	—	—	—	67,506
Other	(1,191)	—	(209)	—	(1,400)

Net cash provided (used) by financing activities	5,762	—	(4,093)	—	1,669
Effect of exchange rate changes on cash and cash equivalents	—	—	158	—	158
Net increase in cash and cash equivalents	158	2	1,441	—	1,601
Cash and cash equivalents, beginning of period	2,691	44	7,022	—	9,757

Cash and cash equivalents, end of period	$2,849	$46	$8,463	$—	$11,358

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended September 30, 2000

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$443,942	$43,479	$180,213	$(36,720)	$630,914
Cost of goods sold	259,438	42,175	106,349	(36,492)	371,470

Gross profit	184,504	1,304	73,864	(228)	259,444
Operating expenses:
Selling	81,409	662	28,649	(161)	110,559
General and administrative	44,762	(11,791)	16,753	(933)	48,791
Research and development	10,646	—	117	—	10,763
Special charges	(250)	—	250	—	—

	136,567	(11,129)	45,769	(1,094)	170,113

Income from operations	47,937	12,433	28,095	866	89,331
Interest expense	30,109	—	548	(31)	30,626
Equity in profit of subsidiary	(29,685)	(17,354)	—	47,039	—
Other (income) expense, net	(844)	(134)	1,556	175	753

Income before income taxes	48,357	29,921	25,991	(46,317)	57,952
Income tax expense	10,729	236	8,637	—	19,602

Net income	$37,628	$29,685	$17,354	$(46,317)	$38,350

Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2000

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided (used) by operating activities	$36,240	$(3)	$4,453	$(7,848)	$32,842
Cash flows from investing activities:
Purchases of property, plant and equipment	(14,668)	—	(4,328)	—	(18,996)
Proceeds from sale of property, plant, and equipment	1,051	—	—	—	1,051

Net cash used by investing activities	(13,617)	—	(4,328)	—	(17,945)
Cash flows from financing activities:
Reduction of debt	(199,970)	—	(15,424)	—	(215,394)
Proceeds from debt financing	182,274	—	12,966	7,949	203,189
Other	(3,607)	—	(91)	(100)	(3,798)

Net cash used by financing activities	(21,303)	—	(2,549)	7,849	(16,003)
Effect of exchange rate changes on cash and cash equivalents	—	—	(202)	—	(202)

Net increase (decrease) in cash and cash equivalents	1,320	(3)	(2,626)	1	(1,308)
Cash and cash equivalents, beginning of year	1,371	47	9,648	(1)	11,065

Cash and cash equivalents, end of year	$2,691	$44	$7,022	$—	$9,757

RAYOVAC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

June 29, 2003 and September 30, 2002

(Unaudited)

(In thousands)

	June 29, 2003	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,260	$9,881
Receivables	189,686	136,610
Inventories	155,923	84,275
Prepaid expenses and other	55,915	28,556

Total current assets	411,784	259,322
Property, plant and equipment, net	150,804	102,586
Deferred charges and other, net	81,741	51,900
Intangible assets, net	360,218	119,425

Total assets	$1,004,547	$533,233

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$18,341	$13,400
Accounts payable	109,732	76,155
Accrued liabilities	109,963	29,229

Total current liabilities	238,036	118,784
Long-term debt, net of current maturities	474,556	188,471
Employee benefit obligations, net of current portion	56,607	24,009
Other	47,395	27,176

Total liabilities	816,594	358,440
Shareholders' equity:
Common stock, $.01 par value, authorized 150,000 shares; issued 61,998 and 61,594 shares, respectively; outstanding 32,462 and 32,058 shares, respectively	620	616
Additional paid-in capital	185,561	180,823
Retained earnings	151,787	149,221
Accumulated other comprehensive loss	(12,234)	(19,859)
Notes receivable from officers/shareholders	(4,105)	(4,205)

	321,629	306,596
Less: Treasury stock, at cost, 29,536 shares	(130,070)	(130,070)
Less: Unearned restricted stock compensation	(3,606)	(1,733)

Total shareholders' equity	187,953	174,793

Total liabilities and shareholders' equity	$1,004,547	$533,233

See accompanying notes which are an integral part of these statements.

RAYOVAC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine month periods ended June 29, 2003 and June 30, 2002

(Unaudited)

(In thousands, except per share amounts)

	Three Months		Nine Months
	2003	2002	2003	2002
Net sales	$207,673	$135,412	$670,162	$418,448
Cost of goods sold	117,497	78,392	395,517	248,746
Special charges	10,429	2,619	21,719	2,635

Gross profit	79,747	54,401	252,926	167,067
Selling	42,264	24,759	137,808	76,778
General and administrative	21,231	5,351	62,345	42,985
Research and development	3,557	3,206	11,504	9,836
Special charges	684	—	9,930	—

Total operating expenses	67,736	33,316	221,587	129,599
Income from operations	12,011	21,085	31,339	37,468
Interest expense	8,476	3,974	28,070	12,200
Non-operating expense	—	—	3,072	—
Other (income) expense, net	(728)	503	(3,577)	118

Income before income taxes	4,263	16,608	3,774	25,150
Income tax expense	1,394	6,294	1,208	9,054

Net income	$2,869	$10,314	$2,566	$16,096

Basic earnings per share
Weighted average shares and equivalents outstanding	31,865	31,776	31,841	31,774
Net income	$0.09	$0.32	$0.08	$0.51

Diluted earnings per share
Weighted average shares and equivalents outstanding	32,499	32,554	32,461	32,437
Net income	$0.09	$0.32	$0.08	$0.50

See accompanying notes which are an integral part of these statements.

RAYOVAC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine month periods ended June 29, 2003 and June 30, 2002

(Unaudited)

(In thousands)

	Nine Months
	2003	2002
Cash flows from operating activities:
Net income	$2,566	$16,096
Non-cash adjustments to net income:
Amortization	1,724	1,412
Depreciation	23,606	14,325
Other non-cash adjustments	8,732	1,723
Net changes in assets and liabilities, net of acquisitions	(3,275)	19,991

Net cash provided by operating activities	33,353	53,547
Cash flows from investing activities:
Purchases of property, plant and equipment	(17,445)	(11,922)
Proceeds from sale of property, plant and equipment	128	21
Payment for acquisitions, net of cash acquired	(245,130)	—

Net cash used by investing activities	(262,447)	(11,901)
Cash flows from financing activities:
Reduction of debt	(373,467)	(168,589)
Proceeds from debt financing	612,621	124,500
Debt issuance costs	(12,976)	—
Other	(903)	(1,075)

Net cash provided (used) by financing activities	225,275	(45,164)
Effect of exchange rate changes on cash and cash equivalents	4,198	1,269

Net increase (decrease) in cash and cash equivalents	379	(2,249)
Cash and cash equivalents, beginning of period	9,881	11,358

Cash and cash equivalents, end of period	$10,260	$9,109

See accompanying notes which are an integral part of these statements.

RAYOVAC CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except per share amounts)

(1) Significant Accounting Policies

        Basis of Presentation:    These financial statements have been prepared by Rayovac Corporation (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and, in the opinion of the Company, include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Company at June 29, 2003, and the results of operations and cash flows for the three and nine month periods ended June 29, 2003 and June 30, 2002. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto as of September 30, 2002. Certain prior and current year amounts have been reclassified to conform with the current presentation.

        Revenue Recognition:    The Company recognizes revenue from product sales upon shipment to the customer which is the point at which all risks and rewards of ownership of the product is passed. Product ownership is passed when there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, and collectibility is deemed reasonably assured. The Company is not obligated to allow for, and the Company's general policy is not to accept, product returns.

        The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are generally treated as a reduction of net sales.

        The Company also enters into promotional arrangements targeted to the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase of cost of sales, based on the type of promotional program. The income statement characterization of the Company's promotional arrangements complies with EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products).

        For all types of promotional arrangements and programs, the Company monitors its commitments and uses statistical measures and past experience to determine amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company's customer-related promotional arrangements and programs are individualized to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.

        The Company also enters into various contractual arrangements, primarily with retail customers, which require the Company to make an upfront cash, or "slotting" payment, to secure the right to distribute through such customer. The Company capitalizes slotting payments, provided the payments are supported by a time or volume based contractual arrangement with the retailer, and will amortize the associated payment over the appropriate time or volume based term of the contractual arrangement. The amortization of the slotting payment is treated as a reduction in net sales and the corresponding asset is included in Deferred Charges and Other in the Condensed Consolidated Balance Sheets.

        Shipping and Handling Costs:    The Company incurred shipping and handling costs of $10,901 and $5,419 and $35,150 and $17,809 for the three and nine months ended June 29, 2003 and June 30, 2002, respectively, which are included in selling expense. Shipping and handling costs include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company's products for shipment at the Company's distribution facilities.

        Concentration of Credit Risk:    Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company monitors its customers' credit and financial conditions based on changing economic conditions and will make adjustments to credit policies as required.

        After the acquisition of VARTA (see Footnote 9, Acquisitions), approximately 60% of the Company's sales occur outside of North America. These sales and related receivables are subject to varying degrees of credit, currency, political and economic risk. The Company monitors these risks and makes appropriate provisions for collectability based on an assessment of the risks present.

        Stock Based Compensation:    The Company has stock option and other stock-based compensation plans which are fully described in the Company's financial statements and notes thereto as of September 30, 2002. The Company accounts for its stock-based compensation plans using the intrinsic value method, under the principles prescribed by the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. For stock options granted, no employee compensation cost is reflected in the Company's results of operations, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock at the grant date. Results of operations include compensation cost related to grants of restricted stock.

        The Company has adopted the disclosure-only provisions of FASB Statement No. 123, ("Statement No. 123") Accounting for Stock Based Compensation, as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. Accordingly, no compensation cost has been recognized in the results of operations for the stock option plans. Had compensation cost for stock options granted been determined based on the fair value at the grant date for awards consistent with an alternative method prescribed by Statement No. 123, the Company's net income (loss) and earnings per share would have reflected the pro forma amounts indicated below:

	Three Months		Nine Months
	2003	2002	2003	2002
Net income, as reported	$2,869	$10,314	$2,566	$16,096
Add: Stock-based compensation expense included in reported net income, net of tax	523	220	1,568	575
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	(1,575)	(1,178)	(5,110)	(3,518)

Pro forma net income (loss)	$1,817	$9,356	$(976)	$13,153

Basic earnings per share:
As reported	$0.09	$0.32	$0.08	$0.51

Pro forma	$0.06	$0.29	$(0.03)	$0.41

Diluted earnings per share:
As reported	$0.09	$0.32	$0.08	$0.50

Pro forma	$0.06	$0.29	$(0.03)	$0.41

        The effect of restricted stock and unexercised options outstanding for the nine month period ended June 29, 2003 were excluded from the pro forma diluted EPS calculation, as their effect was anti-dilutive.

        Adoption of New Accounting Pronouncements:    In August 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted the Statement on October 1, 2002. Adoption did not have a material effect on the financial statements of the Company.

        In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. The Company adopted the Statement on October 1, 2002. Adoption did not have a material effect on the financial statements of the Company.

        In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement addresses, among other things, the income statement treatment of gains and losses related to debt extinguishments, requiring such expenses to no longer be treated as extraordinary items, unless the items meet the definition of extraordinary per APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Company adopted this Statement on October 1, 2002. As a result, the write-off of unamortized debt issuance costs of $3,072 associated with the replacement of our previous credit facility in October 2002 is classified as non-operating expense in the nine month period ending June 29, 2003.

        In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 nullifies EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). According to the Statement, commitments to a plan to exit an activity or dispose of long-lived assets will no longer be enough to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are "incurred" and can be measured at fair value, and they will subsequently adjust the recorded liability for changes in estimated fair value. Statement No. 146 also revises accounting for specified employee and contract terminations that are part of restructuring activities. Statement No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The Company applied the provisions of EITF 94-3 to the restructuring initiatives announced and committed to during the first Fiscal Quarter of 2003 (See 2003 Restructuring summary within Footnote 7). Other than potentially impacting the timing of recognition of future exit or disposal activities the Company believes that the adoption of Statement No. 146 will not have a significant impact on its consolidated financial statements.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This Interpretation addresses, among other things, the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees. The Company has adopted the disclosure requirements of the Interpretation, and is applying the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. Adoption did not have a material effect on the consolidated financial statements of the Company.

        In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. The Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions of Statement No. 148 as seen above under "Stock-Based Compensation".

        In May 2003, the Emerging Issues Task Force (EITF) issued EITF Consensus No. 01-8, Determining Whether an Arrangement Contains a Lease. EITF No. 01-8 requires lease treatment for arrangements containing an embedded lease, thereby conveying the right to control the use of property, plant or equipment (collectively, "the property") whether the property is explicitly or implicitly specified. The right is conveyed if the purchaser obtains physical or operational control of the property or takes substantially all of its output. EITF No. 01-8 applies prospectively to new or modified arrangements beginning after May 28, 2003. Adoption of EITF No. 01-8 did not have a significant impact on the Company's consolidated financial statements.

        Derivative Financial Instruments:    Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes.

        The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the fair value recorded in Other Comprehensive Income ("OCI") and as a hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or accounts receivable and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. During the three and nine month periods ended June 29, 2003, $1,210 and $3,561, respectively, of pretax derivative losses from such hedges were recorded as an adjustment to interest expense. At June 29, 2003, the Company had a portfolio of interest rate swaps outstanding which effectively fixes the interest rates on floating rate debt at rates as follows: 4.458% for a notional principal amount of $70,000 through July 2004, 3.974% for a notional principal amount of $70,000 from July 2004 through October 2005, 3.769% for a notional principal amount of $100,000 through August 2004 and 3.799% for a notional principal amount of $100,000 from August 2004 through November 2005. The derivative net losses on these contracts recorded in OCI at June 29, 2003 was an after-tax loss of $5,360.

        The Company enters into forward and swap foreign exchange contracts, to hedge the risk from forecasted settlement in local currencies of inter-company purchases and sales, trade sales, and trade purchases. These contracts generally require the Company to exchange foreign currencies for U.S. dollars, Euros or Pounds Sterling. These contracts are designated as cash flow hedges with the fair value recorded in OCI and as a hedge asset or liability, as applicable. Once the forecasted transaction has been recognized as a purchase or sale and a related liability or asset recorded in the balance sheet, the gain or loss on the related derivative hedge contract is reclassified from OCI into earnings as an offset to the change in value of the liability or asset. During the three and nine month periods ended June 29, 2003, $0 and $11, respectively, of pretax derivative losses were recorded as an adjustment to earnings for forward and swap contracts settled at maturity. At June 29, 2003, the Company had no foreign exchange derivative contracts outstanding.

        The Company periodically enters into forward and swap foreign exchange contracts, to hedge the risk from inter-company loans. These obligations generally require the Company to exchange foreign currencies for U.S. dollars, Euros or Pounds Sterling. These foreign exchange contracts are fair value hedges of a related liability or asset recorded in the balance sheet. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset. As June 29, 2003, the Company had a forward contract outstanding with a contract value of $8,670.

        The Company periodically enters into forward foreign exchange contracts, to hedge the risk from changes in fair value from unrecognized firm purchase commitments. These firm purchase commitments generally require the Company to exchange U.S. dollars for foreign currencies. These hedge contracts are designated as fair value hedges with the fair value recorded in earnings on a pretax basis and as a hedge asset or liability, as applicable. To the extent effective, changes in the value of the forward contracts recorded in earnings will be offset by changes in the value of the hedged item, also recorded in earnings on a pretax basis and as an asset or liability, as applicable. Once the firm purchase commitment has been consummated, the firm commitment asset or liability balance will be reclassified as an addition to or subtraction from, the carrying value of the purchased asset. During the three and nine month periods ended June 29, 2003, no such foreign exchange derivative activity occurred. At June 29, 2003, the Company had no such foreign exchange derivative contracts outstanding.

        The Company is exposed to risk from fluctuating prices for zinc used in the manufacturing process. The Company hedges a portion of this risk through the use of commodity swaps. The swaps are designated as cash flow hedges with the fair value recorded in OCI and as a hedge asset or liability, as applicable. The fair value of the swaps is reclassified from OCI into earnings when the hedged purchase of zinc metal-based items also affects earnings. The swaps effectively fix the floating price on a specified quantity of zinc through a specified date. During the three and nine month periods ended June 29, 2003, $171 and $520, respectively, of pretax derivative losses were recorded as an adjustment to cost of sales for swap contracts settled at maturity. At June 29, 2003, the Company had a series of swap contracts outstanding through October 2004 with a contract value of $12,019. The derivative net gains on these contracts recorded in OCI at June 29, 2003 was an after-tax gain of $21.

(2) Inventories

        Inventories consist of the following:

	June 29, 2003	September 30, 2002
Raw material	$61,866	$19,893
Work-in-process	29,485	19,004
Finished goods	64,572	45,378

	$155,923	$84,275

(3) Acquired Intangible Assets and Goodwill

	June 29, 2003			September 30, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Intangible	Gross Carrying Amount	Accumulated Amortization	Net Intangible
Amortized Intangible Assets
Non-compete agreement	$700	$700	$—	$700	$630	$70
Proprietary technology	525	332	193	525	308	217
Customer list	2,284	171	2,113	—	—	—

	$3,509	$1,203	$2,306	$1,225	$938	$287

Pension Intangibles
Under-funded pension	$2,774	$—	$2,744	$3,446	$—	$3,446

Unamortized Intangible Assets
Trade names balance as of October 1, 2002	$90,000	$4,875	$85,125	$90,000	$4,875	$85,125
Trade name acquired during year	143,485	—	143,485	—	—	—
Effect of translation	22,115	—	22,115	—	—	—

Trade names balance as of June 29, 2003	$255,600	$4,875	$250,725	$90,000	$4,875	$85,125

	North America	Latin America	Europe/ROW	Total
Goodwill
Balance as of October 1, 2002, net	$1,035	$26,884	$2,648	$30,567
Goodwill acquired during year	1,514	7,025	58,551	67,090
Effect of translation	—	(102)	6,888	6,786

Balance as of June 29, 2003, net	$2,549	$33,807	$68,087	$104,443

        The non-compete agreement was amortized on a straight-line basis over 5 years. The proprietary technology assets are being amortized on a straight-line basis over 15 to 17 years. The intangible customer list asset is being amortized over 10 years. The Company has deemed that its trade name intangible assets have indefinite lives because they are expected to generate cash flows indefinitely, the Company has no intention of selling the trade name and there are no legal, regulatory, or contractual provisions that may limit the useful life of the trade name. Goodwill and intangible assets deemed to have indefinite lives are tested for impairment annually. The purchase price allocation of the VARTA acquisition is expected to be finalized during the fourth fiscal quarter of 2003. Changes in the purchase price allocation could impact the amount and or segment allocation of goodwill and other intangible assets acquired during the year.

        During the nine months ended June 29, 2003, the Company wrote-off a $702 pension intangible asset related to the Madison, Wisconsin packaging facility pension plan. The write-off related to the commencement of the closure of operations at the facility and curtailment of the pension plan and is reflected in Special charges in cost of sales in our results of operations. See Footnote 7, Other, for further discussion.

        The amortization expense for the three and nine months ended June 29, 2003 and June 30, 2002 are as follows:

	Three Months		Nine Months
	2003	2002	2003	2002
Amortized intangible assets	$63	$43	$256	$130

(4) Other Comprehensive Income

        Comprehensive income and the components of other comprehensive income for the three and nine months ended June 29, 2003 and June 30, 2002 are as follows:

	Three Months		Nine Months
	2003	2002	2003	2002
Net income	$2,869	$10,314	$2,566	$16,096
Other comprehensive income:
Foreign currency translation	6,706	(3,302)	8,408	(7,511)
Net unrealized loss on available-for-sale securities	—	(7)	(20)	(112)
Reclassification adjustment for losses included in net income	—	—	250	—
Net unrealized (loss) gain on derivative instruments	(276)	(2,031)	(1,013)	840

Comprehensive income	$9,299	$4,974	$10,191	$9,313

        Net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries are accumulated in a separate section of shareholders' equity. Also included are the effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as hedges of net foreign investments. The changes in accumulated foreign currency translation for the three and nine months ended June 29, 2003 were primarily attributable to the impact of translation of assets and liabilities of our European operations acquired on October 1, 2002 as part of our acquisition of the consumer battery business of VARTA AG. See Footnote 9, Acquisitions, for additional discussions.

(5) Net Income per Common Share

        Net income per common share for the three and nine months ended June 29, 2003 and June 30, 2002 is calculated based upon the following shares:

	Three Months		Nine Months
	2003	2002	2003	2002
Basic	31,865	31,776	31,841	31,774
Effect of restricted stock and assumed conversion of options	634	778	620	663

Diluted	32,499	32,554	32,461	32,437

(6) Commitments and Contingencies

        In March 1998, the Company entered into an agreement to purchase certain equipment and to pay annual royalties. In connection with this 1998 agreement, which supersedes previous agreements dated December 1991, and March 1994, the Company committed to pay royalties of $2,000 in 1998 and 1999, $3,000 in 2000 through 2002, and $500 in each year thereafter, as long as the related equipment patents are enforceable (until 2022). In December 2002, this agreement was modified such that royalty payments in 2003 through 2022 will be $250.

        The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of $1,822, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, liquidity, or cash flow of the Company.

        During 2002, the Company entered into a long-term lease for a facility being built in Dixon, Illinois (see Footnote 7, Other). Construction of the building is completed and the facility is now fully operational. The future minimum rental commitment for this non-cancelable operating lease is $1,554 annually for fiscal years 2003 through 2017. The lease payments are subject to annual inflationary increases.

        The Company has certain other contingent liabilities with respect to litigation, claims and contractual agreements arising in the ordinary course of business. Such litigation includes shareholder lawsuits. In the opinion of management, it is either not likely or premature to determine whether such contingent liabilities will have a material adverse effect on the financial condition, liquidity or cash flow of the Company. The suit filed against the Company by Eveready Battery Company was settled in December 2002, and the $1,500 net impact of such settlement is included in results of operations for the nine months ended June 29, 2003. The settlement did not materially impact the current liquidity position of the Company.

(7) Other

        During Fiscal 2001, the Company recorded special charges related to: (i) an organizational restructuring in the U.S, (ii) the closure of the Company's Tegucigalpa, Honduras facility and the rationalization of our manufacturing and distribution processes in the Company's Tegucigalpa, Honduras and Mexico City, Mexico manufacturing facilities and in our European operations, (iii) the closure of the Company's Wonewoc, Wisconsin, manufacturing facility, (iv) the rationalization of inefficient manufacturing processes, packaging operations, and product lines at the Company's Fennimore, Wisconsin, manufacturing facility and Madison, Wisconsin packaging location, and (v) costs associated with the Company's June 2001 secondary offering.

The amount recorded includes $9,100 of employee termination benefits for approximately 570 notified employees, $9,900 of equipment, inventory, and other asset write-offs, and $2,000 of other expenses. The Company anticipates the termination benefits and other costs will be completed by September 30, 2003. A summary of the 2001 restructuring activities follows:

2001 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$5,000	$11,000	$16,000
Change in estimate	4,400	100	4,500
Expense as incurred	700	1,100	1,800
Cash expenditures	(5,800)	(1,300)	(7,100)
Non-cash charges	—	(9,300)	(9,300)

Balance September 30, 2001	$4,300	$1,600	$5,900
Change in estimate	(1,000)	(300)	(1,300)
Cash expenditures	(3,100)	—	(3,100)
Non-cash charges	—	(700)	(700)

Balance September 30, 2002	$200	$600	$800
Cash expenditures	—	(100)	(100)

Balance December 29, 2002	$200	$500	$700
Cash expenditures	(100)	—	(100)

Balance March 30, 2003	$100	$500	$600
Cash expenditures	(100)	—	(100)

Balance June 29, 2003	$—	$500	$500

        During Fiscal 2002, the Company recorded special charges related to: (i) the closure of the Company's Santo Domingo, Dominican Republic plant and transfer of production to the Company's Guatemala City, Guatemala manufacturing facility, and (ii) outsourcing a portion of the Company's zinc carbon battery production previously manufactured at our Mexico City, Mexico manufacturing facility. The amount recorded includes approximately $1,200 of employee termination benefits for approximately 115 manufacturing employees, $900 of charges from the abandonment of equipment and inventory, associated with the closing of the manufacturing facility, and $300 of other expenses. The change in estimate of $400 reflected our ability to utilize more inventory and manufacturing equipment at our Guatemala City, Guatemala manufacturing location than we originally anticipated. All activities associated with the 2002 restructuring activities have been completed. A summary of the 2002 restructuring activities follows:

2002 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$1,200	$1,400	$2,600
Change in estimate	—	(400)	(400)
Expense as incurred	—	200	200
Cash expenditures	(1,100)	(200)	(1,300)
Non-cash charges	—	(1,000)	(1,000)

Balance September 30, 2002	$100	$—	$100
Cash expenditures	(100)	—	(100)

Balance December 29, 2002	$—	$—	$—

        During the nine months ended June 29, 2003, the Company recorded restructuring charges of approximately $33,900, of which approximately $2,300 are included as a reduction of net sales, approximately $21,700 are included in Special charges cost of sales, and approximately $9,900 are included in Special charges in operating expenses. Restructuring charges include: (i) approximately $12,600 of employee termination benefits for approximately 650 notified employees and other costs of approximately $700 associated with the write-off of pension intangible assets reflecting the curtailment of the Company's Madison, Wisconsin packaging facility pension plan, (ii) approximately $14,600 of equipment, inventory and other asset write-offs primarily reflecting the abandonment of equipment and inventory associated with the closure of the Mexico City, Mexico plant and inventory and fixed asset impairments related to the closure of the Company's Wisconsin packaging and distribution locations, (iii) approximately $6,000 of other expenses which include, other identified items of approximately $2,300 which are included as a reduction of net sales, research and development contract termination costs of approximately $500, and other integration, legal, and facility shutdown expenses incurred. The change in estimate during the three months ended March 30, 2003 relates primarily to revised estimates for cost reduction initiatives undertaken in the North America and Europe segments. The change in estimate during the three months ended June 29, 2003 relates primarily to revised estimates for inventory and fixed asset impairments associated with the closure of the Company's Wisconsin packaging and distribution locations.

        Special charges included in cost of sales of approximately $21,700 include amounts related to: (i) the closure in October 2002 of the Company's Mexico City, Mexico plant and integration of production into the Company's Guatemala City, Guatemala manufacturing location, resulting in charges of approximately $6,200, including termination payments of approximately $1,400, fixed asset and inventory impairments of approximately $4,300, and other shutdown related expenses, (ii) the closure of operations at the Company's Madison, Wisconsin packaging facility and combination with the Company's Middleton, Wisconsin distribution center into a new leased complex in Dixon, Illinois resulting in charges of approximately $13,200, including pension and termination costs of approximately $2,900, fixed asset and inventory impairments of approximately $8,800, and relocation expenses and other shutdown related expenses, and (iii) a series of restructuring initiatives impacting the Company's manufacturing functions in Europe, North America, and Latin America resulting in charges of approximately $2,300, including termination benefits of approximately $1,300, and inventory and asset impairments of approximately $1,000.

        Special charges included in operating expenses of approximately $9,900 include amounts related to: (i) the closure of operations at the Company's Middleton, Wisconsin distribution center and combination with our Madison, Wisconsin packaging facility into a new leased complex in Dixon, Illinois resulting in charges of approximately $800, including termination costs of approximately $400, fixed asset impairments of approximately $300, and relocation expenses and other shutdown related expenses and (ii) a series of restructuring initiatives impacting the Company's sales, marketing, and administrative functions in Europe, North America, and Latin America resulting in charges of approximately $9,100, including termination costs of approximately $7,300, research and development contract termination costs of approximately $500, fixed asset impairments of $200, and integration, legal, and other expenses of approximately $1,100.

        The move to the new combined distribution and packaging facility occurred in the third quarter of Fiscal 2003 and the closure of the Madison, Wisconsin and Middleton, Wisconsin facilities will be completed during the fourth quarter of Fiscal 2003. New facility lease payments were fixed in the third quarter of Fiscal 2003 and are discussed in Footnote 6, Commitments and Contingencies. The sales, marketing, operations and administrative restructuring initiatives are expected to be substantially complete by the end of the fourth quarter of Fiscal 2003.

2003 Restructuring Summary

	Termination Benefits	Other Costs	Total
Expense accrued	$6,200	$9,000	$15,200
Expense as incurred	—	200	200
Cash expenditures	(2,300)	(200)	(2,500)
Non-cash charges	—	(5,600)	(5,600)

Balance December 29, 2002	$3,900	$3,400	$7,300
Change in estimate	3,600	300	3,900
Expense as incurred	400	2,400	2,800
Cash expenditures	(1,800)	(800)	(2,600)
Non-cash charges	—	(500)	(500)

Balance March 30, 2003	$6,100	$4,800	$10,900
Change in estimate	—	7,200	7,200
Expense as incurred	2,400	2,200	4,600
Cash expenditures	(2,200)	(2,900)	(5,100)
Non-cash charges	—	(1,000)	(1,000)

Balance June 29, 2003	$6,300	$10,300	$16,600

(8) Segment Information

        The Company manages operations in three reportable segments based upon geographic area. North America includes the United States and Canada; Latin America includes Mexico, Central America, South America and the Caribbean; Europe/Rest of World ("Europe/ROW") includes continental Europe, the United Kingdom, and all other countries in which the Company does business.

        The Company manufactures and markets dry cell batteries including alkaline, zinc carbon, alkaline rechargeable, hearing aid, and other specialty batteries and lighting products throughout the world.

        Net sales and cost of sales to other segments have been eliminated. The gross contribution of inter segment sales is included in the segment selling the product to the external customer. Segment revenues are based upon the geographic area in which the product is sold.

        The reportable segment profits do not include interest expense, interest income, and income tax expense. Also, not included in the reportable segments, are corporate expenses including corporate purchasing expense and general and administrative expense. All depreciation and amortization included in income from operations is related to corporate or reportable segments. Costs are identified to reportable segments or corporate, according to the function of each cost center.

        The reportable segment assets do not include cash, deferred tax benefits, investments, long-term intercompany receivables, most deferred charges, and miscellaneous assets. Capital expenditures are related to reportable segments or corporate. Variable allocations of assets are not made for segment reporting.

        Segment information for the three and nine months ended June 29, 2003 and June 30, 2002 is as follows:

Revenues from external customers

	Three Months		Nine Months
	2003	2002	2003	2002
Europe/ROW	$96,115	$11,838	$312,405	$38,390
North America	81,207	100,864	267,235	312,981
Latin America	30,351	22,710	90,522	67,077

Total segments	$207,673	$135,412	$670,162	$418,448

Inter segment revenues

	Three Months		Nine Months
	2003	2002	2003	2002
Europe/ROW	$2,990	$534	$9,101	$1,706
North America	8,389	7,352	23,909	25,224
Latin America	27	1,481	27	5,230

Total segments	$11,406	$9,367	$33,037	$32,160

Segment profit

	Three Months		Nine Months
	2003	2002	2003	2002
Europe/ROW	$12,335	$846	$35,765	$3,098
North America	14,259	27,374	44,987	52,480
Latin America	5,048	2,353	10,895	6,500

Total segments	31,642	30,573	91,647	62,078
Corporate	8,518	6,869	28,659	21,975
Special charges	11,113	2,619	31,649	2,635
Interest expense	8,476	3,974	28,070	12,200
Non-operating expense	—	—	3,072	—
Other (income) expense, net	(728)	503	(3,577)	118

Income before income taxes	$4,263	$16,608	$3,774	$25,150

Segment assets

	June 29, 2003	June 30, 2002
Europe/ROW	$478,407	$30,947
North America	232,045	234,184
Latin America	199,355	194,566

Total segments	909,807	459,697
Corporate	94,740	42,769

Total assets at period end	$1,004,547	$502,466

(9) Acquisitions

        On October 1, 2002, the Company acquired the consumer battery business of VARTA AG (VARTA) for approximately $262 million Euro. As a result of the acquisition, the Company plans to optimize the global resources of the combined Rayovac and VARTA companies through the utilization of economies of scale and other initiatives (See 2003 Restructuring Summary within Footnote 7).

        The results of VARTA's operations, since the acquisition on October 1, 2002, are included in the condensed consolidated financial statements for Fiscal 2003. The Company expects to finalize the purchase price allocation for the acquisition during the fourth fiscal quarter of 2003.

        In connection with the acquisition, the Company entered into an Amended and Restated Credit Agreement ("Third Restated Agreement") which replaced the previous credit agreement. The Third Restated Agreement provided for senior credit facilities, including term and revolving credit facilities in an initial aggregate amount (assuming an exchange rate of Euro to Dollar of 1 to 1) of approximately $625 million. The Third Restated Agreement includes a $100 million seven-year revolving credit facility, a EUR 50 million seven-year revolving facility, a $300 million seven-year amortizing term loan, a EUR 125 million seven-year amortizing term loan and a EUR 50 million six-year amortizing term loan. The U.S. Dollar revolving credit facility may be increased, at the Company's option, by up to $50 million. A non-operating charge of $3,072 was recorded in the nine month period ended June 29, 2003 for the write-off of unamortized debt fees related to the previous debt agreement.

        Supplemental Pro Forma information:    The following reflects the Company's pro forma results had the results of the VARTA business been included in the Fiscal 2002 Three and Nine Months.

	Three Months		Nine Months
	2003	2002	2003	2002
Net Sales
Reported net sales	$207,673	$135,412	$670,162	$418,448
Pro forma adjustments	—	80,436	—	278,260

Pro forma net sales	$207,673	$215,848	$670,162	$696,708

Net income
Reported net income	$2,869	$10,314	$2,566	$16,096
Pro forma adjustments	—	(3,131)	—	(59)

Pro forma net income	$2,869	$7,183	$2,566	$16,037

Basic Earnings Per Share
Reported net income	$0.09	$0.32	$0.08	$0.51
Pro forma adjustments	—	(0.09)	—	(0.01)

Pro forma net income	$0.09	$0.23	$0.08	$0.50

Diluted Earnings Per Share
Reported net income	$0.09	$0.32	$0.08	$0.50
Pro forma adjustments	—	(0.10)	—	(0.01)

Pro forma net income	$0.09	$0.22	$0.08	$0.49

(10)    Condensed Consolidating Financial Statements

        The following condensed consolidating financial data illustrates the composition of the consolidated financial statements. Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. Earnings of subsidiaries are therefore reflected in the Company's and Guarantor Subsidiaries' investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantor Subsidiaries are not presented because management has determined that such financial statements would not be material to investors.

CONDENSED CONSOLIDATING BALANCE SHEET
As of June 29, 2003

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$1,346	$45	$8,869	$—	$10,260
Receivables	47,468	96,508	152,485	(106,775)	189,686
Inventories	62,724	—	98,090	(4,891)	155,923
Prepaid expenses and other	25,865	—	30,050	—	55,915

Total current assets	137,403	96,553	289,494	(111,666)	411,784
Property, plant and equipment, net	73,977	156	76,671	—	150,804
Deferred charges and other, net	101,626	1,599	17,187	(38,671)	81,741
Intangible assets, net	106,687	—	253,719	(188)	360,218
Investments in subsidiaries	491,918	395,859	—	(887,777)	—

Total assets	$911,611	$494,167	$637,071	$(1,038,302)	$1,004,547

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$46,118	$—	$9,223	$(37,000)	$18,341
Accounts payable	114,996	4	63,265	(68,533)	109,732
Accrued liabilities	25,683	2,239	82,041	—	109,963

Total current liabilities	186,797	2,243	154,529	(105,533)	238,036
Long term debt, net of current maturities	453,022	—	60,213	(38,679)	474,556
Employee benefit obligations, net of current portion	25,727	—	30,880	—	56,607
Other	25,372	5	22,018	—	47,395

Total liabilities	690,918	2,248	267,640	(144,212)	816,594
Shareholders' equity:
Common stock	619	1	12,121	(12,121)	620
Additional paid-in capital	185,442	322,731	314,173	(636,785)	185,561
Retained earnings	153,509	158,113	45,097	(204,932)	151,787
Accumulated other comprehensive loss (income)	18,904	11,074	(1,960)	(40,252)	(12,234)
Notes receivable from officers/shareholders	(4,105)	—	—	—	(4,105)

	354,369	491,919	369,431	(894,090)	321,629
Less treasury stock, at cost	(130,070)	—	—	—	(130,070)
Less unearned restricted stock compensation	(3,606)	—	—	—	(3,606)

Total shareholders' equity	220,693	491,919	369,431	(894,090)	187,953

Total liabilities and shareholders' equity	$911,611	$494,167	$637,071	$(1,038,302)	$1,004,547

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the nine months ended June 29, 2003

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$260,720	$29,563	$432,933	$(53,054)	$670,162
Cost of goods sold	146,857	28,677	270,274	(50,291)	395,517
Special charges	13,503	—	8,216	—	21,719

Gross profit	100,360	886	154,443	(2,763)	252,926
Operating expenses:
Selling expense	52,965	620	84,493	(270)	137,808
General and administrative	35,790	(7,518)	34,073	—	62,345
Research and development	9,879	1	1,624	—	11,504
Special charges	6,786	—	3,144	—	9,930

	105,420	(6,897)	123,334	(270)	221,587
Income from operations	(5,060)	7,783	31,109	(2,493)	31,339
Interest expense	26,198	—	11,317	(9,445)	28,070
Equity (income) loss	(47,535)	(40,435)	(1)	87,971	—
Non-operating expense	3,072	—	—	—	3,072
Other expense (income), net	24,908	(697)	(37,483)	9,695	(3,577)

(Loss) income before income taxes	(11,703)	48,915	57,276	(90,714)	3,774
Income tax (benefit) expense	(17,013)	1,380	16,841	—	1,208

Net income	$5,310	$47,535	$40,435	$(90,714)	$2,566

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the nine months ended June 29, 2003

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$16,039	$—	$20,813	$(3,499)	$33,353
Cash flows from investing activities:
Purchases of property, plant and equipment	(11,472)	—	(5,973)	—	(17,445)
Proceeds from sale of property, plant, and equipment	2	—	126	—	128
Payment for acquisitions, net of cash acquired	(258,174)	—	13,043	1	(245,130)

Net cash used (provided) by investing activities	(269,644)	—	7,196	1	(262,447)
Cash flows from financing activities:
Reduction of debt	(374,336)	—	870	(1)	(373,467)
Proceeds from debt financing	612,621	—	—	—	612,621
Debt issuance costs	(12,976)	—	—	—	(12,976)
Other	35	—	(27,365)	26,427	(903)

Net cash provided (used) financing activities	225,344	—	(26,495)	26,426	225,275
Effect of exchange rate changes on cash and cash equivalents	26,089	—	1,037	(22,928)	4,198

Net (decrease) increase in cash and cash equivalents	(2,172)	—	2,551	—	379
Cash and cash equivalents, beginning of period	3,518	46	6,317	—	9,881

Cash and cash equivalents, end of period	$1,346	$46	$8,868	$—	$10,260

VARTA CONSUMER BATTERY GROUP

INDEPENDENT AUDITORS' REPORT

To the Executive Board of VARTA Geratebatterie GmbH:

        We have audited the accompanying combined balance sheets of Consumer Battery Group of VARTA AG ("VARTA Consumer Battery Group") as of September 30, 2002, and December 31, 2001 and 2000, and the related combined statements of operations, changes in equity and cash flows for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000. These combined financial statements are the responsibility of VARTA Geratebatterie GmbH's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of VARTA Consumer Battery Group as of September 30, 2002, and December 31, 2001 and 2000, and the results of its operations and its cash flows for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in Germany.

        Accounting principles generally accepted in Germany vary in certain respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected equity as of September 30, 2002 and December 31, 2001 and results of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001 to the extent summarized in Note 22 to the combined financial statements.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftspruefungsgesellschaft

Bielefeld, Germany
December 10, 2002

VARTA CONSUMER BATTERY GROUP

COMBINED BALANCE SHEETS — GERMAN GAAP

	Notes	September 30, 2002	December 31, 2001	December 31, 2000
		Euro 000's	Euro 000's	Euro 000's
ASSETS
Intangible assets		773	1,018	1,274
Tangible assets		35,289	40,079	41,926
Financial assets		140	98	88
FIXED ASSETS	(2)	36,202	41,195	43,288
Inventories	(3)	64,442	53,209	56,444
Accounts receivable and other current assets	(4)	91,721	83,934	86,668
Short-term investments	(5)	2,977	7,881	8,267
Cash	(6)	10,776	9,447	14,093
CURRENT ASSETS		169,916	154,471	165,472
PREPAID EXPENSES		1,778	926	798
TOTAL ASSETS		207,896	196,592	209,558
EQUITY AND LIABILITIES
INVESTMENTS BY AND ADVANCES FROM VARTA AG		96,691	57,629	64,922
PROVISIONS	(7)	68,550	71,557	70,343
Liabilities due to banks	(8)	1,814	32,198	35,119
Other liabilities	(9)	40,841	35,208	39,174
LIABILITIES		42,655	67,406	74,293
TOTAL EQUITY AND LIABILITIES		207,896	196,592	209,558

The accompanying notes are an integral part of the combined financial statements.

VARTA CONSUMER BATTERY GROUP

COMBINED STATEMENTS OF OPERATIONS — GERMAN GAAP

	Notes	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
		Euro 000's	Euro 000's	Euro 000's
Sales	(13)	284,020	397,545	398,704
Change in inventories and internal work capitalized	(14)	7,033	(1,459)	3,497
TOTAL PERFORMANCE		291,053	396,086	402,201
Other operating income	(15)	16,687	20,822	27,906
Cost of materials	(16)	141,815	184,481	190,630
Personnel costs	(17)	66,155	87,787	95,501
Depreciation on intangible and tangible fixed assets	(2)	7,275	10,757	10,073
Other operating expenses	(18)	80,547	105,764	112,021
Other financial income (expense)		—	4	(1)
Net interest expense	(19)	525	1,460	1,141
INCOME FROM ORDINARY ACTIVITIES		11,423	26,663	20,740
Taxes on income	(20)	7,049	10,645	8,512
NET INCOME		4,374	16,018	12,228

The accompanying notes are an integral part of the combined financial statements.

VARTA CONSUMER BATTERY GROUP

COMBINED STATEMENTS OF CHANGES IN EQUITY — GERMAN GAAP

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
BEGINNING EQUITY	57,629	64,922	71,206
Net income	4,374	16,018	12,228
Foreign currency translation adjustment	(7,506)	741	(1,991)
Profit transfer to VARTA AG	(14,042)	(15,825)	(12,224)
Other changes in investments by and advances from VARTA AG, net	56,236	(8,227)	(4,297)
ENDING EQUITY	96,691	57,629	64,922

The accompanying notes are an integral part of the combined financial statements.

VARTA CONSUMER BATTERY GROUP

COMBINED STATEMENTS OF CASH FLOWS — GERMAN GAAP

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Net income	4,374	16,018	12,228
Depreciation	7,275	10,757	10,073
Depreciation and impairment — Hagen	—	1,460	1,434
Net loss (gain) from disposal of fixed assets	81	(694)	(2,432)
Changes in assets and liabilities:
Inventories	(12,833)	3,317	(11,292)
Accounts receivable and other current assets(1)	(14,051)	2,483	8,154
Prepaid expenses	(927)	(172)	809
Other liabilities(1)	7,086	(3,972)	1,397
Provisions	(1,604)	964	11,927
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(10,599)	30,161	32,298
Investments in tangible and intangible fixed assets	(4,292)	(10,102)	(6,608)
Proceeds from disposals of tangible fixed assets	710	1,645	7,026
Investments in financial fixed assets	(42)	(10)	(3)
Change in short-term investments	4,690	424	(1,447)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,066	(8,043)	(1,032)
Net contributions from (distributions to) VARTA Group(2)	42,194	(25,512)	(17,955)
Proceeds from bank borrowings	—	1,632	1,033
Repayments of bank borrowings	(29,926)	(3,493)	(7,689)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	12,268	(27,373)	(24,611)
CHANGES RESULTING FROM FOREIGN CURRENCY TRANSLATION	(1,406)	609	(110)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,329	(4,646)	6,545
Cash, beginning of period	9,447	14,093	7,548
CASH, END OF PERIOD	10,776	9,447	14,093

(1)
2002 includes repurchase of accounts receivable (see note 4).

(2)
2001 reduced by Euro 1,460 (2000: Euro 1,434) thousand depreciation included in Hagen charge (see note 18).

During 2002, interest payments and receipts amounted to Euro 1,191 (2001: Euro 2,747; 2000: Euro 2,280) thousand and Euro 434 (2001: Euro 758; 2000: Euro 1,073) thousand, respectively. Income taxes of Euro 2,760 (2001: Euro 6,023; 2000: Euro 5,699) thousand were paid.

The accompanying notes are an integral part of the combined financial statements.

VARTA CONSUMER BATTERY GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — GERMAN GAAP

(1) Description of Business, Basis of Presentation and Accounting and Valuation Principles

        On July 27, 2002, VARTA AG ("VARTA") entered into a sale and purchase agreement (the "Agreement") with Rayovac Corporation ("Rayovac") to sell a substantial portion of the assets and liabilities VARTA employs in the manufacture and distribution of consumer batteries. The combined businesses to be acquired by Rayovac are collectively referred to as "VARTA Consumer Battery Group".

        VARTA's consumer and micro battery businesses have historically comprised the Portable Battery Division of VARTA. In some geographic regions, the consumer and micro battery businesses were conducted through separate legal entities while in other regions these businesses were operated jointly as single legal entities. In 2001, VARTA began separating the assets and liabilities associated with the consumer and micro battery businesses. As of September 30, 2002, certain assets and liabilities, primarily related to the VARTA Consumer Battery Group, have been transferred to the legal entities which will be acquired according to the Agreement. This process of separating the assets and liabilities of the consumer battery business is referred to as the "Formation".

        The VARTA Consumer Battery Group manufactures and externally sources a variety of general use primary and rechargeable round cells and markets these primarily to wholesalers and retailers in Europe and Latin America. The types of batteries manufactured and distributed include among others: alkaline-manganese, zinc-carbon, lithium and rechargeable batteries in sizes D, C, AA, AAA and 9-volt. The VARTA Consumer Battery Group also distributes certain batteries of VARTA and its subsidiaries (together, "VARTA Group"). Where such products will continue to be distributed by VARTA Consumer Battery Group subsequent to the planned acquisition by Rayovac, associated revenues and costs have been included in the accompanying combined statements of operations.

Basis of Presentation

        The combined financial statements have been prepared in accordance with the German Commercial Code (Handelsgesetzbuch), referred to as accounting principles generally accepted in Germany ("German GAAP"), as if VARTA Consumer Battery Group had operated as a stand-alone entity for all periods prior to September 30, 2002.

        The combined financial statements include the historical assets, liabilities and results of operations of VARTA Consumer Battery Group as derived from the historical accounting records of VARTA. Certain assets and liabilities employed by VARTA Group in the manufacture and distribution of consumer batteries are not being acquired by Rayovac and are not included in the combined financial statements. VARTA Group will retain significant operating assets related to the manufacture and distribution of consumer batteries in its Brazilian subsidiary, Microlite S.A.

        Certain other assets and liabilities historically used, in part, in the manufacture and/or distribution of consumer batteries have been excluded from the accompanying combined balance sheet as they will not be transferred subject to the Agreement. However, to the extent such assets or liabilities are associated with VARTA Consumer Battery Group activities, any related expenses incurred have been allocated to VARTA Consumer Battery Group and included in the accompanying statements of operations. Such allocations were performed based on the use of time estimates, headcount and transaction statistics and certain similar activity-based data. While, in the opinion of management, the allocation methods and resulting allocations are reasonable, they may not be indicative of the costs that would have been incurred if VARTA Consumer Battery Group operated as a separate entity.

Indebtedness and Interest

        Historically, VARTA Consumer Battery Group has participated in a central treasury function under the control of VARTA. In connection with this central treasury function, VARTA Group deposits its excess cash in overnight investments. As the consolidated net monetary position of the VARTA Consumer Battery Group is, to a large degree, the result of VARTA entity-wide financing decisions, amounts related to financing provided by or to the central treasury function have been classified as investments by and advances from VARTA AG in the accompanying combined balance sheets and statements of equity.

        Prior to the Formation, certain interest bearing and non-interest bearing loans existed between VARTA Consumer Battery Group and VARTA Group. As it is not possible to recreate the financing structure of VARTA Consumer Battery Group assuming it had operated as a separate entity, interest income and expense related to such loans have been excluded from the accompanying combined statements of operations. Related party loans which will be settled in connection with closing of the Agreement have been included in the accompanying combined balance sheets as a component of investments by and advances from VARTA AG.

        External indebtedness of VARTA Consumer Battery Group and related interest expense have been included in the combined financial statements. Similarly, related party loans from VARTA Group which remain outstanding beyond closing of the Agreement are included in other liabilities.

        The capital structure and related interest expense and income may not be indicative of the capital structure and interest expense and income that VARTA Consumer Battery Group would have incurred and earned, respectively, as a separate entity.

Taxation

        Income taxes have been calculated as if VARTA Consumer Battery Group had always existed and filed separate tax returns in all periods presented. Other structures and tax strategies may have been in place if VARTA Consumer Battery Group had operated as a group of separate legal entities. Therefore, income tax expense reflected in the accompanying combined statements of operations may not be indicative of income tax expense that VARTA Consumer Battery Group would have incurred had it operated as a group of separate legal entities.

        As part of the Formation, legal ownership of most of the subsidiaries of the VARTA Consumer Battery Group was transferred to VARTA prior to September 30, 2002. The determination of deferred tax liabilities related to investments in foreign subsidiaries has been prepared as if this restructuring did not take place.

Equity

        The difference between the assets and liabilities allocated to VARTA Consumer Battery Group in the combined financial statements is presented as investments by and advances from VARTA AG and comprises the entire equity in the accompanying combined balance sheets and statements of changes in equity.

Scope of Combination

        The combined financial statements of VARTA Consumer Battery Group include assets and liabilities of 3 German and 14 foreign subsidiaries (2001 and 2000: 3 German and 13 foreign subsidiaries) in which VARTA Consumer Battery Group currently has a direct or indirect shareholding of more than 50%. For all periods presented, one foreign company has not been combined because its exclusion does not affect the requirement to fairly present the Group's financial position and results of operations and cash flows.

Combination Principles

        Combination is based on the net book value method whereby the cost of investments in subsidiaries are off-set against the portion of equity acquired at the time of acquisition or initial combination. Any resulting difference is allocated to assets and liabilities where their fair values differ from book value. Any remaining difference is recorded in equity (investments by and advances from VARTA AG) in the year of initial combination.

        Intra-group receivables and liabilities are eliminated. Intra-group sales are off-set against the related expenses, or are stated as changes in inventories or internal work capitalized. All other intra-group income and expenses are eliminated. Deferred taxes, affecting net income, related to elimination of transactions are taken into consideration.

Classification

        To improve clarity, certain balance sheet and statement of operations items have been combined with the detail provided in the notes. The combined statements of operations were prepared using the total-cost format. Under the total-cost format, operating expenses are disclosed by type of expense.

Accounting and Valuation Principles

        Accounting, valuation and classification within the combined financial statements are based on a uniform basis of accounting except as noted otherwise.

(a) Fixed Assets

        Intangible fixed assets are carried at acquisition cost less accumulated depreciation. Tangible fixed assets are generally valued at acquisition or production cost less scheduled depreciation where such assets are subject to normal wear and tear. Production costs include direct material and labour costs as well as an appropriate portion of material and production overheads including depreciation attributable to production; interest costs are not capitalized. Carrying values are adjusted by statutory indexation and revaluations in high-inflation countries where these adjustments compensate for currency devaluation.

        Depreciation is based on expected useful lives using the straight-line method. Assets of low value are written off in full in the year of acquisition in accordance with value limits. Unscheduled depreciation is applied to fixed assets which are considered to have undergone a permanent diminution of value at the balance sheet date.

(b) Investments

        Shares in an unconsolidated affiliated company are valued at cost. Other investments of less than 20%, where no significant influence exists, and long-term securities are valued at cost. Interest-bearing loans are valued at nominal values; interest-free and low-interest-bearing loans are discounted to their net present value.

(c) Inventories

        Inventories are stated at the lower of acquisition or production cost and replacement or net realizable values. Production costs include direct material and labour costs, as well as an appropriate portion of material and production overheads, including depreciation attributable to production; interest costs are not capitalized. For work in progress and finished goods, if the expected sales revenue less costs still to be incurred prior to sale is lower than carrying value, this lower value is applied. Appropriate and sufficient write-downs are made to cover risks of obsolescence and reduced marketability. Inventory is reduced for payments received on account that are directly attributable to specific inventories.

(d) Receivables and other current assets

        Accounts receivable and other current assets are valued at their nominal value less allowances for all identifiable specific risks. The general credit risk is covered by an additional allowance for doubtful accounts. Interest-free or low-interest bearing receivables with a term of more than one year are discounted. Short-term investments are carried at the lower of cost or market value.

(e) Pensions and other provisions

        Provisions for pensions and similar commitments, which primarily relate to German operations, are recorded actuarially on the basis of a 6% interest rate. Other provisions are recorded to cover all identifiable risks and uncertain liabilities in an adequate and appropriate manner.

(f) Liabilities

        Liabilities are valued in general at their repayment amounts. Discounts on loans are recorded in prepaid expenses.

(g) Unrecognized contingent liabilities and other financial commitments

        Unrecognized contingent liabilities are disclosed at the nominal value of obligations existing at the balance sheet date. Other financial commitments are disclosed in the notes at the nominal values of the commitments until the end of the term of the contracts giving rise to them.

(h) Taxes

        Deferred taxes are calculated on timing differences between the results of operations for financial reporting and for taxation purposes recorded by the individual VARTA Consumer Battery Group businesses as well as on combination transactions affecting net income. Deferred tax assets and liabilities at each subsidiary are combined. Net deferred tax assets resulting after combining deferred tax assets and liabilities at the subsidiary level are not recognized except to the extent they arise on timing differences due to combination. Net deferred tax asset or liability balances are shown under prepaid expenses or provisions, respectively.

(i) Currency translation

        Foreign currency receivables and liabilities not hedged by forward exchange contracts are translated at the buying or selling rate of exchange in force at the date of the transaction. Hedged transactions are translated at the hedge rate. Unrealised losses from currency fluctuations on the balance sheet date are recorded; unrealised gains are not recorded.

        Foreign businesses initially report in the currency of the country of their primary economic environment. The balance sheets of foreign businesses not stated in Euros are translated into Euros using rates in effect at the balance sheet date (the current rate method). Revenues and expenses, with the exception of change in inventories, depreciation, and taxes on income, are translated at rates which approximate exchange rates on the dates transactions occur. Depreciation and taxes on income are translated at balance sheet date rates and change in inventories is determined with reference to the change in the translated opening and closing balance sheet amounts. The net gain or loss arising from translation of statements of operations is recorded in other operating expenses.

(2) Fixed Assets

Intangible Assets

Net Book Value

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
INTANGIBLE ASSETS	773	1,018	1,274

Development

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
COST
Opening balance	7,628	7,432	7,656
Exchange rate differences	(185)	13	(38)
Additions	269	401	481
Disposals	243	218	667
CLOSING BALANCE	7,469	7,628	7,432
ACCUMULATED DEPRECIATION
Opening balance	6,610	6,158	6,111
Exchange rate differences	(123)	33	2
Additions	433	582	619
Disposals	224	163	574
CLOSING BALANCE	6,696	6,610	6,158
NET BOOK VALUE	773	1,018	1,274

        Intangible assets comprise application software. Depreciation includes Euro 85 thousand unscheduled depreciation for the nine months ended September 30, 2002 due to impairment of the related assets.

Tangible Assets

Net Book Value

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Land, titles to land, and buildings including buildings on leased land	1,836	2,231	2,772
Technical equipment and machinery	25,500	25,324	29,121
Other equipment, factory and office equipment	7,694	8,713	9,567
Payments on account and construction in progress	259	3,811	466
TOTAL	35,289	40,079	41,926

Development

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
COST
Opening balance	130,442	130,151	142,991
Exchange rate differences	(2,653)	(1,565)	651
Additions	4,023	9,701	6,127
Disposals	4,720	7,845	19,618
CLOSING BALANCE	127,092	130,442	130,151
ACCUMULATED DEPRECIATION
Opening balance	90,363	88,225	92,343
Exchange rate differences	(1,454)	(1,088)	1,545
Additions	6,842	10,175	9,454
Disposals	3,948	6,949	15,117
CLOSING BALANCE	91,803	90,363	88,225
NET BOOK VALUE	35,289	40,079	41,926

        Depreciation includes unscheduled depreciation for the nine months ended September 30, 2002 of Euro 4 (2001: Euro 94; 2000: Euro 5) thousand.

Financial Assets

Net Book Value

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Participations	62	20	10
Loans to companies in which an equity interest is held	78	78	78
TOTAL	140	98	88

Development

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
COST
Opening balance	108	98	96
Additions	42	10	2
CLOSING BALANCE	150	108	98
ACCUMULATED IMPAIRMENT
OPENING AND CLOSING BALANCE	10	10	10
NET BOOK VALUE	140	98	88

(3) Inventories

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Raw materials and supplies	21,756	18,745	18,308
Work in progress	6,913	6,258	7,006
Finished goods and goods for resale	35,773	28,154	31,094
Payments on account	—	52	36
	64,442	53,209	56,444

(4) Accounts Receivable and Other Current Assets

        As of September 30, 2002:

	Thereof due in one year	Thereof due after one year	Total
	Euro 000's	Euro 000's	Euro 000's
Accounts receivables for goods and services	84,039	—	84,039
Accounts receivable from VARTA Group	1,728	—	1,728
Other current assets	5,371	583	5,954
	91,138	583	91,721

        As of December 31, 2001:

	Thereof due in one year	Thereof due after one year	Total
	Euro 000's	Euro 000's	Euro 000's
Accounts receivables for goods and services	72,326	—	72,326
Accounts receivable from VARTA Group	1,114	—	1,114
Other current assets	8,369	2,125	10,494
	81,809	2,125	83,934

        As of December 31, 2000:

	Thereof due in one year	Thereof due after one year	Total
	Euro 000's	Euro 000's	Euro 000's
Accounts receivables for goods and services	73,995	115	74,110
Accounts receivable from VARTA Group	2,797	—	2,797
Other current assets	7,979	1,782	9,761
	84,771	1,897	86,668

        Other current assets comprise receivables for taxes, accounts receivable from personnel and other receivables arising in the normal course of business.

        During the periods presented, VARTA Consumer Battery Group participated in a financing arrangement whereby VARTA Consumer Battery Group sold certain high-quality receivables. As of December 31, 2001 and 2000, accounts receivable of Euro 19,389 thousand and Euro 18,387 thousand, respectively, were excluded from the related accompanying combined balance sheets as a result of this financing arrangement. During 2002, the arrangement was terminated resulting in an increase of accounts receivable of Euro 16,516 thousand and a decrease in other liabilities to deliver additional accounts receivable of Euro 3,028 thousand.

(5) Short-term Investments

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Short-term investments	2,977	7,881	8,267

        Short-term investments represent highly liquid securities with original maturities of less than 90 days.

(6) Cash

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Checks	115	334	1,127
Cash in hand	300	36	34
Cash at banks	10,361	9,077	12,932
	10,776	9,447	14,093

        Cash at banks is primarily comprised of term deposits with maturities of less than 90 days.

(7) Provisions

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Provisions for pensions and similar commitments	20,249	19,929	19,335
Customer rebates and incentives	19,976	23,088	23,183
Personnel costs	13,199	12,666	13,707
Services and deliveries received but not invoiced	2,000	1,177	533
Warranties and sales returns	5,157	5,629	4,649
Contingencies and other provisions	3,858	3,449	4,985
Deferred taxes	636	2,430	2,494
Tax provisions	2,408	1,865	1,055
Professional fees	1,067	1,324	402
	68,550	71,557	70,343

        Provisions due within one year amount to Euro 47,402 (2001: Euro 50,899; 2000: Euro 51,018) thousand. Provisions due after more than five years amount to Euro 14,631 (2001: Euro 13,177; 2000: Euro 12,450) thousand and relate mainly to pensions and other deferred compensation plans.

        German pensions and similar commitments have been calculated according to the individual-asset-value method ("Teilwertverfahren" in accordance with German tax legislation); adjustments resulting from adoption of revised life expectancy estimates included in the 1998 mortality guide tables of Prof. Dr. Heubeck were amortized by the straight-line method over four years to December 31, 2001. Provisions for pensions and similar obligations also include obligations in respect of employees' entitlements which become due when employees leave the VARTA Consumer Battery Group.

(8) Liabilities Due to Banks

        As of September 30, 2002:

	Due within one year	Due in two to five years	Due after more than five years	Total
	Euro 000's	Euro 000's	Euro 000's	Euro 000's
Liabilities due to banks	1,814	—	—	1,814

        As of December 31, 2001:

	Due within one year	Due in two to five years	Due after more than five years	Total
	Euro 000's	Euro 000's	Euro 000's	Euro 000's
Liabilities due to banks	9,191	16,234	6,773	32,198

        As of December 31, 2000:

	Due within one year	Due in two to five years	Due after more than five years	Total
	Euro 000's	Euro 000's	Euro 000's	Euro 000's
Liabilities due to banks	6,231	15,313	13,575	35,119

        As of September 30, 2002, liabilities of Euro 1 (2001: Euro 0; 2000: Euro 16) thousand are secured.

(9) Other Liabilities

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Accounts payable for goods and services	24,973	22,408	24,998
Income taxes payable	3,641	3,493	4,857
Social security expenses	926	1,382	1,420
Liabilities for sold receivables	—	1,181	2,128
Amounts due to VARTA Group	6,887	664	348
Promissory notes payable	369	560	444
Amounts due to companies in which an interest is held	—	3	—
Miscellaneous	4,045	5,517	4,979
	40,841	35,208	39,174

        All other liabilities as of September 30, 2002 (2001: Euro 35,208; 2000: Euro 39,157) are due within one year. Miscellaneous includes amounts due for wages and salaries and other liabilities arising in the normal course of business.

(10) Unrecognized Contingent Liabilities

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Promissory note guarantees	—	7,549	13,588
Collateral for third party liabilities	678	3,626	47
Security deposits	—	—	243
Other contingent liabilities	656	656	—
	1,334	11,831	13,878

        In the event that VARTA Microbattery GmbH is unable to meet certain pension obligations for retired and former employees, VARTA Consumer Battery Group is liable for such obligations.

(11) Other Financial Commitments

	September 30, 2002	December 31, 2001	December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Obligations for rent and leasing contracts due within one year	5,254	5,606	4,480
Due in two to five years	12,125	11,297	5,412
Due after five years	19,357	19,968	7,416
Approved capital expenditure commitments due within one year	623	775	1,475
Due in two to five years	—	187	—
Other purchase commitments due within one year	19,383	10,551	783
Due in two to five years	501	2,037	—
	57,243	50,421	19,566

(12) Financial Derivatives

        As of September 30, 2002:

	Market Value	Nominal Value
	Euro 000's	Euro 000's
Commodity forward contract	(48)	589

        As of December 31, 2001:

	Market Value	Nominal Value
	Euro 000's	Euro 000's
Foreign currency forward contract	33	1,142

        As of December 31, 2000:

	Market Value	Nominal Value
	Euro 000's	Euro 000's
Foreign currency forward contract	(112)	2,259

        The market values noted above show the gain (loss) which would result if the financial derivatives, in isolation from the underlying transactions, had been closed at the respective balance sheet dates. Transactions were concluded exclusively in connection with operating business.

(13) Sales

Analysis by region	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Germany	82,664	111,051	115,593
Other EU countries	123,574	177,253	167,954
Rest of Europe	22,880	31,772	29,889
Americas	50,799	71,344	74,255
Far East and Australia	1,624	2,100	4,813
Other regions	2,479	4,025	6,200
	284,020	397,545	398,704

(14) Change in Inventories and Internal Work Capitalized

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Change in finished goods and work in progress	6,952	(2,879)	2,312
Other internal work capitalized	81	1,420	1,185
	7,033	(1,459)	3,497

(15) Other Operating Income

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Charges to VARTA Group	4,717	8,716	10,683
Foreign exchange transaction gains	4,272	4,545	3,990
Income from release of provisions	3,357	2,392	2,983
Income from the reduction of allowances for doubtful accounts and bad debts recovered	684	1,209	569
Income from release of liabilities for sold receivables	1,223	—	—
Gain from disposal of fixed assets	84	771	2,928
Tax refunds (other than taxes on income)	299	684	270
Rental income	173	261	544
Commissions and royalties	81	171	306
Hagen	—	—	1,346
Pension refund	—	—	2,038
Miscellaneous	1,797	2,073	2,249
	16,687	20,822	27,906

        Income from release of liabilities for sold receivables represents the reversal of allowances recorded for retained interests in the sold receivables upon termination of the financing arrangement.

        Gain from disposal of fixed assets for the year ended December 31, 2000 includes a gain of Euro 2,260 related to a sale and leaseback transaction. The related assets were sold and leased back under leases that do not qualify for capitalization. Other similar transactions were completed in the nine-month period ended September 30, 2002, however no gain was recognized on such sales.

        The Hagen caption noted above primarily comprises gains from the disposal of tangible assets used in the manufacture of rechargeable round cells at a former production site in Hagen, Germany. See note 18 for further information.

        See notes 18 and 22 (i) for further discussion of the pension refund noted above.

(16) Cost of Materials

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Raw materials, supplies and goods for resale	141,313	183,659	189,990
Costs of purchased services	502	822	640
	141,815	184,481	190,630

(17) Personnel Costs

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Wages and salaries	53,807	70,170	77,573
Social security costs	10,374	14,242	15,188
Pension costs	1,953	3,351	2,723
Welfare costs	21	24	17
	66,155	87,787	95,501

        As of September 30, 2002, VARTA Consumer Battery Group employs a total of 1,950 (2001: 1,975; 2000: 2,142) employees.

(18) Other Operating Expenses

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Advertising and sales promotion	13,222	17,843	16,514
Selling and marketing costs	11,325	16,225	16,075
Charges from VARTA Group	6,134	9,088	10,920
Other purchased services	8,718	8,805	6,873
Rent and leasing	6,480	8,179	7,451
Recycling contributions	4,680	6,353	6,002
Professional fees and other charges	4,165	5,564	6,839
Travel expenses	3,533	4,878	5,101
Maintenance and other services	1,825	4,387	4,374
Fuel, utilities, consumables and insurance	3,213	3,950	4,227
Costs related to personnel	1,952	2,630	2,298
Postage and telephone services	1,754	2,386	2,601
Foreign exchange transaction losses and foreign currency translation adjustments	3,873	2,239	4,017
Increases of allowances for doubtful accounts and bad debts written off	3,068	2,126	2,903
Receivable financing	708	2,462	1,281
Other taxes	1,202	1,418	1,796
Write-off pension refund receivable	554	—	—
Losses on disposal of fixed assets	165	77	496
Hagen	—	1,866	9,268
Miscellaneous	3,976	5,288	2,985
	80,547	105,764	112,021

        The Hagen caption contains certain charges related to a former production facility in Hagen, Germany that will not be transferred according to the Agreement. Certain rechargeable round cells now outsourced from third parties were previously manufactured at Hagen, prior to its closure in 2001. Sales of such products have been included in the accompanying combined financial statements irrespective of whether they were outsourced or produced in Hagen. As a result, management has allocated a portion of the historical operating and closure costs of Hagen to the VARTA Consumer Battery Group. This allocation was based on analysis of activity-based data. The portion of the allocated costs related to variable production costs (such as direct material and personnel costs) have been classified according to their nature in the accompanying combined statements of operations. The remaining allocated costs related to Hagen (such as indirect personnel costs, depreciation and write-off of the facility in 2001) have been classified as other operating expenses because management believes this presentation provides the most meaningful comparability between periods. Following is a summary of the allocated charges classified as other operating expense according to their original nature, by period:

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Personnel costs	—	—	3,823
Depreciation	—	113	657
Unscheduled depreciation	—	1,347	777
Other operating expenses	—	406	4,011
	—	1,866	9,268

        Other taxes primarily consist of property taxes. The amounts unrelated to the accounting period contained in the miscellaneous expenses are of minor significance.

(19) Net Interest Expense

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Interest and similar income	434	758	1,073
Interest and similar income from VARTA Group	388	163	351
Interest and similar expenses	1,347	2,175	2,280
Interest and similar expenses to VARTA Group	—	206	285
	525	1,460	1,141

(20) Taxes on Income

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Taxes on income	7,049	10,645	8,512

        Taxes on income comprise German corporation tax, German trade tax, and comparable earnings-dependent foreign taxes less a deferred tax benefit of Euro 1,549 (2001: Euro 22, 2000: Euro 1,511) thousand.

        German corporate tax law in effect for the year ended December 31, 2000 applied a split-rate imputation system with regard to the taxation of the income of a German corporation and its shareholders. Under this law, retained corporate income is subject to a statutory corporate tax rate of 40%, plus a solidarity surcharge of 5.5% and trade tax for a combined rate of 51%. Upon distribution of retained earnings to shareholders, the corporate income tax rate on such distributed earnings is reduced to a statutory corporate tax rate of 30%, plus a solidarity surcharge of 5.5% and trade tax for a combined rate of 42.1%.

        In October 2000, a new tax law was enacted in Germany which, among other things, reduced the statutory corporate tax rate from 40% on retained earnings and 30% on distributed earnings to a uniform 25% statutory corporate tax rate on all earnings, effective January 1, 2001. The German statutory tax rate including the corporate tax, solidarity surcharge and trade tax for the periods ended September 30, 2002 and December 31, 2001 is 37.6%. The impact of the various revisions in the new tax legislation was accounted for during the year ended December 31, 2000, the period of enactment, as required by German GAAP. The impact of the legislation, primarily reflecting the effect of the tax rate reduction of the deferred tax balances, was to decrease income tax expense by Euro 1,175 thousand for the year ending December 31, 2000.

        Under certain circumstances, a German company may receive a tax benefit related to the distribution of 2000 and prior year earnings. The income tax expense for the year ended December 31, 2000 is net of such a benefit of Euro 1,042 thousand that would have been received if the VARTA Consumer Battery Group had made a distribution of Euro 12,700 thousand in the year ended December 31, 2001. As it is not possible to determine what benefit, if any, the VARTA Consumer Battery Group would receive for later distributions, no benefit has been included for the nine months ended September 30, 2002. VARTA Consumer Battery Group was not eligible for a benefit in the year ended December 31, 2001.

(21) Related Party Transactions

        In the normal course of business, VARTA Consumer Battery Group conducts transactions with VARTA Group.

        Related party receivables and payables as of September 30, 2002 were Euro 1,728 (2001: Euro 1,114; 2000: Euro 2,797) thousand and Euro 6,887 (2001: Euro 664; 2000: Euro 348) thousand, respectively. These amounts relate primarily to the sale and purchase of finished goods.

        The following tables summarize the amounts included in the accompanying combined statements of operations in connection with the related party transactions described above:

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Sales to Microlite S.A.	2,530	3,049	3,145
Sales to VARTA micro battery business	5,770	6,213	6,397
Other	379	549	1,190
TOTAL SALES	8,679	9,811	10,732

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Purchases from Microlite S.A.	1,994	3,272	846
Finished products from VARTA micro battery business	14,644	17,619	18,536
Semi-finished products from VARTA micro battery business	6,180	7,496	7,032
TOTAL PURCHASES	22,818	28,387	26,414

        Purchases from and sales to Microlite S.A. and sales to VARTA micro battery business have been included in the combined financial statements based on historical transfer prices utilized within VARTA Group. In the opinion of management, these transfer prices are indicative of the purchase or sale prices which would have been used had the transactions been conducted between independent parties.

        The purchase prices of finished products from VARTA micro battery business were determined in accordance with terms equivalent to the distribution agreement reached in connection with the Agreement, as discussed below. Changes in actual production costs incurred or final sales prices realized directly impact the resulting purchase price (see note 23).

        For the years ended December 31, 2001 and 2000, purchases of semi-finished products from VARTA micro battery business have been included in the combined financial statements based on an agreement reached between the micro and consumer legal entities upon Formation. In 2002, a new pricing agreement became effective which increased the purchase prices of semi-finished products to VARTA Consumer Battery Group. These revised prices are reflected in purchases of semi-finished products from VARTA micro battery business for the nine months ended September 30, 2002. Management believes the revised prices are indicative of prices which would have been charged had the transactions been conducted between independent third parties. Had the revised prices been in place during 2001 and 2000, purchases of semi-finished products from VARTA micro battery business would have been approximately Euro 740 thousand and Euro 707 thousand higher, respectively.

        Included in other operating income and expenses (see notes 15 and 18) are charges to/from VARTA Group for services or other benefits provided to or received from VARTA Group. The components of these charges are:

Other Operating Expenses

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
Administrative charge from VARTA	2,782	3,722	4,157
Administrative charges from VARTA Group other than VARTA	3,352	5,366	6,763
CHARGES FROM VARTA GROUP	6,134	9,088	10,920

Other Operating Income

	Nine months ended September 30, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	Euro 000's	Euro 000's	Euro 000's
ADMINISTRATIVE CHARGES TO VARTA GROUP	4,717	8,716	10,683

        The administrative charge from VARTA represents the historical carve-out of costs related to administrative services provided by or incurred on behalf of VARTA Consumer Battery Group by VARTA. Such administrative services include: legal administration, public relations, insurance, tax, treasury and internal audit.

        The charges from/to VARTA Group represent cost allocations necessary for those locations which historically operated as joint micro and consumer battery businesses. Since the cost structure of VARTA Consumer Battery Group is, in part, fixed in the short term and VARTA Consumer Battery Group has future obligations to provide services to and purchase services from VARTA Group as described below, management believes presentation of these amounts as other operating income and expenses provides useful information regarding the total cost structure of VARTA Consumer Battery Group. The following tables present the net effects on the combined statements of operations assuming the carve-out charges were netted against gross expenses according to their nature rather than presented as other operating income and expenses:

        Nine months ended September 30, 2002:

	As reported	Reclassify other operating income	Reclassify other operating expense	Adjusted
	Euro 000's	Euro 000's	Euro 000's	Euro 000's
Other operating income	16,687	(4,717)	—	11,970
Personnel costs	(66,155)	2,643	(1,993)	(65,505)
Depreciation on intangible and tangible fixed assets	(7,275)	136	(244)	(7,383)
Other operating expenses	(80,547)	1,938	2,237	(76,372)

        Year ended December 31, 2001:

	As reported	Reclassify other operating income	Reclassify other operating expense	Adjusted
	Euro 000's	Euro 000's	Euro 000's	Euro 000's
Other operating income	20,822	(8,716)	—	12,106
Personnel costs	(87,787)	4,598	(2,930)	(86,119)
Depreciation on intangible and tangible fixed assets	(10,757)	198	(703)	(11,263)
Other operating expenses	(105,764)	3,920	3,633	(98,211)

        Year ended December 31, 2000:

	As reported	Reclassify other operating income	Reclassify other operating expense	Adjusted
	Euro 000's	Euro 000's	Euro 000's	Euro 000's
Other operating income	27,906	(10,683)	—	17,223
Personnel costs	(95,501)	4,085	(2,069)	93,485
Depreciation on intangible and tangible fixed assets	(10,073)	311	(313)	(10,075)
Other operating expenses	(112,021)	6,287	2,382	(103,352)

        All above charges were determined based on analysis of time estimates, headcount, transaction statistics, and certain similar activity-based data and have been determined in a consistent manner to the future charges which will be incurred as a result of the service agreements described below. In management's opinion, while the allocation methods and resulting allocations described above are reasonable, they may not be indicative of the costs that would have been incurred if VARTA Consumer Battery Group had operated as a separate entity. It is not practicable to estimate what these expenses would have been had VARTA Consumer Battery Group operated as a separate entity.

        In connection with the Formation, VARTA Consumer Battery Group has entered into a distribution agreement whereby VARTA Consumer Battery Group agrees to distribute, and VARTA Group agrees to provide, micro battery products, as defined by the agreement, for a period of seven years from the effective date of the agreement (the "Distribution Agreement"). The purchase price of micro battery products will be determined by reference to the manufacturing costs of each product plus 50% of the difference between such manufacturing costs and the sales price realized by VARTA Consumer Battery Group upon final sale of the product. Either party may terminate this agreement for cause and the terminating party is entitled to minimum damages of Euro 1 million for cause due to material breach by the other party.

        VARTA Consumer Battery Group has also obtained an exclusive, royalty-free licence to use the micro battery trademarks associated with products governed by the Distribution Agreement (the "Trademark Licence"). Upon termination of the Distribution Agreement, VARTA Consumer Battery Group's rights under the Trademark Licence also terminate; provided, however, that VARTA Consumer Battery Group has the option to extend such rights in perpetuity for Euro 10 million less 5% of the net sales price of non-VARTA branded micro battery products purchased during the term of the agreement. If VARTA Consumer Battery Group terminates the Distribution Agreement due to breach of contract by VARTA Group, the required payment to extend the Trademark Licence is limited to Euro 5 million.

        VARTA Consumer Battery Group has also entered into an agreement with VARTA Group which governs current and future purchases of plastic and metal components. According to this agreement, VARTA Consumer Battery Group shall acquire such products for a period of at least two years subsequent to the closing date of the Agreement. VARTA Consumer Battery Group can cancel such agreement, with twelve months notice, subsequent to this two year period. Upon termination, VARTA Consumer Battery Group is required to pay VARTA AG termination costs with a maximum amount of Euro 2 million.

        Also in connection with the Formation, VARTA Consumer Battery Group has entered into a number of service agreements with VARTA Group to receive or provide certain administrative services at terms equivalent to those reflected in these combined financial statements. These agreements have minimum terms of twelve months from the closing date of the Agreement after which they may be terminated by either party with six months notice. Such services are to be provided or received at cost and may not be indicative of charges that would be made to or charged by a third party.

        Related party interest income and expense included in the accompanying combined statement of operations related to financing terms for product purchases and sales totaled Euro 387 (2001: Euro 163; 2000: Euro 351) thousand and Euro 0 (2001: Euro 206; 2000: Euro 285) thousand, respectively.

(22) Reconciliation to Accounting Principles Generally Accepted in the United States of America
("U.S. GAAP")

        VARTA Consumer Battery Group's combined financial statements have been prepared in accordance with German GAAP, which differs in certain significant respects from U.S. GAAP. The significant differences that affect net income and equity of the VARTA Consumer Battery Group are set forth below:

	Notes	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
		Euro 000's	Euro 000's
RECONCILIATION OF NET INCOME FROM GERMAN GAAP TO U.S. GAAP:
Net income as reported under German GAAP		4,374	16,018
Allowance for doubtful accounts	(a)	(92)	16
Revenue recognition	(b)	(215)	16
Valuation of inventory	(c)	73	(42)
Internally developed software	(d)	(226)	(262)
Valuation of tangible assets	(e)	118	141
Provisions and loss contingencies	(f)	(655)	(1,186)
Provisions for warranties and sales returns	(g)	340	(60)
Retirement and voluntary termination benefits	(h)	(77)	504
Pension refund	(i)	554	886
Other deferred compensation plans	(j)	(34)	251
Translation of foreign currency operations	(k)	283	(558)
Foreign currency transaction gains and losses	(l)	117	(336)
Scope of consolidation	(m)	(737)	557
Leases	(n)	(161)	(272)
Accounting for income taxes	(o)	89	(1,021)
Tax effect of U.S. GAAP adjustments	(p)	401	550
Other		(13)	12
Net income in accordance with U.S. GAAP		4,139	15,214

	Notes	September 30, 2002	December 31, 2001
		Euro 000's	Euro 000's
RECONCILIATION OF EQUITY FROM GERMAN GAAP TO U.S. GAAP:
Equity as reported under German GAAP		96,691	57,629
Allowance for doubtful accounts	(a)	378	531
Revenue recognition	(b)	(606)	(391)
Valuation of inventory	(c)	240	167
Internally developed software	(d)	382	608
Valuation of tangible assets	(e)	468	372
Provisions and loss contingencies	(f)	970	1,565
Provisions for warranties and sales returns	(g)	1,453	1,415
Retirement and voluntary termination benefits	(h)	(5,390)	(3,253)
Pension refund	(i)	—	(547)
Other deferred compensation plans	(j)	211	245
Translation of foreign currency operations	(k)	(2,367)	(2,810)
Foreign currency transaction gains and losses	(l)	145	62
Scope of consolidation	(m)	—	737
Leases	(n)	(2,719)	(2,588)
Accounting for income taxes	(o)	2,056	2,073
Tax effect of U.S. GAAP adjustments	(p)	2,476	1,545
Other		141	146
Equity in accordance with U.S. GAAP		94,529	57,506

(a) Allowance for doubtful accounts

        Under German GAAP, VARTA Consumer Battery Group maintains certain general allowances in foreign operations for uncollectible accounts receivable. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies", such general allowances have been reversed under U.S. GAAP.

(b) Revenue recognition

        In the normal course of operations, VARTA Consumer Battery Group sells finished goods to certain distributors. The terms of these transactions do not require the distributor to remit payment for purchased goods until such time as the goods have been delivered to their customers.

        Under German GAAP, revenue related to such transactions is recognized at the time of initial sale to the distributor since the distributor does not have the contractual right to return any unsold product.

        In accordance with SFAS No. 48, "Revenue Recognition When Right of Return Exists", and the U.S. Securities and Exchange Commission ("SEC") Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements", since past business practice and historical experience indicate distributors may return unsold products under limited circumstances and the distributors do not have economic substance apart from VARTA Consumer Battery Group, revenue is recognized only when goods have been delivered to the distributor's customers. As a result, accounts receivable would be Euro 1,416 (2001: Euro 910) thousand lower and inventory would be Euro 810 (2001: Euro 519) thousand higher in the accompanying combined balance sheets.

(c) Valuation of inventory

        Under German GAAP, capitalization of certain administrative costs directly related to the production of inventory is not required. In accordance with "Chapter 4: Inventory Pricing" of Accounting Research Bulletin 43, "Restatement and Revision of Accounting Research Bulletins", such administrative costs have been capitalized as a component of inventory.

(d) Internally developed software

        Under German GAAP, costs incurred to develop software for internal use are expensed as incurred. AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" requires that certain costs be capitalized as part of the cost of the software if specific criteria are met. The capitalized costs are amortized straight-line over three years. The adjustment reflects the amortization of such costs.

(e) Valuation of tangible assets

        Under German GAAP, capitalization of interest costs incurred during the construction of assets for internal use is permitted but not required.

        Under SFAS No. 34, "Capitalization of Interest Cost", interest costs incurred during the construction of qualifying assets must be capitalized if the period of time necessary to construct such assets is significant and the effect of capitalizing interest, compared with the effect of expensing interest, is material.

(f) Provisions and loss contingencies

        In accordance with German GAAP, provisions for certain anticipated future costs, contingencies, and expected costs to be incurred related to restructurings are recognized in accordance with a principle of conservatism taking possible losses into consideration.

        Under SFAS No. 5, "Accounting for Contingencies", accruals are established for expenses incurred but not paid as of the balance sheet date and for contingencies for which it is both probable that a loss has been incurred and the amount of such loss is reasonably estimable. Additionally, under Emerging Issues Task Force ("EITF") issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)", restructuring costs are accrued only if an entity has appropriately approved and communicated a sufficiently detailed restructuring plan that is expected to be completed within one year.

(g) Provisions for warranties and sales returns

        Under German GAAP, in addition to provisions for specific exposures, certain general provisions for future warranty claims and sales returns may be established. In accordance with SFAS No. 5 and SFAS No. 48, provisions for warranty claims and sales returns reflect estimated returns based on historical experience considering current facts and circumstances.

(h) Retirement and voluntary termination benefits

        Under German GAAP, certain pension and similar obligations are measured using discount rates determined in accordance with local tax regulations and current salary levels of plan participants. Certain changes in such obligations are recognized immediately in earnings, with the exception of adjustments related to adoption of revised mortality tables in 1998, the effects of which were amortized over four years.

        Under SFAS No. 87, "Employers' Accounting for Pensions", pension and similar obligations are measured using discount rates determined through reference to market rates of high-quality debt instruments and estimates of future salary trends. Certain changes in such obligations are deferred and recognized systematically over subsequent periods. Further, additional minimum liability is recognized if the accumulated benefit obligation exceeds the fair value of plan assets and the pension obligation otherwise recorded. Under U.S. GAAP, an additional minimum liability of Euro 2,740 (2001: Euro 694) thousand and an off-setting intangible asset of Euro 10 (2001: Euro 39) thousand have been recognized.

        Additionally, under German GAAP certain obligations for voluntary termination benefits are measured using the number of employees expected to volunteer for such benefits. Premiums related to such plans are expensed immediately.

        Under SFAS No. 88, "Employers' Accounting for Settlement and Curtailment of Defined Benefit Pension Plans and for Termination Benefits", the obligation for voluntary termination benefits is first recognized when the employee accepts the offer. The total costs of the benefits, including wage and salary premiums, are accrued on a straight line basis over the remaining service period.

(i) Pension refund

        During 2000, the Swedish operation of the VARTA Consumer Battery Group was notified of its right to receive a Euro 2,038 thousand refund from a multi-employer defined benefit pension fund. The refund was granted in the form of offsets against future pension contributions. In accordance with German GAAP, VARTA Consumer Battery Group recognized the full amount of the expected refund as a receivable and other operating income during 2000. During 2002, the remaining receivable of Euro 554 thousand was written-off under German GAAP due to new information from the Swedish government indicating that such amounts could no longer be utilized to reduce current or future pension contributions.

        Under U.S. GAAP, refunds from multi-employer plans are recognized in the periods in which cash is received or otherwise required contributions are reduced. Pension expense during 2001 was reduced by Euro 886 thousand as a result of the refund.

(j) Other deferred compensation plans

        In accordance with German GAAP, obligations related to certain deferred compensation plans with benefits that are determined through reference to the accumulated service period of plan participants are accrued over the service period of plan participants and measured using discount rates determined in accordance with local tax regulations assuming all eligible participants will ultimately vest in associated benefits.

        Under Accounting Principles Board Opinion 12, as amended by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", such obligations are also accrued over the service period of plan participants but are measured using discount rates determined through reference to market rates of high-quality debt instruments and estimates of future turnover of eligible plan participants.

(k) Translation of foreign currency operations

        Under German GAAP, the balance sheets of foreign operations are translated into the Euro using rates in effect at the balance sheet date.

        Revenues and expenses, with the exception of change in inventories, depreciation, and taxes on income, are translated at rates which approximate exchange rates in effect on the dates transactions occur. Depreciation and taxes on income are translated at balance sheet date rates and change in inventories is determined with reference to the change in the translated opening and closing balance sheet amounts. The net gain or loss arising from translation of statements of operations is recorded in other operating expenses.

        Under SFAS No. 52, "Foreign Currency Translation", the assets and liabilities of a foreign currency operation are translated from the functional currency to the reporting currency using exchange rates in effect at the balance sheet date and revenues, expenses, gains and losses are translated at rates which approximate exchange rates in effect on the dates transactions occur. Translation adjustments are reported as a component of other comprehensive income but are excluded in determining net income.

        Under German GAAP, the carrying value of fixed assets may be adjusted by indexation and revaluations of fixed assets required or allowed for statutory reporting purposes in certain countries with high inflation economies, where such indexation and revaluations compensate for currency devaluation.

        Under SFAS No. 52, such indexation and revaluations are not allowed. Translation of financial statements of a foreign currency operation in a highly inflationary economy are remeasured as if the functional currency were the reporting currency.

(l) Foreign currency transaction gains and losses

        Under German GAAP, foreign currency denominated receivables (payables) are translated at the lower (higher) of the exchange rate in effect at the balance sheet date or at the original transaction date, respectively. Unrealized losses are recognized in earnings while unrealized gains are not recorded until the underlying receivable or liability is settled.

        Under SFAS No. 52, receivables and payables denominated in a foreign currency are translated using the exchange rate in effect at the balance sheet date. Unrealized gains and losses are recognized in earnings.

(m) Scope of consolidation

        Under German GAAP, the VARTA Consumer Battery Group does not combine certain special purpose entities ("SPE's") in its combined financial statements.

        Under U.S. GAAP, criteria which require evaluation for consolidation of SPE's result in the number of companies included in the combined financial statements being increased and the inclusion of accounts receivable and related financing liabilities in 2001. As of December 31, 2001, receivables of Euro 19,389 thousand and related liabilities of Euro 19,154 thousand are recorded under U.S. GAAP. Additionally, the accounts receivable include a retained interest in the receivables transferred to the SPE of Euro 891 thousand, which was recorded as expense under German GAAP and is reversed under U.S. GAAP.

        The financing agreements referred to above were terminated during the nine month period ending September 30, 2002. As a result, the allowance for retained interests was fully reversed under German GAAP.

(n) Leases

        Under German GAAP, certain leasing transactions, including certain sale-leasebacks, are classified as operating leases and the leased assets are off balance sheet. Lease payments are expensed in their entirety. As a result of the sale-leaseback transaction, a related gain of Euro 2,260 thousand was recognized during the year ended December 31, 2000.

        Under SFAS No. 13, "Accounting for Leases", leased assets and associated liabilities of Euro 20,168 (2001: Euro 15,231) thousand and Euro 22,887 (2001: Euro 17,819) thousand, respectively, are recorded in the balance sheets. The leased assets are depreciated based on their original cost bases and interest expense is recorded with respect to the financing liability.

(o) Accounting for income taxes

        Under German GAAP, deferred tax assets of the combined businesses are recognized to the extent assets are recoverable through existing taxable timing differences. Deferred tax assets arising as a result of combination are recorded to the extent they are expected to be realized.

        Under SFAS No. 109, "Accounting for Income Taxes", deferred tax assets are reduced by a valuation allowance to the amount that management believes is more likely than not to be realized considering future taxable profits as well as taxable temporary differences.

        Under German GAAP, deferred taxes relating to investments in foreign businesses are not recorded. Under SFAS No. 109, a deferred tax liability is provided for an excess of the carrying amount of an investment in a foreign subsidiary over its tax basis unless such excess is essentially permanent in duration.

(p) Tax effect of U.S. GAAP adjustments

        This item represents the income tax effects of the U.S. GAAP pre-tax adjustments.

(q) Combined statement of cash flows

        The short term investments discussed in note 5 represent certain investments with original maturities of less than 90 days and, therefore, would be classified as cash equivalents under U.S. GAAP. Under SFAS No. 95, "Statement of Cash Flows", cash used in investing activities would be Euro 3,838 (2001: Euro 8,467) thousand and the beginning and ending balances of cash and cash equivalents in the accompanying combined statement of cash flows would be Euro 17,328 (2001: Euro 22,398) thousand and Euro 13,753 (2001: Euro 17,328) thousand, respectively.

(r) Combined statement of operations

        Under German GAAP, statements of operations may be presented using the total-cost approach, an approach disclosing income and expenses by their nature.

        In accordance with SEC rules and regulations, statements of operations are to be presented using a cost of sales approach whereby income and expenses are disclosed by function or activity.

(s) Comprehensive income

        SFAS No. 130, "Reporting Comprehensive Income", requires disclosure of changes in equity that do not result from transactions with owners (comprehensive income). The following table presents comprehensive income:

	Nine months ended September 30, 2002	Year ended December 31, 2001
	Euro 000's	Euro 000's
Net income in accordance with U.S. GAAP	4,139	15,214
Foreign currency translation adjustment	(7,340)	1,223
Additional minimum pension liability, net of tax	(1,475)	(448)
COMPREHENSIVE INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP	(4,676)	15,989

(23) Subsequent Events

        VARTA Consumer Battery Group was sold to Rayovac pursuant to the Agreement, effective October 1, 2002. As a result of purchase accounting which will be applied by Rayovac, significant changes may be expected to the recorded assets and liabilities of VARTA Consumer Battery Group.

        Certain monetary assets and liabilities that will be acquired according to the Agreement do not historically relate to VARTA Consumer Battery Group. Conversely, certain monetary assets and liabilities historically related to VARTA Consumer Battery Group will not be acquired according to the Agreement. As described in note 1, the accompanying combined financial statements include the historical assets and liabilities of VARTA Consumer Battery Group irrespective of the legal entity in which they reside prior to or after closing of the Agreement.

        On October 1, 2002 the purchase prices of finished products purchased from VARTA micro battery business were adjusted in accordance with the Distribution Agreement. While the prices included in these combined financial statements have been determined in a manner consistent with the prices effective October 1, 2002, the aggregate cost of such finished goods is expected to rise based on actual production costs incurred and margins realized in 2002. Were the increased purchase prices reflected in the accompanying combined financial statements, purchases of finished products from VARTA micro battery business would have been approximately Euro 618 thousand higher for the nine months ended September 30, 2002.

(24) Combined Companies

	Equity**	Result**	Part of Equity %	Employees Number	Factories
	Euro 000's	Euro 000's
VARTA Geratebatterie GmbH* Hannover, Germany	50,898	13,565	—	1,102	1
VARTA Batteri AS*** Stenlose, Denmark	1,968	(3,060)	100	41	—
VARTA Ltd.* Crewkerne, Great Britain	2,213	(218)	100	22	—
VARTA B.V. Utrecht, Netherlands	1,108	(211)	100	33	—
VARTA S.A.* Courbevoie, France	10,634	245	100	104	—
Pile d'Alsace S.A.S. Breitenbach, France	1,854	(85)	100	138	1
VARTA Batterie S.p.A.* Verona, Italy	6,644	1,042	100	104	—
VARTA Batterie Ges.m.b.H. Vienna, Austria	1,134	(123)	100	19	—
VARTA Baterie Sp.z.o.o. Warsaw, Poland	368	(120)	100	3	—
VARTA Kereskedelmi es Szolgaltato Kft. Budapest, Hungary	572	57	100	7	—
VARTA Pilleri Ticaret Ltd. Istanbul, Turkey	296	(92)	100	37	—
VARTA Batteries Inc.* Toledo/Elmsford, USA	1,107	(1,921)	100	9	—
VARTA S.A. de C.V. Mexico City, Mexico	4,101	144	100	73	—
VARTA S.A. Santafe de Bogota, Colombia	14,873	2,402	100	291	1
VARTA Geratebatterie Finanzservice GmbH Hannover, Germany	1,097	187	100	—	—
Anabasis Handelsgesellschaft mbH Hannover, Germany	21	(4)	100	—	—

*
Entity in which VARTA Consumer Battery Group has been carved-out of historical results and equity of the legal entity.

**
Equity and result as of and for nine months period ended September 30, 2002 as included in the combined financial statements, prior to combination entries.

***
Prior to foundation of this legal entity in September 30, 2002, the consumer business has been carved out of VARTA Batteri AB, Solna, Sweden.

REMINGTON PRODUCTS COMPANY, L.L.C.

INDEPENDENT AUDITORS' REPORT

To the Management Committee of
REMINGTON PRODUCTS COMPANY, L.L.C.:

        We have audited the accompanying consolidated balance sheets of Remington Products Company, L.L.C. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, members' deficit, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the consolidated financial statement schedule listed in the index to the consolidated financial statements. The consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

        As discussed in Note 4 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets when it adopted SFAS No. 142, "Goodwill and Other Intangible Assets".

        As discussed in Note 15 to the consolidated financial statements, the accompanying 2002 financial statements have been restated.

DELOITTE & TOUCHE LLP

Stamford, Connecticut
February 7, 2003
(September 25, 2003 as to Note 15)

REMINGTON PRODUCTS COMPANY, L.L.C.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2002	2001
	(As restated, see Note 15)
ASSETS
Current assets:
Cash and cash equivalents	$32,846	$4,087
Accounts receivable, net	73,205	78,849
Inventories	49,122	75,216
Prepaid and other assets	3,484	3,451

Total current assets	158,657	161,603
Property, plant and equipment, net	12,314	13,006
Goodwill, net	27,720	27,720
Other intangibles, net	24,399	24,866
Other assets	11,867	14,541

Total assets	$234,957	$241,736

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$24,218	$30,006
Short-term borrowings	1,613	4,075
Current portion of long-term debt	314	322
Accrued liabilities	49,960	39,754

Total current liabilities	76,105	74,157
Long-term debt	185,163	208,645
Other liabilities	3,443	1,302
Commitments and contingencies
Members' deficit:
Members' deficit	(19,413)	(36,186)
Accumulated other comprehensive income	(10,341)	(6,182)

Total members' deficit	(29,754)	(42,368)

Total liabilities and members' deficit	$234,957	$241,736

See notes to consolidated financial statements.

REMINGTON PRODUCTS COMPANY, L.L.C.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Net sales	$365,061	$356,022	$342,180
Cost of sales	209,967	230,512	196,506

Gross profit	155,094	125,510	145,674
Selling, general and administrative expenses	114,470	121,670	105,467
Amortization of intangibles	467	1,937	1,952

Operating income	40,157	1,903	38,255
Interest expense, net	24,196	26,341	24,368
Other expense (income)	(1,013)	2,039	751

Income (loss) before income taxes	16,974	(26,477)	13,136
Provision (benefit) for income taxes	201	(3,096)	399

Net income (loss)	$16,773	$(23,381)	$12,737

Net income (loss) applicable to common units	$1,681	$(36,789)	$823

See notes to consolidated financial statements.

REMINGTON PRODUCTS COMPANY, L.L.C.

CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT

(in thousands)

	Preferred Equity	Common Units	Other Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Members' Deficit
Balance, January 1, 2000	$94,921	$6,880	$(73,921)	$(53,318)	$(2,345)	$(27,783)
Preferred dividend	11,914			(11,914)
Comprehensive income (loss):
Net income				12,737
Foreign currency translation					(2,235)
Unrealized hedging loss					(223)
Total comprehensive income						10,279

Balance, December 31, 2000	106,835	6,880	(73,921)	(52,495)	(4,803)	(17,504)

Preferred dividend	13,408			(13,408)		—
Comprehensive income (loss):
Net loss				(23,381)
Foreign currency translation					(1,546)
Unrealized hedging gain					167
Dividend distribution				(104)
Total comprehensive loss						(24,864)

Balance, December 31, 2001	120,243	6,880	(73,921)	(89,388)	(6,182)	(42,368)
Preferred dividend	15,092			(15,092)		—
Comprehensive income (loss):
Net income				16,773
Additional minimum pension liability adjustment (as restated, see Note 15)					(2,763)
Foreign currency translation					1,390
Unrealized hedging loss					(2,786)
Total comprehensive income						12,614

Balance, December 31, 2002	$135,335	$6,880	$(73,921)	$(87,707)	$(10,341)	$(29,754)

See notes to consolidated financial statements.

REMINGTON PRODUCTS COMPANY, L.L.C.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$16,773	$(23,381)	$12,737
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,935	3,897	3,801
Amortization of intangibles	467	1,937	1,952
Amortization of deferred financing fees	2,259	2,242	2,790
Provision for bad debts	970	4,232	878
Inventory write-downs	2,021	9,518	1,309
Deferred income taxes	705	(3,289)	428
Other	147	785	223

	26,277	(4,059)	24,118
Changes in assets and liabilities:
Accounts receivable	9,203	4,015	(15,578)
Inventories	26,400	(19,413)	(15,740)
Accounts payable	(6,286)	6,209	506
Accrued liabilities	8,480	7,791	2,151
Other, net	(5,550)	1,179	660

Cash provided by (used in) operating activities	58,524	(4,278)	(3,883)

Cash flows from investing activities:
Capital expenditures	(2,105)	(4,322)	(4,414)
Cash flows from financing activities:
Proceeds from sale of Senior Subordinated Notes	—	50,000	—
Repayments under term loan facilities	—	(18,869)	(1,918)
Repayments under credit facilities	(63,886)	(157,111)	(49,497)
Borrowings under credit facilities	36,051	136,968	61,989
Debt issuance costs and other, net	(330)	(8,215)	(1,107)

Cash provided by (used in) financing activities	(28,165)	2,773	9,467
Effect of exchange rate changes on cash	505	(428)	(694)

Increase (decrease) in cash and cash equivalents	28,759	(6,255)	476
Cash and cash equivalents, beginning of year	4,087	10,342	9,866

Cash and cash equivalents, end of year	$32,846	$4,087	$10,342

Supplemental cash flow information:
Interest paid	$22,207	$23,710	$21,810
Income taxes paid (refunded), net	$156	$547	$(17)

See notes to consolidated financial statements.

REMINGTON PRODUCTS COMPANY, L.L.C.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

        Remington Products Company, L.L.C. and its wholly owned subsidiaries, (the "Company") develop and market personal care products. The Company distributes on a worldwide basis electrical shavers and accessories, grooming products, hair care appliances, including hair dryers and hairsetters, wellness products such as paraffin wax hand spas and foot spas, and other small electrical consumer products. The Company's products are sold worldwide primarily through mass merchandisers, catalog showrooms, drug store chains and department stores in addition to the Company's own service stores.

Organization

        Remington Products Company, L.L.C., a Delaware limited liability company, was formed by Vestar Shaver Corp. and RPI Corp. ("RPI") to acquire the operations of Remington Products Company and its subsidiaries in May of 1996. Vestar Razor Corp. was formed in May of 1996 to hold an interest in the Company. Vestar Shaver Corp. and Vestar Razor Corp. (together, the "Vestar Members") are wholly owned by Vestar Equity Partners, L.P. ("Vestar"), an institutional equity capital fund and affiliate of Vestar Capital Partners ("Vestar Capital").

        Remington Capital Corp. is a wholly owned subsidiary of Remington Products Company, L.L.C. and has no operations of its own.

Basis of Presentation

        The consolidated financial statements include the accounts of Remington Products Company, L.L.C. and subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results will differ from those estimates. Estimates are used for, but not limited to the establishment of the allowance for doubtful accounts, reserves for sales returns and allowances, reserves for obsolete inventories, product warranty costs, taxes, pension liability and contingencies.

Cash and Cash Equivalents

        Cash consists of bank balances, cash on hand and balances in money market accounts.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts at December 31, totaled $5,008 thousand in 2002 and $4,961 thousand in 2001.

Inventories

        The Company's inventories are valued at the lower of cost or market. The majority of inventory is finished goods and is accounted for utilizing the first-in, first-out (FIFO) method. Domestic manufactured inventories, which represent approximately 5% of the consolidated inventories as of December 31, 2002 and 4% at December 31, 2001, are stated at cost determined by the last-in, first-out (LIFO) method. As of

December 31, 2002 and 2001, the excess of current replacement cost over LIFO cost of inventories was not significant.

Property, Plant and Equipment

        Property, plant and equipment is recorded primarily at cost. Depreciation is provided for principally on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 20 years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements.

Intangibles

        Patents are being amortized on a straight-line basis over a period of ten years. Goodwill and tradenames, which have been deemed to have indefinite lives, are no longer being amortized and are tested for impairment at least annually.

Deferred Financing Costs

        Costs associated with obtaining financing arrangements are included in other assets and are being amortized over the term of the related borrowings using the effective interest rate method. Deferred financing costs and accumulated amortization totalled $19.5 million and $10.6 million, respectively, at December 31, 2002 and $19.7 million and $8.9 million, respectively, at December 31, 2001.

Long Lived Assets

        Impairment losses are recorded on long lived assets when indicators of impairment are present and the anticipated undiscounted operating cash flows generated by those assets are less than the assets' carrying value.

Revenue Recognition

        Revenue from product sales is recognized, net of estimated sales returns and allowances, when the goods are shipped and title passes to the customer.

Research and Development

        Research and development costs related to both present and future products are expensed as incurred. Such costs totaled $3.4 million, $4.3 million and $4.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Shipping and Handling Costs

        Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods. Included in selling, general and administrative expenses are shipping and handling costs of $18.6 million in 2002, $25.2 million in 2001 and $16.7 million in 2000.

Interest Income

        Interest income is included in interest expense, net on the Consolidated Statements of Operations and amounted to $0.2 million, $0.1 million, and $0.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Income Taxes

        U.S. Federal income taxes on net earnings of the Company are payable directly by the members. In jurisdictions where partnership status is not recognized or foreign corporate subsidiaries exist, the Company provides for income taxes currently payable as well as for those deferred because of temporary differences between the financial and tax basis of assets and liabilities.

Net Income (Loss) Applicable to Common Units

        Net income (loss) applicable to common units is calculated by taking the Company's net income or loss for the period and subtracting the cumulative referred dividend for the same period.

Derivatives and Hedging Activity

        The Company recognizes all derivatives at fair value. Depending on the nature of the underlying exposure being hedged, changes in the fair value of derivatives are recognized either in the statement of operations or other comprehensive income ("OCI"). The ineffective portion of the change in fair value of the derivative is recognized in earnings.

        In accordance with the Company's foreign exchange risk management policy, the Company hedges the foreign subsidiaries' forecasted purchases of inventory denominated in currencies different than the subsidiary's functional currency. The derivative contracts related to these hedges primarily consist of forward foreign exchange contracts and options, which are designated as cash flow hedges. These contracts generally have maturities not exceeding twelve months. For cash flow hedges, the fair value changes of the derivative instruments related to the effective portion of the hedges are initially recorded as a component of OCI. Unrealized gains and losses on cash flow hedges accumulate in OCI and are reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. For forecasted purchases of inventory, amounts are reclassified when the hedged inventory is reflected in cost of goods sold.

        As of December 31, 2002 and 2001, other than forward foreign exchange contracts and options, the Company was not party to any other derivatives as defined by SFAS No. 133, as amended and interpreted.

        At December 31, 2002, the Company had unrealized losses of $3.0 million, net of tax, classified in OCI for its outstanding hedge contracts related to forecasted inventory purchases. Approximately $2.1 million of this amount is expected to be reclassified to cost of goods sold in the first six months of 2003. For the three years ended December 31, 2002, 2001 and 2000 the losses classified in other expense (income) related to the ineffective portion of the Company's outstanding hedge contracts were immaterial.

Translation of Foreign Currencies

        Assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rate in effect at each balance sheet date. Statement of operations accounts are translated at the average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in OCI. Foreign currency transaction gains and losses are recognized in other expense (income) and totaled a net gain of $1.5 million for the year ended December 31, 2002 and net losses of $1.7 million and $0.9 million for the years ended December 31, 2001 and 2000, respectively.

Recent Accounting Pronouncements

        In August 2001, SFAS No. 143, Accounting for Asset Retirement Obligations, was issued. This Statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In November 2001, the Emerging Issues Task Force reached consensus on Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products (EITF 01-9). The Company adopted this consensus on January 1, 2002. In accordance with the consensus the Company has reclassified, for all periods presented, certain payments to its customers as a reduction of sales, primarily the cost of cooperative advertising with its trade customers. Prior to the adoption of this consensus the Company classified these payments as selling, general and administrative expenses in its Consolidated Statement of Operations. Because adoption of EITF 01-9 resulted solely in reclassification within the Consolidated Statement of Operations, there has been no impact on the Company's financial condition, operating income or net income for any of the periods presented.

        In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this statement will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In November 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN No. 45) was issued. FIN No. 45 elaborates on required disclosures by a guarantor in its financial statements about obligations under certain guarantees that it has issued and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect the initial recognition provision to have a material impact on the Company's consolidated financial position results of operations or cash flows. The disclosure requirements of FIN No. 45 are effective for the Company's year ended December 31, 2002 and are included in footnote 9 to the consolidated financial statements.

        In January 2003, FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) was issued. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. Based on current operations, the Company does not expect the adoption of FIN No. 46 to have a material effect on its financial position or results of operations or cash flows.

(2) Inventories

        Inventories were comprised of the following as of December 31, 2002 and 2001 (in thousands):

	2002	2001
Finished goods	$46,552	$71,308
Work in process and raw materials	2,570	3,908

	$49,122	$75,216

(3) Property, Plant and Equipment

        Property, plant and equipment as of December 31, 2002 and 2001 consisted of (in thousands):

	2002	2001
Land and buildings	$2,960	$2,790
Leasehold improvements	4,578	5,230
Machinery, equipment and tooling	12,569	11,440
Furniture, fixtures and other	7,550	7,804

	27,657	27,264
Less accumulated depreciation	(15,343)	(14,258)

	$12,314	$13,006

(4) Goodwill and Other Intangibles

        The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. In accordance with SFAS No. 142, beginning on January 1, 2002, the Company's goodwill and its tradenames, which have been deemed to have indefinite lives, are no longer being amortized and are subject to annual impairment tests. Application by the Company of the nonamortization provision of SFAS No. 142 resulted in an increase in operating income of approximately $1.4 million for the year ended December 31, 2002. Had the Company applied SFAS No. 142 on January 1, 2000, operating income would have increased by approximately $1.5 million for each of the years ended December 31, 2001 and 2000. The Company's reporting units are also its reportable segments and all of the Company's goodwill is associated with the North American segment. As of January 1, 2002 the Company performed the required transitional impairment tests of goodwill and tradenames and no transitional impairment was present. As of June 30, 2002 the Company performed the required annual impairment tests of goodwill and tradenames and no impairment was present. There can be no assurance that future impairment tests will not result in a charge to earnings.

        Goodwill and other intangible assets were comprised of the following (in thousands):

	December 31, 2002	December 31, 2001
Amortized Intangible Assets:
Patents carrying amount	$4,670	$4,670
Patents accumulated amortization	3,090	2,623

Patents, net	$1,580	$2,047

Unamortized Intangible Assets:
Goodwill	$27,720	$27,720
Tradenames	22,819	22,819

	$50,539	$50,539

        Estimated amortization expense is $467 thousand for each of the three years in the period ending December 31, 2005, $179 thousand for the year ending December 31, 2006 and zero for each year thereafter.

(5) Accrued Liabilities

        Accrued liabilities were comprised of the following as of December 31, 2002 and 2001 (in thousands):

	2002	2001
Advertising and promotion expenses	$22,004	$18,233
Compensation and benefits	9,575	4,369
Income and other taxes payable	3,558	3,048
Forward contracts	3,298	—
Interest	2,678	3,200
Distribution expense	1,531	3,399
Other	7,316	7,505

	$49,960	$39,754

(6) Debt

        Long-term debt at December 31, 2002 and 2001 consisted of (in thousands):

	2002	2001
Senior Subordinated Notes	$180,000	$180,000
Revolving Credit Facility	4,950	28,373
Capital Leases	527	594

	185,477	208,967

Less current portion	(314)	(322)

	$185,163	$208,645

11% Senior Subordinated Notes

        During 2001 the Company completed the sale of $50.0 million of 11% Senior Subordinated Notes. The net proceeds of approximately $44.8 million were used to repay existing term loans and supplemental loans and a portion of revolving credit borrowings.

        The Company has outstanding $180.0 million in principal amount of 11% Senior Subordinated Notes, which consists of approximately $165 million of Series D Notes and approximately $15 million in Series B Notes (the "Senior Subordinated Notes"). The Senior Subordinated Notes are general unsecured obligations of the Company which mature on May 15, 2006. Interest accrues at the rate of 11% per annum and is payable semi-annually in arrears. The Senior Subordinated Notes are currently redeemable, in whole or in part, at the option of the Company at a redemption price of 103.667% of the principal amount then outstanding plus accrued and unpaid interest and any applicable damages. The redemption price reduces to 101.833% on May 15, 2003 and then to 100% on May 15, 2004.

        The Senior Subordinated Notes indenture contains a number of operating covenants which impose restrictions with respect to certain business matters, including the amount and terms under which the Company can obtain additional financing in the future. In addition, the Senior Subordinated Notes indenture limits the amount of dividends that the Company is permitted to pay. As of December 31, 2002, the Company was in compliance with its debt covenants under the Senior Subordinated Notes indenture.

Revolving Credit Facility

        The Company has a $110.0 million asset based revolving credit facility (the "Facility"). The Facility provides for $70.0 million in revolving credit to the Company and $40.0 million in revolving credit to certain of its subsidiaries. Borrowings under the facility are subject to a borrowing base of 85% of eligible receivables and 60% of eligible inventories. The Facility expires on March 31, 2006.

        Company's option, as of December 31, 2002, upon a Eurodollar rate ("LIBOR") plus 3.25% or the greater of (i) prime rate plus 2.0% and (ii) the federal funds rate plus 2.5%; provided, however, that the interest rates are subject to adjustment based on certain levels of financial performance. As of December 31, 2002 the interest rate on borrowings under the Facility was 6.75%. Interest is payable quarterly in arrears, including a commitment fee of 0.375% per annum on the average daily unused portion of the Facility. The obligations under the Facility are secured by essentially all of the tangible and intangible assets and properties of the Company and its subsidiaries.

        The Facility requires the Company to maintain certain financial maintenance tests, the more restrictive of which require the Company to maintain leverage and fixed charge coverage ratios as defined. The Facility also contains a number of operating covenants which impose restrictions with respect to certain business matters, including the amount and terms under which the Company can obtain additional financing in the future. In addition, the Facility limits the amount of dividends that the Company is permitted to pay. As of December 31, 2002 the Company was in compliance with all covenants under the Facility and availability under the Facility was approximately $62 million in addition to the Company's cash of $32.8 million.

        On November 22, 2002 the Facility was amended to allow the Company, subject to certain restrictions, to repurchase up to a maximum of $20 million of Senior Subordinated Notes during 2003 and up to $10 million per year thereafter, not to exceed $40 million in the aggregate during the term of the Facility.

Short Term Borrowings

        Short Term Borrowings consist of local revolving credit lines at some of the Company's foreign subsidiaries and totaled approximately $1.6 million and $4.1 million as of December 31, 2002 and 2001, respectively. These facilities are collateralized by assets of the subsidiaries or are guaranteed by the Company. The weighted average interest rate under these facilities was approximately 6.0% in 2002 and 6.3% in 2001.

(7) Membership Equity

        The Vestar Members and RPI (collectively the "Members") have entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), which governs the relative rights and duties of the Members. The ownership interests of the Members in the Company consist of preferred members' equity (the "Preferred Equity") and common units (the "Common Units"), together, the "Equity". The Common Units represent the common equity of the Company. As of December 31, 2002, the Company's Common Units were owned 50% by the Vestar Members and 50% by RPI, however, in accordance with the LLC Agreement, Vestar effectively controls the Management Committee and the affairs and policies of the Company. The Preferred Equity is entitled to a cumulative preferred dividend of 12% per annum, compounded quarterly, and to an aggregate liquidation preference of $62.0 million (net of any prior repayments of Preferred Equity) plus any accrued but unpaid preferred dividends. As of December 31, 2002 the aggregate unpaid Preferred Equity, including accrued dividends of $73.3 million, totaled $135.3 million of which the Vestar Members own 48.4% and RPI owns 51.6%.

        In January 1998, the Company repurchased any remaining outstanding common units owned by certain officers of the Company, cancelled all outstanding related options and adopted a new Phantom Equity Program. Under this program, as amended, a maximum of approximately 20.2% of the value of the Company's Equity can be awarded to selected officers and other key employees of the Company. The Phantom Equity Program is comprised of time based, performance based and super performance based awards. All awards grant to the recipient a specified percentage of the Equity (the "applicable percentage").

        A time based award vests either in five equal annual installments, upon the sale of the Company or upon an initial public offering of the Company's stock, whichever comes first. The performance and super performance based awards are similar to the time based awards except that the performance based award vests in stages as the Company achieves specified performance targets while the super performance based award vests entirely upon the achievement of a single target. The Company has achieved the specified performance target required for full vesting of the outstanding performance based awards, but has not as yet achieved the specific performance target for full vesting of the outstanding super performance based award. Payment of vested awards is dependent upon the achievement of both a performance criteria and an event criteria, except in the discretion of the Management Committee in the event of death or disability or termination of employment without cause. The event criteria is a Company sale, IPO, or when Vestar's ownership falls below 10% of the Common Units. Any super performance based award which is not fully vested by December 31, 2004 will automatically terminate.

        The Phantom Equity Program and all awards are subject to readjustment in the event of a reorganization of the Company required in connection with a refinancing, and the applicable percentages are subject to readjustment to take into consideration new issuances of Equity.

(8) Income Taxes

        The Company is recognized as a partnership for Federal income tax purposes. As such, U.S. Federal income taxes on net earnings of the Company are payable directly by the members pursuant to the Internal Revenue Code. Accordingly, no provision has been made for Federal income taxes for the Company. However, certain state and local jurisdictions do not recognize partnership status for taxing purposes and require taxes to be paid on net earnings. Furthermore, earnings of certain foreign operations are taxable under local statutes.

        Pretax income/(losses) for years ended December 31, are as follows (in thousands):

	2002	2001	2000
U.S. operations	$15,242	$(3,503)	$11,765
Non-U.S. operations	1,732	(22,974)	1,371

Total	$16,974	$(26,477)	$13,136

        The provision for income taxes consists of the following for the years ended December 31 (in thousands):

	2002	2001	2000
Current:
Foreign	$(1,103)	$151	$(55)
State and local	30	42	26
Deferred:
Foreign	1,274	(3,289)	428

Total	$201	$(3,096)	$399

        Reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision for income taxes (in thousands):

Income taxes computed at statutory U.S. Federal income tax rate	$5,941	$(9,270)	$4,734
Partnership status for U.S. federal income tax purposes	(5,335)	1,344	(4,254)
State and local income taxes	30	42	26
Foreign tax refunds	—	—	(924)
Establishment/(reversal) of valuation allowance	(875)	3,998	(16)
Adjustment for foreign income tax rates	440	790	833

Provision for income taxes	$201	$(3,096)	$399

        The components of the Company's deferred tax assets and liabilities included on the balance sheet at December 31 are as follows (in thousands):

	2002	2001
Depreciation and other	$1,798	$530
Foreign tax loss carryforwards	6,724	8,758

	8,522	9,288
Less valuation allowance	(4,773)	(5,161)

Total deferred tax assets (liabilities), net	$3,749	$4,127

        The valuation allowance relates primarily to the foreign tax loss carryforwards and other foreign deferred tax assets. The valuation allowance has been recorded against the portion of the foreign tax loss carryforwards and other foreign deferred tax assets for which, based on the available evidence, it is more likely than not that a tax benefit will not be realized. Approximately $2.5 million of the $21.4 million in foreign tax loss carryforwards expire between 2003 through 2007, while the remaining $18.9 million has no expiration date.

(9) Commitments and Contingencies

        The Company is liable under the terms of noncancelable leases of real estate and equipment for minimum annual rent payments as follows (in thousands):

	Operating Leases	Capital Leases
2003	$3,981	$381
2004	2,555	129
2005	2,009	85
2006	1,260	—
2007 and thereafter	4,624	—

Total minimum lease payments	$14,429	595

Less: amount representing interest		68

Present value of minimum lease payments		$527

        Rent expense was $7,245, $7,022 and $7,004 thousand for the years ended December 31, 2002, 2001 and 2000.

        The majority of the leases contain escalation clauses which provide for increases to recover future increases in certain operating costs and certain leases require additional payments based on sales volume. The future minimum rental payments shown above include base rentals with known escalations. Lease agreements may include renewal options and usually require that the Company pay for utilities, taxes, insurance and maintenance expenses.

        The Company maintains a reserve for warranty expense which provides for future claims by consumers under the Company's product warranty. The reserve as of December 31, 2001 was $1.3 million. During 2002 charges against the reserve and additional provisions made to the reserve were $1.6 million and $1.7 million, respectively, thereby resulting in a $1.4 million reserve for warranty expense as of December 31, 2002.

        As of December 31, 2002, the Company had outstanding letters of credit of $1.3 million and commitments to purchase goods and services, primarily inventory for resale, in the amount of $40.3 million.

        Pursuant to severance and retirement agreements with certain former executives of the Company, such former executives' phantom stock awards were cancelled. However, the value of the vested portion of these awards as of the beginning of 2003 as determined by the Management Committee will be paid to the executives at the time an "event" occurs which would otherwise require generally payments under the Company's Phantom Equity Program (refer to Note 7 for additional disclosure of the Company's Phantom Equity Program). The aggregate amount of such contingent payments is approximately $2.0 million.

        The Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(10) Employee Benefit Plans

        United Kingdom Pension Plan. The Company's UK subsidiary has a contributory defined benefit pension plan which covers substantially all of the UK subsidiary's employees. Pension benefits are based upon length of service and compensation under a final compensation averaging formula. The Company's funding policy is to make contributions consistent with statutory requirements. The plan's assets are primarily invested in equity instruments.

        Information regarding the Company's pension plan as of December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001
Change in Benefit Obligation:
Benefit obligation at beginning of year	$6,760	$6,893
Service cost	375	362
Interest cost	407	355
Actuarial loss	923	—
Benefits paid	(657)	(679)
Currency exchange rate effects	768	(171)

Benefit obligations at end of year	8,576	6,760

Change in Plan Assets:
Fair value of plan assets at beginning of year	$5,341	$6,560
Actual return on plan assets	(879)	(837)
Employer contributions	332	360
Participant contributions	104	114
Benefits paid	(657)	(679)
Currency exchange rate effects	501	(177)

Fair value of plan assets at end of year	4,742	5,341

Funded Status	(3,834)	(1,419)
Unrecognized net actuarial loss	4,481	2,016

Prepaid benefit cost	$647	$597

        Amounts recognized in the consolidated balance sheets:

Prepaid pension cost	$—	$597
Accrued benefit liability	(2,604)	N/A
Accumulated other comprehensive income	3,251	—

	$647	$597

Weighted average assumptions:
Discount rate	5.5%	6.0%
Expected return on plan assets	7.0%	7.0%
Rate of compensation increase	3.25%	3.25%
	Year Ended December 31,
	2002	2001	2000
Components of Net Periodic Benefit Cost:
Service cost	$271	$253	$259
Interest cost	407	380	370
Expected return on plan assets	(333)	(312)	(426)

Net periodic benefit cost	$345	$321	$203

        Employee Savings Plan.    The Company has a savings accumulation plan (the "Plan") under Section 401(k) of the Internal Revenue Code covering substantially all regular employees in the United States. The Plan is subject to the provisions of ERISA. The Plan provides for Company matching contributions in an amount equal to 50% of those employees' contributions up to a maximum of 6% of their total salary. Effective early 2003 the Company amended its matching contribution to 60% of the first 6% of annual compensation contributed. The Company's matching contributions were $0.4 million for each of the years ended December 31, 2002 and 2001 and $0.3 million for the year ended December 31, 2000.

        Deferred Compensation Plan.    The Company has a Deferred Compensation Plan pursuant to which eligible executive employees may elect to defer all or a portion of the bonus otherwise payable under the Company's annual bonus plan and up to 50% of their annual salary, and such amounts are placed into a deferral account. For each employee who elects to participate in the Deferred Compensation Plan and makes a contribution thereto, the Company makes a matching contribution of 25% of an employee's contribution, up to a maximum contribution by the employee of $300 thousand, subject to the achievement by the Company of its performance goals for the fiscal year with respect to which the contribution was made. The participants may select various mutual funds in which all or a part of their deferral accounts will be deemed to be invested. Distributions from a participant's deferral account will be paid in a lump sum or in equal annual installments over a period of up to 15 years beginning upon their termination of employment, death or retirement. All amounts deferred by the participants pursuant to the Deferred Compensation Plan are paid to a Trust to be held in order to fund the Company's obligations under the Deferred Compensation Plan. The assets of the Trust, however, are subject to the claims of the creditors of the Company in certain circumstances.

(11) Financial Instruments, Credit Risk and Other

Fair Value of Financial Instruments

        The carrying amounts for cash and cash equivalents, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximate fair value due to the short maturities of these instruments. The fair value and book value at December 31, 2002 of long-term fixed rate debt was approximately $147.8 million and $180.0 million, respectively. The fair value and book value at December 31, 2001 of long-term fixed rate debt was approximately $137.7 million and $180.0 million, respectively.

Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and accounts receivable. The Company places its cash with high credit quality institutions. At times such amounts may be in excess of the FDIC insurance limits. As of December 31, 2002, the Company had an uncollateralized receivable with Wal-Mart which represented approximately 19% of the Company's accounts receivable balance. During calendar 2002, sales to Wal-Mart represented approximately 30% of the Company's net sales. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Foreign Currency Exposure Management

        The Company is exposed to foreign currency risk primarily to the extent that its foreign subsidiaries purchase inventory in U.S. dollars. The Company has entered into foreign currency forward contracts and options to mitigate the effect of fluctuating foreign currencies. The Company uses derivative financial instruments only for risk management purposes and does not use them for speculation or trading.

        At December 31, 2002, forward contracts to sell approximately 13.9 million UK Pounds Sterling, 3.7 million Canadian dollars, 4.4 million Australian dollars and 4.5 million euros were outstanding, all of which mature in 2003. At December 31, 2001, forward contracts to sell 15.2 million UK Pounds Sterling, 6.7 million Canadian dollars, 6.1 million Australian dollars and 6.3 million euros were outstanding and matured at various dates in 2002. The accounting for hedges is discussed separately under Derivatives and Hedging Activity within Footnote 1.

Other

        The Company's finished goods are manufactured for the Company by third-party suppliers located primarily in China and Japan. The Company's most significant suppliers, Izumi Industrial Inc., Raymond Industrial Ltd., and Specialife Industries, Ltd., accounted for approximately 45% of the Company's overall cost of sales in 2002. Although the Company considers its present relationships with these suppliers to be good, any adverse change in the relationships with these suppliers, the financial condition of these suppliers, the Company's ability to import outsourced products or these suppliers' ability to manufacture and deliver outsourced products on a timely basis would have a material adverse effect on the Company.

(12) Related Party Transactions

        Pursuant to a management agreement (the "Management Agreement") entered into in connection with the reorganization of the Company in 1996, Vestar Capital receives an annual advisory fee equal to the greater of $500 thousand or 1.5% of EBITDA (as defined in such agreement) of the Company on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning and other affairs of the Company. Vestar Capital will also be paid reasonable and customary investment banking fees in connection with an initial public offering, sale of the Company and other financing. The Management Agreement will be in effect until May 23, 2006, provided that the Management Agreement will terminate on the earlier to occur of: (i) a qualified public offering or (ii) the first date that the Vestar Members own less than 25% of the number of the Company's Common Units owned by the Vestar Members on May 23, 1996, and provided further that Vestar Capital may terminate the Management Agreement at any time.

        Pursuant to a consulting and transitional services agreement (the "Consulting Agreement") entered into in connection with the reorganization of the Company in 1996, RPI receives an annual fee equal to the greater of $500 thousand or 1.5% of EBITDA (as defined in such agreement) of the Company on a consolidated basis for rendering advisory and consulting services in relation to strategic financial planning, product development and evaluation of mergers, acquisitions and divestitures. The Consulting Agreement will be in effect until May 23, 2006, provided that the Consulting Agreement will terminate on the earlier to occur of: (i) a qualified public offering or (ii) the first date that RPI owns less than 25% of the number of the Company's Common Units owned by RPI on May 23, 1996, and provided further that Vestar Capital may terminate the Consulting Agreement at any time (but only to the extent that Vestar Capital also terminates similar provisions of the Management Agreement).

        Pursuant to a reimbursement and indemnification agreement (the "Indemnification Agreement") between the Company, Vestar and Mr. Kiam entered into in June 1999 in connection with the guarantee of the unsecured supplemental loans to the Company under the former senior credit agreement, Vestar and Mr. Kiam, each received an annual guarantee fee of $100 thousand from the Company. This Agreement was terminated in April 2001, when the unsecured supplemental loans under the guarantee were paid in full.

(13) Business Segment and Geographical Information

        The Company distributes its products through its three operating segments, which are comprised of 1) the North America segment, which sells product primarily through mass-merchant retailers, department stores and drug store chains throughout the United States and Canada, 2) the International segment, which sells product through an international network of subsidiaries and distributors and 3) the U.S. Service Stores segment, consisting of Company-owned and operated service stores throughout the United States.

        The Operating segments reported below are the segments of the Company for which separate financial information is available that is evaluated on a regular basis by the Company's senior management in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The segment's performance is evaluated based on segment operating income, which is defined as earnings before interest, taxes, depreciation and amortization. All corporate related costs and assets, such as intangibles and deferred financing fees, are included in the North America segment and are not allocated to the other segments' operating income or assets, respectively. Segment net sales are evaluated excluding intersegment sales, which are not material.

        Information by segment and geographical location is as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Net Sales:
North America	$232,669	$220,538	$191,990
International	98,984	96,817	107,445
U.S. Service Stores	33,408	38,667	42,745

Total	$365,061	$356,022	$342,180

Operating Income:
North America	$37,346	$21,309	$32,278
International	4,590	(15,319)	8,533
U.S. Service Stores	1,623	1,747	3,197
Depreciation and amortization	(3,402)	(5,834)	(5,753)

Total	$40,157	$1,903	$38,255

Segment Assets:
North America	$137,112	$158,322	$143,365
International	57,891	71,220	79,867
U.S. Service Stores	7,108	8,107	8,913
Cash and Cash Equivalents	32,846	4,087	10,342

Total	$234,957	$241,736	$242,487

Capital Expenditures:
North America	$1,791	$2,598	$3,136
International	295	889	714
U.S. Service Stores	19	835	564

Total	$2,105	$4,322	$4,414

        Net sales in the United Kingdom represented approximately 14%, 14% and 17% of the Company's net sales during the years ended December 31, 2002, 2001 and 2000, respectively. No other country contributed more than 10% of net sales.

        The Company's largest customer, Wal-Mart, accounted for approximately 30%, 30% and 25% of the Company's net sales during the years ended December 31, 2002, 2001 and 2000, respectively, and is serviced primarily by the North American segment. No other customer accounted for more than 10% of the Company's net sales during the years ended December 31, 2002, 2001 and 2000.

(14) Quarterly Financial Information (unaudited, in thousands)

	Three Months Ended
2002
	March 31	June 30	September 30	December 31	Total Year
Net sales	$53,805	70,000	79,203	162,053	365,061
Gross profit	21,458	28,258	33,869	71,509	155,094
Operating income	1,691	4,885	11,256	22,325	40,157
Income (loss) before income taxes	(4,272)	(377)	4,971	16,652	16,974
Net income (loss)	(4,066)	(238)	5,532	15,545	16,773
Net income (loss) applicable to common units	(7,673)	(3,954)	1,705	11,603	1,681
Total Comprehensive Income (loss)(1)	(3,804)	(770)	4,933	12,255	12,614
2001
Net sales	$51,746	$58,619	$78,243	$167,414	$356,022
Gross profit	21,249	17,051	31,211	55,999	125,510
Operating income (loss)	827	(11,340)	7,575	4,841	1,903
Income (loss) before income taxes	(5,570)	(18,187)	1,629	(4,349)	(26,477)
Net income (loss)	(4,941)	(13,919)	1,802	(6,323)	(23,381)
Net income (loss) applicable to common units	(8,146)	(17,220)	(1,598)	(9,825)	(36,789)
Total Comprehensive Income (loss)	(5,479)	(13,629)	881	(6,637)	(24,864)

        Sales of the Company's products are highly seasonal, with a large percentage of net sales occurring during the Christmas selling season. The Company typically derives on average approximately 45% of its annual net sales in the fourth quarter of each year.

(1)
The total comprehensive income for the three months and year ended December 31, 2002 has been restated as a result of an additional minimum liability for the Company's defined benefit pension plan in the United Kingdom, as discussed in Note 15 to the consolidated financial statements. The amount previously reported was $15,018 for the three months ended December 31, 2002 and $15,377 for the year ended December 31, 2002.

(15) Restatement

        Subsequent to the issuance of its consolidated financial statements for the year ended December 31, 2002, the Company determined that an additional minimum liability should have been recorded at December 31, 2002 for the unfunded accumulated benefit obligation related to the Company's defined benefit pension plan in the United Kingdom as determined by an actuarial study performed as of December 31, 2002. Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, which defines an unfunded accumulated benefit obligation as the excess of a plan's accumulated benefit obligation over the fair value of its assets, requires recognition of an additional minimum liability if an unfunded accumulated benefit obligation exists and an asset has been recognized as prepaid pension cost. As a result, the Company's consolidated balance sheet at December 31, 2002 and its consolidated statement of members' deficit for the year then ended have been restated from the amounts previously reported to record an additional minimum pension liability at December 31, 2002. These changes had no effect on the Company's 2001 financial statements or its 2002 reported results of operations or cash flows.

        The following table summarizes the effect of the restatement at December 31, 2002 and for the year then ended:

	2002
	As previously reported	As Restated
At December 31:
Other assets	$12,026	$11,867
Total assets	235,116	234,957
Other liabilities	839	3,443
Accumulated other comprehensive loss	(7,578)	(10,341)
Total members' deficit	(26,991)	(29,754)
Total liabilities and members' deficit	235,116	234,957
For the year ended December 31:
Total comprehensive income	$15,377	$12,614

        The restated amounts in the table above reflect the recording at December 31, 2002 of a minimum pension liability of $3,251 thousand, a deferred tax asset of $488 thousand (net of a valuation allowance of $487 thousand) related to the benefits associated with such losses, and the resulting charge to other comprehensive income of $2,763 thousand. The accumulated benefit obligation at December 31, 2002 related to the plan is $7,346 thousand.

REMINGTON PRODUCTS COMPANY, L.L.C.

Financial Statement Schedule II — Valuation & Qualifying Accounts
(in thousands)

	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31, 2002	$4,961	970	(923)	$5,008
Year ended December 31, 2001	$2,864	4,232	(2,135)	$4,961
Year ended December 31, 2000	$2,335	878	(349)	$2,864
Allowance for cash discounts and returns:
Year ended December 31, 2002	$20,070	32,481	(37,643)	$14,908
Year ended December 31, 2001	$10,206	38,671	(28,807)	$20,070
Year ended December 31, 2000	$10,166	19,525	(19,485)	$10,206
Inventory reserves:
Year ended December 31, 2002	$7,404	2,021	(6,702)	$2,723
Year ended December 31, 2001	$1,172	9,518	(3,286)	$7,404
Year ended December 31, 2000	$1,639	1,309	(1,776)	$1,172

REMINGTON PRODUCTS COMPANY, L.L.C.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2003	December 31, 2002	June 30, 2002
	(As restated, see Note 9)
ASSETS
Current assets:
Cash and cash equivalents	$24,748	$32,846	$3,724
Accounts receivable, less allowance for doubtful accounts of $4,556 at June 2003, $4,552 at December 2002 and $4,550 at June 2002	41,170	73,205	46,382
Inventories	52,150	49,122	67,188
Prepaid and other current assets	6,044	3,484	4,584

Total current assets	124,112	158,657	121,878
Property, plant and equipment, net	12,148	12,314	12,809
Goodwill	27,720	27,720	27,720
Intangibles, net	24,165	24,399	24,630
Other assets	10,280	11,867	13,894

Total assets	$198,425	$234,957	$200,931

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable	$19,363	$24,218	$16,188
Short-term borrowings	—	1,613	2,512
Current portion of long-term debt	241	314	295
Accrued liabilities	23,884	49,960	27,723

Total current liabilities	43,488	76,105	46,718
Long-term debt	180,228	185,163	200,303
Other liabilities	3,448	3,443	852
Members'deficit:
Members' deficit	(20,338)	(19,413)	(40,490)
Accumulated other comprehensive loss	(8,401)	(10,341)	(6,452)

Total members' deficit	(28,739)	(29,754)	(46,942)

Total liabilities and members' deficit	$198,425	$234,957	$200,931

See notes to unaudited consolidated financial statements.

REMINGTON PRODUCTS COMPANY, L.L.C.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$71,267	$70,000	$119,003	$123,805
Cost of sales	39,804	41,742	66,198	74,089

Gross profit	31,463	28,258	52,805	49,716
Selling, general and administrative expenses	22,680	23,254	42,614	42,904
Amortization of intangibles	117	119	234	236

Operating income	8,666	4,885	9,957	6,576
Interest expense, net	5,649	5,840	11,154	11,896
Other income	(428)	(578)	(966)	(671)

Income (loss) before income taxes	3,445	(377)	(231)	(4,649)
Provision (benefit) for income taxes	526	(139)	694	(345)

Net income (loss)	$2,919	$(238)	$(925)	$(4,304)

Net loss applicable to common units	$(1,263)	$(3,954)	$(9,167)	$(11,627)

See notes to unaudited consolidated financial statements.

REMINGTON PRODUCTS COMPANY, L.L.C.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(925)	$(4,304)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,490	1,365
Amortization of intangibles	234	236
Amortization of deferred financing fees	1,253	1,028
Other	746	(1,235)

	2,798	(2,910)
Changes in assets and liabilities:
Accounts receivable	34,786	34,141
Inventories	(2,270)	9,700
Accounts payable	(5,084)	(14,050)
Accrued liabilities	(27,086)	(12,355)
Other, net	(3,834)	(2,762)

Net cash provided by (used in) operating activities	(690)	11,764

Cash flows from investing activities:
Capital expenditures	(1,131)	(1,062)

Cash flows from financing activities:
Repayments under credit facilities	(7,301)	(23,099)
Borrowings under credit facilities	351	12,037
Other	—	(223)

Net cash used in financing activities	(6,950)	(11,285)

Effect of exchange rate changes on cash	673	220

Decrease in cash	(8,098)	(363)
Cash, beginning of period	32,846	4,087

Cash, end of period	$24,748	$3,724

Supplemental cash flow information:
Interest paid	$10,367	$11,076
Income taxes paid, net	$97	$251

See notes to unaudited consolidated financial statements.

REMINGTON PRODUCTS COMPANY, L.L.C.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

        The accompanying financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and according to accounting principles generally accepted in the United States of America, and reflect all adjustments, consisting only of normal recurring accruals, which in the opinion of management are necessary for a fair statement of the results of the interim periods presented. Results of interim periods may not be indicative of results to be expected for the entire year. These financial statements do not include all disclosures associated with annual financial statements and, accordingly, should be read in conjunction with the notes contained in the Company's audited consolidated financial statements included in its Form 10-K/A for the year ended December 31, 2002. Certain prior period amounts have been reclassified to conform with the current presentation.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results will differ from those estimates. Estimates are used for, but not limited to the establishment of the allowance for doubtful accounts, reserves for sales returns and allowances, reserves for obsolete inventories, product warranty costs, taxes and contingencies.

        Remington Capital Corp. is a wholly-owned subsidiary of Remington Products Company, L.L.C. and has no significant operations of its own.

(2) Recent Accounting Pronouncements

        In August 2001, SFAS No. 143, Accounting for Asset Retirement Obligations, was issued. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. SFAS No. 143 was adopted by the Company on January 1, 2003.

        In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

        In November 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN No. 45) was issued. FIN No. 45 elaborates on required disclosures by a guarantor in its financial statements about obligations under certain guarantees that it has issued and clarifies the need for a guarantor to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure provisions of FIN No. 45 were effective for the Company at December 31, 2002, and its initial measurement and recognition provisions effective for guarantees entered into or modified after that date.

        In January 2003, FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) was issued. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date, and to all other interests in variable interest entities effective July 1, 2003.

        In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities was issued. SFAS No. 149 clarifies the definition of derivatives, expands the nature of exemptions from Statement 133, clarifies the application of hedge accounting when using certain instruments and modifies the cash flow presentation of derivative instruments that contain financing elements. This Statement is effective for all derivative transactions and hedging relationships entered into or modified after June 30, 2003.

        In May 2003, SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity was issued. This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that issuers classify as liabilities a financial instrument that is within its scope as a liability because that financial instrument embodies an obligation of the issuer. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003.

        The adoption of the statements and interpretations listed above has not had, individually or collectively, a material impact on the Company's consolidated financial position, results of operations or cash flows.

(3) Inventories

        Inventories were comprised of the following (in thousands):

	June 30, 2003	December 31, 2002	June 30, 2002
Finished goods	$47,994	$46,552	$63,485
Work in process and raw materials	4,156	2,570	3,703

	$52,150	$49,122	$67,188

(4) Goodwill and Other Intangibles

        The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. In accordance with SFAS No. 142, beginning on January 1, 2002, the Company's goodwill and its tradenames, which have been deemed to have indefinite lives, are no longer being amortized and are subject to annual impairment tests. As of January 1, 2002 the Company performed the required transitional impairment tests of goodwill and tradenames and no transitional impairment was present. As of June 30, 2002 and 2003 the Company performed the required annual impairment tests of goodwill and tradenames and no impairment was present.

        Goodwill and other intangible assets were comprised of the following (in thousands):

	June 30, 2003	December 31, 2002	June 30, 2002
Amortized Intangible Assets:
Patents carrying amount	$4,670	$4,670	$4,670
Patents accumulated amortization	3,324	3,090	2,859

Patents, net	$1,346	$1,580	$1,811

Unamortized Intangible Assets:
Goodwill	$27,720	$27,720	$27,720
Tradenames	22,819	22,819	22,819

	$50,539	$50,539	$50,539

        Estimated amortization expense is $467 thousand for each of the three years in the period ending December 31, 2005, $179 thousand for the year ending December 31, 2006 and zero for each year thereafter.

(5) Income Taxes

        Federal income taxes on net earnings of the Company are payable directly by the members pursuant to the Internal Revenue Code. Accordingly, no provision has been made for Federal income taxes for the Company. The Company provides tax for certain state and local jurisdictions where it is required to do so. Furthermore, earnings of certain foreign operations are taxable under local statutes. In these foreign jurisdictions, deferred taxes on income are provided, if necessary, for temporary differences reflecting differences between the financial and tax basis of assets and liabilities. The Company also records valuation allowances against deferred tax assets where, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(6) Commitments and Contingencies

        Pursuant to agreements with certain former executives of the Company, such former executives' phantom stock awards were cancelled. However, the value of the vested portion of these awards as of the beginning of 2003, as determined by the Management Committee of the Company, will be paid to the former executives at the time an "event" occurs which would otherwise require generally payments under the Company's phantom equity program. The aggregate amount of such contingent payments is approximately $2.0 million.

        The Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, would not have a material adverse effect on the Company's consolidated financial position or results of operations.

(7) Comprehensive Income

        Comprehensive income consists of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income (loss)	$2,919	$(238)	$(925)	$(4,304)
Other comprehensive income:
Foreign currency translation adjustments	1,613	916	2,095	907
Net unrealized hedging loss	(1,342)	(1,448)	(155)	(1,177)

Comprehensive income (loss)	$3,190	$(770)	$1,015	$(4,574)

(8) Business Segment and Geographical Information

        The Company distributes its products through its three operating segments, which are comprised of 1) the North America segment, which sells product primarily through mass-merchant retailers, department stores and drug store chains throughout the United States and Canada, 2) the International segment, which sells product to similar customers through an international network of subsidiaries and distributors and 3) the U.S. Service Stores segment, consisting of Company-owned and operated service stores located throughout the United States.

        Information by segment and geographical location is as follows (in thousands):

	Three Months Ended March 31,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Sales:
North America	$44,715	$46,042	$69,301	$76,642
International	20,753	16,705	38,842	33,484
U.S. Service Stores	5,799	7,253	10,860	13,679

Total	$71,267	$70,000	$119,003	$123,805

Operating income
North America	$7,810	$6,358	$9,509	$9,461
International	1,942	(518)	3,017	(797)
U.S. Service Stores	(193)	(145)	(845)	(487)
Depreciation and amortization	(893)	(810)	(1,724)	(1,601)

Total	$8,666	$4,885	$9,957	$6,576

	June 30, 2003	December 31, 2002	June 30, 2002
Segment Assets:
North America	$122,408	$137,112	$140,731
International	44,827	57,891	48,948
U.S. Service Stores	6,442	7,108	7,528
Cash and cash equivalents	24,748	32,846	3,724

Total	$198,425	$234,957	$200,931

9. Restatement

        Subsequent to the issuance of its consolidated financial statements for the quarter ended June 30, 2003, the Company determined that an additional minimum liability should have been recorded at December 31, 2002 for the unfunded accumulated benefit obligation related to the Company's defined benefit pension plan in the United Kingdom as determined by an actuarial study performed as of December 31, 2002. Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, which defines an unfunded accumulated benefit obligation as the excess of a plan's accumulated benefit obligation over the fair value of its assets, requires recognition of an additional minimum liability if an unfunded accumulated benefit obligation exists and an asset has been recognized as prepaid pension cost. As a result, the Company's consolidated balance sheets at June 30, 2003 and December 31, 2002 have been restated from the amounts previously reported to recognize an additional minimum pension liability at June 30, 2003 and December 31, 2002.

        The following table summarizes the effect of the restatement at June 30, 2003 and December 31, 2002:

	As Previously Reported	As Restated
At December 31, 2002:
Other assets	$12,026	$11,867
Total assets	235,116	234,957
Other liabilities	839	3,443
Accumulated other comprehensive loss	(7,578)	(10,341)
Total members' deficit	(26,991)	(29,754)
Total liabilities and members' deficit	235,116	234,957
At June 30, 2003:
Other assets	$10,439	$10,280
Total assets	198,584	198,425
Other liabilities	844	3,448
Accumulated other comprehensive loss	(5,638)	(8,401)
Total members' deficit	(25,976)	(28,739)
Total liabilities and members' deficit	198,584	198,425

        The restated amounts in the table above reflect the recognition at June 30, 2003 and December 31, 2002 of a minimum pension liability of $3,251 thousand, and a deferred tax asset of $488 thousand (net of a valuation allowance of $487 thousand) related to the benefits associated with such losses.

Rayovac Corporation

Offer to Exchange
$350,000,000 8 1/2% Senior Subordinated Notes due 2013
for
$350,000,000 8 1/2% Senior Subordinated Notes due 2013

PROSPECTUS